                                                  RULE NO. 424(b)(1)
                                                  REGISTRATION NO. 333-47925
                                                                   333-47925-01
                                                                   333-47925-02


PROSPECTUS
                       11,000,000 8.08% TRUST SECURITIES

                           YORKSHIRE CAPITAL TRUST I

                  (LIQUIDATION AMOUNT $25 PER TRUST SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                         YORKSHIRE POWER GROUP LIMITED

                                ---------------

  The 8.08% Trust Securities (the "Trust Securities") offered hereby represent undivided beneficial interests in the assets of Yorkshire Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"). The Trust was created for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of 8.08% Junior Subordinated Deferrable Interest Debentures, Series A due June 30, 2038 (the "Junior Subordinated Debentures"), to be issued by Yorkshire Power
Finance Limited, a private company with limited liability incorporated under the laws of the Cayman Islands ("Yorkshire Finance"). The Junior Subordinated Debentures will be redeemable, at the option of Yorkshire Finance, as described herein. Yorkshire Power Group Limited, a private company with limited liability incorporated under the laws of England and Wales ("Yorkshire Group") and parent of Yorkshire Finance, will fully and unconditionally guarantee, as set forth herein, all payments on the Trust Securities (the "Trust Securities Guarantee"). Yorkshire Group will irrevocably and unconditionally guarantee on a subordinated basis all payments on the Junior Subordinated Debentures when due and payable (the "Debentures Guarantee").
                                                       (Continued on next page)

                                ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 20 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE TRUST SECURITIES, INCLUDING THE PERIOD DURING WHICH AND CIRCUMSTANCES UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE TRUST SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  The Trust Securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE"). Trading of the Trust Securities on the NYSE is expected to commence within the 30-day period after the initial delivery thereof. See "Underwriting".

                                ---------------

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
            CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 INITIAL PUBLIC UNDERWRITING    PROCEEDS TO
                                                 OFFERING PRICE COMMISSION(1) THE TRUST(2)(3)
---------------------------------------------------------------------------------------------
Per Trust Security.............................      $25.00          (2)          $25.00
---------------------------------------------------------------------------------------------
Total..........................................   $275,000,000       (2)       $275,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Yorkshire Finance and Yorkshire Group have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) In view of the fact that the proceeds from the sale of the Trust
    Securities will be used to purchase the Junior Subordinated Debentures from Yorkshire Finance, the Underwriting Agreement provides that Yorkshire Finance will pay to the Underwriters, as compensation ("Underwriters' Compensation") for arranging the investment therein of such proceeds, $.7875 per Trust Security (or $8,662,500 in the aggregate). See "Underwriting".
(3) Expenses of the offering, which are payable pursuant to the Agreement as to Expenses and Liabilities, are estimated to be $1,250,000.

                                ---------------

  The Trust Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Trust Securities will be only in book-entry form through the facilities of The Depository Trust Company ("DTC"), on or about June 9, 1998, against payment therefor in immediately available funds.

                                ---------------
MERRILL LYNCH & CO.
             A.G. EDWARDS & SONS, INC.
                      MORGAN STANLEY DEAN WITTER
                                 PAINEWEBBER INCORPORATED
                                            PRUDENTIAL SECURITIES INCORPORATED
                                                        SALOMON SMITH BARNEY

                                ---------------

                 THE DATE OF THIS PROSPECTUS IS JUNE 3, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE TRUST SECURITIES, INCLUDING BY ENTERING STABILIZING BIDS, PURCHASING TRUST SECURITIES TO COVER SYNDICATE SHORT POSITIONS, AND IMPOSING PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               ---------------
(Continued from previous page)

  Holders of the Trust Securities will be entitled to receive, to the extent of funds held by the Trust and available therefor, periodic cash distributions accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1998, at the rate of 8.08% per annum of the liquidation amount of $25 per Trust Security (the "Distributions"). So long as no Event of Default (as defined under "Description of the Junior Subordinated Debentures-- Indenture Event of Defaults") under the Indenture (as defined under "Summary-- The Offering") has occurred and is continuing, Yorkshire Finance has the right to defer the payment of interest ("Interest Payments") on the Junior Subordinated Debentures at any time or from time to time, for up to 20 consecutive quarters (each an "Extension Period"). An Extension Period, however, cannot extend beyond the Stated Maturity (as defined below) of the Junior Subordinated Debentures. If Interest Payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Securities will also be deferred. Until all deferred Interest Payments and interest thereon have been paid in full, Interest Payments on the Junior Subordinated Debentures will continue to accrue (and the Trust Securities will accumulate additional Distributions thereon) at the rate of 8.08% per annum, compounded quarterly. During any Extension Period, holders of Trust Securities will be required to accrue deferred interest as original issue discount ("OID"), and to include such OID in their gross income for US Federal income tax purposes in advance of the receipt of the cash distributions with respect to such deferred Interest Payments. There could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. During an Extension Period, neither Yorkshire Finance nor Yorkshire Group will be permitted, subject to certain exceptions set forth herein, to (i) declare or pay any cash distributions with respect to its capital stock, (ii) make any payments on its debt securities that rank pari passu with or junior to the Junior Subordinated Debentures or the Debentures Guarantee, respectively,
(iii) make any payments with respect to any guarantee that ranks pari passu with or junior to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, or (iv) make any payments on its debt securities held by, make any loans or advances to, or make payments with respect to any guarantee of the debt of, any affiliate. See "Description of the Junior Subordinated Debentures--Option to Defer Payment of Interest". During an Extension Period, Yorkshire Group's obligations to make payments under the Trust Securities Guarantee and the Debentures Guarantee will be suspended.

  Pursuant to the Trust Securities Guarantee, Yorkshire Group will guarantee the payment of Distributions and payments on liquidation of the Trust or redemption of the Trust Securities, but only in each case to the extent of sufficient funds held by the Trust and available therefor. If Yorkshire Finance does not make payments of principal of or interest on the Junior Subordinated Debentures or Yorkshire Group does not make payments pursuant to the Debentures Guarantee, the Trust will have insufficient funds to pay Distributions on the Trust Securities or amounts payable on redemption thereof or otherwise. The Trust Securities Guarantee does not cover payment of Distributions or amounts when the Trust does not have sufficient funds available to pay such amounts. See "Description of the Trust Securities Guarantee". In such event, the remedy of a holder of Trust Securities will be to enforce its rights under the Debentures Guarantee. See "Description of the Junior Subordinated Debentures" and "Description of the Debentures Guarantee".

  The Junior Subordinated Debentures will be unsecured and subordinate obligations and junior in right of payment to all Senior Debt (as defined under "Description of the Junior Subordinated Debentures--Subordination") of Yorkshire Finance. The Trust Securities Guarantee and the Debentures Guarantee will be unsecured and subordinate obligations and junior in right of payment to all Senior Debt of Yorkshire Group and the Trust Securities Guarantee will rank pari passu (equal in priority) with the most senior preferred stock of Yorkshire Group. As of December 31, 1997, Yorkshire Group had (i) approximately (Pounds)1,034 million ($1,699 million) of Senior Debt outstanding, a portion of which will be repaid with proceeds of this offering and (ii) no senior preferred stock outstanding with which the Trust Securities Guarantee would rank pari passu. The terms of the Junior Subordinated Debentures and the Trust Securities Guarantee and the Debentures Guarantee will not place any limitation on the amount of Senior Debt that may be incurred by Yorkshire Finance and Yorkshire Group, respectively. In addition, Yorkshire Group's obligations under the Debentures Guarantee and the Trust Securities Guarantee will be effectively subordinated to all existing and future indebtedness and liabilities of its subsidiaries, including Yorkshire Electricity Group plc ("Yorkshire"). At December 31, 1997, the direct and indirect subsidiaries of Yorkshire Group had total indebtedness (excluding indebtedness owed to Yorkshire Group) of approximately (Pounds)476 million ($782 million). See "Risk Factors", "Description of the Junior Subordinated Debentures--Subordination", "Description of the Debentures Guarantee" and "Description of the Trust Securities Guarantee".

  AEP Resources, Inc., an Ohio corporation ("AEP Resources"), and New Century International, Inc., a Delaware corporation ("New Century International" and, with AEP Resources, collectively, the "US Affiliates"), will unconditionally guarantee certain expenses and liabilities of the Trust (other than obligations of the Trust to pay the holders of the Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities) pursuant to the Agreement as to Expenses and Liabilities (as defined under "Description of the Trust Securities Guarantee--The Agreement as to Expenses and Liabilities"). See "Description of the Trust Securities Guarantee--The Agreement as to Expenses and Liabilities". The Trust Securities Guarantee, the Debentures Guarantee, the Indenture, the Junior Subordinated Debentures, the Trust Agreement (as defined under "Summary--The Offering") and the Agreement as to Expenses and Liabilities, when taken together, will effectively provide a full and unconditional guarantee, on a subordinated basis, of the Trust's obligations under the Trust Securities. See "Relationship Among the Trust Securities, the Junior Subordinated Debentures, the Trust Securities Guarantee and the Debentures Guarantee".

  The Trust Securities are subject to mandatory redemption, in whole or in part, upon redemption of the Junior Subordinated Debentures in an amount equal to the aggregate principal amount of Junior Subordinated Debentures being redeemed at a price equal to the aggregate liquidation amount of such Trust Securities plus accumulated and unpaid Distributions thereon to the date fixed for redemption (the "Redemption Price"). The Trust Securities will also be redeemed in whole at the Redemption Price at the Stated Maturity of the Junior Subordinated Debentures. See "Description of the Trust Securities-- Redemptions". The Junior Subordinated Debentures will mature on June 30, 2038 (the "Stated Maturity"). The Junior Subordinated Debentures are redeemable at the option of Yorkshire Finance (i) on or after June 9, 2003, in whole at any time or in part from time to time, at a price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption plus 100% of the aggregate principal amount thereof (the "Debenture Redemption Price"), (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event (as defined under "Description of the Trust Securities--Redemptions"), at the Debenture Redemption Price or (iii) at any time, in whole (but not in part), if Yorkshire Finance or Yorkshire Group has or will become obligated to pay Additional Amounts (as defined under "Summary--The Offering"), as provided under "Description of the Junior Subordinated Debentures--Optional Tax Redemption", at the Debenture Redemption Price.

  At any time, the Control Party (as defined under "Summary--The Offering"), as the holder of the Control Certificate (as defined under "Summary--The Offering") of the Trust, will have the right to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, as provided by applicable law, cause a Like Amount (as defined under "Description of the Trust Securities--Redemptions") of Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Trust Securities--Distribution of Junior Subordinated Debentures".

  In the event of the dissolution and liquidation of the Trust, after satisfaction of liabilities to creditors of the Trust, if any, as provided by applicable law, the holders of the Trust Securities will receive a Like Amount of Junior Subordinated Debentures unless, in certain circumstances, such distribution is determined not to be practical, in which event holders will be entitled to receive a liquidation amount of $25 per Trust Security plus accumulated and unpaid Distributions thereon to the date of payment. See "Description of the Trust Securities--Liquidation Distribution upon Dissolution".

  In addition to listing the Trust Securities on the NYSE, subject to official notice of issuance, application has been made to list the Junior Subordinated Debentures on the Luxembourg Stock Exchange. If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities upon the liquidation of the Trust, Yorkshire Finance will use its best efforts to also list the Junior Subordinated Debentures on the NYSE or such other stock exchanges or other organizations, if any, on which the Trust Securities are then listed.

  The Trust Securities will be represented by global certificates registered in the name of a nominee of DTC. Beneficial interests in the Trust Securities will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined under "Description of the Trust Securities--Book-Entry Issuance") in DTC. Except as described under "Description of the Trust Securities--Book-Entry Issuance", Trust Securities in definitive form registered in the names of the beneficial owners thereof will not be issued in exchange for the global certificates.

                             AVAILABLE INFORMATION

  Following this offering, Yorkshire Group will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

  Yorkshire Group, Yorkshire Finance and the Trust, collectively, have filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  No separate financial statements of Yorkshire Finance or the Trust have been included herein. Yorkshire Group does not consider that such financial statements would be material to holders of the Trust Securities because Yorkshire Finance and the Trust are newly formed special purpose entities, have no operating history or independent operations and are not engaged in and do not propose to engage in any activity other than acting as financing subsidiaries of Yorkshire Group and its affiliates. See "Summary", "Yorkshire Capital Trust I", "Description of the Trust Securities", "Description of the Junior Subordinated Debentures", "Description of the Trust Securities Guarantee" and "Description of the Debentures Guarantee". In addition, Yorkshire Group does not expect that the Trust or Yorkshire Finance will file reports, proxy statements and other information under the Exchange Act with the Commission.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  Yorkshire Group is a private company with limited liability incorporated under the laws of England and Wales. Yorkshire Finance is a limited liability company incorporated under the laws of the Cayman Islands. Substantially all the assets of Yorkshire Group and Yorkshire Finance are located outside the United States of America (the "US"). As a result, it may not be possible for investors to effect service of process within the US upon Yorkshire Group and Yorkshire Finance or to enforce against it judgments of US courts predicated upon civil liabilities under US Federal securities laws. There is doubt as to the enforceability in England and the Cayman Islands, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities predicated upon US Federal securities laws.

  The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the laws of the State of Delaware. The Trust Securities Guarantee, the Debentures Guarantee, the Indenture and the Junior Subordinated Debentures will be governed by, and will be construed in accordance with, the laws of the State of New York. Yorkshire Group and Yorkshire Finance have submitted to the non-exclusive jurisdiction of the Supreme Court of New York, New York County and the United States District Court for the Southern District of New York and any appellate court from either thereof for any legal suit, action or proceeding against Yorkshire Group and Yorkshire Finance or their properties, assets or revenues with respect to their obligations, liabilities or any other matter arising out of or in connection with the Trust Securities Guarantee, the Debentures Guarantee, the Indenture and the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Governing Law; Submission to Jurisdiction".

            PRESENTATION OF CERTAIN INFORMATION AND EXCHANGE RATES

  Yorkshire Group will publish its consolidated financial statements in pounds sterling. In this Prospectus, references to "pounds sterling," "pence" or "(Pounds)" are to currency of the United Kingdom ("UK") and references to "US dollars", "US$" or "$" are to US currency. As used herein, "US GAAP" means US generally accepted accounting principles. References to "Lv" are to low volts, "MW" are to megawatts, "kW" are to kilowatts, "kWh" are to kilowatt hours, "kV" are to kilovolts, "GWh" are to gigawatt hours and "km" are to kilometers. All references herein to "Fiscal Year" mean a year ended March 31.

  For the convenience of the reader, this Prospectus contains translations of certain pounds sterling amounts into US dollars at specified rates, or, if not so specified, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 31, 1997 of $1.64 = (Pounds)1. No representation is made that the pounds sterling amounts have been, could have been or could be converted into US dollars at the rates indicated or at any other rates.

  The following table sets out, for the periods indicated, certain information concerning the exchange rates between UK Pounds sterling and US dollars based on the Noon Buying Rates:

              FISCAL YEAR                  PERIOD END      AVERAGE(1) HIGH LOW
              -----------             -------------------- ---------- ---- ----
                                      ($ PER (Pounds)1.00)
   1993..............................         1.50            1.68    2.00 1.42
   1994..............................         1.49            1.50    1.59 1.46
   1995..............................         1.62            1.56    1.65 1.49
   1996..............................         1.53            1.56    1.62 1.50
   1997..............................         1.65            1.60    1.71 1.50
   1998 through December 31, 1997....         1.64            1.64    1.70 1.58
                                              ====            ====    ==== ====

--------
(1) The average of the Noon Buying Rates in effect on the last business day of each month during the relevant period.

  On June 2, 1998, the Noon Buying Rate was $1.6388 = (Pounds)1.

                            UK SELLING RESTRICTIONS

  There are restrictions on the offer and sale of the Trust Securities in the UK. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the Trust Securities, in, from or otherwise involving the UK must be complied with. See "Underwriting".

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus under the captions "Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", "The Electric Utility Industry in Great Britain" and elsewhere constitute forward looking statements. Such forward looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Yorkshire Group or any of its subsidiaries or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. Such risks, uncertainties and other important factors include, among others: general economic and business conditions in the UK, the Franchise Area (as defined under "Summary--Yorkshire Electricity Group plc") and elsewhere; currency fluctuations; governmental, statutory, regulatory or administrative initiatives affecting Yorkshire Group, Yorkshire or the UK electric and gas utilities industries; general industry trends; competition; the cost and availability of electricity, gas and other alternative energy sources; hedging costs; changes in business strategy, development plans or vendor relationships; availability, terms and deployment of capital; availability of qualified personnel; increased rates of taxes or other changes in tax law; changes in, or the failure or inability to comply with, governmental regulation, including, without limitation, environmental regulations; and other factors referenced in this Prospectus. These forward looking statements speak only as of the date of this Prospectus.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed financial and other information contained elsewhere in this Prospectus.

                         YORKSHIRE POWER GROUP LIMITED

  Yorkshire Group was incorporated as a private company with limited liability under the laws of England and Wales in July 1996 and is indirectly owned by American Electric Power Company, Inc. ("AEP") and New Century Energies, Inc. ("NCE" and, together with AEP, the "US Parents"). Each of the US Parents indirectly owns 50% of the outstanding shares of Yorkshire Group. In 1997, Yorkshire Group was utilized in connection with the joint acquisition of Yorkshire by the US Parents for approximately (Pounds)1.5 billion (the "Acquisition"). Yorkshire Group holds all the outstanding shares of Yorkshire Holdings plc ("Yorkshire Holdings"), which is its primary asset. Yorkshire Holdings, in turn, beneficially owns all the outstanding shares of Yorkshire. See "Yorkshire Group and the US Parents".

                        YORKSHIRE POWER FINANCE LIMITED

  Yorkshire Finance, a subsidiary of Yorkshire Group, was incorporated as a company with limited liability under the laws of the Cayman Islands in August 1997. Yorkshire Finance exists solely for the purpose of operating as a financing vehicle for Yorkshire Group and its affiliates. See "Yorkshire Group and the US Parents".

                        YORKSHIRE ELECTRICITY GROUP PLC

  Yorkshire is one of twelve regional electricity companies ("RECs") in England and Wales licensed to distribute, supply and, to a limited extent, generate electricity. Yorkshire's two principal businesses are the "distribution business" and the "supply business". Yorkshire's distribution business consists of the distribution of electricity to approximately two million residential, commercial and industrial customers in its Franchise Area. Substantially all of the distribution business is a regulated monopoly. Yorkshire's supply business consists of the purchase and supply of electricity primarily to customers within the Franchise Area. See "Business".

  Yorkshire generated total operating income of (Pounds)52 million ($85 million) in Fiscal Year 1997. During Fiscal Year 1997, however, Yorkshire recorded a (Pounds)78 million ($128 million) provision for uneconomic gas and electricity contracts and a (Pounds)50 million ($82 million) charge for information system development costs to prepare for the opening of the competitive electricity market in 1998 for Franchise Supply Customers (as defined below). Excluding these charges, total operating income would have been (Pounds)180 million ($295 million) in Fiscal Year 1997, including (Pounds)140 million ($230 million) (78% of total) associated with the core distribution business and (Pounds)29 million ($48 million) (16% of total) associated with the supply business. As discussed below under "Business--Business Restructuring", beginning in 1998, Yorkshire will operate the distribution and supply businesses as self-sufficient businesses.

  Yorkshire is authorized under its Public Electricity Supply License (the "PES License") to distribute and supply electricity in an area covering approximately 10,000 square km (3,860 square miles), which encompasses the counties of West Yorkshire, East Yorkshire and almost all of South Yorkshire, together with parts of North Yorkshire, Derbyshire, Nottinghamshire, Lincolnshire and Lancashire (the "Franchise Area"). The resident population of the Franchise Area served by Yorkshire is approximately 4.4 million. The regional economy is diverse, including traditional heavy industries such as iron, steel and coal mining, as well as growing service sector activities such as finance, retailing and leisure. Centrally located in the UK, the region is also well served by roads, railways, airports and ports which provide access to other European markets.

  Pursuant to its PES License, Yorkshire owns, manages and operates the electricity distribution network within the Franchise Area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system and its distribution to end users connected to Yorkshire's distribution network. Since the distribution business is substantially a regulated monopoly, virtually all electricity supplied (whether by Yorkshire's supply business or by any other suppliers) to consumers within the Franchise Area is transported through Yorkshire's distribution network. Yorkshire Group believes that economic, environmental and regulatory factors are likely to prevent competitors from entering the distribution business in the Franchise Area. See "Business--Distribution Business" and "--Business Restructuring".

  Yorkshire's supply business consists of selling electricity to end users and purchasing such electricity and arranging for its distribution to those end users. Within the Franchise Area, Yorkshire has an exclusive right to supply electricity to consumers who, within the most recent twelve-month period, have had an average peak demand ("Peak Demand") of not more than 100 kW in the three months of highest maximum demand during such period ("Franchise Supply Customers"). This exclusive right will continue until September 1998 when the supply market for these customers is currently scheduled to become competitive over a six-month phase-in period. The supply of electricity to Non-Franchise Supply Customers (as defined below) is currently open to competition and Yorkshire is able to competitively bid or negotiate to supply electricity to such customers. By purchasing electricity at competitive rates from most of the major power generators in the UK and providing high quality customer service, Yorkshire has been able to sustain its position as one of the largest national suppliers of electricity. "Non-Franchise Supply Customers" are consumers, both inside and outside of Yorkshire's Franchise Area, who, within the most recent twelve month period, have had an average Peak Demand of more than 100 kW in the three months of highest maximum demand during such period. See "Business-- Supply Business" and "--Business Restructuring".

  The operations of Yorkshire are regulated under its PES License, pursuant to which income generated by Yorkshire's distribution business and income derived from Franchise Supply Customers are subject to a price cap regulatory framework providing economic incentives to operate in a cost-effective manner, and, to a limited extent, to increase the volume of electricity distributed. See "The Electric Utility Industry in Great Britain".

  Yorkshire also conducts ancillary business activities apart from the distribution and supply businesses that are not subject to price regulation, such as owning an interest in an off-shore gas field, supplying gas in the competitive market and holding interests in power generation. See "Business-- Affiliate Businesses and Other Investments" and "--Business Restructuring".

                           YORKSHIRE CAPITAL TRUST I

  The Trust is a statutory business trust created under the Delaware Business Trust Act (the "Delaware Act") pursuant to the filing of a certificate of trust with the Delaware Secretary of State on February 4, 1998. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. See "Yorkshire Capital Trust I".

                                  THE OFFERING

  As used herein, (i) the term "Indenture" means the Subordinated Indenture, as the same may be amended and supplemented from time to time, among Yorkshire Finance, Yorkshire Group, The Bank of New York, as Indenture Trustee, principal paying agent, registrar and transfer agent (the "Indenture Trustee"), and Banque Generale du Luxembourg, as paying agent and transfer agent, pursuant to which the Junior Subordinated Debentures and the Debentures Guarantee will be issued, and (ii) the term "Trust Agreement" means the Amended and Restated Trust Agreement, among AEP Resources, Inc., as depositor, the Control Party, as holder of the Control Certificate, The Bank of New York (Delaware), as Delaware Trustee, The Bank of New York, as Property Trustee, the administrative trustees named therein and the holders, from time to time, of undivided beneficial interests in the assets of the Trust. Each of the other capitalized terms used in this Prospectus and not otherwise defined has the meaning set forth in the Indenture or the Trust Agreement, as the case may be.

Securities Offered .........  8.08% Trust Securities (Liquidation Amount $25
                              Per Trust Security).

Offering Price .............  $25 per Trust Security.

Distribution Dates .........  March 31, June 30, September 30 and December 31
                              of each year, commencing June 30, 1998.

Record Date.................  The record date for each Distribution Date (as defined under "Description of the Trust
                              Securities--Distributions") will be the close of business on the 15th calendar day prior to such Distribution Date.

Ratings.....................  The Trust Securities are expected to be assigned ratings of BBB by Standard & Poor's Ratings
                              Services ("S&P"), BBB by Duff & Phelps Credit Rating Company ("DCR") and "baa2" by Moody's Investors Service, Inc. ("Moody's"). These ratings will have been obtained with the understanding that S&P, DCR and Moody's will continue to monitor the credit rating of the registrants and will make future adjustments to the extent warranted. A rating reflects only the views of S&P, DCR or Moody's, as the case may be, and is not a recommendation to buy, sell or hold the Trust Securities. There is no assurance that any such rating will be retained for any given period of time or that it will not be revised downward or withdrawn entirely by S&P, DCR or Moody's, as the case may be, if, in their respective judgments, circumstances so warrant.

Deferral of Interest          So long as no Event of Default under the
Payments....................  Indenture has occurred and is continuing,
                              Yorkshire Finance has the right to defer Interest
                              Payments on the Junior Subordinated Debentures, at any time or from time to time, for up to 20 consecutive quarters; provided, however,
                              Yorkshire Finance cannot defer Interest Payments beyond the Stated Maturity of the Junior
                              Subordinated Debentures. If Interest Payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Securities will also be deferred. During an Extension
                              Period, Yorkshire Group's obligations to make payments under the Trust Securities Guarantee and the Debentures Guarantee will be suspended. See
                              "Description of the Junior Subordinated
                              Debentures--Option to Defer Payment of Interest".

Ranking of Junior
Subordinated Debentures and
Debentures Guarantee........
                              The Junior Subordinated Debentures and the
                              Debentures Guarantee will be unsecured and subordinated obligations of Yorkshire Finance and Yorkshire Group, respectively, and will be junior in right of payment to all Senior Debt of Yorkshire Finance and Yorkshire Group, respectively, to the extent and in the manner set forth in the Indenture. At December 31, 1997, Senior Debt of Yorkshire Group aggregated approximately (Pounds)1,034 million ($1,699 million), a portion of which will be repaid with proceeds of this offering. Because Yorkshire Group is a holding company, Yorkshire Group's obligations under the Debentures Guarantee will be effectively subordinated to all existing and future indebtedness and liabilities of Yorkshire Group, including Yorkshire. At December 31, 1997, the direct and indirect subsidiaries of Yorkshire Group had total indebtedness (excluding indebtedness owed to Yorkshire Group) of approximately (Pounds)476 million ($782 million). See "Risk Factors--Factors Relating to the Trust Securities and the Junior Subordinated Debentures--Subordination of and Rights under the Debentures Guarantee", "Description of the Junior Subordinated Debentures--Subordination" and
                              "Description of the Debentures Guarantee".

Trust Securities Guarantee
and Debentures Guarantee....
                              The payment of Distributions and payments on liquidation of the Trust or redemption of the Trust Securities are guaranteed by Yorkshire Group under the Trust Securities Guarantee, but only to the extent of sufficient funds held by the Trust and available therefor. The Trust Securities Guarantee will be an unsecured and subordinate obligation and junior in right of payment to all Senior Debt of Yorkshire Group and will rank pari passu with the most senior preferred stock of Yorkshire Group. At December 31, 1997, Yorkshire Group had no senior preferred stock outstanding with which the Trust Securities Guarantee would rank pari passu. See "Risk Factors--Factors Relating to the Trust Securities and the Junior Subordinated Debentures-- Subordination of and Limitation of Funds Available to Trust under the Trust Securities Guarantee".

                              If Yorkshire Finance does not make payments of principal of or interest on the Junior Subordinated Debentures or Yorkshire Group does not make payments pursuant to the Debentures Guarantee, the Trust will not have sufficient funds to pay Distributions on the Trust Securities or amounts payable on redemption thereof or otherwise. In such event, the Trust Securities Guarantee will not apply to such Distributions of such amounts until the Trust has sufficient funds available therefor. The remedy of a holder of Trust Securities, accordingly, will be to enforce its rights under the Debentures Guarantee.

                              Pursuant to the Debentures Guarantee, Yorkshire Group will irrevocably and unconditionally guarantee on a subordinated basis all payments on the Junior Subordinated Debentures when and as the same shall become due and payable, whether at Stated Maturity, upon redemption or otherwise. See "Description of the Debentures Guarantee".

                              During an Extension Period, Yorkshire Group's obligations to make payments under the Trust Securities Guarantee and the Debentures Guarantee will be suspended. See "Description of the Junior Subordinated Debentures--Option to Defer Payment of Interest".

                              The Trust Securities Guarantee, the Debentures Guarantee, the Indenture, the Junior Subordinated Debentures, the Trust Agreement and the Agreement as to Expenses and Liabilities, when taken together, will effectively provide a full and unconditional guarantee, on a subordinated basis, of the Trust's obligations under the Trust Securities.

Redemption..................  The Trust Securities are subject to mandatory redemption, (i) in whole or in part, upon redemption of the Junior Subordinated Debentures in an amount equal to the aggregate principal amount of Junior Subordinated Debentures being redeemed and (ii) in whole, at the Stated Maturity of the Junior Subordinated Debentures, in each case at the Redemption Price. The Junior Subordinated Debentures are redeemable at the option of Yorkshire Finance (i) on or after June 9, 2003, in whole at any time or in part from time to time, (ii) at any time, in whole (but not in part), upon the occurrence and continuation of a Special Event or (iii) at any time, in whole (but not in part), if Yorkshire Finance or Yorkshire Group has or will become obligated to pay Additional Amounts, as provided under "Description of the Junior Subordinated Debentures--Optional Tax Redemption", in each case at the Debenture Redemption Price. See "Description of the Trust Securities-- Redemptions--Mandatory Redemption", "--Optional
                              Redemption of Junior Subordinated Debentures" and "--Special Event Redemption of Junior Subordinated Debentures".

Distribution of Junior
Subordinated Debentures.....  The Control Party will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, cause a Like Amount of Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Trust Securities-- Distribution of Junior Subordinated Debentures".

Additional Amounts..........  Subject to certain exceptions as set forth under
                              "Description of the Junior Subordinated
                              Debentures--Additional Amounts", all payments in respect of the Junior Subordinated Debentures and the Debentures Guarantee and, therefore, the Trust Securities will be made free and clear of, and without withholding or deductions for or on account of, any Gross-Up Taxes (as defined under "Description of the Junior Subordinated Debentures--Additional Amounts"), unless such withholding or deduction is required by law. In the event of any such withholding or deduction, subject to certain exceptions, Yorkshire Finance or Yorkshire Group will pay such additional amounts (the "Additional Amounts") as will result in receipt by the holder of the Junior Subordinated Debentures and, therefore, the holders of the Trust Securities, of such amounts as would have been received by it had no such withholding or deduction been required. See "Description of the Junior Subordinated Debentures--Additional Amounts". Any reference in this Prospectus to any payments with respect to the Junior Subordinated Debentures or any payments pursuant to the Debentures Guarantee shall be deemed to include any such Additional Amounts payable in connection therewith.

Listing.....................  The Trust Securities have been approved for listing on the NYSE, subject to official notice of issuance. Application has been made to list the Junior Subordinated Debentures on the Luxembourg Stock Exchange. If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities upon the liquidation of the Trust, Yorkshire Finance will use its best efforts to also list the Junior Subordinated Debentures on the NYSE, or such other stock exchanges or other organizations, if any, on which the Trust Securities are then listed.

Use of Proceeds ............  The proceeds to the Trust from the sale of the
                              Trust Securities will be invested by the Trust in the Junior Subordinated Debentures to be issued by Yorkshire Finance to the Trust. In turn, Yorkshire Finance intends to loan the net proceeds from such issuance to Yorkshire Group and certain of its affiliates with such loans to be evidenced by promissory notes issued by Yorkshire Group and such affiliates (collectively the "Intercompany Notes"). The proceeds therefrom will be used for the working capital of such affiliates and for the repayment of certain indebtedness of Yorkshire Group. See "Use of Proceeds" and "Capitalization".

Governing Law ..............  The Trust Agreement and the Trust Securities will be governed by, and construed in accordance with, the laws of the State of Delaware. The Trust Securities Guarantee, the Debentures Guarantee, the Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustees................  The Bank of New York will act as property trustee
                              (the "Property Trustee") of the Trust. Four employees of the US Parents also will act as trustees (the "Administrative Trustees") of the Trust. The Bank of New York (Delaware) will be an additional trustee (the "Delaware Trustee") of the Trust. The Property Trustee, the Administrative Trustees and the Delaware Trustee are herein, collectively, referred to as the "Securities Trustees". The Bank of New York will also act as Indenture Trustee under the Indenture pursuant to which the Junior Subordinated Debentures and the Debentures Guarantee will be issued and will act as trustee under the Trust Securities Guarantee (the "Guarantee Trustee").

Control of the Trust........  A wholly-owned subsidiary of Yorkshire Group designated pursuant to the Trust Agreement (the "Control Party") will retain the administrative and appointment power with respect to the Trust by virtue of its possession of the Trust's control certificate (the "Control Certificate"). The Control Certificate shall not provide any economic interest in the Trust to the Control Party. See "Yorkshire Capital Trust I".

Expenses of the Trust.......  Pursuant to the Agreement as to Expenses and
                              Liabilities, the US Affiliates will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust (other than obligations of the Trust to pay to the holders of the Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities).

                              RECENT DEVELOPMENTS

  As described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Significant Factors and Known Trends-- Investment in Ionica", Yorkshire Group has an approximate 14% equity investment in Ionica Group plc ("Ionica"), a telecommunications company. On May 22, 1998, as a result of Ionica's failure to reach agreed conditions that would enable it to borrow under an existing bank credit facility, Ionica announced that it would seek a strategic investor. Following this announcement, the share price of Ionica declined significantly. As of June 3, 1998, the fair value of Yorkshire Group's investment in Ionica was (Pounds)8 million ($13 million). Management is in the process of evaluating the impact of this development on both the valuation of Yorkshire Group's investment in Ionica as well as the timing of the recognition of the resulting write-down. If its entire investment in Ionica were written off, Yorkshire Group's income before income taxes for the affected period would be reduced by (Pounds)55 million ($90 million). See also Note 14, "Subsequent Events", to Yorkshire's consolidated financial statements, Note 13, "Subsequent Events", to Yorkshire Group's consolidated financial statements and Note 8, "Subsequent Events", to Yorkshire Group's condensed consolidated financial statements included elsewhere in this Prospectus.

                         SUMMARY FINANCIAL INFORMATION

  The following table sets forth summary consolidated financial data for Yorkshire Power Group Limited after March 31, 1997 ("Yorkshire Group" or the "Successor Company") and Yorkshire Electricity Group plc ("Yorkshire" or the "Predecessor Company") for each of the five Fiscal Years ended March 31, 1997 prepared in accordance with US GAAP. For a description of the financial statements and records from which the following financial data have been derived, see "Selected Consolidated Financial Data". This information should be read in conjunction with "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Successor Company and the Predecessor Company included elsewhere in this Prospectus.

  The summary unaudited pro forma consolidated income statement data for the Successor Company for Fiscal Year 1997 presented below reflect the Acquisition as if it had occurred as of April 1, 1996. Such data have been prepared by the Successor Company based upon assumptions deemed proper in accordance with the purchase method of accounting for business combinations and have been adjusted to reflect (i) interest expense of (Pounds)74 million incurred as a result of the financing of the Acquisition, (ii) amortization of (Pounds)24 million related to goodwill recorded in connection with the Acquisition, (iii) additional depreciation expense of (Pounds)6 million as a result of the revaluation of certain fixed assets in connection with the Acquisition and (iv) removal of the effect of recording the provision of (Pounds)78 million of certain uneconomic gas and electricity contracts, the loss of (Pounds)7 million on certain interest rate swap agreements and the write-down of (Pounds)6 million relating to non-operational property. Such data are shown for illustrative purposes only and are not necessarily indicative of the future results of operations of the Successor Company or of the results of operations of the Successor Company that would have actually occurred had the Acquisition occurred at the beginning of the period presented. Such data should be read in conjunction with the unaudited pro forma consolidated statement of income and notes thereto of the Successor Company included elsewhere in this Prospectus.

                              PREDECESSOR COMPANY

                                           FISCAL YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   -------- -------- -------- -------- --------
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT DA-
 TA:
  Operating revenues..............  1,325    1,308    1,464    1,431    1,331
  Operating income (1)............    146      156      215      214       52
  Other income (loss), net (2)....     15       (8)      16      313       20
  Interest expense, net...........     (7)      (5)     (12)     (20)     (33)
  Provision for income taxes (3)..    (54)     (50)     (78)    (114)     (13)
                                    -----    -----    -----    -----    -----
  Net income......................    100       93      141      393       26
                                    =====    =====    =====    =====    =====
                                                    MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   -------- -------- -------- -------- --------
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
  Fixed assets....................    613      701      747      769      796
  Total assets....................  1,214    1,241    1,367    1,408    1,375
  Total shareholders' equity......    561      612      517      399      359
  Long-term debt..................    104      126      305      424      419
  Short-term debt and current por-
   tion of long-term debt.........    217       99       91       90       87
                                           FISCAL YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   -------- -------- -------- -------- --------
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                       (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT (4)........................    161      148      231      527       72
  EBITDA (4)......................    193      182      272      569      122
  Cash flow from operations.......    187      237      201      222       96
  Cash used in investing activi-
   ties...........................   (137)    (201)    (101)      (8)     (51)
  Cash provided by (used in) fi-
   nancing activities.............    129     (139)     (67)    (114)     (76)
  Ratio of earnings to fixed
   charges (5)....................    6.6      6.8     10.5     12.0      1.8

                               SUCCESSOR COMPANY

                                                  PREDECESSOR     SUCCESSOR
                                    SUCCESSOR     NINE MONTHS    NINE MONTHS
                                    PRO FORMA        ENDED          ENDED
                                   FISCAL YEAR    DECEMBER 31,  DECEMBER 31,
                                       1997           1996          1997
                                  --------------  ------------ ---------------
                                  (Pounds) $(6)     (Pounds)   (Pounds)  $(6)
                                  -------- -----  ------------ -------- ------
                                             (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT
 DATA:
  Operating revenues.............  1,331   2,183      974          909   1,493
  Operating income (1)...........    106     174      120          123     202
  Other income, net (2)..........     20      33       17            2       3
  Interest expense, net..........   (100)   (164)     (20)         (78)   (128)
  Provision for income taxes.....    (17)    (28)     (40)          (5)     (8)
                                   -----   -----      ---       ------  ------
  Income before extraordinary
   item..........................      9      15       77           42      69
  Extraordinary item (7).........     --      --       --         (134)   (220)
                                   -----   -----      ---       ------  ------
  Net income (loss)..............      9      15       77          (92)   (151)
                                   =====   =====      ===       ======  ======
                                    SUCCESSOR                     SUCCESSOR
                                     APRIL 1,                   DECEMBER 31,
                                       1997                         1997
                                  --------------               ---------------
                                  (Pounds) $(6)                (Pounds)  $(6)
                                  -------- -----               -------- ------
                                             (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
  Fixed assets...................    939   1,540                 1,001   1,644
  Total assets...................  2,591   4,249                 2,522   4,143
  Total shareholders' equity.....     --      --                   330     542
  Long-term debt.................    433     710                   429     705
  Accrued liability to purchase
   Yorkshire.....................  1,496   2,453                    --      --
  Short-term debt and current
   portion of long-term debt.....     87     143                 1,081   1,776
                                                  PREDECESSOR     SUCCESSOR
                                    SUCCESSOR     NINE MONTHS    NINE MONTHS
                                    PRO FORMA        ENDED          ENDED
                                   FISCAL YEAR    DECEMBER 31,  DECEMBER 31,
                                       1997           1996          1997
                                  --------------  ------------ ---------------
                                  (Pounds) $(6)     (Pounds)   (Pounds)  $(6)
                                  -------- -----  ------------ -------- ------
                                     (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT before extraordinary item
   (4)(7)........................    126     207      137          125     205
  EBITDA before extraordinary
   item (4)(7)...................    206     338      169          183     300
  Cash flow from operations......                     149           63     103
  Cash used in investing
   activities....................                     (99)      (1,575) (2,586)
  Cash provided by (used in)
   financing activities..........                     (49)       1,409   2,314
  Ratio of earnings to fixed
   charges (5)...................    1.2              4.6          1.5

                              PREDECESSOR COMPANY

                               BUSINESS SEGMENTS

                                           FISCAL YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
OPERATING REVENUES:
  Distribution....................    332      348      362      334      308
  Supply..........................  1,206    1,220    1,343    1,309    1,178
  Other...........................    182      162      162      163      172
  Intrabusiness eliminations (8)..   (395)    (422)    (403)    (375)    (327)
                                    -----    -----    -----    -----    -----
                                    1,325    1,308    1,464    1,431    1,331
                                    =====    =====    =====    =====    =====
OPERATING INCOME (LOSS):
  Distribution....................    135      133      176      164      127
  Supply (1)......................     10       14       23       30     (132)
  Other...........................      1        9       16       20       10
  Intrabusiness eliminations
   (1)(8).........................     --       --       --       --       47
                                    -----    -----    -----    -----    -----
                                      146      156      215      214       52
                                    =====    =====    =====    =====    =====
                                                    MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
TOTAL ASSETS:
  Distribution....................    476      513      556      589      643
  Supply..........................    177      161      198      212      178
  Other and unallocated...........    561      567      613      607      554
                                    -----    -----    -----    -----    -----
                                    1,214    1,241    1,367    1,408    1,375
                                    =====    =====    =====    =====    =====

                               SUCCESSOR COMPANY

                               BUSINESS SEGMENTS

                                              PREDECESSOR      SUCCESSOR
                                SUCCESSOR     NINE MONTHS     NINE MONTHS
                                PRO FORMA        ENDED           ENDED
                               FISCAL YEAR    DECEMBER 31,    DECEMBER 31,
                                   1997           1996            1997
                              --------------  ------------ --------------------
                              (Pounds) $(6)     (Pounds)    (Pounds)    $(6)
                              -------- -----  ------------ ----------  --------
                                          (AMOUNTS IN MILLIONS)
OPERATING REVENUES:
  Distribution...............    308     505       225           224        368
  Supply.....................  1,178   1,932       868           799      1,312
  Other......................    172     282       136           141        232
  Intrabusiness eliminations
   (8).......................   (327)   (536)     (255)         (255)      (419)
                               -----   -----      ----      --------   --------
                               1,331   2,183       974           909      1,493
                               =====   =====      ====      ========   ========
OPERATING INCOME (LOSS):
  Distribution...............     97     159        99            89        146
  Supply (1).................     (7)    (11)        1            14         23
  Other......................     16      26        20            20         33
                               -----   -----      ----      --------   --------
                                 106     174       120           123        202
                               =====   =====      ====      ========   ========
                                SUCCESSOR                      SUCCESSOR
                              APRIL 1, 1997                DECEMBER 31, 1997
                              --------------               --------------------
                              (Pounds) $(6)                 (Pounds)    $(6)
                              -------- -----               ----------  --------
                                          (AMOUNTS IN MILLIONS)
TOTAL ASSETS:
  Distribution...............  1,802   2,955                   1,754      2,881
  Supply.....................    187     307                     180        296
  Other and unallocated......    602     987                     588        966
                               -----   -----                --------   --------
                               2,591   4,249                   2,522      4,143
                               =====   =====                ========   ========

(1) Notable operating expenses include:
  Fiscal Year 1997--(i) a provision of (Pounds)78 million for uneconomic gas and electricity contracts (the effect of which is removed from the Successor Company's unaudited pro forma consolidated statement of income for Fiscal Year 1997), which resulted in a charge of (Pounds)125 million to the supply business offset by an intrabusiness elimination of (Pounds)47 million and (ii) a charge of (Pounds)50 million for information system development costs to prepare for the opening of the competitive electricity market in 1998 for Franchise Supply Customers, of which (Pounds)37 million was charged to the supply business and (Pounds)13 million was charged to the distribution business.
  Fiscal Years 1993, 1994 and 1995--reorganization costs of (Pounds)18 million, (Pounds)44 million and (Pounds)8 million, respectively.
(2) Other income (loss) principally represents income from Yorkshire's investment in National Grid Group plc ("NGG") and, in Fiscal Year 1996, a gain resulting from the NGG Transaction (as defined herein) and earnings and losses from Yorkshire's investments in joint ventures and minority holdings. Notable items include:
  Fiscal Year 1997--gain on sale of Yorkshire's investment in Torch Telecom of (Pounds)15 million.

  Fiscal Year 1996--income from investment in NGG and gain in respect of the NGG Transaction as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction--NGG Transaction".

  Fiscal Year 1995--one-time termination payment received from Stockholm Stadhus AB of (Pounds)17 million.

  Fiscal Year 1994--loss on sale of Yorkshire's investment in Homepower Retail Limited of (Pounds)18 million.

(3) Fiscal Year 1996 includes a tax charge of (Pounds)38 million relating to the NGG Transaction.
(4) EBIT represents income before the sum of interest expense and income taxes. EBITDA represents income before the sum of interest expense, income taxes, depreciation and amortization. EBIT and EBITDA are provided for informational purposes only and such measures should not be construed as alternatives to operating income (as determined in accordance with US GAAP) as indicators of operating performance, or as alternatives to cash flows from operating activities (as determined in accordance with US GAAP) as measures of liquidity. EBIT and EBITDA are widely accepted financial indicators of a company's ability to incur and service debt. However, the measures of EBIT and EBITDA presented herein may not be comparable to similar measures presented by other companies.
(5) The ratio of earnings to fixed charges is computed as the sum of pre-tax income (before extraordinary item), plus fixed charges divided by fixed charges. Fixed charges consist of interest expense and amortization of debt expense.
(6) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollar amounts at the Noon Buying Rate on December 31, 1997 of $1.64 = (Pounds)1. See "Presentation of Certain Information and Exchange Rates".
(7) Represents the windfall tax imposed by the UK government, which was not deductible for UK corporation tax purposes.
(8) Intrabusiness eliminations consist primarily of intracompany transactions between the distribution business and the supply business and interbusiness transactions between ancillary businesses. Pursuant to the UK regulatory framework, charges by the distribution business for electricity in respect of supply customers in the Franchise Area are billed to the supply business, which in turn incorporates the distribution charge into the bill sent to the final end user.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Trust Securities.

FACTORS RELATING TO YORKSHIRE'S BUSINESS

 Substantial Leverage

  Upon completion of this offering, Yorkshire Group will continue to have substantial indebtedness. At December 31, 1997 (after the effect of the windfall tax on shareholder's equity), on a pro forma basis after giving effect to the Senior Notes and the Guaranteed Eurobonds (each as defined under "Capitalization"), both issued in February 1998, and the issuance of the Trust Securities offered hereby, the ratio of Yorkshire Group's consolidated debt to total capitalization was approximately 73%. See "Capitalization". The degree to which Yorkshire Group is leveraged could affect its ability to service its indebtedness, to make capital investments, to take advantage of certain business opportunities, to respond to competitive pressures or to obtain additional financing. Yorkshire Group believes that, following this offering, it will be able to make payments on its obligations (including its obligations under the Trust Securities Guarantee and the Debentures Guarantee) with those funds subsequently being made available to make payments of principal of and interest on the Junior Subordinated Debentures and the Trust Securities, as applicable, from funds derived from the operations of Yorkshire and its subsidiaries. The ability of Yorkshire Finance to pay amounts due on the Junior Subordinated Debentures is solely dependent upon Yorkshire Group making payments to Yorkshire Finance as and when required.

  Unexpected declines in Yorkshire's future business, especially in light of the increasingly competitive environment in the UK electric and gas utility industries, increases in operating or capital costs, or the inability to borrow additional funds, could impair Yorkshire Group's ability to meet its debt service obligations, and, therefore, could adversely affect Yorkshire Finance's ability to make payments of principal of and interest on the Junior Subordinated Debentures and, ultimately, the Trust's ability to make payments on the Trust Securities. No assurance can be given that additional financing will be available when needed, or, if available, will be obtainable on terms that are favorable to Yorkshire Group or Yorkshire Finance.

 Price Regulation of the Distribution Business

  The distribution business of Yorkshire is regulated under its PES License pursuant to which charges by the distribution business to its customers are controlled by the Distribution Price Control Formula (as defined under "The Electric Utility Industry in Great Britain--Distribution of Electricity"). The Distribution Price Control Formula determines the maximum allowable average price per unit of electricity (expressed in kWh, a "unit") that a PES License holder may charge in any year. The elements used in the Distribution Price Control Formula (which includes the UK Retail Price Index) are established for a five year period and are subject to review by the Director General of Electricity Supply for the UK (the "Regulator") at the end of each five year period and at other times at the discretion of the Regulator. At each review, the Regulator can adjust the value of certain elements in the Distribution Price Control Formula.

  Following a review by the Regulator in July 1994, a 14% below inflation price reduction was set for Yorkshire's allowed distribution revenues effective April 1, 1995. Such adjustment was the principal reason for the reduction of Yorkshire's distribution operating revenues to (Pounds)334 million ($548 million) for Fiscal Year 1996 from (Pounds)362 million ($594 million) for Fiscal Year 1995. In July 1995, a further review of distribution prices was concluded by the Regulator for Fiscal Years 1997 to 2000. As a result of this further review of Yorkshire's distribution prices, a further 13% below inflation reduction became effective April l, 1996 with a further 3% below inflation reduction effective in each of the three following years. This review was the principal reason for the reduction in distribution operating revenues for Fiscal Year 1997 to (Pounds)308 million ($505 million). There can be no assurance that any future review by the Regulator, the next of which is scheduled for 2000, will not adversely affect Yorkshire. See "The Electric Utility Industry in Great Britain--Distribution of Electricity--Price Control".

 Competition in and Price Regulation of the Supply Business

  Each PES License holder currently has an exclusive right, subject to price cap regulation, to supply Franchise Supply Customers in its franchise area. However, the supply market is being progressively opened to full competition. The market for customers with a Peak Demand above 1 MW has been open to competition for suppliers of electricity since privatization in 1990 while, for Non-Franchise Supply Customers, the market became competitive in April 1994. The final stage of this process is currently scheduled to occur over a period of six months commencing September 1998, when competition in the supply of Franchise Supply Customers will be fully phased in and the exclusive right to supply Franchise Supply Customers is scheduled to end. Yorkshire's strategy to meet expanded competition in its supply business will focus on active marketing and customer service to protect and sustain its position in the electricity market in its Franchise Area. Furthermore, Yorkshire will seek to expand market share outside its Franchise Area to the extent that such business is profitable. There can be no assurance that this strategy will be successful in avoiding loss of existing customers, or achieving gains of new customers of Yorkshire's supply business. See "Business--Supply Business" and "--Business Restructuring".

  In October 1997, the Regulator published proposals for new transitional supply price restraints to apply from April 1, 1998 to residential and small business customers for an initial period of two years and until an adequate level of competition is established. Yorkshire subsequently indicated its acceptance of such proposals. The proposals (when taken together with the reduction in the Fossil Fuel Levy (as defined under "The Electric Utility Industry in Great Britain--Fossil Fuel Levy"), which became effective on April 1, 1998) resulted in the implementation of small reductions, also effective April 1, 1998, in the tariffs for Yorkshire's residential and small business customers in its Franchise Area compared to the corresponding tariffs in effect in August 1997. The proposals also require an additional 3% below inflation reduction effective April 1, 1999. See "The Electric Utility Industry in Great Britain--Supply of Electricity--Price Regulation".

  The license modifications that have been implemented to effect the new controls also discontinued the automatic pass-through of all costs previously passed through to residential and small business customers, consisting primarily of purchased power costs. This change will increase the importance to Yorkshire of effective power purchasing and hedging activities. See "--Pool Purchase Price Volatility; Hedging Activities", "The Electric Utility Industry in Great Britain--Supply of Electricity--Price Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  The transition to competition in supply with respect to Franchise Supply Customers requires each REC to provide additional data management services to all suppliers. Assuming that such competition starts as currently scheduled in September 1998 for Franchise Supply Customers, Yorkshire Group presently estimates that costs totalling (Pounds)75 million will have been incurred for re-engineering and information technology work. Of such amount, approximately (Pounds)19 million was expensed in Fiscal Year 1997. The Regulator has made proposals (which have been accepted by Yorkshire) to allow Yorkshire recovery of (Pounds)23 million over a five year period ending March 31, 2003. A further (Pounds)7 million is expected to be recovered through Pool cost recovery and other national mechanisms and (Pounds)8 million is expected to be capitalized as such amount is expected to provide future benefits to the supply business. As a result of the above, the residual amount of approximately (Pounds)18 million, which will not be recovered or capitalized, will be expensed in Fiscal Years 1998 and 1999 as incurred.

  The Regulator has also made proposals (which have been accepted by Yorkshire) to provide an annual allowance of (Pounds)3 million for the period 1998 through 2000 to cover operating costs. This allowance will be reviewed at the time of the Distribution Price Control Formula review in 2000.

  The October 1997 proposals therefore will allow Yorkshire to recover up to 50% of its forecasted set-up and operating costs over a five year period. The shortfall could be higher if: (i) operating costs are higher than anticipated (e.g., there is a higher level of customer activity); (ii) recovery of operating costs is disallowed or reduced when the Distribution Price Control Formula is reviewed for the period beginning April 1, 2000; or
(iii) the integrated national systems do not work as contemplated or require substantial redevelopment.

  The Regulator's proposals also provide that a REC should be penalized (i) where it starts to open its market more than three months after the market opening by the first REC; (ii) where it opens successive tranches of its market more than three months after the opening of the corresponding tranche by the first REC; and (iii) where the market opening of the first REC has been delayed beyond April 1, 1998. The penalties will be calculated at 1% of the operating revenues of the supply business per month of delay, weighted by the proportion of customers affected and applied as a reduction in allowed distribution business income. If Yorkshire did not open its market for Franchise Supply Customers to competition until after April 1, 1999, it would incur a penalty of approximately (Pounds)6 million. It is now apparent that some penalty will be incurred due to the delay in the opening of the competitive market for Franchise Supply Customers until September 1998. Yorkshire Group expects that Yorkshire will be prepared to open its Franchise Area to competition in September 1998.

 Regulatory Policies Affecting Yorkshire Group

  Certain modifications to Yorkshire's PES License following Yorkshire Group's acquisition of Yorkshire imposed certain conditions designed to assure the continued financial soundness of Yorkshire, including undertakings which Yorkshire was required to obtain from AEP and NCE that they will refrain, and cause their subsidiaries to refrain, from taking any action that would likely result in Yorkshire breaching its obligations under its PES License and the Electricity Act 1989 (the "Electricity Act") and an undertaking by Yorkshire to use reasonable endeavors to maintain an investment grade rating of its debt securities. Such conditions could have an effect on Yorkshire's dividend payments which will constitute the principal source of funds for payment of principal of and interest on the Junior Subordinated Debentures.

  On February 24, 1998, following publication of the Monopolies and Mergers Commission's (the "MMC") report in connection with the proposed PacifiCorp/The Energy Group merger, the Regulator issued a consultation paper proposing modifications to licenses of public electricity suppliers ("PESs") which had been subject to takeovers.

  The main proposals are:

    1. to allow for a PES generation business to be carried on in an affiliate which is not a subsidiary and in such cases for the generation business to be conducted outside the scope of the modifications to the PES license which have been brought into effect to ensure that the Regulator can regulate a company effectively after it has been taken over and to help ensure the financial stability of the PES (the "Ring-Fencing Conditions");

    2. to restrict further the provisions of existing PES licenses allowing PESs to carry out certain otherwise restricted activities provided they do not exceed 5 percent of the revenues of the supply, second-tier supply and distribution businesses, by introducing an additional test based on cumulative investment;

    3. to extend to all PESs that have been acquired the condition contained in the licenses of London Electricity plc, Northern Electric plc and Yorkshire to use reasonable endeavours to maintain an investment grade rating of corporate debt;

    4. to prohibit PESs from accepting "cross-default" provisions in borrowing agreements; and

    5. to make the payment of dividends and other distributions by a PES expressly conditional on compliance with the Ring-Fencing Conditions in the license.

  Comments were due with respect to the proposals in the consultation paper by March 27, 1998. Yorkshire provided comments on the consultation paper on March 25, 1998. In its response, Yorkshire indicated that it did not consider the proposed modifications described in paragraphs (1), (4) and (5) immediately above to be necessary. Further proposals are expected to be made by the Regulator in light of this consultation paper that may result in further modifications to PES licenses. There can be no assurance that any such modifications to Yorkshire's PES License that result from such proposals will not have a material adverse effect on Yorkshire. See "The Electric Utility Industry in Great Britain-- Regulation under the Electricity Act--Modifications to Licenses".

  The ability of AEP or NCE to contribute additional equity capital to Yorkshire Group is currently subject to regulation of the Commission under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). The Commission limits the aggregate amount that either AEP or NCE may invest in foreign utility companies and exempt wholesale generators to specified percentages of average consolidated retained earnings at the time an investment is made. This regulation could delay or limit the making of loans or the contributions of equity by AEP or NCE to Yorkshire Group to enable Yorkshire Group to meet its obligations or to contribute additional equity capital to Yorkshire.

 Governmental Review of Utility Regulation

  On June 30, 1997, the new Labour government announced a comprehensive review of the regulation of the electric, gas, water and telecommunications industries to be directed by the Department of Trade and Industry. Generally, the review has focused on whether the current system of regulation in the utility industries is designed to ensure open and predictable regulation, fairness to consumers and shareholders and the promotion of a competitive environment. Particularly, the review has examined whether the current system of price regulation delivers, over time, the greatest benefits to consumers while maintaining proper incentives for innovation and investment and an adequate return to shareholders.

  The review culminated, in March 1998, with the publication by the UK Government of a Green Paper entitled "A Fair Deal for Consumers: Modernising the Framework for Utility Regulation" (the "March Green Paper"). The March Green Paper sets forth a number of proposals of the UK Government designed to reexamine utility regulation in the UK. Among the main proposals contained within the March Green Paper are the retention of "RPI-X" as the fundamental basis for price regulation; increased transparency and consistency of regulation; the merger of the Office of Electricity Regulation ("OFFER") and the Office of Gas Regulation ("OFGAS"); the separate licensing of the distribution and supply businesses of the PESs; amendment of the statutory duties of utility regulators to provide a new primary duty to exercise their functions in the manner best calculated to protect the interests of consumers in the short and long term, wherever possible through promoting competition; and adopting price regulation to distinguish between income earned through companies' own efforts and income which results from other factors. Some of these proposals would require primary legislation. Responses to the March Green Paper by interested parties were due by May 31, 1998. Yorkshire submitted comments on the March Green Paper on May 29, 1998. In summary, Yorkshire welcomed the review of the regulation and supported the objectives of fairness and efficiency as the key to promoting customer interests and allowing the industry to develop, but suggested that the existing regulatory system had delivered significant benefits to customers and that any changes should not undermine such benefits. Yorkshire also supported the creation of a single energy regulator and procedural changes to foster greater consistency in decision making. Furthermore, while agreeing with the need to consider the separation of the distribution and supply businesses, Yorkshire suggested that the licenses could be separated without forcing divestiture of such businesses and that the costs and overhead in putting in place any new arrangements should be minimized.

  On May 13, 1998, the Regulator issued a consultation paper on the separation of distribution and supply businesses for PESs and the future treatment of metering and meter reading. The material proposals and recommendations set out in the consultation paper are as follows:

    1. Full separation of the ownership of the supply and distribution business was recommended and appropriate interim arrangements should be contemplated for separate companies to comprise the distribution and supply activities, each acting independently of the other.

    2. Measures should be introduced to ensure that each PES supply subsidiary operates at arm's length from the distribution subsidiary. These measures would include separate contracts between the supply and distribution businesses, avoiding the sharing of facilities between the businesses, including requiring separate management teams for the two businesses and minimizing corporate headquarters activities.

    3. The distribution company should be responsible for the maintenance and operation of the network and have a statutory duty to develop and maintain an efficient, coordinated and economical system of electricity distribution and to facilitate competition in generation and supply. It should connect any person to the network on reasonable terms and act as a "last resort" meter reading service, bought in from meter reading companies, for those suppliers not wishing to provide the service themselves.

    4. All suppliers should be placed on the same legislative footing and tariff supply should be replaced by supply under contract. License conditions would be introduced to protect customers and competitors against dominant suppliers.

    5. Metering services should be open to competition and arrangements for transmission in Scotland should be brought into line with those in England and Wales.

  Responses to this consultation paper have been requested by June 15, 1998. The Regulator intends to have a further consultation on separation of businesses in July 1998 and to outline proposals on separation of businesses in September 1998. The Regulator intends any revised definitions of distribution, supply and metering responsibilities to be taken into account in setting price controls and revising charging arrangements scheduled for 2000.

  In October 1997, the UK government invited the Regulator to consider parameters for a review of electricity trading arrangements. Such a review would focus on the wholesale trading market for electricity within England and Wales (the "Pool"), trading arrangements outside the Pool and price setting mechanisms. The review was launched in January 1998 with an announcement that the Regulator and an independent panel had been asked to report to the Energy Minister by July 1998. In December 1997, the UK government announced a review of energy sources for power generation, including fuel diversity, sustainable development and the role of coal. Representations of interested parties were submitted in mid-February 1998. While the review is underway, the Secretary of State has deferred decisions on most outstanding or new applications for the construction of generating stations. An Energy Select Committee Report on the Coal Industry issued in April 1998 recommended that such deferral, as it relates to gas-fired generation, be lifted as soon as possible. The Trade and Industry Select Committee is undertaking an inquiry into a number of aspects of UK energy policy.

  Yorkshire Group cannot predict the results of any of these reviews, whether the proposals recommended in the consultation paper will be implemented or the ultimate effects on Yorkshire or Yorkshire Group. See "The Electric Utility Industry in Great Britain--Regulation under the Electricity Act--The Regulator".

 Pool Purchase Price Volatility; Hedging Activities

  Yorkshire's supply business to Non-Franchise Supply Customers generally involves entering into fixed price contracts to supply electricity to its customers. Yorkshire obtains the electricity to satisfy its obligations under such contracts primarily by purchases from the Pool. See "The Electric Utility Industry in Great Britain". Because the price of electricity purchased from the Pool can be volatile (due to the fact the price is set every half hour), to the extent that Yorkshire purchases electricity from the Pool, Yorkshire is exposed to risk arising from differences between the fixed price at which it sells and the fluctuating prices at which it purchases electricity unless it can effectively hedge such exposure. Although Yorkshire is currently party to a series of contracts for differences ("CFDs") (most with terms of twelve months) that limit such exposure, Yorkshire's ability to manage such risk at acceptable levels will depend, in part, on the specific terms of the supply contracts that Yorkshire enters into, Yorkshire's ability to implement and manage an appropriate hedging strategy and the continued availability of appropriate hedging instruments. No assurance can be given that this risk will be effectively mitigated. In addition, under the supply price restraint proposal published by the Regulator in October

1997 (and accepted by Yorkshire), costs of power purchases from the Pool and related hedging activities which are currently passed through to residential and small business customers will no longer be automatically passed through to such customers. See "Business--Supply Business".

 Currency Risks; Hedging Transactions

  Yorkshire Group's revenues generated by Yorkshire will be primarily in pounds sterling while the interest and principal payment obligations with respect to Junior Subordinated Debentures and the Trust Securities will be payable in US dollars. As a result, any change in the currency exchange rate that reduces the amount in pounds sterling obtained upon conversion of the US dollar-based net proceeds of the Junior Subordinated Debentures and the Trust Securities or that increases the effective principal and interest payment obligations represented by the Junior Subordinated Debentures and the Trust Securities upon conversion of pounds sterling-based revenues into US dollars may, if not appropriately hedged, have a material adverse effect on Yorkshire Group, Yorkshire Finance and the Trust or on their ability to make payments on the Trust Securities. See "Presentation of Certain Information and Exchange Rates" for certain information concerning the Noon Buying Rate for pounds sterling expressed in US dollars. Although Yorkshire Group has entered into certain transactions to hedge risks associated with exchange rate fluctuations, there can be no assurance that any such transactions will be successful in reducing such risks.

 Working Capital Deficiency

  Yorkshire Group had a working capital deficiency at December 31, 1997 of (Pounds)1,099 million ($1,805 million), primarily as a result of the initial financing structure of the Acquisition. This deficiency was largely attributable to the 1997 Credit Facility (as defined under "Use of Proceeds") which matures on July 30, 1998. For a discussion of the 1997 Credit Facility, see Note 11, "Acquisition", to Yorkshire Group's consolidated balance sheet as of April 1, 1997 included elsewhere in this Prospectus. Yorkshire Group has partly refinanced the 1997 Credit Facility through the February 1998 issuances of (Pounds)200 million of Guaranteed Eurobonds due in 2028, (Pounds)213 million of Senior Notes due 2003 and (Pounds)183 million of Senior Notes due in 2008. It is proposed that the balance of the 1997 Credit Facility be refinanced through the issuance of (Pounds)168 million of the Trust Securities offered hereby, the potential issuance of additional senior notes, the entering into of additional credit facilities, if available and on terms acceptable to Yorkshire Group, and from the proceeds of the currently contemplated transfer of Yorkshire Group's generation assets to an entity or entities other than Yorkshire Group or its subsidiaries. Yorkshire Group is currently in negotiations with respect to the replacement of the 1997 Credit Facility. There can be no assurance that the balance of the 1997 Credit Facility can be refinanced as planned. It is also possible that the terms under which the balance of the 1997 Credit Facility is refinanced could result in an increase in Yorkshire Group's financing costs.

FACTORS RELATING TO THE TRUST SECURITIES AND THE JUNIOR SUBORDINATED
DEBENTURES

 Subordination of and Rights under the Debentures Guarantee

  Yorkshire Group is a non-operating holding company, conducting substantially all of its business through Yorkshire and its subsidiaries. Except to the extent that Yorkshire Group may receive funds from the US Parents in the future, Yorkshire Group will rely on dividends, indirectly, from Yorkshire to meet its corporate expenses and outstanding obligations, including any payments necessary pursuant to the Debentures Guarantee. Furthermore, Yorkshire Group's obligations under the Debentures Guarantee will effectively be subordinated to all existing and future indebtedness and liabilities of the subsidiaries of Yorkshire Group, including Yorkshire. As a result, the rights of holders of the Trust Securities, as beneficiaries of the Debentures Guarantee, in respect of claims on the assets of each of Yorkshire Group's subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, the creditors of Yorkshire and its subsidiaries (including trade creditors), except to the extent that Yorkshire Group may itself be a creditor with recognized claims against Yorkshire and its subsidiaries. At December 31, 1997, the direct and indirect subsidiaries of Yorkshire Group had total indebtedness (excluding indebtedness owed to Yorkshire Group) of approximately (Pounds)476 million ($782 million).

  Yorkshire Finance exists solely for the purpose of operating as a finance vehicle for Yorkshire Group and its affiliates. Accordingly, Yorkshire Finance will rely on funds from Yorkshire Group and its affiliates to meet its corporate expenses and outstanding obligations, including payments on the Junior Subordinated Debentures. If Yorkshire Finance does not receive such funds from Yorkshire Group or its affiliates and Yorkshire Group does not make payments pursuant to the Debentures Guarantee, there will not be sufficient funds to make payments on the Junior Subordinated Debentures. If the Trust, as holder of the Junior Subordinated Debentures, does not receive such funds, the Trust will not have sufficient funds to pay Distributions on the Trust Securities or amounts payable on redemption thereof or otherwise. The Trust Securities Guarantee does not cover payment of Distributions or any such amounts when the Trust does not have sufficient funds available to pay such Distributions. In such event, the remedy of a holder of Trust Securities will be to enforce its rights under the Debentures Guarantee. The Debentures Guarantee will be an unsecured and subordinate obligation and junior in right of payment to all present and future Senior Debt of Yorkshire Group, to the extent and in the manner set forth in the Indenture. As of December 31, 1997, Yorkshire Group had approximately (Pounds)1,034 million ($1,699 million) principal amount of Senior Debt outstanding, a portion of which will be repaid with proceeds of this offering.

  There are no terms of the Trust Securities, the Trust Agreement, the Indenture, the Junior Subordinated Debentures, the Trust Securities Guarantee or the Debentures Guarantee that limit Yorkshire Finance's or Yorkshire Group's ability to incur additional indebtedness, including Senior Debt. See "Description of the Trust Securities", "Description of the Trust Securities Guarantee", "Description of the Junior Subordinated Debentures--Subordination" and "Description of the Debentures Guarantee".

 Subordination of and Limitation of Funds Available to Trust under the Trust Securities Guarantee

  The Trust Securities Guarantee will be an unsecured and subordinate obligation and junior in right of payment to all Senior Debt of Yorkshire Group and will rank pari passu with the most senior preferred stock issued by Yorkshire Group. If Yorkshire Finance does not make Interest Payments or other payments with respect to the Junior Subordinated Debentures or Yorkshire Group does not make payments pursuant to the Debentures Guarantee, the Trust will have insufficient funds available to pay Distributions or amounts payable on redemption thereof or otherwise. In such event, holders of the Trust Securities would not be able to rely upon the Trust Securities Guarantee for payment of such amounts. See "Description of the Trust Securities Guarantee".

 Option to Defer Payment of Interest; Potential Market Volatility During Extension Period; Tax Consequences of Deferral

  So long as no Event of Default under the Indenture has occurred and is continuing, Yorkshire Finance has the right under the Indenture to defer Interest Payments on the Junior Subordinated Debentures, at any time or from time to time, for up to 20 consecutive quarters; provided, however, Yorkshire Finance cannot defer Interest Payments beyond the Stated Maturity of the Junior Subordinated Debentures. During such Extension Period, quarterly Distributions on the Trust Securities would also be deferred (but would continue to accumulate additional Distributions thereon) at the rate of 8.08% per annum, compounded quarterly, by the Trust until all deferred Interest Payments, together with interest thereon, have been paid in full. Further, during an Extension Period, Yorkshire Group's obligations to make payments under the Trust Securities Guarantee and the Debentures Guarantee will be suspended.

  During an Extension Period, neither Yorkshire Finance nor Yorkshire Group will be permitted, subject to certain exceptions set forth herein, to (i) declare or pay any cash distributions with respect to its capital stock, (ii) make any payments on its debt securities that rank pari passu with or junior to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, (iii) make any payments with respect to any guarantee that ranks pari passu with or junior to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, or (iv) make any payments on its debt securities held by, make any loans or advances to, or make payments with respect to any guarantee of the debt of, any affiliate. Prior to the termination of any such Extension Period, Yorkshire Finance may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters or the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Yorkshire Finance may commence a new Extension Period, subject to the above requirements. As a result, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "Description of the Trust Securities-- Distributions" and "Description of the Junior Subordinated Debentures--Option to Defer Payment of Interest".

  In the event Yorkshire Finance exercises its right to defer Interest Payments on the Junior Subordinated Debentures, the market price of the Trust Securities is likely to be affected. A holder that disposes of its Trust Securities during such a deferral, therefore, might not receive the same return on its investment as a holder that continues to hold its Trust Securities. In addition, the market price of the Trust Securities may be more volatile than the market prices of other securities that are not subject to such deferrals.

  In the event Yorkshire Finance exercises its rights to defer Interest Payments on the Junior Subordinated Debentures, each holder of Trust Securities will be required to include income in the form of OID in its gross income for US Federal income tax purposes in respect of the deferred interest (including interest thereon) allocable to its Trust Securities. As a result, a holder of Trust Securities will recognize income for US Federal income tax purposes in advance of the receipt of cash. Such holder will not receive the cash from the Trust related to such income if such holder disposes of its Trust Securities prior to the record date for the date on which Distributions of such amounts are made. Such holder will increase its adjusted basis in its Trust Securities by the amount of OID so included in income in respect of such deferral and, to the extent that the adjusted tax basis exceeds the amount realized on the sale or other disposition of such holder's Trust Securities, recognize a capital loss. If the holder disposes of a Trust Security prior to the occurrence of an Extension Period, any portion of the amount received from the purchaser that is attributable to accrued interest will be treated as interest income to the holder (that will only be includible as income to the extent it previously has not been included in the holder's taxable income) and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Trust Security. Subject to certain limitations, capital losses cannot be applied to offset ordinary income for US Federal income tax purposes. See "Material Income Tax Considerations--US Federal Income Tax Considerations--Original Issue Discount" and "--Disposition of Trust Securities.". INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE TRUST SECURITIES.

  Yorkshire Finance currently has no intention of exercising its right to defer Interest Payments on the Junior Subordinated Debentures. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of cash distributions by Yorkshire Finance and Yorkshire Group with respect to their capital stock, Yorkshire Finance believes the likelihood of such exercise is remote.

 Special Event Redemption; Distribution of Junior Subordinated Debentures

  Upon the occurrence and continuation of a Special Event, as described under "Description of the Trust Securities--Redemptions--Special Event Redemption of Junior Subordinated Debentures", Yorkshire Finance has the right to redeem the Junior Subordinated Debentures in whole (but not in part) at the Debenture Redemption Price, and thereby cause a mandatory redemption of the Trust Securities, at the Redemption Price, within 90 days following the occurrence of such Special Event.

  In addition, at any time, the Control Party will have the right to dissolve the Trust and, after satisfaction of liabilities to creditors, if any, of the Trust as provided by applicable law, cause a Like Amount of Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Trust Securities--Distribution of Junior Subordinated Debentures".

  Under current US Federal income tax law, a distribution of Junior Subordinated Debentures upon a liquidation of the Trust would not be a taxable event to holders of the Trust Securities. If, however, the Trust were characterized for US Federal income tax purposes as an association taxable as a corporation at the time of such liquidation, the distribution of the Junior Subordinated Debentures would be a taxable event to holders of Trust Securities. Under current US Federal income tax law, the redemption of the Junior Subordinated Debentures upon occurrence of a Special Event or a liquidation of the Trust in which holders of the Trust Securities receive cash would be a taxable event to such holders. See "Material Income Tax Considerations--US Federal Income Tax Considerations--Receipt of Junior Subordinated Debentures or Cash in Certain Circumstances".

  There can be no assurance as to the market prices for the Junior Subordinated Debentures that may be distributed in exchange for the Trust Securities if a liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures that a holder of the Trust Securities may receive upon liquidation of the Trust could trade at a discount to the price that the investor paid to purchase the Trust Securities offered hereby. Because holders of the Trust Securities may receive the Junior Subordinated Debentures, if the Control Party exercises its right to dissolve the Trust, prospective purchasers of the Trust Securities are also making an investment decision with regard to the Junior Subordinated Debentures and the Debentures Guarantee and should carefully review all the information regarding the Junior Subordinated Debentures and the Debentures Guarantee contained herein. See "Description of the Junior Subordinated Debentures--Distribution of the Junior Subordinated Debentures" and "Description of the Debentures Guarantee".

 No Protection in the Event of a Change in Control, etc.

  Neither holders of the Junior Subordinated Debentures nor holders of the Trust Securities are afforded protection in the event of a highly leveraged transaction, a change in control or other similar transactions involving Yorkshire Finance or Yorkshire Group that may adversely affect such holders. See "Description of the Junior Subordinated Debentures--Consolidation, Merger, Sale of Assets and Other Transactions".

 No Prior Market for the Trust Securities

  The Trust Securities constitute a new issue of securities with no established trading market. The Trust Securities have been approved for listing on the NYSE, subject to official notice of issuance. There can be no assurance, however, that an active market for the Trust Securities will develop or be sustained in the future. Although the Underwriters have indicated that they intend to make a market in the Trust Securities, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market making at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the Trust Securities.

                      YORKSHIRE GROUP AND THE US PARENTS

YORKSHIRE GROUP

  Yorkshire Group was incorporated as a private company with limited liability under the laws of England and Wales in July 1996. In 1997, Yorkshire Group was utilized in connection with the Acquisition by the US Parents of Yorkshire, one of the twelve RECs in England and Wales. Yorkshire Group gained effective control of Yorkshire on April 1, 1997. Yorkshire Group's primary asset is the outstanding shares of Yorkshire Holdings, a public limited company incorporated under the laws of England and Wales, which in turn beneficially owns all of the outstanding shares of Yorkshire. Yorkshire Holdings was organized as a wholly-owned subsidiary of Yorkshire Group solely for holding the share capital of Yorkshire and has no other significant operations.

  Each of the US Parents holds an indirect 50% interest in Yorkshire Group. AEP holds such interest through its wholly-owned subsidiary, AEP Resources. NCE holds its 50% indirect interest in Yorkshire Group through its wholly-owned subsidiary, NC Enterprises, Inc., a Delaware corporation, which in turn wholly-owns New Century International.

YORKSHIRE FINANCE

  Yorkshire Finance was incorporated under the laws of the Cayman Islands in August 1997. Yorkshire Finance exists solely for the purpose of operating as a financing vehicle for Yorkshire Group and its affiliates. Yorkshire Finance does not, and does not expect to, prepare or publish any financial statements. The registered office of Yorkshire Finance is P.O. Box 309, George Town, Grand Cayman Island, British West Indies. The principal executive offices of Yorkshire Finance are located at Wetherby Road, Scarcroft, Leeds LS14 3HS, England, telephone number 011-44-113-289-2123.

YORKSHIRE

  Yorkshire's principal businesses are the distribution of electricity to approximately two million customers in its Franchise Area and the supply of electricity primarily within its Franchise Area. Yorkshire generated total operating income of (Pounds)52 million ($85 million) in Fiscal Year 1997. During Fiscal Year 1997, however, Yorkshire recorded a (Pounds)78 million ($128 million) provision for uneconomic gas and electricity contracts and a (Pounds)50 million ($82 million) charge for information system development costs to prepare for the opening of the competitive electricity market in 1998 for Franchise Supply Customers (as defined herein). Excluding these charges, total operating income would have been (Pounds)180 million ($295 million) in Fiscal Year 1997, including (Pounds)140 million ($230 million) (78% of total) associated with the core distribution business and (Pounds)29 million ($48 million) (16% of total) associated with the supply business. As discussed below under "Business--Business Restructuring", beginning in 1998, Yorkshire will operate the distribution and supply businesses as self-sufficient businesses.

  The registered office and principal executive offices of Yorkshire Group and Yorkshire are located at Wetherby Road, Scarcroft, Leeds LS14 3HS, England, telephone number 011-44-113-289-2123.

THE US PARENTS

 AEP

  AEP is an electric utility holding company registered under the 1935 Act. AEP owns all of the outstanding common stock of AEP Generating Company, Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company and Wheeling Power Company. These eight utility subsidiaries are engaged in the generation, purchase, transmission, distribution and sale of electricity to over 2.9 million retail customers in portions of the states of Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP also owns all the outstanding common stock of AEP Resources and AEP Resources International, Limited whose primary businesses are the development of, and investment in, exempt wholesale generators, foreign utility companies, qualifying cogeneration facilities and other power projects. In the year ended December 31, 1997, AEP generated consolidated operating revenues of $6.2 billion and had consolidated assets of approximately $16.6 billion.

  On December 22, 1997, AEP announced the signing of a merger agreement with Central and South West Corporation, a Dallas, Texas based electric utility holding company that is registered under the 1935 Act ("CSW"). CSW owns four electric operating subsidiaries serving 1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas. CSW also owns SEEBOARD plc, a REC which serves the southeast coast of England. Under the merger agreement, each share of CSW common stock will be converted into 0.6 share of AEP common stock. Based on the price of AEP's common stock on December 19, 1997, the transaction would be valued at $6.6 billion. The combined company will be named American Electric Power Company, Inc. and will be based in Columbus, Ohio. The merger is conditioned upon, among other things, the approvals of the shareholders of AEP and CSW and various state and federal regulatory agencies. Assuming the receipt of all required approvals, the merger is currently expected to be consummated within twelve to eighteen months of its announcement.

 NCE

  NCE is also an electric utility holding company registered under the 1935 Act. NCE owns all the outstanding common stock of Public Service Company of Colorado, Cheyenne Light, Fuel and Power Company and Southwestern Public Service Company, which serve approximately 1.6 million retail electric customers in portions of the states of Colorado, Texas, New Mexico, Oklahoma, Kansas and Wyoming and approximately 1 million retail gas customers in portions of the states of Colorado and Wyoming. These three electric and gas utility subsidiaries are principally engaged in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. In the year ended December 31, 1997, NCE generated consolidated operating revenues of $3.3 billion and had consolidated assets of approximately $7.3 billion.

  The following organizational chart illustrates the ownership structure of Yorkshire, Yorkshire Group, Yorkshire Finance and the Trust:

                                    [LOGO]


                                                 New Century
                                                Energies, Inc.
                                                   ("NCE")

      American Electric
     Power Company, Inc.                              NC
          ("AEP")                              Enterprises, Inc.

       AEP Resources, Inc.                       New Century
       ("AEP Resources")                      International, Inc.


                   50%                                     50%

                         Yorkshire Power Group Limited
                             ("Yorkshire Group")               Trust
                                                                Securities
                                                                    Guarantee

                                                          Debentures
                                                              Guarantee

        Yorkshire Holdings     The Control        Yorkshire Power
               plc               Party            Finance Limited
      ("Yorkshire Holdings")                   ("Yorkshire Finance")
                                                    ARROW UP
                                                  $
                                   ARROW UP                          ARROW DOWN
       Yorkshire Electricity                                    Junior
            Group plc              Control                      Subordinated
          ("Yorkshire")          Certificate                    Debentures


                                                        ARROW DOWN
                                        Yorkshire Capital Trust I
                                              (the "Trust")
                                                    ARROW UP
                                                  $                 ARROW DOWN
                                                                ARROW DOWN
                                                  Holders       Trust
                                                                Securities

                           YORKSHIRE CAPITAL TRUST I

  The Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on February 4, 1998. The Trust's business is defined in a trust agreement, executed by AEP Resources, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware trustee, and Stephan T. Haynes, as initial Administrative Trustee thereunder. This trust agreement will be amended and restated in its entirety prior to the issuance of the Trust Securities. The Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust will terminate on June 30, 2043, but may dissolve earlier, as provided in the Trust Agreement.

  Promptly after its creation, the Trust issued the Control Certificate to AEP Resources for a nominal amount. AEP Resources transferred such Control Certificate to Yorkshire Group. Yorkshire Group, in turn, will transfer such Control Certificate to the Control Party. By holding the Control Certificate, the Control Party will retain administrative and appointment power with respect to the Trust. In certain circumstances, the holders of a majority in liquidation amount of the Trust Securities will be entitled to appoint a substitute Property Trustee. See "Description of the Trust Securities--Voting Rights; Amendment of Trust Agreement".

  The Trust's business and affairs will be conducted by the Securities Trustees. Four employees of the US Parents initially will serve as Administrative Trustees. The Bank of New York will serve as Property Trustee. The Bank of New York (Delaware) will serve as Delaware Trustee.

  The Property Trustee will hold the Book-Entry Interests (as defined under "Description of the Junior Subordinated Debentures--Form, Book-Entry Procedures and Transfer"), representing a 100% beneficial interest in the Junior Subordinated Debentures, for the benefit of the Trust and the holders of the Trust Securities and accordingly will have the power to exercise all rights, powers and privileges under the Deposit Agreement (as defined under "Description of the Junior Subordinated Debentures--Form, Book-Entry Procedures and Transfer") and, indirectly, under the Indenture. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities. Subject to the right of the holders of the Trust Securities to appoint a substitute Property Trustee in certain instances the Control Party as the holder of the Control Certificate, will have the right to appoint, remove or replace all the Securities Trustees.

  The Junior Subordinated Debentures will constitute substantially all of the assets of the Trust. Other assets that may constitute property of the Trust include any cash on deposit in, or owing to, the payment account as established under the Trust Agreement. In addition, the Trust may, from time to time, receive cash pursuant to the Agreement as to Expenses and Liabilities.

  The rights of the holders of the Trust Securities, including economic rights, rights to information and voting rights, are as set forth in the Trust Agreement, the Delaware Business Trust Act and the Trust Indenture Act of 1939, as amended (the "1939 Act"). See "Description of the Trust Securities".

  The principal place of business of the Trust is c/o American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215, telephone 614-223-1000, Attn: Corporate Finance Director.

                            US ACCOUNTING TREATMENT

  For US financial reporting purposes, the Trust will be treated as a subsidiary of Yorkshire Group and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of Yorkshire Group. The Trust Securities will be presented as a separate line item in the consolidated balance sheet of Yorkshire Group entitled "Company-Obligated Mandatorily Redeemable Trust Securities of Subsidiary Holding Solely Junior Subordinated Deferrable Interest Debentures" and appropriate disclosures about the Trust Securities, the Trust Securities Guarantee, the Debentures Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements. For financial reporting purposes, Yorkshire Group will record Distributions payable on the Trust Securities as an expense.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Trust Securities will be invested by the Trust in the Junior Subordinated Debentures issued by Yorkshire Finance to the Trust. In turn, Yorkshire Finance will loan the net proceeds to Yorkshire Group and certain of its affiliates with such loans to be evidenced by the Intercompany Notes. Such proceeds will be used for the working capital of certain affiliates, and for the repayment of approximately (Pounds)162 million ($265 million) of Yorkshire Group's indebtedness under the Credit Facility, dated July 31, 1997, between Yorkshire Group and Union Bank of Switzerland (the "1997 Credit Facility"), which, at December 31, 1997, had an outstanding balance of (Pounds)1,034 million ($1,699 million) and bore interest at rates between 7.49% and 7.57%. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                CAPITALIZATION

  The following table sets forth, at December 31, 1997 (i) the actual consolidated capitalization of Yorkshire Group and (ii) the consolidated capitalization of Yorkshire Group adjusted to reflect (A) the issuance of the Trust Securities offered hereby and the application of the net proceeds thereof, as described under "Use of Proceeds", (B) the issuance in February 1998 of (Pounds)200 million ($328 million) aggregate principal amount of Yorkshire Finance's 7.25% Guaranteed Bonds due 2028 (the "Guaranteed Eurobonds"), unconditionally and irrevocably guaranteed by Yorkshire Group, and the application of the net proceeds thereof to reduce amounts outstanding under the 1997 Credit Facility and (C) the issuance in February 1998 of $350,000,000 aggregate principal amount of Yorkshire Finance's 6.154% Senior Notes due 2003 (the "2003 Notes") and $300,000,000 aggregate principal amount of Yorkshire Finance's 6.496% Senior Notes due 2008 (the "2008 Notes" and, together with the 2003 Notes, the "Senior Notes"), each series unconditionally and irrevocably guaranteed by Yorkshire Group, and the application of the net proceeds thereof to reduce amounts outstanding under the 1997 Credit Facility. This table should be read in conjunction with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                            DECEMBER 31, 1997
                            --------------------------------------------------
                                     ACTUAL                 AS ADJUSTED
                            ------------------------  ------------------------
                             ((Pounds))    $(1)   %    ((Pounds))    $(1)   %
                                     (AMOUNTS IN MILLIONS, EXCEPT %)
Capitalization:
1997 Credit Facility....... (Pounds)1,034 $1,699  56% (Pounds)  281 $  461  15%
Other short-term debt......            47     77   2             47     77   3
Long-term debt:
  European Investment
   Bank....................            69    113   4             69    113   4
  Eurobonds................           359    590  20            359    590  19
  Senior Notes.............           --     --  --             396    650  21
  Guaranteed Eurobonds.....           --     --  --             200    328  11
  Other debt...............             1      2   *              1      2   *
Company-obligated
 Mandatorily Redeemable
 Trust Securities of
 Subsidiary Holding Solely
 Junior Subordinated
 Deferrable Interest
 Debentures(2).............           --     --  --             168    275   9
Total shareholders'
 equity....................           330    542  18            330    542  18
                            ------------- ------ ---  ------------- ------ ---
Total capitalization....... (Pounds)1,840 $3,023 100% (Pounds)1,851 $3,038 100%
                            ============= ====== ===  ============= ====== ===

--------
(1) Solely for convenience of the reader, UK pounds sterling amounts have been translated into US dollars at the Noon Buying Rate on December 31, 1997 of $1.64 = (Pounds) 1. See "Presentation of Certain Information and Exchange Rates".
(2) As described under "Yorkshire Capital Trust I", substantially all of the Trust's assets will consist of $275,000,000 aggregate principal amount of Yorkshire Finance's 8.08% Junior Subordinated Deferrable Interest Debentures, Series A due June 30, 2038.
*  Less than 1%.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated income statement data, other consolidated data and certain business segment data of the Predecessor Company for each of the five Fiscal Years ended March 31, 1997 and the consolidated balance sheet data and certain business segment data of the Predecessor Company at the end of each such Fiscal Year presented below have been derived from the audited consolidated financial statements of the Predecessor Company. The consolidated balance sheet data and certain business segment data of the Successor Company as of April 1, 1997 presented below have been derived from the audited consolidated balance sheet of the Successor Company. The consolidated income statement data, other consolidated data and certain business segment data for the nine months ended December 31, 1997 and 1996 of the Successor Company and the Predecessor Company presented below have been derived from the condensed unaudited consolidated financial statements of the Successor Company and the Predecessor Company, respectively. The consolidated balance sheet data and certain business segment data at December 31, 1997 of the Successor Company presented below have been derived from the condensed unaudited consolidated financial statements of the Successor Company. In the opinion of the management of Yorkshire Group, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of the condensed unaudited consolidated financial statements have been included and the accompanying condensed unaudited consolidated financial statements present fairly the financial position and the results of operations for the interim periods presented. The selected consolidated financial data presented below that were derived from the audited consolidated financial statements of the Predecessor Company and the Successor Company have been prepared in accordance with US GAAP and audited by Deloitte & Touche. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto of the Predecessor Company and the Successor Company included elsewhere in this Prospectus.

  The unaudited pro forma consolidated income statement data for the Successor Company for Fiscal Year 1997 presented below reflect the Acquisition as if it had occurred as of April 1, 1996. Such data have been prepared by the Successor Company based upon assumptions deemed proper in accordance with the purchase method of accounting for business combinations and have been adjusted to reflect (i) interest expense of (Pounds)74 million incurred as a result of the financing of the Acquisition, (ii) amortization of (Pounds)24 million related to goodwill recorded in connection with the Acquisition, (iii) additional depreciation expense of (Pounds)6 million as a result of the revaluation of certain fixed assets in connection with the Acquisition and
(iv) removal of the effect of recording the provision of (Pounds)78 million for certain uneconomic gas and electricity contracts, the loss of (Pounds)7 million on certain interest rate swap agreements and the write-down of (Pounds)6 million relating to non-operational property. Such data are shown for illustrative purposes only and are not necessarily indicative of the future results of operations of the Successor Company or of the results of operations of the Successor Company that would have actually occurred had the Acquisition occurred at the beginning of the period presented. Such data should be read in conjunction with the unaudited pro forma consolidated statement of income and notes thereto of the Successor Company included elsewhere in this Prospectus.

                              PREDECESSOR COMPANY

                                           FISCAL YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   -------- -------- -------- -------- --------
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT DA-
 TA:
  Operating revenues..............  1,325    1,308    1,464    1,431    1,331
  Operating income (1)............    146      156      215      214       52
  Other income (loss), net (2)....     15       (8)      16      313       20
  Interest expense, net...........     (7)      (5)     (12)     (20)     (33)
  Provision for income taxes (3)..    (54)     (50)     (78)    (114)     (13)
                                    -----    -----    -----    -----    -----
  Net income......................    100       93      141      393       26
                                    =====    =====    =====    =====    =====
                                                    MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   -------- -------- -------- -------- --------
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
  Fixed assets....................    613      701      747      769      796
  Total assets....................  1,214    1,241    1,367    1,408    1,375
  Total shareholders' equity......    561      612      517      399      359
  Long-term debt..................    104      126      305      424      419
  Short-term debt and current por-
   tion of long-term debt.........    217       99       91       90       87
                                           FISCAL YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   -------- -------- -------- -------- --------
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                       (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT (4)........................    161      148      231      527       72
  EBITDA (4)......................    193      182      272      569      122
  Cash flow from operations.......    187      237      201      222       96
  Cash used in investing activi-
   ties...........................   (137)    (201)    (101)      (8)     (51)
  Cash provided by (used in) fi-
   nancing activities.............    129     (139)     (67)    (114)     (76)
  Ratio of earnings to fixed
   charges (5)....................    6.6      6.8     10.5     12.0      1.8

                               SUCCESSOR COMPANY

                                                  PREDECESSOR     SUCCESSOR
                                    SUCCESSOR     NINE MONTHS    NINE MONTHS
                                    PRO FORMA        ENDED          ENDED
                                   FISCAL YEAR    DECEMBER 31,  DECEMBER 31,
                                       1997           1996          1997
                                  --------------  ------------ ---------------
                                  (Pounds) $(6)     (Pounds)   (Pounds)  $(6)
                                  -------- -----  ------------ -------- ------
                                             (AMOUNTS IN MILLIONS)
CONSOLIDATED INCOME STATEMENT
 DATA:
  Operating revenues.............  1,331   2,183      974          909   1,493
  Operating income (1)...........    106     174      120          123     202
  Other income, net (2)..........     20      33       17            2       3
  Interest expense, net..........   (100)   (164)     (20)         (78)   (128)
  Provision for income taxes.....    (17)    (28)     (40)          (5)     (8)
                                   -----   -----      ---       ------  ------
  Income before extraordinary
   item..........................      9      15       77           42      69
  Extraordinary item (7).........     --      --       --         (134)   (220)
                                   -----   -----      ---       ------  ------
  Net income (loss)..............      9      15       77          (92)   (151)
                                   =====   =====      ===       ======  ======
                                    SUCCESSOR                     SUCCESSOR
                                     APRIL 1,                   DECEMBER 31,
                                       1997                         1997
                                  --------------               ---------------
                                  (Pounds) $(6)                (Pounds)  $(6)
                                  -------- -----               -------- ------
                                             (AMOUNTS IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
  Fixed assets...................    939   1,540                 1,001   1,644
  Total assets...................  2,591   4,249                 2,522   4,143
  Total shareholders' equity.....     --      --                   330     542
  Long-term debt.................    433     710                   429     705
  Accrued liability to purchase
   Yorkshire.....................  1,496   2,453                    --      --
  Short-term debt and current
   portion of long-term debt.....     87     143                 1,081   1,776
                                                  PREDECESSOR     SUCCESSOR
                                    SUCCESSOR     NINE MONTHS    NINE MONTHS
                                    PRO FORMA        ENDED          ENDED
                                   FISCAL YEAR    DECEMBER 31,  DECEMBER 31,
                                       1997           1996          1997
                                  --------------  ------------ ---------------
                                  (Pounds) $(6)     (Pounds)   (Pounds)  $(6)
                                  -------- -----  ------------ -------- ------
                                     (AMOUNTS IN MILLIONS, EXCEPT RATIOS)
OTHER CONSOLIDATED DATA:
  EBIT before extraordinary item
   (4)(7)........................    126     207      137          125     205
  EBITDA before extraordinary
   item (4)(7)...................    206     338      169          183     300
  Cash flow from operations......                     149           63     103
  Cash used in investing activi-
   ties..........................                     (99)      (1,575) (2,586)
  Cash provided by (used in) fi-
   nancing activities............                     (49)       1,409   2,314
  Ratio of earnings to fixed
   charges (5)...................    1.2              4.6          1.5

                              PREDECESSOR COMPANY

                               BUSINESS SEGMENTS

                                           FISCAL YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
OPERATING REVENUES:
  Distribution....................    332      348      362      334      308
  Supply..........................  1,206    1,220    1,343    1,309    1,178
  Other...........................    182      162      162      163      172
  Intrabusiness eliminations (8)..   (395)    (422)    (403)    (375)    (327)
                                    -----    -----    -----    -----    -----
                                    1,325    1,308    1,464    1,431    1,331
                                    =====    =====    =====    =====    =====
OPERATING INCOME (LOSS):
  Distribution....................    135      133      176      164      127
  Supply (1)......................     10       14       23       30     (132)
  Other...........................      1        9       16       20       10
  Intrabusiness eliminations
   (1)(8).........................     --       --       --       --       47
                                    -----    -----    -----    -----    -----
                                      146      156      215      214       52
                                    =====    =====    =====    =====    =====
                                                    MARCH 31,
                                   --------------------------------------------
                                     1993     1994     1995     1996     1997
                                   (Pounds) (Pounds) (Pounds) (Pounds) (Pounds)
                                   -------- -------- -------- -------- --------
                                              (AMOUNTS IN MILLIONS)
TOTAL ASSETS:
  Distribution....................    476      513      556      589      643
  Supply..........................    177      161      198      212      178
  Other and unallocated...........    561      567      613      607      554
                                    -----    -----    -----    -----    -----
                                    1,214    1,241    1,367    1,408    1,375
                                    =====    =====    =====    =====    =====

                               SUCCESSOR COMPANY

                               BUSINESS SEGMENTS

                                                    PREDECESSOR    SUCCESSOR
                                      SUCCESSOR     NINE MONTHS   NINE MONTHS
                                      PRO FORMA        ENDED         ENDED
                                     FISCAL YEAR    DECEMBER 31,  DECEMBER 31,
                                         1997           1996          1997
                                    --------------  ------------ --------------
                                    (Pounds) $(6)     (Pounds)   (Pounds) $(6)
                                    -------- -----  ------------ -------- -----
                                              (AMOUNTS IN MILLIONS)
OPERATING REVENUES:
  Distribution.....................    308     505       225        224     368
  Supply...........................  1,178   1,932       868        799   1,312
  Other............................    172     282       136        141     232
  Intrabusiness eliminations(8)....   (327)   (536)     (255)      (255)   (419)
                                     -----   -----      ----      -----   -----
                                     1,331   2,183       974        909   1,493
                                     =====   =====      ====      =====   =====
OPERATING INCOME (LOSS):
  Distribution.....................     97     159        99         89     146
  Supply(1)........................     (7)    (11)        1         14      23
  Other............................     16      26        20         20      33
                                     -----   -----      ----      -----   -----
                                       106     174       120        123     202
                                     =====   =====      ====      =====   =====
                                                                   SUCCESSOR
                                      SUCCESSOR                   DECEMBER 31,
                                    APRIL 1, 1997                     1997
                                    --------------               --------------
                                    (Pounds) $(6)                (Pounds) $(6)
                                    -------- -----               -------- -----
                                              (AMOUNTS IN MILLIONS)
TOTAL ASSETS:
  Distribution.....................  1,802   2,955                1,754   2,881
  Supply...........................    187     307                  180     296
  Other and unallocated............    602     987                  588     966
                                     -----   -----                -----   -----
                                     2,591   4,249                2,522   4,143
                                     =====   =====                =====   =====

(1)Notable operating expenses include:

  Fiscal Year 1997--(i) a provision of (Pounds)78 million for uneconomic gas and electricity contracts (the effect of which is removed from the Successor Company's unaudited pro forma consolidated statement of income for Fiscal Year 1997), which resulted in a charge of (Pounds)125 million to the supply business offset by an intrabusiness elimination of (Pounds)47 million and (ii) a charge of (Pounds)50 million for information system development costs to prepare for the opening of the competitive electricity market in 1998 for Franchise Supply Customers, of which (Pounds)37 million was charged to the supply business and (Pounds)13 million was charged to the distribution business.

  Fiscal Years 1993, 1994 and 1995--reorganization costs of (Pounds)18 million, (Pounds)44 million and (Pounds)8 million, respectively.

(2) Other income (loss) principally represents income from Yorkshire's investment in NGG and, in Fiscal Year 1996, a gain resulting from the NGG Transaction and earnings and losses from Yorkshire's investments in joint ventures and minority holdings. Notable items include:

  Fiscal Year 1997--gain on sale of Yorkshire's investment in Torch Telecom of (Pounds)15 million.

  Fiscal Year 1996--income from investment in NGG and gain in respect of the NGG Transaction as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction--NGG Transaction".

  Fiscal Year 1995--one-time termination payment received from Stockholm Stadhus AB of (Pounds)17 million.

  Fiscal Year 1994--loss on sale of Yorkshire's investment in Homepower Retail Limited of (Pounds)18 million.

(3) Fiscal Year 1996 includes a tax charge of (Pounds)38 million relating to the NGG Transaction.

(4) EBIT represents income before the sum of interest expense and income taxes. EBITDA represents income before the sum of interest expense, income taxes, depreciation and amortization. EBIT and EBITDA are provided for informational purposes only and such measures should not be construed as alternatives to operating income (as determined in accordance with US
    GAAP) as indicators of operating performance, or as alternatives to cash flows from operating activities (as determined in accordance with US GAAP) as measures of liquidity. EBIT and EBITDA are widely accepted financial indicators of a company's ability to incur and service debt. However, the measures of EBIT and EBITDA presented herein may not be comparable to similar measures presented by other companies.

(5) The ratio of earnings to fixed charges is computed as the sum of pre-tax income (before extraordinary item), plus fixed charges divided by fixed charges. Fixed charges consist of interest expense and amortization of debt expense.

(6) Solely for the convenience of the reader, pounds sterling amounts have been translated into US dollar amounts at the Noon Buying Rate on December 31, 1997 of $1.64 = (Pounds)1. See "Presentation of Certain Information and Exchange Rates".

(7) Represents the windfall tax imposed by the UK government, which was not deductible for UK corporation tax purposes.

(8) Intrabusiness eliminations consist primarily of intracompany transactions between the distribution business and the supply business and interbusiness transactions between ancillary businesses. Pursuant to the UK regulatory framework, charges by the distribution business for electricity in respect of supply customers in the Franchise Area are billed to the supply business, which in turn incorporates the distribution charge into the bill sent to the final end user.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the consolidated and condensed consolidated financial statements and the notes thereto of the Successor Company and with the consolidated and condensed financial statements and the notes thereto of the Predecessor Company and "Selected Consolidated Financial Data" included elsewhere in this Prospectus. The consolidated and condensed financial statements of the Successor Company and the Predecessor Company discussed herein are presented in accordance with US GAAP.

INTRODUCTION

 Background

  Yorkshire Group is indirectly equally owned by AEP and NCE. Yorkshire Group was incorporated as a limited company under the laws of England and Wales in July 1996. Effective April 1, 1997, Yorkshire Group, through its wholly owned subsidiary Yorkshire Holdings, gained effective control of Yorkshire. Yorkshire Group's primary asset is the stock of Yorkshire Holdings. Yorkshire Holdings, which owns all the outstanding stock of Yorkshire, has no significant operations outside of its investment in Yorkshire.

 Financing the Acquisition

  Yorkshire Group indirectly acquired ownership of Yorkshire by means of a cash offer commenced on February 24, 1997 and declared wholly unconditional on April 1, 1997. The Acquisition was completed through the payment of cash consideration of (Pounds)1,457 million and the issuance of loan notes in the amount of (Pounds)22 million. The total consideration, including acquisition costs, was (Pounds)1,496 million. The Acquisition was financed by cash contributions of (Pounds)220 million from each of AEP and NCE and from borrowings under a (Pounds)1,140 million five year term loan and revolving facility agreement dated February 24, 1997. On July 31, 1997, this term loan and revolving facility agreement was replaced by the 1997 Credit Facility.

 Accounting for the Acquisition

  The recorded assets and liabilities of Yorkshire at March 31, 1997 were (Pounds)1,375 million and (Pounds)1,016 million, respectively. In accordance with the purchase method of accounting, the assets and liabilities acquired have been recorded based on an allocation of the purchase price. The final purchase price allocation report has not yet been completed. However, the Successor Company does not anticipate any material changes based on currently available information. Effective April 1, 1997, Yorkshire's assets were increased by (Pounds)222 million to their fair value of (Pounds)1,597 million, reflecting principally: (a) an increase of (Pounds)138 million in the value of Yorkshire's distribution network in excess of its depreciated cost basis; (b) an increase in the pension asset for the defined benefit pension plan of (Pounds)55 million; and (c) an increase in the value of an equity investment in Ionica of (Pounds)23 million. Yorkshire's liabilities were increased by (Pounds)79 million to their fair value of (Pounds)1,095 million, reflecting principally: (a) an increase in the deferred tax liability of (Pounds)67 million; and (b) an increase of (Pounds)14 million in the market value of long-term borrowings. The excess of the purchase price plus Acquisition costs, totalling (Pounds)1,496 million, over the fair value of assets acquired net of liabilities assumed, totalling (Pounds)502 million, resulted in goodwill of (Pounds)994 million which is being amortized over a 40 year period. The consolidated financial statements of the Predecessor Company discussed below do not reflect the foregoing adjustments.

 NGG Transaction

  During Fiscal Year 1996, Yorkshire, together with the other 11 RECs in the UK, distributed the majority of its shares in NGG to its shareholders. This transaction, together with certain related transactions (collectively, the "NGG Transaction"), had a material impact on Yorkshire's financial results for that year. The related transactions included: (a) Yorkshire's receipt of special and ordinary dividends; (b) the receipt by each Yorkshire residential customer of a one-time discount pursuant to an agreement among the shareholders of NGG; and

(c) Yorkshire's receipt of an in-kind dividend of approximately 9.2% of the shares of PSB Holdings Limited ("PSB"), the holding company of First Hydro Limited, which shares were subsequently converted to cash upon PSB's liquidation.

SIGNIFICANT FACTORS AND KNOWN TRENDS

 Competition and Industry Challenges

  On April 1, 1995 and 1996, certain reductions in allowed distribution revenues were made by the Regulator. Yorkshire's allowed distribution revenues were impacted by a 14% below inflation reduction and a 13% below inflation reduction on April 1, 1995 and 1996, respectively, following reviews by the Regulator. On April 1, 1997 and April 1, 1998, Yorkshire's allowed distribution revenues were decreased by an additional 3% below inflation reduction, and there will be a further 3% below inflation reduction on April 1, 1999.

  The potential exists for additional distribution price reductions based upon further review by the Regulator. The next scheduled Distribution Price Control Formula review will be in 2000. Future cost efficiency initiatives may not result in sufficient savings to offset price reductions. Price reductions are mitigated by the inclusion of the UK Retail Price Index in the determination of the Distribution Price Control Formula. Because the maximum average price in any year is based in part on the maximum average price in the preceding year, a price reduction in any given year has an ongoing effect on the maximum average price for all subsequent years. See "The Electric Utility Industry in Great Britain--Distribution of Electricity--Price Control".

  Yorkshire currently has an exclusive right to supply electricity to its Franchise Supply Customers. Competition in supply to such customers was scheduled to be phased in over a six month period commencing on April 1, 1998. In October 1997, the Regulator published proposals for new transitional supply price restraints to apply from April 1, 1998 to residential and small business customers for an initial period of two years and until an adequate level of competition is established. Yorkshire subsequently indicated its acceptance of such proposals. The proposals (when taken together with the reduction in the Fossil Fuel Levy, which became effective on April 1, 1998) resulted in the implementation of small reductions, effective April 1, 1998, in the tariffs for Yorkshire's residential and small business customers in its Franchise Area compared to the corresponding tariffs in effect in August 1997. The proposals also require an additional 3% below inflation reduction effective April 1, 1999. See "The Electric Utility Industry in Great Britain--Supply of Electricity--Price Regulation".

  Following an announcement in January 1998 by the Regulator, competition in supply to Franchise Supply Customers has been delayed until September 1998. Assuming that such competition starts as currently scheduled in September 1998 for Franchise Supply Customers, Yorkshire Group presently estimates that costs totalling (Pounds)75 million will have been incurred for re-engineering and information technology work. Of such amount, approximately (Pounds)19 million was expensed in Fiscal Year 1997. The Regulator has made proposals (which have been accepted by Yorkshire) to allow Yorkshire recovery of (Pounds)23 million over a five year period ending March 31, 2003. A further (Pounds)7 million is expected to be recovered through Pool cost recovery and other national mechanisms and (Pounds)8 million is expected to be capitalized as such amount is expected to provide future benefits to the supply business. As a result of the above, the residual amount of approximately (Pounds)18 million, which will not be recovered or capitalized, will be expensed in Fiscal Years 1998 and 1999 as incurred.

  The Regulator has also made proposals (which have been accepted by Yorkshire) to provide an annual allowance of (Pounds)3 million for the period 1998 through 2000 to cover operating costs. The allowance will be reviewed at the time of the Distribution Price Formula Control review in 2000.

  The October 1997 proposals therefore will allow Yorkshire to recover up to 50% of its forecasted set-up and operating costs over a five year period. The shortfall could be higher if: (i) operating costs are higher than anticipated (e.g., there is a higher level of customer activity); (ii) recovery of operating costs is disallowed or reduced when the Distribution Price Control Formula is reviewed for the period beginning April 1, 2000; or (iii) the integrated national systems do not work as contemplated or require substantial redevelopment.

  The Regulator's proposals also provided that a REC should be penalized: (i) where it starts to open its market more than three months after the market opening by the first REC; (ii) where it opens successive tranches of its market more than three months after the opening of the corresponding tranche by the first REC; and (iii) where the market opening of the first REC has been delayed beyond April 1, 1998. The penalties will be calculated at 1% of the operating revenues of the supply business for Franchise Supply Customers per month of delay, weighted by the proportion of customers affected and applied as a reduction in allowed distribution business income. If Yorkshire does not open its market for Franchise Supply Customers to competition until after April 1, 1999, it would incur a penalty of approximately (Pounds)6 million. It is now apparent that some penalty will be incurred due to the delay in the opening of the competitive market for Franchise Supply Customers until September 1998. Yorkshire Group expects that Yorkshire will be prepared to open its Franchise Area to such competition in September 1998.

 Factors Affecting Revenues

  Two principal factors determine the amount of revenues produced by the distribution business: the unit price of electricity distributed (which is controlled by the Distribution Price Control Formula) and the number of electricity units distributed (which depends upon customer demands as influenced in part by economic activity and weather conditions).

  Two principal factors determine the amount of revenues produced by the supply business: the unit price of the electricity supplied (which, in the case of the Franchise Supply Customers, is controlled by the Supply Price Control Formula) and the number of electricity units supplied. Yorkshire is currently expected to have the exclusive right to supply all Franchise Supply Customers in its Franchise Area until September 1998.

 UK Tax Law Changes

  On July 2, 1997, the UK government enacted certain changes in tax law, including a one-time windfall tax on privatized industries and a reduction in rates of corporation tax on income from 33% to 31%. The windfall tax on Yorkshire is (Pounds)134 million and will not be deductible for UK corporation tax purposes. The windfall tax has been recorded as an extraordinary charge in the nine month period ended December 31, 1997. The tax is payable in two equal installments on December 1, 1997 and 1998. During the nine month period ended December 31, 1997, Yorkshire Group estimated the impact of the reduction in corporation tax rates, which resulted in a one-time reduction in deferred income tax liabilities and a corresponding reduction in income tax expense of approximately (Pounds)12 million.

 Business Restructuring

  In December 1997, Yorkshire announced a planned business restructuring intended to enable it to meet increased competition and react to potential regulatory developments in the energy markets in the UK. The restructuring will result in the distribution and supply businesses becoming self-sufficient businesses. As part of the restructuring, an alternative ownership structure will be pursued for the generation business. Yorkshire currently contemplates transferring such assets to an entity or entities other than Yorkshire Group or its subsidiaries. It is expected that proceeds from the transfer of these assets will be used to reduce debt of Yorkshire Group. See "Certain Relationships and Related Transactions".

  Total assets less current liabilities employed by the generation business at December 31, 1997 were (Pounds)168 million. Operating income attributable to the generation business in the nine months ended December 31, 1997 was (Pounds)12 million.

  As a result of this restructuring, approximately 160 positions will be eliminated. A provision of approximately (Pounds)10 million was recorded in the nine month period ended December 31, 1997 to reflect the cost of these workforce reductions.

 Investment in Ionica

  Yorkshire Group has an equity investment in Ionica, a telecommunications company. The holding in Ionica was initially included in Yorkshire Group's consolidated balance sheet at its fair value at acquisition on April 1, 1997 of (Pounds)54 million, plus a subsequent additional investment of (Pounds)1 million. Following an announcement in November 1997 by Ionica of a temporary delay in its roll out program due to problems in upgrading software, the fair value of Yorkshire Group's investment in Ionica decreased to (Pounds)30 million at December 31, 1997. At April 30, 1998, the fair value of Yorkshire Group's investment in Ionica was valued at (Pounds)19 million ($31 million). This reduction below the recorded book value has not been included as a charge against earnings in Yorkshire Group's consolidated financial statements included in this Prospectus as such diminution in value is not considered permanent. For a description of certain recent developments adversely affecting Yorkshire Group's investment in Ionica, see "Summary--Recent Developments".

 Derivative Financial Instruments and Interest Rates

  Derivative financial instruments are used by Yorkshire on a limited basis and are utilized only to mitigate business risks and not for speculative purposes.

  Yorkshire Group maintains its cash balances in pounds sterling. However, Yorkshire Group's obligations related to the issuance of the Senior Notes will be payable in US dollars. Yorkshire Group is not currently engaged in any hedging of currency risks, although it expects to utilize derivative financial instruments to hedge a portion of the currency risks associated with this exposure.

  Changes in interest rates have not had a significant impact on Yorkshire in the last three years. However, Yorkshire has entered into debt facilities which bear interest at variable rates. As part of its risk management policy and to mitigate the effects of interest rate changes, Yorkshire Group enters into interest rate swap agreements under which counterparties have agreed to pay amounts to Yorkshire Group equal to variable interest obligations in consideration of amounts payable by Yorkshire Group equivalent to fixed rates of interest. If the counterparty to the interest rate swap was to default on contractual payments, Yorkshire Group could be exposed to increased costs related to replacing the original agreement. See Note 7, "Financial Instruments", to Yorkshire's consolidated financial statements for the three years ended March 31, 1997 and Note 6, "Interest Rate Swaps", to Yorkshire Group's condensed consolidated financial statements for the nine months ended December 31, 1997 included elsewhere in this Prospectus for additional information on such agreements.

 Environmental Factors

  Yorkshire's businesses are subject to numerous regulatory requirements with respect to the protection of the environment. The principal laws which have environmental implications for Yorkshire are the Electricity Act, the Environmental Protection Act 1990 and the Environment Act 1995. Yorkshire believes that it has taken, and intends to continue taking, measures to comply with the applicable law and government regulations for the protection of the environment. There are no material legal or administrative proceedings pending against Yorkshire with respect to any environmental matter.

 Inflation

  Inflation neither has had a significant impact on Yorkshire in the last three years, nor is expected to do so in the foreseeable future. Yorkshire's revenues from regulated activities are adjusted based on factors which include an index for inflation in costs of operations.

 Year 2000 Issues

  Yorkshire Group is currently evaluating its business systems and processes to determine the extent to which modifications are required to prevent problems related to the year 2000, and the resources which will be required to make such modifications. Yorkshire Group has established a dedicated team to coordinate and control all date conformity work within a structured program framework. Yorkshire Group estimates that the costs associated with year 2000 modifications will be approximately (Pounds)26 million, of which (Pounds)17 million will be expensed as incurred, and (Pounds)9 million will be capitalized.

RESULTS OF OPERATIONS

  Nine Months Ended December 31, 1997 for the Successor Company Compared with Nine Months Ended December 31, 1996 for the Predecessor Company

 Earnings

  Income from operations increased by (Pounds)3 million (3%) from (Pounds)120 million for the nine months ended December 31, 1996 to (Pounds)123 million for the nine months ended December 31, 1997. This increase was principally due to a decrease in net periodic pension costs of (Pounds)9 million, due to an increase in the market value of the pension fund, other cost savings, and a (Pounds)24 million charge in the nine months ended December 31, 1996 relating to the replacement of billing and debt collection systems partially offset by a provision of (Pounds)10 million for restructuring costs, amortization of goodwill of (Pounds)18 million and additional depreciation of (Pounds)5 million arising from the revaluation of distribution network assets in connection with the Acquisition.

  Income from operations by segments for the nine months ended December 31, 1997 was (Pounds)89 million, (Pounds)14 million and (Pounds)20 million for the distribution, supply and other segments, respectively. Income from those segments in the nine months ended December 31, 1996 was (Pounds)99 million, (Pounds)1 million and (Pounds)20 million, respectively.

  Net interest expense rose from (Pounds)20 million for the nine months ended December 31, 1996 to (Pounds)78 million for the nine months ended December 31, 1997 principally as a result of the financing costs associated with the increased amount of debt incurred in connection with the Acquisition.

  Net income decreased by (Pounds)169 million, from (Pounds)77 million in the nine months ended December 31, 1996 due to a loss of (Pounds)92 million in the nine months ended December 31, 1997. In addition to the variances discussed above, the net loss for the nine months ended December 31, 1997 includes an extraordinary charge of (Pounds)134 million for the windfall tax enacted by the UK government in July 1997. The windfall tax is not deductible for UK corporation tax purposes. Net income before this extraordinary charge for the nine months ended December 31, 1997 was (Pounds)42 million.

 Revenues

  Operating revenues decreased by (Pounds)65 million (7%) from (Pounds)974 million in the nine months ended December 31, 1996 to (Pounds)909 million during the nine months ended December 31, 1997 as follows:

                                                            OPERATING REVENUES
                                                           INCREASE (DECREASE)
                                                          FROM NINE MONTHS ENDED
                                                            DECEMBER 31, 1996
                                                           TO NINE MONTHS ENDED
                                                            DECEMBER 31, 1997
                                                          ----------------------
                                                            (Pounds) MILLIONS
     Distribution........................................           (1)
     Supply..............................................          (69)
     Other...............................................            5
                                                                   ---
       Total operating revenues..........................          (65)
                                                                   ===

  Revenues from the distribution business decreased by (Pounds)1 million from (Pounds)225 million for the nine months ended December 31, 1996 to (Pounds)224 million for the nine months ended December 31, 1997 due to a decrease in the maximum allowable average price of units distributed as a result of the application of the revised Distribution Price Control Formula. Units distributed increased by 1% in the nine months ended December 31, 1997 partially offsetting such decrease.

  Franchise Supply Customers, who are generally residential and small commercial customers, comprised 51% of total sales volume for the nine months ended December 31, 1997. The volume of unit sales of electricity for Franchise Supply Customers is influenced largely by the number of customers in the Franchise Area, weather conditions and prevailing economic conditions. Unit sales to Non-Franchise Supply Customers, who are typically large commercial and industrial businesses, constituted 49% of total sales volume for the nine months ended December 31, 1997. Sales to Non-Franchise Supply Customers are determined primarily by the success of the supply business in contracting to supply electricity to customers who are located both inside and outside the Franchise Area.

  During the nine months ended December 31, 1997, the number of electricity units supplied decreased by 4% and total revenues produced by the supply business decreased by (Pounds)69 million (8%) to (Pounds)799 million from (Pounds)868 million for the nine months ended December 31, 1996. Revenues decreased partly due to a reduction of 10% in sales to Non-Franchise Supply Customers as a result of increased competition and partly due to reduced purchase of electricity costs, the benefits of which are passed on to customers.

 Cost of Sales

  Cost of sales decreased by (Pounds)63 million (9%) from (Pounds)681 million in the nine months ended December 31, 1996 to (Pounds)618 million in the nine months ended December 31, 1997. This decrease was due principally to the reduction in units supplied. Additionally, electricity purchase costs decreased due primarily to reductions in the Fossil Fuel Levy.

 Operating Expenses

  Operating expenses decreased by (Pounds)5 million (3%) from (Pounds)173 million in the nine months ended December 31, 1996 to (Pounds)168 million in the nine months ended December 31, 1997. This decrease was principally due to a reduction in pension costs of (Pounds)9 million, other cost savings and the recording of a (Pounds)24 million charge relating to the replacement of billing and debt collection systems in the nine months ended December 31, 1996 partially offset by a provision of (Pounds)10 million for restructuring and an increase of (Pounds)23 million relating to increased depreciation and amortization of goodwill due to the Acquisition.

 Net Interest Expense

  Net interest expense increased by (Pounds)58 million from (Pounds)20 million during the nine months ended December 31, 1996 to (Pounds)78 million in the nine months ended December 31, 1997, principally as a result of the financing costs associated with the 1997 Credit Facility entered into to finance the Acquisition.

 Income Taxes

  Yorkshire Group's effective income tax rate, excluding the windfall tax, decreased from 34% for the nine months ended December 31, 1996 to 11% for the nine months ended December 31, 1997. The effective rate in the 1997 period was affected by the (Pounds)12 million favorable impact of the reduction in the UK corporation tax rate from 33% to 31% as discussed above, partially offset by the amortization of goodwill, which is not deductible for UK income tax purposes.

 Windfall Tax

  Yorkshire Group recorded a one-time extraordinary charge of (Pounds)134 million during the nine months ended December 31, 1997 for the windfall tax enacted by the UK government in July 1997. This windfall tax is not deductible for UK corporation tax purposes.

Fiscal Year 1997 Compared with Fiscal Year 1996

 Earnings

  Income from operations was (Pounds)52 million in Fiscal Year 1997, a decrease of (Pounds)162 million from (Pounds)214 million in Fiscal Year 1996. The following items reduced Fiscal Year 1997 income from operations: (i) a (Pounds)78 million provision for uneconomic gas and electricity contracts, which resulted in a charge of (Pounds)125 million to the supply business offset by an intrabusiness elimination of (Pounds)47 million; (ii) a (Pounds)50 million charge for information system development costs to prepare for the opening of the competitive electricity market in 1998 for Franchise Supply Customers, of which (Pounds)37 million was charged to the supply business and (Pounds)13 million was charged to the distribution business;
(iii) a (Pounds)26 million decrease in distribution revenues as a consequence of price reductions imposed by the Regulator; (iv) a (Pounds)8 million charge incurred for advisers' fees in respect of the Acquisition; and (v) a (Pounds)6 million write-down of the value of non-operational property.

  Income (loss) from operations by segments for Fiscal Year 1997 were (Pounds)127 million, (Pounds)(132) million and (Pounds)10 million for the distribution, supply and other segments, respectively. Income from operations from those segments in Fiscal Year 1996 were (Pounds)164 million, (Pounds)30 million and (Pounds)20 million, respectively.

  Net income was (Pounds)26 million in Fiscal Year 1997, a decrease of (Pounds)367 million from (Pounds)393 million in Fiscal Year 1996, principally due to the NGG Transaction in Fiscal Year 1996 and the charges recorded in Fiscal Year 1997 discussed above.

 Revenues

  Operating revenues decreased by (Pounds)100 million (7%) from (Pounds)1,431 million in Fiscal Year 1996 to (Pounds)1,331 million in Fiscal Year 1997 as follows:

                                                            OPERATING REVENUES
                                                            INCREASE (DECREASE)
                                                           FROM FISCAL YEAR 1996
                                                            TO FISCAL YEAR 1997
                                                           ---------------------
                                                             (Pounds) MILLIONS
     Distribution.........................................          (26)
     Supply...............................................         (131)
     Other................................................            9
     Intrabusiness........................................           48
                                                                   ----
       Total operating revenues...........................         (100)
                                                                   ====

  Revenues from the distribution business decreased by (Pounds)26 million (8%) from (Pounds)334 million for Fiscal Year 1996 to (Pounds)308 million for Fiscal Year 1997, principally due to a decrease in the maximum allowable average price of units distributed as a result of the application of the revised Distribution Price Control Formula. Units distributed increased by 0.5% in Fiscal Year 1997 partially offsetting such decrease.

  During Fiscal Year 1997, the number of electricity units supplied decreased by 6% while total revenues produced by the supply business decreased by (Pounds)131 million (10%) to (Pounds)1,178 million from (Pounds)1,309 million for Fiscal Year 1996. The reduction was partly due to a decrease of 12% in units supplied to Non-Franchise Supply Customers, which was largely offset by a corresponding reduction in cost of sale, and partly due to reduced charges from the distribution business, the benefits of which are passed on to customers, resulting in lower average unit prices. Franchise Supply Customers and Non-Franchise Supply Customers each comprised 50% of total sales volume in Fiscal Year 1997.

 Cost of Sales

  Cost of sales decreased by (Pounds)81 million (8%) from (Pounds)1,013 million in Fiscal Year 1996 to (Pounds)932 million in Fiscal Year 1997. This reduction was the result of a decrease in supply business sales volumes and reduced charges from the distribution business.

 Operating Expenses

  Operating expenses increased by (Pounds)143 million (70%) from (Pounds)204 million in Fiscal Year 1996 to (Pounds)347 million in Fiscal Year 1997. Operating costs in Fiscal Year 1997 included: (i) a (Pounds)78 million provision for uneconomic gas and electricity contracts made for the net present value of expected future payments in excess of anticipated recoverable amounts, reflecting expectations of market prices for electricity following the opening of the competitive electricity market in 1998 for Franchise Supply Customers and future gas prices; (ii) a (Pounds)50 million charge for information system development costs, including (Pounds)19 million relating to the opening of the competitive electricity market in 1998 for Franchise Supply Customers and a (Pounds)31 million charge relating to the replacement of billing and debt collection systems; (iii) a (Pounds)8 million charge incurred for advisers' fees in respect of the Acquisition; and (iv) a (Pounds)6 million write-down of the value of non-operational property.

 Other Income

  Other income was (Pounds)20 million in Fiscal Year 1997, a decrease of (Pounds)293 million from (Pounds)313 million in Fiscal Year 1996. Other income in Fiscal Year 1996 included the NGG Transaction, totalling (Pounds)300 million as described under "--Fiscal Year 1996 Compared with Fiscal Year 1995--Other Income". Following the NGG Transaction, ordinary dividends received from NGG decreased from (Pounds)21 million in Fiscal Year 1996 to (Pounds)2 million in Fiscal Year 1997. Other income for Fiscal Year 1997 also includes the effect of the (Pounds)15 million gain on disposal by Yorkshire of its share of a joint venture investment.

 Net Interest Expense

  Net interest expense increased by (Pounds)13 million from (Pounds)20 million in Fiscal Year 1996 to (Pounds)33 million in Fiscal Year 1997, including a (Pounds)7 million charge in relation to the termination of interest rate swap agreements. Increased financing costs arising from the payment of a special dividend of (Pounds)185 million in January 1996 were partly mitigated by the effects of asset sales.

 Income Taxes

  The effective income tax rate of 22% in Fiscal Year 1996 increased to 33% for Fiscal Year 1997. The effective income tax rate in Fiscal Year 1996 was reduced principally due to the lower tax rate on gains arising from the NGG Transaction. See Note 6, "Income Taxes", to Yorkshire's consolidated financial statements for the three years ended March 31, 1997 included elsewhere in this Prospectus for additional information.

 Fiscal Year 1996 Compared with Fiscal Year 1995

  Earnings

  Income from operations was (Pounds)214 million in Fiscal Year 1996, a decrease of (Pounds)1 million from Fiscal Year 1995. Distribution revenues decreased by (Pounds)28 million, principally due to a reduction in the maximum allowable average price of units distributed as a result of the application of the revised Distribution Price Control Formula. This decrease was largely offset by cost savings.

  Income from operations by segments for Fiscal Year 1996 were (Pounds)164 million, (Pounds)30 million, and (Pounds)20 million for the distribution, supply and other segments, respectively. Income from operations from those segments in Fiscal Year 1995 were (Pounds)176 million, (Pounds)23 million, and (Pounds)16 million, respectively.

  Other income was (Pounds)313 million in Fiscal Year 1996, an increase of (Pounds)297 million from (Pounds)16 million in Fiscal Year 1995 due to the NGG Transaction totalling (Pounds)300 million which are described in detail below.

  Income taxes increased by (Pounds)36 million, from (Pounds)78 million in Fiscal Year 1995 to (Pounds)114 million in Fiscal Year 1996, including taxes relating to the NGG Transaction.

  Net income increased by (Pounds)252 million from (Pounds)141 million in Fiscal Year 1995 to (Pounds)393 million in Fiscal Year 1996, principally due to increased other income as a result of the NGG Transaction offset by the income taxes discussed above.

 Revenues

  Operating revenues decreased by (Pounds)33 million (2%) from (Pounds)1,464 million in Fiscal Year 1995 to (Pounds)1,431 million in Fiscal Year 1996 as follows:

                                                            OPERATING REVENUES
                                                            INCREASE (DECREASE)
                                                           FROM FISCAL YEAR 1995
                                                            TO FISCAL YEAR 1996
                                                           ---------------------
                                                             (Pounds) MILLIONS
     Distribution.........................................          (28)
     Supply...............................................          (34)
     Other................................................            1
     Intrabusiness........................................           28
                                                                    ---
       Total operating revenues...........................          (33)
                                                                    ===

  Revenues from the distribution business decreased by (Pounds)28 million (8%) from (Pounds)362 million for Fiscal Year 1995 to (Pounds)334 million for Fiscal Year 1996, principally due to a decrease in the maximum allowable average price of units distributed as a result of the application of the revised Distribution Price Control Formula. A 3% increase in sales volume partially offset the average price decrease.

  Revenues from the supply business decreased by (Pounds)34 million (3%) from (Pounds)1,343 million in Fiscal Year 1995 to (Pounds)1,309 million in Fiscal Year 1996 as a result of lower average unit prices, principally due to reduced charges from the distribution business, the benefits of which are passed on to customers, and a decrease in units sold of 1%. Franchise Supply Customers comprised 46% of total sales volume in Fiscal Year 1996 and Non-Franchise Supply Customers comprised 54%.

 Cost of Sales

  Cost of sales decreased by (Pounds)12 million (1%) from (Pounds)1,025 million in Fiscal Year 1995 to (Pounds)1,013 million in Fiscal Year 1996 as a result of the decrease in units sold.

 Operating Expenses

  Operating expenses decreased by (Pounds)20 million (9%) from (Pounds)224 million in Fiscal Year 1995 to (Pounds)204 million in Fiscal Year 1996 as a result of cost savings, principally due to a reduction in the number of employees from 4,567 at the end of Fiscal Year 1995 to 3,907 at the end of Fiscal Year 1996.

 Other Income

  Other income increased by (Pounds)297 million from (Pounds)16 million in Fiscal Year 1995 to (Pounds)313 million in Fiscal Year 1996. During Fiscal Year 1996, Yorkshire, together with the other 11 RECs in the UK, distributed the majority of its shares in NGG to its shareholders in connection with the NGG Transaction. The NGG Transaction had a material impact on Yorkshire's financial results for that year. The NGG Transaction included the following:

    (a) Yorkshire received special dividends totalling (Pounds)118 million.

    (b) At April 1, 1995, Yorkshire held 9.2% of the issued share capital of NGG, which was recorded on its balance sheet at (Pounds)72 million. Additional share capital of NGG, totalling (Pounds)16 million, was subscribed for by Yorkshire during Fiscal Year 1996. In December 1995, when NGG became a company listed on the London Stock Exchange, Yorkshire revalued its interest in NGG to its market value of (Pounds)321 million. Also in December 1995, Yorkshire made a distribution in-kind to its shareholders of approximately 90% of its interest in NGG. A further 2%, approximately, was distributed to Yorkshire's optionholders. The aggregate gain arising from these distributions totalled (Pounds)215 million.

    (c) Each Yorkshire residential customer received a one-time discount as part of an agreement among the shareholders of NGG, which stipulated that each REC would provide such discount. The net cost of such discount was (Pounds)85 million.

    (d) Yorkshire received an in-kind dividend of approximately 9.2% of the shares of PSB, which shares were subsequently converted to cash upon PSB's liquidation, resulting in a gain of (Pounds)56 million.

    (e) Legal and other expenses relating to these transactions totalled (Pounds)4 million.

  Other income in Fiscal Year 1995 also included a one-time termination payment of (Pounds)17 million received from Stockholm Stadshus AB and a one-time loss of (Pounds)18 million following the disposal of the business and certain of the assets of Homepower Retail Limited, Yorkshire's retailing joint venture.

 Net Interest Expense

  Net interest expense increased by (Pounds)8 million from (Pounds)12 million in Fiscal Year 1995 to (Pounds)20 million in Fiscal Year 1996, principally as a result of substantially more long-term debt outstanding during Fiscal Year 1996 than during Fiscal Year 1995 due to the payment of a special dividend of (Pounds)188 million in January 1995.

 Income Taxes

  The effective income tax rate decreased from 36% to 22% from Fiscal Year 1995 to Fiscal Year 1996, principally due to a lower effective income tax rate on the NGG Transaction. See Note 6, "Income Taxes", to Yorkshire's consolidated financial statements for the three years ended March 31, 1997 included elsewhere in this Prospectus for additional information.

LIQUIDITY AND CAPITAL RESOURCES

  Yorkshire Group's sole investment and only significant asset is the entire share capital of Yorkshire Holdings, which, in turn, owns the entire share capital of Yorkshire. Yorkshire Group is therefore dependent upon dividends from Yorkshire for its cash flow.

  At December 31, 1997, in addition to cash flow from Yorkshire's operations available for distribution indirectly to Yorkshire Group, Yorkshire Group had (Pounds)300 million available under existing bank facilities, including (Pounds)50 million under the 1997 Credit Facility, as its primary source of liquidity.

  Yorkshire Group will be required to refinance the 1997 Credit Facility, which matures on July 30, 1998. For a discussion of the 1997 Credit Facility, see Note 11, "Acquisition", to Yorkshire Group's consolidated balance sheet as of April 1, 1997 included elsewhere in this Prospectus. Yorkshire Group currently expects to refinance the 1997 Credit Facility through a series of transactions, including the February 1998 issuance of (Pounds)200 million of the Guaranteed Eurobonds, the February 1998 issuance of (Pounds)396 million of the Senior Notes, the issuance of (Pounds)168 million of the Trust Securities offered hereby, the potential issuance of additional senior notes, the entering into of additional credit facilities, if available and on terms acceptable to Yorkshire Group, and from the proceeds of the currently contemplated transfer of Yorkshire Group's generation assets to an entity or entities other than Yorkshire Group or its subsidiaries. Yorkshire Group is currently in negotiations with respect to the replacement of the 1997 Credit Facility.

  Yorkshire Group also will be required to fund its ongoing capital expenditures, fund its debt service (including with respect to the Trust Securities) and the final windfall tax payment and cover its seasonal working capital needs. Yorkshire Group expects to fund these ongoing cash requirements through a combination of available cash flow from Yorkshire's operations and amounts available under the committed bank facilities of (Pounds)300 million.

  The principal sources of funds of the Successor Company during the nine months ended December 31, 1997 were (Pounds)63 million from operations, which reflects interest paid of (Pounds)66 million and tax paid of (Pounds)71 million, including the first installment of the windfall tax of (Pounds)67 million. Yorkshire Group raised (Pounds)1,034 million from the 1997 Credit Facility and (Pounds)440 million in equity. During this period, Yorkshire Group utilized (Pounds)1,474 million to acquire Yorkshire, (Pounds)129 million for capital expenditures and (Pounds)61 million to repay short-term loans.

  The principal sources of funds of Yorkshire during Fiscal Year 1997 were (Pounds)96 million from operations, which reflects interest paid of (Pounds)42 million and tax paid of (Pounds)30 million. During Fiscal Year 1997, Yorkshire invested (Pounds)121 million in capital expenditures and long-term investments and paid dividends of (Pounds)71 million. Proceeds from asset sales totalled (Pounds)73 million.

  The principal sources of funds of Yorkshire during Fiscal Year 1996 were (Pounds)222 million from operations, which reflects interest paid of (Pounds)46 million and tax paid of (Pounds)98 million. During Fiscal Year 1996, Yorkshire invested (Pounds)126 million in capital expenditures and long-term investments and paid dividends of (Pounds)243 million, including a special dividend of (Pounds)185 million. Proceeds from asset sales, including PSB, totalled (Pounds)119 million. Yorkshire raised (Pounds)150 million from the issuance of Eurobonds.

  At December 31, 1997, the Successor Company had net current liabilities of (Pounds)1,099 million, primarily as a result of the initial financing structure of the Acquisition. To meet short-term cash needs, the Successor Company had (Pounds)118 million of cash and cash equivalents at December 31, 1997.

  Yorkshire's capital expenditures are primarily related to the distribution business and include expenditures for load-related, non-load-related and non-operational capital assets. Load-related capital expenditures are largely required by new business growth. Customer contributions are normally received where capital expenditures are made to extend or upgrade service to customers (except to the extent that such capital expenditures are made to enhance Yorkshire's distribution network generally). Non-load-related capital expenditures include asset replacement which is expected to continue until at least the next decade. Other non-load-related expenditures include system upgrade work that provides for load growth and has the additional benefit of improving network security and reliability. Non-operational capital expenditures are for assets such as fixtures and equipment. For Fiscal Years 1996 and 1997 capital expenditures, net of customer contributions, were (Pounds)91 million and (Pounds)126 million, respectively. Yorkshire is required to file five year projections with the Regulator for gross capital expenditures related to its regulated distribution network and updates of such projections annually. The most recent projection was for the five year period ended March 31, 2000 and was filed in July 1997. This filing indicated Yorkshire's current projection of approximately (Pounds)575 million in capital expenditures for the five year period. Approximately (Pounds)180 million has already been spent in Fiscal Year 1996 and Fiscal Year 1997 related to this five year projection.

  To reduce the impact of interest rate changes, Yorkshire Group has entered into several interest rate swap agreements with total notional amount of (Pounds)650 million currently outstanding and with maturity dates ranging from January 2008 to February 2008. The interest rate swaps are from a LIBOR variable rate to an average fixed rate of approximately 7.3%. See Note 6, "Interest Rate Swaps", to Yorkshire Group's condensed consolidated financial statements for the nine months ended December 31, 1997 included elsewhere in this Prospectus for further information on such agreements.

  Yorkshire Group does not have any foreign currency hedging contracts in place; however, to the extent that it becomes economically desirable, it may swap some or all of any US dollar liabilities associated with security issuances back to pounds sterling to hedge the currency risk associated therewith.

  Demand for electricity in the UK, including the Franchise Area, is seasonal, with demand being higher in the winter months and lower in the summer months. Yorkshire bills the majority of its Franchise Supply Customers on a staggered quarterly basis while it is generally required to pay related expenses (principally the cost of purchased electricity) on 28-day terms. However, approximately 50% of the Franchise Supply Customers settle their accounts using regular payment plans based on prepayment or spreading of the cost of their annual bill evenly throughout the year. A majority of Yorkshire's supply revenues are based on a fixed price per unit. The cost of supply to Yorkshire from the Pool, if not covered by hedging mechanisms, varies throughout the year, generally being higher in winter months and lower in summer months. Yorkshire balances the effect of these influences on its working capital needs with drawings under its available credit facilities.

  Yorkshire's supply business to Non-Franchise Supply Customers generally involves entering into fixed price contracts to supply electricity to its customers. The electricity is obtained primarily by purchases from the Pool. Because the price of electricity purchased from the Pool can be volatile due to the fact that the price is set every half hour, Yorkshire is exposed to risk arising from differences between the fixed price at which it sells electricity and the fluctuating prices at which it purchases electricity unless it can effectively hedge such exposure. To mitigate its exposure to volatility, Yorkshire utilizes CFDs and power purchase contracts with major UK power generators to stabilize the price of electricity. Yorkshire had entered into CFDs and power purchase contracts for 17,882 GWh of electricity for the nine months ended December 31, 1997. Yorkshire's electricity sales volumes were 22,391 GWh and 21,116 GWh for Fiscal Year 1996 and Fiscal Year 1997, respectively.

  Management believes that cash flow from operations, together with its existing sources of credit and the proceeds from the Offering and the refinancing of the 1997 Credit Facility, will provide sufficient financial resources to meet Yorkshire Group's projected capital needs and other expenditure requirements for the foreseeable future. Following the Acquisition, Yorkshire agreed to an amendment to its PES License to the effect that it will use all reasonable endeavours to ensure that it maintains an investment grade credit rating on its long-term debt.

                                   BUSINESS

INTRODUCTION

  Yorkshire's principal businesses are the distribution of electricity and the supply of electricity to approximately two million customers. For information with respect to a recent proposal to separate the PESs' ownership of their distribution and supply businesses, see "The Electric Utility Industry in Great Britain -- Regulation under the Electricity Act". Yorkshire also conducts ancillary business activities apart from the distribution and supply businesses that are not subject to price regulation, such as owning an interest in an off-shore gas field, supplying gas in the competitive market and holding interests in power generation. See "--Business Restructuring".

DISTRIBUTION BUSINESS

  Yorkshire's distribution business consists of the ownership, management and operation of the electricity distribution network within Yorkshire's Franchise Area. The primary activity of the distribution business is the receipt of electricity from the national grid transmission system (the "Grid") and the distribution of electricity to end users connected to Yorkshire's power lines. Because Yorkshire's distribution business is substantially a regulated monopoly, virtually all electricity supplied (whether by Yorkshire's supply business or by other suppliers) to consumers in the Franchise Area is transported through its distribution network, thus providing Yorkshire with a stable distribution volume unaffected by customer choice of supplier. As a holder of a PES License, Yorkshire is subject to a price cap regulatory framework providing economic incentives to operate in a cost effective manner and, to a limited extent, to increase the volume of electricity distributed. See "The Electric Utility Industry in Great Britain".

 Distribution Business Customers, Units Distributed, Revenues and Operating
Profit

  Yorkshire's Franchise Area covers approximately 10,000 square km (3,860 square miles) from the Pennine uplands in the west, and the cities of Leeds, Bradford and Sheffield, to the City of Hull, the ports of the Humber estuary and the eastern coastline. It encompasses the counties of West Yorkshire, East Yorkshire and almost all of South Yorkshire, together with parts of North Yorkshire, Derbyshire, Nottinghamshire, Lincolnshire and Lancashire. The regional economy is diverse. The traditional heavy industries of iron and steel, coal mining, textiles and engineering continue to contribute to the regional economy, but their overall significance has declined, particularly in the last decade. During this period, other industries, such as chemicals and food and drink, have expanded, as have service sector activities such as finance, retailing and leisure. The region is well served by road and rail networks, has three regional airports, and the ports of the Humber estuary provide access to European markets.

  The following table sets out details of Yorkshire's distribution customers and the volume of electricity distributed, as well as distribution operating revenues and operating income at the dates and for the periods presented:

                                                        AT MARCH 31,
                                             -----------------------------------
                                                1995        1996        1997
                                             ----------- ----------- -----------
   NUMBER OF CUSTOMERS CONNECTED
   Residential..............................   1,879,944   1,896,470   1,910,752
   Commercial...............................     125,350     125,827     126,003
   Industrial...............................      22,151      21,924      21,889
                                             ----------- ----------- -----------
     Total..................................   2,027,445   2,044,221   2,058,644
                                             =========== =========== ===========
                                                         FISCAL YEAR
                                             -----------------------------------
                                                1995        1996        1997
                                             ----------- ----------- -----------
   ELECTRICITY DISTRIBUTED (GWH)
   Residential..............................       6,806       7,110       7,196
   Commercial...............................       5,207       5,383       5,580
   Industrial...............................      10,618      10,729      10,566
                                             ----------- ----------- -----------
     Total..................................      22,631      23,222      23,342
                                             =========== =========== ===========
                                                        (IN MILLIONS)
                                             -----------------------------------
   Distribution operating revenues.......... (Pounds)362 (Pounds)334 (Pounds)308
   Distribution operating income............ (Pounds)176 (Pounds)164 (Pounds)127

 Competition in the Distribution Business

  Yorkshire has not experienced significant competition in its distribution business. Yorkshire believes that the cost of providing a duplicate distribution network connected to the Grid would be prohibitive. To the extent a customer may invest in its own on-site electric generating plants, however, such customer would no longer require distribution and related services from Yorkshire except for standby connection to the Grid. The distribution business is subject to marginal loss of income from related services, such as metering. For a discussion of certain recently announced proposals impacting metering, see "The Electric Utility Industry in Great Britain--Distribution of Electricity--Price Control".

 Strategy for the Distribution Business

  Yorkshire's distribution strategy consists of maintaining a reliable and safe distribution system which meets customer expectations while maximizing its operating efficiencies and fulfilling its regulatory obligations.

  To implement its strategy, Yorkshire is taking a number of steps. Yorkshire intends to maintain a sufficient level of investment in the distribution system to ensure its continued reliability and safety. In Fiscal Year 1997, Yorkshire invested (Pounds)169 million in the distribution system, of which (Pounds)96 million represented capital improvements in new substations, cables and overhead lines and (Pounds)73 million represented expenditures related to the operation, repair and maintenance of the distribution system. Yorkshire is currently investing in a Distribution Asset Management System ("DAMS") that centralizes information currently stored in over sixty computerized and paper-based systems into one integrated computerized system. The centralization of such information is intended to improve both access to and quality of information which is vital to the operation of an efficient distribution system.

  Yorkshire is also concentrating on maintaining and improving its responses to system faults. In Fiscal Year 1997, Yorkshire restored services to 95% of all customers affected by faults within three hours and on average a

Yorkshire customer was without power for only 59.7 minutes. Furthermore, Yorkshire has introduced a new toll-free phone number available for customers who have lost power. Such direct access is intended to permit Yorkshire to respond more effectively and rapidly to power loss situations. Finally, Yorkshire publishes a Quality of Supply Report which details the manner in which Yorkshire intends to improve both the availability and quality of electricity supply in its region in order to inform both its customers and OFFER as to its plans for the period to April 2000.

 Distribution Facilities

  Electricity is transported across the Grid at 400 kV or 275 kV to 21 grid supply points within Yorkshire's distribution network, where the National Grid Company transforms the voltage to 132 kV, 66 kV and 33 kV for entry into Yorkshire's distribution system.

  At March 31, 1997, Yorkshire's distribution system consisted of:

                                                    LV       11 KV   ABOVE 11 KV
                                                 --------- --------- -----------
   Number of metered supplies................... 2,057,173 1,455      16
   Total length of circuits..................... 30,350 km 18,011 km  4,676 km
   Percentage underground....................... 92%       50%        28%

  The primary distribution system consists of 21 grid supply points from the Grid, an additional 68 supply points and 357 primary substations. At March 31, 1997, the installed transformer capacity with a secondary voltage higher than 650 v at these substations was 20,527,000 kVA. Remote control facilities enable the real time monitoring and operation of most of these larger substations from one central control room.

  Yorkshire's distribution substations amount to 12,849 indoor substations, 2,774 outdoor substations and 16,618 pole mounted substations. At March 31, 1997, the installed transformer capacity with a secondary voltage less than 650 v was 9,251,220 kVA.

SUPPLY BUSINESS

  Yorkshire's supply business consists of selling electricity to end users, purchasing such electricity and arranging for its distribution to those end users. Under its PES License, Yorkshire has an exclusive right to supply electricity to Franchise Supply Customers. This exclusive right is currently scheduled to continue until September 1998. The supply business to Non-Franchise Supply Customers, both inside and outside Yorkshire's Franchise Area, is open to competition.

  The following table sets forth the volume of electricity sold, by Non-Franchise Supply Customer and Franchise Supply Customer, as well as supply operating revenues and operating income (loss):

                                                    FISCAL YEAR
                                     -----------------------------------------
                                         1995          1996          1997
                                     ------------- ------------- -------------
   Volume (GWh):
     Non-Franchise Supply
      Customers....................         12,572        12,046        10,627
     Franchise Supply Customers....         10,148        10,345        10,489
                                     ------------- ------------- -------------
       Total.......................         22,720        22,391        21,116
                                     ============= ============= =============
                                                   (IN MILLIONS)
                                     -----------------------------------------
   Supply operating revenues.......  (Pounds)1,343 (Pounds)1,309 (Pounds)1,178
   Supply operating income (loss)..  (Pounds)   23 (Pounds)   30 (Pounds) (132)

 Competition in the Supply Business

  The supply business is currently divided between Franchise Supply Customers within the Franchise Area, and Non-Franchise Supply Customers, inside and outside the Franchise Area. The non-franchise threshold was lowered to 100 kW in April 1994 allowing competition in supply for these customers while Franchise Supply Customers remained subject to regulation. Competition in supply to Franchise Supply Customers is currently scheduled to be phased in over a six-month period commencing in September 1998, at which time the exclusive right of Yorkshire to supply the Franchise Area will cease. The Regulator, however, proposed transitional price regulation for smaller consumption Franchise Supply Customers for an initial period of two years until an adequate level of competition is established. Yorkshire subsequently indicated its acceptance of such proposals. The proposals (when taken together with the reduction in the Fossil Fuel Levy which became effective on April 1,
1998) resulted in the implementation of small reductions, effective April 1, 1998, in the tariffs for Yorkshire's residential and small business customers in its Franchise Area compared to the corresponding tariffs in effect in August 1997. The proposals also require an additional 3% below inflation reduction effective April 1, 1999. See "The Electric Utility Industry in Great Britain--Industry Structure" and "--Supply of Electricity".

 Strategy for the Supply Business

  Yorkshire's supply strategy consists of (i) protecting and sustaining Yorkshire's electricity market position within the Franchise Area, (ii) cross-selling gas to its existing customer base, (iii) securing market share for gas and electricity supply outside the Franchise Area to the extent that such contracts are profitable and (iv) seeking marketing and strategic alliances in the supply business.

  To implement its strategy, Yorkshire is taking a number of steps. Yorkshire is endeavoring to retain its existing Non-Franchise Supply Customers in the Franchise Area by purchasing electricity at competitive rates from power generators in the UK and providing high quality customer service. In doing so, in Fiscal Year 1997, Yorkshire maintained a significant portion of its existing business. Yorkshire has also applied this strategy to Non-Franchise Supply Customers outside of its Franchise Area and to gas customers. For example, in Fiscal Year 1997, Yorkshire was awarded new contracts with such entities as East Midlands Airport, Lancashire County Council, South Staffordshire Water and a number of Ministry of Defense sites. Furthermore, in addition to marketing gas and electricity under the Yorkshire brand name, Yorkshire intends to enter into "channel partnerships" with various business and commercial entities (a "channel partner") whereby Yorkshire markets energy to customers outside of its Franchise Area under the name of the channel partner or in the joint name of Yorkshire and the channel partner. Yorkshire is currently negotiating to establish a "channel partnership" with a chain of retail appliance stores. Yorkshire expects to maintain this strategy for all business customers and potential business customers after competition commences for both gas and electricity and to extend this approach to the residential market. There is no assurance that Yorkshire will be able to enter into such "channel partnerships" and, if it does, that they will be successful.

  As discussed under "--Affiliate Businesses and Other Investments--Gas Sourcing and Supply", Yorkshire has taken significant steps toward developing its gas supply capabilities. Currently, gas may be sold to residential customers in selected regional markets that have been opened to competition. By retaining its existing customer base and, eventually, expanding into new markets which will be open to competition, Yorkshire intends to be in a position to offer those customers both electricity and gas. In offering such flexibility, Yorkshire intends to solidify its relationship with these customers and provide an established market base for its developing gas supply business.

  In a joint statement issued in January 1998, the Regulator and OFGAS asked each of the RECs and BG Centrica plc (the former supply business of British Gas plc) ("Centrica") to give undertakings to stop "dual fuel" offers to supply gas and electricity. In addition, OFGAS asked the RECs to undertake not to market gas to residential customers in areas where their respective markets are not open to competition except where contracts have already been signed. The regulators also made proposals concerning competition in meter reading. Following discussions with the regulators, it was announced that the RECs had agreed only to provide additional dual fuel benefits to customers once their individual franchise area is opened to electricity competition and that OFGAS had agreed that RECs' gas supply businesses should be permitted to continue to compete in the gas market both within and outside their franchise areas on the basis that there are no undue restrictions or distortions in the gas market in those areas. The RECs also agreed to work with the Regulator and OFGAS to ensure measures to limit distortion of the meter reading market.

AFFILIATE BUSINESSES AND OTHER INVESTMENTS

  Yorkshire's ancillary business activities have primarily included, among other things, gas sourcing and supply and holding interests in power generation.

 Gas Sourcing and Supply

  Recognizing the long-term opportunities in the competitive gas supply market, in April 1994, Yorkshire acquired a 6.97% equity stake in the Armada off-shore gas field (the "Armada Field") for approximately (Pounds)27.8 million. As of December 31, 1997, the Armada Field, which has a production life of approximately 15 years, had proven resources of approximately 1.2 trillion cubic feet (84 billion cubic feet net to Yorkshire) of gas and 68 million barrels of oil and oil equivalents (4.8 million barrels net to Yorkshire). Delivery of such gas from the Armada Field to Yorkshire began, on schedule, in October 1997. The development costs associated with the Armada Field have been lower than originally anticipated. As of December 31, 1997, Yorkshire had invested (Pounds)62 million in the Armada Field.

  Yorkshire markets gas to industrial and commercial customers and, with the gradual removal of the residential franchise of Centrica, has recently started marketing gas to residential customers. By the end of March 1998, Yorkshire had entered into contracts for the supply of gas to more than 200,000 residential customers. Gas is sourced from Yorkshire's interest in the Armada Field and through swing contracts and purchases on the spot markets which are designed to give Yorkshire a balanced purchase portfolio. Yorkshire utilizes risk management methods, in relation to gas purchasing and supply, similar to electricity purchasing and supply, which are designed to maximize its return consistent with an acceptable level of risk.

  The Regulator and OFGAS recently proposed to restrict the ability of the RECs, including Yorkshire, to provide "dual fuel" offers to supply gas and electricity to residential customers in areas which are not open to competition. See "--Supply Business--Strategy for the Supply Business".

 Power Generation

  Through its wholly-owned subsidiary, Yorkshire Electric Power Limited ("YEPL"), Yorkshire has invested in various power generation projects. Yorkshire's PES License currently enables it and its affiliates to make investments of up to 800 MW of electricity generation. Currently, Yorkshire and its subsidiaries own, or have committed to, investments in 519 MW of power generation assets. See "--Business Restructuring" for a discussion of the proposed transfer of Yorkshire's current ownership interests in generation assets.

  The centerpiece of Yorkshire's generation activities is a 272 MW combined cycle gas turbine ("CCGT") generating station at Brigg in north Lincolnshire developed and operated by Regional Power Generators Limited ("RPG"). YEPL owns a 75% interest in RPG with IVO Energy Limited holding the remaining 25%. Yorkshire holds a power purchase agreement for 100% of the output of the station.

  Yorkshire CoGen Limited ("YCL"), a YEPL subsidiary, constructed and currently operates combined heat and power ("CHP") plants at St. James's Hospital, Leeds (4.5 MW), A. H. Marks, a chemical company based in Bradford (4.5 MW) and Queen's Medical Centre, Nottingham (4.9 MW). YCL is also constructing a 56 MW CHP plant at the premises of Hays Chemicals, a Cheshire based company, and is nearing completion of a 50 MW CCGT plant at Thornhill. YCL also owns and operates 52.6 MW of diesel fired peaking plants. YCL has submitted an application to the UK's Department of Trade and Industry to construct a 56 MW CHP plant at the premises of Hickson and Welch Chemicals in Yorkshire. Further small scale (50 MW) embedded plants (including cogeneration plants) are also planned. All of the above plants provide an opportunity for Yorkshire's electricity supply business to purchase the power offtake and a partial strategic hedge in the event that electricity prices rise and reduce profit margins of Yorkshire's supply business.

  In addition, YEPL owns a 50% interest in a company which owns two windfarms at Ovenden Moor (9.2 MW) and at Royd Moor (6.5 MW). All of the output from these windfarms is sold to The Non-Fossil Fuel Purchasing Agency under an agreement which expires on December 31, 1998.

  YCL's generation portfolio has concentrated on smaller scale projects which export less than 50 MW, principally because in doing so YCL is not required to obtain a generation license and such smaller scale projects are not required to trade in the Pool. Trading outside the Pool means that the export power has a higher value and provides YCL with increased operational flexibility.

CUSTOMER SERVICE

  As part of Yorkshire's commitment to delivering high levels of customer service, Yorkshire launched its Customer Service Initiative in 1995. Virtually all of its employees have attended training sessions aimed at developing a company culture consistent with Yorkshire's corporate mission to be a leader in the market of electricity distribution and electricity and gas supply, while consistently providing high levels of customer service. These employees have been trained in the values and behavior which need to be adopted to achieve this corporate mission.

  Improvements to customer service which have been implemented as a result of this initiative include the provision of a toll-free service for account inquiries and fault reporting, as described under "--Distribution Business-- Strategy for Distribution Business", and an increase in the number of bill payment outlets for the convenience of customers.

  Yorkshire continues to seek to improve the service it provides to its customers and, to do so, continues to train employees further. A customer service tracking system has been put in place to ensure that directors and managers of Yorkshire gain regular feedback from customers on the service they receive.

RISK MANAGEMENT

  Yorkshire's risk management efforts are primarily focused on the supply business and intended to hedge the risks associated with the purchase and sale of electricity resulting from Pool price volatility. Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool. The most common contracts for supply to Non-Franchise Supply Customers are for twelve-month terms and contain fixed rates. Yorkshire is exposed to purchase price risk (the risk associated with fluctuations in the cost of purchased electricity relative to the price received from the supply customer) to the extent that it has not hedged such risk. Yorkshire substantially hedges purchasing price risk by employing a variety of risk management tools, including management of its supply contract portfolio, hedging contracts and other means which mitigate the risk of Pool price volatility. Yorkshire employs risk management methods to maximize its return consistent with an acceptable level of risk.

  Until March 31, 1998, regulations governing the franchise supply market permitted the pass-through to customers of prudent purchase costs which included the cost of arrangements such as CFDs to hedge against Pool price volatility. Under the supply price restraint proposals published by the Regulator in October 1997, and accepted by Yorkshire, effective April 1, 1998, such purchase costs are no longer automatically passed through to such customers. CFDs are contracts predominantly between generators and suppliers which fix the major elements of the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the Pool and the agreed prices give rise to difference payments between the parties to the particular CFD. At the present time, Yorkshire expects its supply demand for the calendar year 1998 to be substantially hedged through various types of agreements, including CFDs.

  Yorkshire's ability to manage its purchase price risk depends, in part, on the continuing availability of properly priced risk management mechanisms such as CFDs. No assurance can be given that an adequate, transparent market for such products will in fact be available.

BUSINESS RESTRUCTURING

  In December 1997, Yorkshire announced a planned business restructuring intended to enable it to meet increased competition and react to potential regulatory developments in the energy markets in the UK. The restructuring will result in the distribution and supply businesses of Yorkshire becoming self-sufficient businesses. As part of the restructuring, an alternative ownership structure will be pursued for the generation business. Yorkshire currently contemplates transferring such assets to an entity or entities other than Yorkshire Group or its subsidiaries. It is expected that proceeds from the transfer of these assets will be used to reduce debt of Yorkshire Group. See "Certain Relationships and Related Transactions".

  Total assets less current liabilities employed by the generation business at December 31, 1997 were (Pounds)168 million. Operating income attributable to the generation business in the nine months ended December 31, 1997 was (Pounds)12 million.

  As a result of this restructuring, approximately 160 positions will be eliminated. A provision of approximately (Pounds)10 million was recorded in the nine months ended December 31, 1997 to reflect the cost of these work force reductions.

UK ENVIRONMENTAL REGULATION

  Yorkshire's businesses are subject to numerous regulatory requirements with respect to the protection of the environment. The principal laws which have environmental implications for Yorkshire are the Electricity Act, the Environmental Protection Act 1990 and the Environment Act 1995.

  The Electricity Act requires Yorkshire to consider the preservation of natural beauty and the conservation of natural and man-made features of particular interest when it formulates proposals for development in connection with certain of its activities. Environmental assessments are required to be carried out in certain cases including overhead line constructions at higher voltages and generating station developments. Yorkshire has produced a Corporate Environmental Policy Statement and an Electricity Act Schedule 9 Statement which sets out the manner in which it intends to comply with its environmental obligations.

  Possible adverse effects of electro-magnetic fields ("EMFs") from various sources, including transmission and distribution lines, have been the subject of a number of studies and increasing public discussion. The current scientific research is inconclusive as to whether EMFs may cause adverse health effects. There is the possibility that the passage of legislation and changing regulatory standards would require measures to mitigate EMFs, with resulting increases in capital and operational costs. In addition, the potential exists for public liability with respect to lawsuits brought by plaintiffs alleging damages caused by EMFs. The only UK standards for exposure to power frequency EMFs are those promulgated by the National Radiological Protection Board and relate to the levels above which physiological effects have been observed. Yorkshire fully complies with these standards.

  Yorkshire believes that it has taken, and intends to continue taking, measures to comply with the applicable law and government regulations for the protection of the environment. There are no material legal or administrative proceedings pending against Yorkshire with respect to any environmental matter. Yorkshire estimates (Pounds)7 million was spent on environmental compliance in Fiscal Year 1998, approximately half of which was of a capital nature. This level of expenditures is expected to continue in future Fiscal Years.

UK AND EU COMPETITION LAW

  Yorkshire's businesses are subject to the competition rules of both the UK and the European Community.

  The UK Restrictive Trade Practices Act 1976 stipulates that failure to furnish to the Office of Fair Trading an agreement that is registrable under such Act renders unenforceable certain restrictions contained in such agreement. Briefly stated, the Fair Trading Act 1973 and the Competition Act 1980 both regulate the activities of companies with market power. UK competition law, particularly the law relating to restrictive agreements, is in the process of reform and is likely to follow the approach of European Community law.

  The Treaty of Rome contains provisions which prohibit anti-competitive agreements and practices, including the abuse of a dominant position within the European Union ("EU") or a substantial part of it. Penalties for violation of these provisions include fines, third party damages and infringing contractual provisions being unenforceable.

  In January 1993, the UK implemented the EU Utilities Directive on the procedures to be followed for the award of supply and works contracts by utility companies, including electricity utilities. This directive was replaced by EU Directive 93/36, which was implemented by the UK in December 1996 and which covers service contracts as well as supply and work contracts. Those contracts that exceed the relevant financial thresholds have to be advertised in the Official Journal of the European Communities. Suppliers and contractors who believe they have suffered harm from failure to implement the correct procedure in awarding the contract are able to institute proceedings in the English High Court. The European Commission also has the power to intervene prior to the award of a contract. Yorkshire Group believes that Yorkshire has complied with any obligations it may have under those regulations but the interpretation and application of those regulations and of the European Union directives which they implement is not free from doubt and no assurance can be given that any claim for damages against Yorkshire for breach of the rules would be unsuccessful.

EMPLOYEES

  Yorkshire had approximately 4,000 employees (approximately 3,800 full-time equivalent) at the end of Fiscal Year 1997. Yorkshire Group has no employees because it is a holding company with no operations. Approximately 62% of Yorkshire's employees are represented by labor unions. All Yorkshire employees who are not party to a personal employment contract are subject to a collective bargaining agreement called The Electricity Business Agreement. This Agreement may be amended by agreement between Yorkshire and the unions and is terminable with 12 months' notice by either side. Yorkshire believes that its relations with its employees are favorable. See "--Business Restructuring" for a discussion of planned staffing reductions.

PROPERTY

  Yorkshire owns the freehold of its principal offices north of Leeds. Yorkshire has both network and non-network land and buildings.

 Network Land and Buildings

  At March 31, 1997, Yorkshire had interests in approximately 15,000 network properties, comprising principally sub-station sites.

 Non-Network Land and Buildings

  At March 31, 1997, Yorkshire had freehold and leasehold interests in non-network properties comprising chiefly offices, depots, warehouses, workshops and a number of former retail outlets. The net book value of total non-network land and buildings at March 31, 1997 was (Pounds)52 million.

LEGAL PROCEEDINGS

  Yorkshire is routinely a party to legal proceedings arising in the ordinary course of business which are not material, either individually or in the aggregate. Yorkshire currently is not a party to any material legal proceedings nor is it aware of any threatened material legal proceedings.

  On May 18, 1998, Optimum Solutions Limited ("Optimum"), a company that conducts research and development in the UK electric industry, entered a claim in the UK High Court of Justice, Chancery Division, against Yorkshire, Eastern Electricity plc, which is also a REC, NGC (as defined herein) and Logica plc alleging, in the case of Yorkshire, that Yorkshire breached a confidentiality agreement with Optimum regarding the use of confidential information in Yorkshire's preparation for the competitive changes to the electricity supply market in and after 1998. Optimum requests an injunction against the continued use of, and the return of, such confidential information, an unspecified amount of damages relating to breach of contract and equitable compensation for misuse of such confidential information. Yorkshire is currently assessing its response to this claim. The final outcome of this matter cannot now be determined.

  Litigation is ongoing with respect to another corporation's use of actuarial surpluses declared in the Electricity Supply Pension Scheme ("ESPS"). The Pension Ombudsman (a UK arbitrator appointed by statute) has issued a "final determination" in favor of complaints made by members of the ESPS relating to another corporation's use of the ESPS surplus to offset such corporation's additional costs of early payment of pensions as a result of reorganization or redundancy, together with additional contributions required after a valuation. Under that determination, the Pension Ombudsman directed such corporation to pay into ESPS the amount of that use of the surplus plus interest. The Pension Ombudsman's final determination has been successfully challenged in the courts. At the same time, the courts also considered other areas of uncertainty relating to the uses made of actuarial surpluses arising in the ESPS, including the ability to reduce or suspend standard employer contributions to reduce such surpluses. The courts ruled that such reductions were permissible. The final decisions of the courts are subject to appeal. If any of the decisions are reversed on appeal they may have an adverse effect on Yorkshire, which has made similar use of its actuarial surplus, but no assurance can be given as to the extent of that effect.

                 THE ELECTRIC UTILITY INDUSTRY IN GREAT BRITAIN

  The information set forth below relating to the electric utility industry in Great Britain has been derived from publicly available sources.

SUMMARY

  The following summarizes the general structure of the electric utility industry in England and Wales as it has developed since the privatization of the industry in 1990. The electric utility industry in England and Wales is divided into various functions, with different companies participating in the respective functions. This is in contrast to the US utility industry, in which vertically integrated companies generally participate in all functions.

FUNCTION                     DESCRIPTION OF ELECTRICITY                                 MAJOR PARTICIPANTS
----------------------------------------------------------------------------------------------------------------------
Generation               Power station production of electricity           National Power plc, PowerGen, plc
                                                                           British Energy plc, The Energy Group
                                                                           plc, First Hydro Company
-----------------------------------------------------------------------------------------------------------------------
Wholesale Trading        The Pool is a single market for a bulk trading    All generators and suppliers of electricity.
                         (buying and selling) of virtually all the
                         electricity generated in England and Wales.
-----------------------------------------------------------------------------------------------------------------------
Transmission             Bulk transfer of electricity across the Grid,     The National Grid Company ("NGC")
                         which is a high voltage open-acccess system
                         from generators to RECs.
-----------------------------------------------------------------------------------------------------------------------
Distribution             A REC's transfer of electricity from NGC's high   Yorkshire and the 11 other RECs
                         voltage transmission system across the REC's
                         low voltage distribution system to end-user
                         consumers.

                         Each REC has a substantially regulated
                         monopoly for distribution of electricity in
                         its franchise area. Accordingly, a REC is
                         the exclusive distributor of electricity
                         within its franchise area regardless of
                         the identity of the generator or supplier
                         actually selling the electricity at retail
                         to the end-user. This regulated monopoly
                         in the distribution business can be
                         distinguished from the efforts to introduce
                         competition in the supply business.
-----------------------------------------------------------------------------------------------------------------------
Supply                   The retail sale of electricity to end-user        Yorkshire, the 11 other RECs and a
                         consumers. It is generally similar to power-      variety of other companies holding
                         marketing in the US. End-user consumers are       supply licenses issued by the Regulator.
                         divided into two groups:                          Other companies include the generators
                                                                           and other energy providers
                         (i) Franchise Supply Customers. Currently
                         they must buy their electricity from their
                         local REC. Starting in September 1998, they
                         will be allowed to buy from any licensed
                         supplier. However, the local REC will still
                         distribute their electricity.

                         (ii) Non-Franchise Supply Customers.
                         Currently, they can purchase their electricity
                         from any licensed supplier although it is
                         distributed by the local REC.
-----------------------------------------------------------------------------------------------------------------------

INDUSTRY STRUCTURE

  Great Britain has two separate but connected electricity markets, each with a different commercial framework. In England and Wales electricity is produced by generators, the largest of which are National Power plc ("National Power"), PowerGen plc ("PowerGen") and Nuclear Electric plc, a subsidiary of British Energy plc ("British Energy"). Electricity is transmitted through the Grid by NGC and distributed by the twelve RECs in their respective franchise areas. Most customers are currently supplied with electricity by their local REC, although there are other suppliers holding second-tier supply licenses, including other generators and RECs, who can compete to supply customers with higher Peak Demand in such REC's franchise area.

  In Scotland there are two vertically integrated companies, Scottish Power plc ("Scottish Power") and Scottish Hydro Electric plc ("Hydro Electric"), each generating, transmitting, distributing and supplying electricity within their respective franchise areas as well as competing to supply electricity elsewhere. Scottish Nuclear, another subsidiary of British Energy, sells all the electricity it generates to Scottish Power and Hydro Electric.

  The interconnection between the two transmission systems, owned by Scottish Power and NGC, is capable of transferring electricity between Scotland and England. There is also an interconnection with France, owned by NGC and Electricite de France, through which electricity can be transferred between France and England and Wales.

  Virtually all electricity generated in England and Wales is sold by generators and bought by suppliers through the Pool. A generator which is also a licensed supplier must nevertheless sell all the electricity it generates into the Pool and purchase all the electricity which it supplies from the Pool. Because Pool prices fluctuate, generators and suppliers may enter into bilateral arrangements, such as CFDs, to provide a degree of protection against such fluctuations. See "Business--Risk Management".

  There is no equivalent to the Pool in Scotland, but Scottish Power and Hydro Electric are obligated by their licenses to offer electricity for sale to second-tier suppliers. They are also required to provide access to their transmission and distribution systems on a non-discriminatory basis to competing suppliers and generators.

INDUSTRY BACKGROUND

  The industry structure described above was put in place in March 1990 in order to introduce competition into the generation and supply of electricity. At the same time, a licensing regime was introduced for the electricity industry both in England and Wales as well as in Scotland.

  The RECs, which at that time collectively owned NGG, NGC's holding company, were privatized in December 1990. National Power and PowerGen were partly privatized in March 1991 (with the balance of the UK government's holdings being sold to investors in March 1995). Scottish Power and Hydro Electric were privatized in June 1991 and British Energy was privatized in July 1996. By December 1995, most of the RECs ownership of NGG had been publicly sold, and NGG was listed on the London Stock Exchange. Since the summer of 1995, 11 of the RECs have been acquired by other companies. Yorkshire was indirectly acquired by Yorkshire Group in April 1997.

  In 1990, the vast majority of generating capacity in England and Wales was owned by three generators. However, since that time competition in generation has increased as RECs and other new entrant generators have constructed new plants and as imports through the interconnections with Scotland and France have grown. In addition, pursuant to undertakings given to the Regulator, National Power and PowerGen have disposed of an aggregate of 6,000 MW of generating capacity to The Energy Group plc ("Energy Group").

  Competition in supply has been progressively introduced both in England and Wales and in Scotland. The RECs in England and Wales, and Scottish Power and Hydro Electric in Scotland, are subject to competition from second-tier suppliers for the supply of electricity to larger customers in their respective franchise areas. In April

1990, electricity users with a Peak Demand in excess of 1 MW became Non-Franchise Customers of a REC and therefore were allowed to choose their electricity supplier. In April 1994, the Non-Franchise Customer class was expanded to include users with a Peak Demand in excess of 100 kW. Currently, all electricity customers in Great Britain are scheduled to be able to choose their electricity supplier over a six month phase in the period beginning in September 1998, according to customers' designated postal codes.

DISTRIBUTION OF ELECTRICITY

 Accessibility Requirements

  Each of the RECs is required to offer terms for connection to its distribution system to any person, for use of its distribution system to any authorized electricity operator and for the provision of supplemental and backup supplies to any person. In providing use of its distribution system, a REC must not discriminate between its own supply business and that of any other authorized electricity operator, or between those of other authorized electricity operators; nor may its charges differ except where justified by differences in cost. Similar principles apply to the provision of supplemental and backup supplies of electricity, and in the carrying out of connection works. Disputes over the terms of offers may be determined by the Regulator.

 Price Control

  Revenue from the distribution business is controlled by a formula principally based on P x (1+(RPI-Xd)) where Xd is currently 3% (the "Distribution Price Control Formula"). P is the previous year's maximum average price per unit of electricity distributed. Because the maximum average price in any year is therefore based in part on the maximum average price in the preceding year, a price reduction in any given year has an ongoing effect on the maximum average price for all subsequent years. RPI is a measure of inflation, and equals the percentage change in the UK Retail Price Index between the six month period of July to December of the two previous years. Because RPI is based on a weighted average of the prices of goods and services purchased by a typical household, which bear little resemblance to the inputs contributing to Yorkshire's business costs, the RPI calculation may not accurately reflect the price changes affecting Yorkshire. The Xd factor is established by the Regulator following review. This formula determines the maximum average price per unit of electricity distributed (in pence per kilowatt hour) which a REC is entitled to charge. This price, when multiplied by the expected number of units to be distributed, determines the expected distribution revenues of the REC for the relevant year. The current Distribution Price Control Formula permits RECs to partially retain additional revenues due to increased distributions of units and allows for a pound for pound increase in operating profit for efficient operations and reduction of expenses within a review period. However, during the next Distribution Price Control Formula review, the Regulator may reduce any such increase in operating profit to the extent he determines it not to be a function of efficiency savings or, if genuine efficiency savings have been made, he determines that customers should benefit through lower prices in the future.

  Upon privatization, the Regulator set different Xd factors for each of the RECs to permit annual price increases by the RECs of between 0% and 2.5% (1.3% for Yorkshire) greater than RPI for the five year period ending on March 31, 1995. Following a scheduled distribution price review by the Regulator of all twelve RECs in August 1994, the Regulator required an overall real reduction in regulated distribution prices for Fiscal Year 1996 of between 11% and 17% (14% for Yorkshire) from the previous year, and set the Xd factor for the subsequent four year period ending on March 31, 2000 to subtract 2% from RPI in each such year. Also in connection with the August 1994 distribution price review, the Regulator, (i) halved from 100% to 50% the extent to which distribution revenues would be allowed to vary with the number of units of electricity distributed and (ii) determined numbers of Franchise Area customers based on REC forecasts for each year through and including Fiscal Year 2000, allowing distribution revenues to vary by 50% of the predetermined annual change in such forecast numbers. The stated intention of the Regulator in introducing this change was "to remove any artificial incentive on the companies to sell more electricity, while retaining a general incentive for companies to seek out and meet the needs of their customers". In light of information concerning the financial position of the RECs that emerged during the unsuccessful bid by Trafalgar House plc for Northern Electric plc (one of the

RECs) and representations by Consumers' Committees and others, the Regulator conducted an unscheduled distribution price review of all twelve RECs in July 1995. As a result of this unscheduled review, the Regulator revised regulated distribution prices for the four year period ending on March 31, 2000, requiring an overall real reduction in regulated distribution prices for Fiscal Year 1997 of between 10% and 13% (13% for Yorkshire) from the previous year, and resetting the Xd factor for the remaining three year period ending on March 31, 2000 to subtract 3% from RPI in each such year.

  The Distribution Price Control Formula is expected to be further reviewed with effect from April 1, 2000. Following the review, the Regulator will make a proposal for a revised formula to apply from that date. If a REC does not agree with the proposal the Regulator may refer the proposal to the MMC and, following the publication of the report of the MMC, the Regulator may make appropriate modifications to the REC's PES License.

  In setting the distribution charges each year, each REC must project the permitted maximum average charge per unit to be distributed in that year. The projection will have to take account of forecasts of units distributed, distribution line losses, the actual change in RPI and NGC exit charges. Failure to forecast accurately may result in overcharging or undercharging, which is taken into account in the following year through a correction factor in the Distribution Price Control Formula. If a REC has overcharged in the previous year, the maximum average charge per unit distributed is reduced by an amount to reflect the excess income received, to which is added interest. In the event of undercharging, the Distribution Price Control Formula allows the licensee to recover the shortfall in income plus interest.

  In certain instances, however, overcharging or undercharging by a REC above specific percentage thresholds may result in adjustments by the Regulator. If, in any year, the average charge per unit distributed exceeds the permitted maximum average charge per unit distributed by more than 3%, then, in the next following year, the REC may not increase distribution charges unless it has satisfied the Regulator that the average charge per unit in that next following year is not likely to exceed the permitted maximum average charge. If, with respect to any two successive years, the sum of the amounts by which the average charge per unit distributed has exceeded the permitted maximum average charge per unit distributed in the second of those years is more than 4% of that permitted maximum average charge, then, in the next following year, the REC may be required by the Regulator to adjust its charges so that they fall within the maximum permitted average charge. If, with respect to two successive years, the licensee undercharges by more than 10% of the maximum average charge, the Regulator may, by directions to the licensee, limit the amount by which such undercharging may be recovered.

  Since April 1995, the Distribution Price Control Formula has been notionally divided into metering and non-metering components, with the metering component equal to about 10% of each REC's allowed revenue. However, the Regulator indicated when making these proposals that there should be no presumption that this sum would be assigned to a metering business.

  Operations related to the metering of network connections to non half-hourly metered customers (generally residential and other small customers) are subject to the metering component of the Distribution Price Control Formula. Such price controls are scheduled to be disapplied from April 1, 2000, at which time competitive market pricing is scheduled to be introduced. In a joint statement issued in January 1998, the Regulator and OFGAS made proposals concerning competition in meter reading. See "Business--Supply Business-- Strategy for the Supply Business". Competitive market pricing already exists for operations related to the metering of network connections to half-hourly metered customers.

  Connection charges are levied when a customer first connects to a REC's distribution system or makes a material change in electricity supply requirements. These charges are excluded from the Distribution Price Control Formula. In the August 1994 distribution review, the Regulator introduced the concept of competition in providing connections to new customers and limited the extent to which, and the circumstances in which, customers wishing to be connected would be required to pay for the costs of reinforcement of the distribution system.

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 Data Management Services

  Beginning in September 1998, the electricity supply market for Franchise Supply Customers is currently scheduled to be opened to competition and customers will be able to select the supplier of their choice. Significant additional costs have been, and will be, incurred by the distribution business to develop new systems to facilitate competition. The new services, termed "data management services" include meter operation, data retrieval, processing and aggregation, meter point administration and distribution use of system billing.

  Assuming that competition in supply starts as currently scheduled in September 1998 for Franchise Supply Customers, Yorkshire Group presently estimates that costs totalling (Pounds)75 million will have been incurred for re-engineering and information technology work. Of such amount, approximately (Pounds)19 million was expensed in Fiscal Year 1997. The Regulator has made proposals (which have been accepted by Yorkshire) to allow Yorkshire recovery of (Pounds)23 million over a five year period ending March 31, 2003. A further (Pounds)7 million is expected to be recovered through Pool cost recovery and other national mechanisms and (Pounds)8 million is expected to be capitalized as such amount is expected to provide future benefits to the supply business. As a result of the above, the residual amount of approximately (Pounds)18 million, which will not be recovered or capitalized, will be expensed in Fiscal Years 1998 and 1999 as incurred.

  The Regulator has also made proposals (which have been accepted by Yorkshire) to provide an annual allowance of (Pounds)3 million for the period 1998 through 2000 to cover operating costs. This allowance will be reviewed at the time of the Distribution Price Control Formula Review in 2000.

  Such proposals therefore will allow Yorkshire to recover up to 50% of its forecasted set-up and operating costs over a five year period. The shortfall could be higher if: (i) operating costs are higher than anticipated (e.g., there is a higher level of customer activity); (ii) recovery of operating costs is disallowed or reduced when the Distribution Price Control Formula is reviewed for the period beginning April 1, 2000; or (iii) the integrated national systems do not work as contemplated or require substantial redevelopment.

SUPPLY OF ELECTRICITY

 Licensed Suppliers

  Subject to minor exceptions, all electricity customers in Great Britain must be supplied by a licensed supplier. Licensed suppliers purchase electricity and make open access use of the transmission and distribution networks to achieve delivery to customers' premises.

  There are two types of licensed suppliers: public electricity (or first-tier) suppliers, also known as PESs, and second-tier suppliers. PESs include the RECs, Scottish Power and Hydro Electric each supplying in its respective franchise area. Second-tier suppliers include National Power, PowerGen, Nuclear Electric, Scottish Power, Hydro Electric and other PESs (including RECs supplying outside their respective franchise areas) and a number of independent second-tier suppliers.

  At present, a Franchise Supply Customer can only buy electricity from the REC authorized to supply the relevant franchise area. Franchise Supply Customers typically include residential and small commercial and industrial customers. Non-Franchise Supply Customers are not limited to buying electricity from the local REC and can choose to buy from a second-tier supplier. Such customers are typically larger commercial and industrial electricity users. Second-tier suppliers compete with one another and with the local REC to supply customers in this competitive (or "non-franchise") sector of the market.

 Price Regulation

 The supply of electricity to Franchise Supply Customers currently remains subject to price control. The maximum average charge per unit of electricity supplied (in pence per kilowatt hour) was controlled by a formula principally based upon (P X (1 + (RPI-Xs)) + Y) (the "Supply Price Control Formula") where Xs was

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2%. The initial value of Xs was set at 0 for all the RECs on March 31, 1990.
The Supply Price Control Formula was reviewed by the Regulator with effect from April 1, 1994, when the Xs factor was set at 2% for all the RECs. This applied until March 31, 1998. P was the previous year's maximum average price per unit of electricity supplied (in pence per kilowatt hour) that relates to the REC supply business's own costs and margin. RPI was a measure of inflation, equaling the percentage change in the UK Retail Price Index between the six month period of July to December of the two previous years. Because RPI is based on a weighted average of the prices of goods and services purchased by a typical household, which bear little resemblance to the inputs contributing to Yorkshire's business costs, the RPI calculation may not accurately reflect the price changes affecting Yorkshire. The Y factor was a pass-through of certain costs which are either largely outside the management control of the REC or have been regulated elsewhere. The Y factor thus covered the REC's electricity purchase costs, including both direct Pool purchase costs and costs of hedging, transmission charges made by NGC, REC distribution charges and the Fossil Fuel Levy (described below) or amounts equivalent thereto in respect of the purchase of non-leviable electricity which are attributable to Franchise Supply Customers. The Supply Price Control Formula was therefore designed to focus downward pressure on costs and working capital, which are viewed as being within suppliers' direct control.

  As with the Distribution Price Control Formula, there was a correction factor in the Supply Price Control Formula in the event of overcharging or undercharging. If a REC had overcharged in the previous year, the maximum average charge per unit supplied was reduced by an amount to reflect the excess income received, to which was added interest. In the event of undercharging, the Supply Price Control Formula allowed the licensee to recover the shortfall in income plus interest.

  Under the current licensing regime, over a six-month period currently scheduled to commence in September 1998 all customers, including those who are currently Franchise Supply Customers, will be permitted to choose their electricity supplier. The Regulator indicated in his supply price restraint proposals published in October 1997, which proposals Yorkshire accepted, that price regulation for supply to all residential and smaller business customers within Yorkshire's Franchise Area, whose annual consumption is under 12,000 kWh, would be extended beyond March 31, 1998 until an adequate level of competition is established, and, at least, until March 31, 2000. The Regulator has indicated that the nature and extent of possible restraints after that date will be reviewed in the light of experience and prospects and that such review would take place concurrently with the ongoing review of the Distribution Price Control Formula.

  The license modifications that have been implemented to effect the new controls take the form of a series of price caps on the tariffs applicable to residential and small business customers. The new controls (when taken together with the reduction in the Fossil Fuel Levy which became effective on April 1, 1998) have resulted in the implementation of small reductions, effective April 1, 1998, in the tariffs for Yorkshire's residential and small business customers compared to the corresponding tariffs in effect in August 1997. See "Fossil Fuel Levy". The new controls also require an additional 3% below inflation reduction effective April 1, 1999. The license modifications also discontinued the automatic pass-through of costs previously passed through to residential and small business customers, consisting primarily of purchased power costs.

  In addition, the license modifications provide for an allowable charge to cover the additional cost of providing data management services that will be required to be provided by each REC. For a discussion of the costs associated with these data management services, see"--Distribution of Electricity--Data Management Services". The duration and level of the allowances for operating costs are likely to be reviewed at the time of the next Distribution Price Control Formula review. The license modifications also provide for restraints on pre-payment meter charges.

  Further, the license modifications stipulated that a REC should be penalized: (i) where it starts to open its market more than three months after the market opening by the first REC; (ii) where it opens successive tranches of its market more than three months after the opening of the corresponding tranche by the first REC; and (iii) where the market opening of the first REC has been delayed beyond April 1998. The penalties will be calculated

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

at 1% of the operating revenues of the supply business for Franchise Supply Customers per month of delay, weighted by the proportion of customers affected and applied as a reduction is allowed for distribution business income. If Yorkshire does not open its market to competition until after April 1999, it would incur a penalty of approximately (Pounds)6 million. It is now apparent that some penalty will be incurred due to the delay in the opening of the competitive market for Franchise Supply Customers until September 1998. Yorkshire Group expects that Yorkshire will be prepared to open its Franchise Area to such competition in September 1998.

THE POOL

  The Pool was established in April 1990 for bulk trading of electricity in England and Wales between generators and suppliers. The Pool reflects two principal characteristics of the physical generation and supply of electricity from a particular generator to a particular supplier. First, it is not possible to trace electricity from a particular generator to a particular supplier. Second, it is not practicable to store electricity in significant quantities, creating the need for a constant matching of supply and demand. Subject to certain exceptions, all electricity generated in England and Wales must be sold and purchased through the Pool. All licensed generators and suppliers must become signatories to the Pooling and Settlement Agreement, which governs the constitution and operation of the Pool and the calculation of payments due to and from generators and suppliers. The Pool also provides centralized settlement of accounts and clearing. The Pool does not itself buy or sell electricity.

  Prices for electricity are set by the Pool daily for each half hour of the following day based on the bids of the generators and a complex set of calculations matching supply and demand and taking account of system stability, security and other costs. Each day, generators inform NGC of the amount of electricity which each of their generating units will be able to provide the next day and the price at which they are willing to operate each such unit. NGC uses this information to construct a "merit order" which ranks each generating unit in order of increasing price. NGC then schedules the stations to operate according to such merit order, calling into service the least expensive generating units first and continuing to call generating units into service until enough are operating to meet the demand of all suppliers. Factors which may constrain NGC's ability to order stations into operation in strict observance of the merit order include transmission system constraints and the inflexibility of some generating units. A computerized system (the settlement system) is used to calculate prices and to process metered, operational and other data and to carry out the other procedures necessary to calculate the payments due under the Pool trading arrangements. The settlement system is administered on a day to day basis by NGC Settlements Limited, a subsidiary of NGC, as settlement system administrator.

  The UK government recently invited the Regulator to review these electricity wholesale trading arrangements, trading arrangements outside the Pool and price setting mechanisms. The review was launched in January 1998 with an announcement that the Regulator and an independent panel had been asked to report to the Energy Minister by July 1998.

FOSSIL FUEL LEVY

  All the RECs are obligated to obtain a specified amount of generating capacity from non-fossil fuel sources (the "NFFOs"). Because electricity generated from non-fossil fuel plants is generally more expensive than electricity from fossil fuel plants, a levy system (the "Fossil Fuel Levy") has been instituted to reimburse the generators and the RECs for the extra costs involved. The Regulator sets the rate of the Fossil Fuel Levy annually. The current Fossil Fuel Levy is 0.9% of the value of sales of electricity made in England and Wales and 0.8% of the value of sales of electricity made in Scotland.

REGULATION UNDER THE ELECTRICITY ACT

 The Regulator

  The principal legislation governing the structure and regulation of the electricity industry in Great Britain is the Electricity Act. The Electricity Act established the industry structure described above so as to enable

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privatization to take place. The Electricity Act also created the institutional framework under which the industry is currently regulated, including the office of the Regulator, who is appointed by the Secretary of State. The present Regulator, Professor Stephen Littlechild, was appointed for a five year term commencing September 1, 1989 and he was reappointed in 1994 for a further five year term ending on August 31, 1999. Professor Littlechild holds the formal title of Director General of Electricity Supply and is head of OFFER.

  The Regulator's functions under the Electricity Act include granting licenses to generate, transmit or supply electricity (a function which he exercises under a general authority from the Secretary of State); proposing modifications to licenses and, in case of non-acceptance of such proposals by licensees, making license modification references to the MMC; enforcing compliance with license conditions; advising the Secretary of State in respect of the setting of each NFFO round; calculating the Fossil Fuel Levy rate and collecting the levy; determining certain disputes between electricity licensees and customers; and setting standards of performance for electricity licensees. The term "supply" as used in the context of the Electricity Act and the PES License covers both distribution and supply activities.

  The Regulator exercises concurrently with the Director General of Fair Trading certain functions relating to monopoly situations under the Fair Trading Act 1973 and certain functions relating to courses of conduct which have, or are intended or likely to have, the effect of restricting, distorting or preventing competition in the generation, transmission or supply of electricity under the Competition Act 1980.

  The Electricity Act requires the Regulator and the Secretary of State to exercise their functions in the manner each considers is best calculated to ensure that all reasonable demands for electricity are satisfied, secure that license holders are able to finance their licensed activities and promote competition in the generation and supply of electricity.

  Subject to these duties, the Secretary of State and the Regulator are required to exercise their functions in the manner which each considers is best calculated: to protect the interests of consumers of electricity supplied by licensed suppliers in respect of price, continuity of supply, and the quality of electricity supply services; to promote efficiency and economy on the part of licensed electricity suppliers and the efficient use of electricity supplied to consumers; to promote research and development by persons authorized by license to generate, transmit or supply electricity; to protect the public from the dangers arising from the generation, transmission or supply of electricity; and to secure the establishment and maintenance of machinery for promoting the health and safety of workers in the electricity industry. The Secretary of State and the Regulator also have a duty to take into account the effect on the physical environment of activities connected with the generation, transmission or supply of electricity.

  In performing their duties to protect the interests of consumers in respect of prices and other terms of supply, the Secretary of State and the Regulator are required to take into account in particular the interests of consumers in rural areas. In performing their duties to protect the interests of consumers in respect of the quality of electricity supply services, they are required to take into account in particular the interests of those who are disabled or of pensionable age.

  On June 30, 1997, the UK government announced its intention to conduct a comprehensive review of the regulatory framework governing the electricity distribution and supply businesses in England and Wales, as well as the regulatory framework applicable to other privatized utilities. The review culminated in the March Green Paper which sets forth a number of proposals of the UK Government designed to reexamine utility regulation in the UK. Among the main proposals contained within the March Green Paper are the retention of "RPI-X" as the fundamental basis for price regulation; increased transparency and consistency of regulation; the merger of OFFER and OFGAS; the separate licensing of the distribution and supply businesses of the PESs; amendment of the statutory duties of utility regulators to provide a new primary duty to exercise their functions in the manner best calculated to protect the interests of the consumers in the short and long term, wherever possible through promoting competition; and adopting price regulation to distinguish between income earned through companies' own efforts and income which results from other factors. Some of these proposals would require primary legislation. Responses to the March Green Paper by interested parties were due by May 31, 1998. Yorkshire submitted comments on the March Green Paper on May 29, 1998. In summary, Yorkshire welcomed the review

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

of the regulation and supported the objectives of fairness and efficiency as the key to promoting customer interests and allowing the industry to develop, but suggested that the existing regulatory system had delivered significant benefits to customers and that any changes should not undermine such benefits. Yorkshire also supported the creation of a single energy regulator and procedural changes to foster greater consistency in decision making. Furthermore, while agreeing with the need to consider the separation of the distribution and supply businesses, Yorkshire suggested that the licenses could be separated without forcing divestiture of such businesses and that the costs and overhead in putting in place any new arrangements should be minimized

  On May 13, 1998, the Regulator issued a consultation paper on the separation of distribution and supply businesses for PESs and the future treatment of metering and meter reading. The material proposals and recommendations set out in the consultation paper are as follows:

    1. Full separation of the ownership of the supply and distribution business was recommended and appropriate interim arrangements should be contemplated for separate companies to comprise the distribution and supply activities, each acting independently of the other.

    2. Measures should be introduced to ensure that each PES supply subsidiary operates at arm's length from the distribution subsidiary. These measures would include separate contracts between the supply and distribution businesses, avoiding the sharing of facilities between the businesses, including requiring separate management teams for the two businesses and minimizing corporate headquarters activities.

    3. The distribution company should be responsible for the maintenance and operation of the network and have a statutory duty to develop and maintain an efficient, coordinated and economical system of electricity distribution and to facilitate competition in generation and supply. It should connect any person to the network on reasonable terms and act as a "last resort" meter reading service, bought in from meter reading companies, for those suppliers not wishing to provide the service themselves.

    4. All suppliers should be placed on the same legislative footing and tariff supply should be replaced by supply under contract. License conditions would be introduced to protect customers and competitors against dominant suppliers.

    5. Metering services should be open to competition and arrangements for transmission in Scotland should be brought into line with those in England and Wales.

  Responses to this consultation paper have been requested by June 15, 1998. The Regulator intends to have a further consultation on separation of businesses in July 1998 and to outline proposals on separation of businesses in September 1998. The Regulator intends any revised definitions of distribution, supply and metering responsibilities to be taken into account in setting price controls and revising charging arrangements scheduled for 2000.

  In October 1997, the UK government invited the Regulator to consider parameters for a review of electricity trading arrangements. Such a review would focus on the wholesale electricity market in England and Wales and would likely cover existing trading within the Pool, trading arrangements outside the Pool and price setting mechanisms. The impact on, and possible need for change to, the framework of regulatory controls could also be considered, including Pool governance, regulation of and access to the Grid, licenses, the Electricity Act and the implications of European Union law. A review of certain of these issues was launched in January 1998 with an announcement that the Regulator and an independent panel had been asked to report to the Energy Minister by July 1998.

  In December 1997, the UK government announced a review of energy sources for power generation, including fuel diversity, sustainable development and the role of coal. Representations of interested parties were to be submitted by mid-February 1998. While the review is underway, the Secretary of State has deferred decisions on most outstanding or new applications for the construction of generating stations. An Energy Select Committee Report on the Coal Industry issued in April 1998 recommended that such deferral, as it relates to the

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

construction of gas fired generating stations, be lifted as soon as possible. The Trade and Industry Select Committee is also undertaking an inquiry into a number of aspects of UK energy policy. See "Risk Factors--Factors Relating to Yorkshire's Business--Governmental Review of Utility Regulation".

CONSUMERS' COMMITTEE

  The Regulator is required under the Electricity Act to establish a consumers' committee for the franchise area of each PES License holder (or, if the Secretary of State so determines, for the franchise areas of two or more such suppliers). Each committee comprises a chairman appointed by the Regulator after consultation with the Secretary of State and between 10 and 20 other members appointed by the Regulator after consultation with the committee chairman. The duties of each committee are to make representations to, and consult with, their allocated PES License holders about matters affecting the interests of customers or potential customers of such supplier(s), to review matters affecting the interests of electricity consumers in such committee's area, and to advise the Regulator on any other matter which warrants discussion or which is referred to them by the Regulator.

LICENSES

 Generation Licenses

  Unless covered by an exemption, all electricity generators engaging in the construction, expansion or operation of a power station in Great Britain are required to have a generation license. There are currently 51 generation license holders, including RPG, in Great Britain. Although generation is not subject to price control, generators are not permitted to discriminate between customers or cross subsidize their licensed activities. The conditions attached to a generation license in England and Wales require the holder, among other things, to comply with the Grid Code, to comply with any REC's distribution code to the extent applicable, to be a member of the Pool and to submit relevant generating sets for central dispatch. The conditions attached to a generation license in Scotland require the holder, among other things, to comply with the Scottish Grid Code. Failure to comply with any of the generation license conditions may subject the licensee to a variety of sanctions, including enforcement orders by the Regulator or license revocation if the license holder is not in compliance with an enforcement order.

 PES Licenses

  Each of the RECs, Scottish Power and Scottish Hydro Electric has a PES License for its Franchise Area and is required, under the Electricity Act, to supply electricity upon request to any premises in that area, except in specified circumstances. Each PES is also required not to discriminate between its own supply business and other users of its distribution system and the PES License prohibits cross subsidy between the various regulated businesses. As described above, PESs are subject to separate price controls on the amounts they may charge for the use of their distribution system by all customers in their Franchise Area and for the supply of electricity to Franchise Supply Customers. The PES Licenses also require the licensee to procure electricity at the best price reasonably obtainable having regard to the sources available.

  As part of his continued monitoring of the electric utility industry, the Regulator published on August 15, 1996 comparative information relating to the RECs' economic purchasing performance. The publication entitled "Yardstick of Electricity Purchase Costs", compared in yardstick value terms, the generation costs which RECs passed through to Franchise Supply Customers in Fiscal Years 1995 and 1996 under the Supply Price Control Formula. The Regulator has reviewed the supply price controls applicable to PES License holders and published in October 1997 proposals for new controls to take effect on April 1, 1998. He issued a consultation paper on this matter on September 5, 1996 entitled "The Competitive Electricity Market from 1998: Price Restraints". He subsequently issued four further consultation papers in January, May, July and August, 1997. The October 1997 proposals were for maximum price restraints in respect of supply to residential and small business customers for a period of at least two years beginning April 1, 1998, which would eliminate the pass-through of costs to such customers, consisting primarily of purchased power costs. Yorkshire accepted these proposals. See "--Supply of Electricity--Price Regulation".

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

  In England and Wales, each PES License limits the extent of the generation capacity in which the relevant REC may hold an interest without the prior consent of the Regulator ("own-generation limits"). These own-generation limits, expressed in megawatts, currently restrict the participation of a REC in generation to a level of approximately 15% of the simultaneous maximum electricity consumption in that REC's franchise area at the time of privatization. In the case of Yorkshire, the own-generation limit is fixed at 800 MW.

  The Regulator has stated that it would be reasonable to consider a REC's request to increase its own- generation limit on the condition that it accepted explicit restrictions on the contracts it signed with its supply business, and that at a minimum the REC would be prohibited from entering into additional own-generation contracts in its franchise market. The Regulator considers that an increase in own-generation limits subject to such restrictions could allow a REC to contribute more fully to the development of competition in generation without the allegation that it was exploiting its captive market and local monopoly position. In June 1996, the Regulator stated that he had indicated to Energy Group, in the context of its acquisition of 6,000 MW of generating capacity from National Power and PowerGen, that he would be favorably inclined to relax the own-generation limits of Energy Group subject to the Regulator and Energy Group agreeing to license modifications as set out in a consultation paper which he had published in August 1995.

  The Regulator has made modifications to 14 PES Licenses in connection with the introduction of competition for Franchise Supply Customers currently scheduled to begin in September 1998. These modifications comprise a number of new obligations to offer services to all competing suppliers. These services are generally known as data management services, including registration, data collection and aggregation, meter operation and provision of prepayment meter infrastructure. The Regulator has issued full modifications to the first-tier and second-tier licenses to encompass the changes. In response to respective individual requirements, the PESs are providing collectively a data transfer service. Preparations are being made to provide these services as part of a program of work and in October 1997 the Regulator made final proposals for the recovery of the costs of this program which were accepted by Yorkshire in November 1997.

  The RECs are also contributing to a program of work by the Pool to adopt settlement arrangements for the competitive market in 1998. It has been agreed that these costs, subject to a cap above which recovery would be partial, will be recovered from charges to be made to suppliers by the Pool over a five year period.

 Second-Tier Supply Licenses

  Other than a PES in its Franchise Area and subject to certain other exceptions, a supplier of electricity to premises in Great Britain must possess a second-tier supply license. Subject to the restrictions described in "--Supply of Electricity" above, second-tier licensees may compete for the supply of electricity with one another and with the PES for the relevant area. There are currently 40 second-tier supply license holders for England and Wales, including Yorkshire, and 27 for Scotland.

 Transmission Licenses

  In England and Wales, NGC is the only transmission license holder. The transmission license imposes on NGC the obligation to operate the merit order system for the central dispatch of generating units and gives NGC responsibility for the economic purchasing of ancillary services from generators and suppliers. The transmission license requires NGC to offer terms on a nondiscriminatory basis for the carrying out of works for connection to, and use of, the transmission system.

 Modifications to Licenses

  Subject to a power of veto by the Secretary of State, the Regulator may modify license conditions with the agreement of the license holder. He must first publish the proposed modifications and consider representations or objections made. If the Regulator fails to agree to modifications with a license holder, he may refer a matter relating to generation, transmission or supply of electricity under a license to the MMC. If the MMC finds that

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

the matter referred to it has, or may be expected to have, specified effects adverse to the public interest which could be remedied or prevented by a license modification, the Regulator is required to make modifications that appear to him requisite for the purpose of remedying or preventing the adverse effects identified by the MMC. Modifications to License conditions may also be made by the Secretary of State as a consequence of monopoly, merger or other competition references under general UK competition law.

  Following the acquisition of Yorkshire by Yorkshire Group, the Regulator proposed that Yorkshire's PES License be modified, by agreement, to take into account the fact that the PES License is now held by a subsidiary company. In particular, the Regulator proposed that the license be modified to provide that, with few exceptions, the only business activities which Yorkshire is permitted to undertake directly are its franchise and second-tier supply businesses and its distribution business. The license modifications also require Yorkshire to ensure that it has sufficient management resources and financial resources and facilities to conduct its supply and distribution businesses and to comply with its statutory and license obligations. Yorkshire is required to provide an annual certificate to the Regulator approved by the Yorkshire Board of Directors and signed by a Director to that effect and in the interim to notify the Regulator immediately of any changes threatening the validity of such certificates. Additionally, the license modifications require Yorkshire to obtain from AEP and NCE legally enforceable undertakings in favor of Yorkshire that they and their subsidiaries will refrain from any action which would be likely to cause Yorkshire to breach any of its obligations under the Electricity Act or the PES License. Further, the consent of the Regulator is required for Yorkshire to create security over its assets, to incur indebtedness or to give guarantees, unless the transaction is on normal commercial and arm's length terms and for a "permitted purpose" (which refers to the supply, distribution or generation business, or any business conducted by Yorkshire or its affiliates or subsidiaries on March 31, 1997) or the transaction involves any businesses whose aggregate revenues in any financial year do not exceed 5% of the aggregate turnover of the supply, second-tier supply and distribution businesses in the previous financial year. The consent of the Regulator also is required before Yorkshire may transfer assets or make loans to affiliates or subsidiaries except for certain specified purposes, including payment of dividends out of distributable reserves, repayments of capital, and payments on normal commercial and arm's length terms for goods, services or assets supplied. These provisions are subject to an overriding provision in the PES License which prevents any REC from disposing of (which would include creating a security interest in) distribution assets without the Regulator's express prior consent. Additionally, the license modifications require Yorkshire to use reasonable efforts to maintain the investment grade credit ratings of its debt. Finally, because Yorkshire is now owned by Yorkshire Group, the Regulator required Yorkshire to obtain from AEP and NCE legally enforceable undertakings to provide information to Yorkshire, as licensee, in order to comply with requirements of the Regulator. These modifications to the PES License have been agreed to by Yorkshire and took effect on December 15, 1997 and the required undertakings were also provided on December 15, 1997. In February 1998, the Regulator issued, for public consultation, proposals for further modifications to the licenses of PESs that have been subject to takeovers. Further proposals are expected to be made by the Regulator in light of this consultation paper that may result in further modifications to PES licenses. See "Risk Factors--Factors Relating to Yorkshire's Business--Regulatory Policies Affecting Yorkshire Group".

TERM AND REVOCATION OF LICENSES

  Yorkshire's PES License will continue in effect until at least 2025 unless revoked. Under ordinary circumstances, the license may not be revoked except on 25 years' prior notice, which notice may not be given until 2000. Otherwise, the Secretary of State may revoke a PES License by not less than 30 days' notice in writing to the licensee in certain specified circumstances including any failure to comply with a final order of the Regulator requiring the license holder to comply with its license conditions or requirements, or the insolvency of the licensee.

                                  MANAGEMENT

MANAGEMENT OF YORKSHIRE GROUP

  The following table sets forth certain information with respect to the officers and directors of Yorkshire Group as of December 31, 1997:

     NAME                               AGE               POSITION
     ----                               --- ------------------------------------
     Dr. E. Linn Draper, Jr............  55 Chairman and Director
     Donald M. Clements, Jr............  48 Director
     Armando A. Pena...................  52 Chief Financial Officer and Director
     Wayne H. Brunetti.................  55 Director
     Richard C. Kelly..................  51 Director
     Teresa S. Madden..................  41 Director

  Dr. E. Linn Draper, Jr. Has been a Director and Chairman of Yorkshire Group since February 1997. Since April 1993 has been Chairman of the Board of Directors of AEP and all of its major subsidiaries. In March 1992, appointed President of AEP and President and Chief Operating Officer of American Electric Power Service Corporation. Serves as a Director of BCP Management, Inc. and Cell Net Data Systems.

  Donald M. Clements, Jr. Has been a Director of Yorkshire Group since February 1997. Since October 1995, has been President of AEP Resources, Inc. Joined AEP in September 1994 as Senior Vice President. From 1978 to 1994, was employed with Gulf States Utility Company.

  Armando A. Pena. Since February 1997, has been a Director, and, since July 1997, has been Chief Financial Officer of Yorkshire Group. Since January 1998, has been Chief Financial Officer, and, since March 1996, Senior Vice President and Treasurer of American Electric Power Service Corporation. Since November 1995, has been Treasurer of all of AEP's major subsidiaries. From 1989 to March 1996, was Vice President-Finance of American Electric Power Service Corporation.

  Wayne H. Brunetti. Has been a Director of Yorkshire Group since February 1997. Since August 1997, has been President and Chief Executive Officer of NCE. Since January 1996, has been the President and Chief Executive Officer of Public Service Company of Colorado. Joined Public Service Company of Colorado in July 1994 as President and Chief Operating Officer. From 1991 to July 1994, was President and Chief Executive Officer of Management Systems International, a management consulting firm. Serves as a Director of e prime and YGSC Natural Fuels.

  Richard C. Kelly. Has been a Director of Yorkshire Group since February 1997. Since August 1997, has been Executive Vice President, Finance and Support Services and Chief Financial Officer of NCE. From 1990 to August 1997, was Chief Financial Officer of Public Service Company of Colorado.

  Teresa S. Madden. Has been a Director of Yorkshire Group since February 1997. Since September 1997, has been Controller and Secretary of NCE. From 1990 to August 1997, was Director of Corporate Accounting and Assistant Secretary of Public Service Company of Colorado.

MANAGEMENT COMPENSATION OF YORKSHIRE GROUP

  The officers and directors of Yorkshire Group listed above (each an "AEP/NCE Officer or Director", as applicable) receive no cash or non-cash compensation as a result of their services performed for Yorkshire Group. The salaries of all AEP/NCE Officers and Directors are paid by either AEP or NCE, as applicable, solely for the services performed by them for either AEP or NCE, as applicable.

MANAGEMENT OF YORKSHIRE FINANCE

  The following table sets forth certain information with respect to the Board of Directors of Yorkshire Finance as of December 31, 1997:

     NAME                                                           AGE POSITION
     ----                                                           --- --------
     Graham J. Hall................................................  54 Director
     Roger Dickinson...............................................  51 Director
     Andrew G. Donnelly............................................  42 Director

  Graham J. Hall. Has been a Director of Yorkshire Finance since August 1997. Since January 1998, has been the Chief Executive of Yorkshire. From April 1997 to December 1997, was the Group Operations Director of Yorkshire. From 1990 through 1997, was the Group Executive Director, Distribution of Yorkshire.

  Roger Dickinson. Has been a Director of Yorkshire Finance since August 1997. Since 1989, has been Group Company Secretary and Solicitor of Yorkshire.

  Andrew G. Donnelly. Has been a Director of Yorkshire Finance since December 1997. Since January 1998, has been Finance Director of Yorkshire. From January 1996 through December 1997, was Group Financial Controller of Yorkshire. From 1993 to 1996, was Financial Controller, System Division of Yorkshire.

MANAGEMENT COMPENSATION OF YORKSHIRE FINANCE

  The directors of Yorkshire Finance listed immediately above receive no cash or non-cash compensation as a result of their services performed for Yorkshire Finance. The salaries of all directors listed immediately above are paid by Yorkshire solely for their services performed for Yorkshire.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  As described under "Business--Business Restructuring", an alternative ownership structure is being pursued for the generation business. Yorkshire currently contemplates that such assets may be transferred to a new entity or to new entities that will be an indirect subsidiary or will be indirect subsidiaries of the US Parents. It is expected that proceeds from the transfer of these assets will be used to reduce debt of the Guarantor.

  Total assets less current liabilities employed by the generation business at December 31, 1997 were (Pounds)168 million. Operating income attributable to the generation business in the nine months ended December 31, 1997 was (Pounds)12 million. See "Business--Business Restructuring".

                              SECURITY OWNERSHIP

  Yorkshire Group is wholly owned indirectly by AEP and NCE. Yorkshire Finance is wholly owned by Yorkshire Group. The following table shows the number of shares of common stock of AEP and NCE, respectively, owned by the directors and executive officers of Yorkshire Group and Yorkshire Finance as of December 31, 1997:

                                                            NUMBER OF SHARES
NAME                                    TITLE OF SECURITY BENEFICIALLY OWNED(1)
----                                    ----------------- ---------------------
Dr. E. Linn Draper, Jr................. AEP Common Stock     7,373(2)(3)(4)
Donald M. Clements, Jr................. AEP Common Stock       907(2)
Armando A. Pena........................ AEP Common Stock     7,761(2)
Wayne H. Brunetti...................... NCE Common Stock   370,802(5)(6)
Richard C. Kelly....................... NCE Common Stock   143,515(5)
Teresa S. Madden....................... NCE Common Stock    28,938(5)
Directors of Yorkshire Finance and
 Yorkshire Group as a group
 (6 persons)........................... AEP Common Stock    16,041
                                        NCE Common Stock   543,255

--------
(1) "Beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security.
(2) Includes shares of AEP common stock held in the AEP Savings Plan as follows: Dr. Draper 2,717 shares, Mr. Clements 907 shares and Mr. Pena 3,222 shares.
(3) Includes 2,200 shares of AEP common stock held in joint tenancy with Dr. Draper's wife.
(4) Includes 2,050 shares of AEP common stock held in the AEP Performance Share Incentive Plan.
(5) Includes shares of NCE common stock in the form of unexercised stock options awarded pursuant to the Omnibus Incentive Plan as follows: Mr. Brunetti 352,334, Mr. Kelly 141,050 and Ms. Madden 28,550 shares.
(6) Includes 18,468 shares of NCE common stock held in joint tenancy.

                      DESCRIPTION OF THE TRUST SECURITIES

  The Trust Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the 1939 Act. The Property Trustee will act as the indenture trustee with respect to the Trust, as well as the Trust Securities Guarantee, for purposes of compliance with the provisions of the 1939 Act. The terms of the Trust Securities will include those stated in the Trust Agreement, the Delaware Business Trust Act, and those made part of the Trust Agreement by the 1939 Act. The following summary of the material terms and provisions of the Trust Securities is subject to, and qualified in its entirety by reference to, the Trust Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, as well as the 1939 Act.

GENERAL

  The Trust Agreement authorizes the Administrative Trustees, on behalf of the Trust, to issue the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities and the Control Certificate or the incurrence of any indebtedness by the Trust. Pursuant to the Trust Agreement and the Deposit Agreement, the Property Trustee will own Book-Entry Interests representing a 100% beneficial interest in the Junior Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities.

  Pursuant to the Trust Securities Guarantee, Yorkshire Group will guarantee the payment of Distributions and payments upon redemption of the Trust Securities or liquidation of the Trust, but only in each case to the extent of sufficient funds held by the Trust and available therefor. See "Description of the Trust Securities Guarantee". The Trust Securities Guarantee does not cover payment of Distributions on the Trust Securities or amounts payable on redemption or otherwise when the Trust does not have sufficient funds available to make such payments. In such event, a remedy of a holder of Trust Securities is to direct the Property Trustee to enforce its rights under the Junior Subordinated Debentures and the Debentures Guarantee. In addition, if Interest Payments or any other payments are due but have not been made on the Junior Subordinated Debentures, pursuant to the terms of the Debentures Guarantee, a holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group without first instituting a legal proceeding against or requesting or directing that action be taken by the Property Trustee or any other person or entity for enforcement of payment to such holder under the Debentures Guarantee in respect of Interest Payments or any other payments due on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Securities of such holder on or after the due dates specified in the Junior Subordinated Debentures. See "Description of the Trust Securities Guarantee", "Description of the Debentures Guarantee" and "Relationship Among the Trust Securities, the Junior Subordinated Debentures, the Trust Securities Guarantee and the Debentures Guarantee". The above mechanisms and obligations, together with the US Affiliates' obligations under the Agreement as to Expenses and Liabilities, constitute a full and unconditional guarantee of the Trust's obligations under the Trust Securities.

DISTRIBUTIONS

  Distributions on each Trust Security shall be fixed at the rate of 8.08% per annum of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions that are in arrears for more than one quarter will accumulate additional Distributions thereon at the rate of 8.08% per annum thereof, compounded quarterly ("Additional Distributions"). The term "Distributions" as used herein includes any Additional Distributions, Additional Amounts or Additional Interest (as defined herein). Distributions will accumulate from the date of original issuance of the Trust Securities. The first Distribution Date for the Trust Securities will be June 30, 1998. The amount of Distributions payable for any full period will be computed on the basis of a 360-day year of twelve 30-day months and for any partial period shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months.

  So long as no Event of Default under the Indenture has occurred and is continuing, Yorkshire Finance has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures, at any time and from time to time, for up to 20 consecutive quarters; provided, however, Yorkshire Finance cannot defer

Interest Payments beyond the Stated Maturity of the Junior Subordinated Debentures. During such an Extension Period, quarterly Distributions on the Trust Securities would also be deferred (but would continue to accumulate Additional Distributions thereon at the rate of 8.08% per annum, compounded quarterly) by the Trust. Until all deferred Interest Payments, together with interest thereon, have been paid in full, neither Yorkshire Finance nor Yorkshire Group may, directly or indirectly, (i) declare or pay any cash dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payments on or repay, repurchase or redeem, any of its debt securities (including other Indenture Securities or other junior subordinated securities issued by Yorkshire Finance) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, (iii) make any payments with respect to any guarantee that ranks pari passu with or junior to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, or (iv) make any payments on, or repay, repurchase or redeem, any of its debt securities held by, make any loans or advances to, or make any payments with respect to any guarantee of the debt of, any affiliate, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Yorkshire Finance or Yorkshire Group and exchanges or conversions of common stock of one class for common stock of another class,
(b) payments by Yorkshire Group under the Trust Securities Guarantee (or any other guarantee by Yorkshire Group with respect to any securities issued by its direct or indirect subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase other Indenture Securities or other junior subordinated securities issued by Yorkshire Finance), (c) payments by Yorkshire Group under the Debentures Guarantee, (d) any dividend or payment by Yorkshire Group which is applied, directly or indirectly, to any Tax Payments (as defined below), (e) payments by Yorkshire Group, directly or indirectly, on the Intercompany Notes or any other promissory notes held by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) evidencing loans made with the proceeds from the issuance by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) of securities guaranteed by Yorkshire Group or (f) the reinvestment of any proceeds received under clause (e) above by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) in additional debt securities of Yorkshire Group or any of its other direct or indirect wholly-owned subsidiaries. "Tax Payments" shall mean any direct or indirect payment by Yorkshire Group to governmental authorities in respect of UK, US or Cayman Islands taxes arising from the operations of Yorkshire Group, Yorkshire Finance, the Trust or Yorkshire as and when such taxes become due and payable. Prior to the termination of any such Extension Period, Yorkshire Finance may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters or the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Yorkshire Finance may commence a new Extension Period, subject to the above requirements. As a result, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Option to Defer Payment of Interest".

  Yorkshire Finance currently has no intention of exercising its right to defer Interest Payments on the Junior Subordinated Debentures. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of cash distributions by Yorkshire Finance and Yorkshire Group with respect to their capital stock, Yorkshire Finance believes that the likelihood of such exercise is remote.

  In the event that a Distribution Date is not a Business Day (as defined below), payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distributions shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the Property Trustee or the Indenture Trustee is closed for business.

  Distributions on the Trust Securities must be paid and shall be deemed payable on the Distribution Date only to the extent that the Trust has sufficient funds available therefor. The payment of Distributions (if and to the extent the Trust has sufficient funds available for the payment of such Distributions) is guaranteed by Yorkshire Group as set forth herein under "Description of the Trust Securities Guarantee". It is anticipated that the revenue of the Trust available for Distributions on the Trust Securities will be limited to payments under the Junior Subordinated Debentures or the Debentures Guarantee. See "Description of the Junior Subordinated Debentures" and "Description of the Debentures Guarantee". If Yorkshire Finance does not make payments of principal of or interest on the Junior Subordinated Debentures or if Yorkshire Group does not make payments with respect to the Debentures Guarantee, the Trust will not have sufficient funds available to pay Distributions on the Trust Securities or amounts payable on redemption thereof or otherwise.

  Distributions on the Trust Securities will be payable to the holders of record as they appear on the register of the Trust on the relevant record dates, which, as long as the Trust Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. In the event that any Trust Securities are not in book-entry form, the relevant record date for such Trust Securities shall be the date 15 calendar days prior to the relevant Distribution Date.

REDEMPTIONS

  Mandatory Redemption. Upon the repayment of the Junior Subordinated Debentures at Stated Maturity or upon the redemption, in whole or in part, of the Junior Subordinated Debentures (as described below and in "Description of the Junior Subordinated Debentures--Redemption"), the proceeds from such repayment or redemption will be applied to redeem a Like Amount of Trust Securities, upon not less than 30 nor more than 60 days' notice to each holder of Trust Securities at its registered address, at the Redemption Price.

  Optional Redemption of Junior Subordinated Debentures. Yorkshire Finance will have the right to redeem the Junior Subordinated Debentures on or after June 9, 2003, in whole at any time or in part from time to time, at the Debenture Redemption Price and thereby cause a mandatory redemption of a Like Amount of Trust Securities at the Redemption Price. See "Description of the Junior Subordinated Debentures--Redemption".

  Yorkshire Finance will also have the right to redeem the Junior Subordinated Debentures in whole (but not in part), at the Debenture Redemption Price, if Yorkshire Finance or Yorkshire Group has or will become obligated to pay Additional Amounts as provided under "Description of the Junior Subordinated Debentures--Optional Tax Redemption", and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price.

  Special Event Redemption of Junior Subordinated Debentures. Upon the occurrence and continuation of a Special Event, Yorkshire Finance shall have the right, at any time, to redeem the Junior Subordinated Debentures in whole (but not in part) at the Debenture Redemption Price and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event.

  If a Special Event occurs and Yorkshire Finance does not elect to redeem the Junior Subordinated Debentures or to dissolve the Trust, the Trust Securities will remain outstanding and, if such Special Event is a Tax Event, Additional Interest (as described under "Description of the Junior Subordinated Debentures--Certain Covenants") may be payable on the Junior Subordinated Debentures.

  The Internal Revenue Service (the "IRS") recently challenged the deductibility, for US Federal income tax purposes, of interest payments pursuant to instruments similar to the Junior Subordinated Debentures held by an entity similar in certain respects to the Trust. Based on the information available to them, Yorkshire Group and Yorkshire Finance do not believe that deductibility of interest payments on the Junior Subordinated Debentures is jeopardized by the position taken by the IRS. See "Material Income Tax Considerations--US Federal Income Tax Considerations--Classification of the Junior Subordinated Debentures". Developments favoring the IRS's position in respect of the above-described challenge, or other unrelated subsequent developments, could give rise to a Tax Event.

  "Tax Event" means the receipt by Yorkshire Finance or Yorkshire Group of an opinion of independent counsel (which may be counsel to Yorkshire Group or its affiliates) experienced in such matters to the effect that there has been (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of any supranational federation to which the UK belongs or the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which Yorkshire Finance or Yorkshire Group is incorporated or created, as applicable, or in which Yorkshire Finance or Yorkshire Group is managed and controlled or has a place of business (each, a "Taxing Jurisdiction"), (b) any official administrative pronouncement or judicial decision interpreting, clarifying or applying such laws or regulations or (c) a threatened challenge asserted by a government or taxing authority with respect to Yorkshire Group or any of its subsidiaries, or a threatened challenge asserted in writing by a government or taxing authority against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures or the Trust Securities, which amendment or change is effective or which pronouncement, clarification, challenge or decision is announced on or after the date of this Prospectus, and that results in there being more than an insubstantial risk that (i) Yorkshire Finance is, or will be within 90 days of the date thereof, subject to income tax within a Taxing Jurisdiction (other than the UK corporation income tax) with respect to interest accrued or received on the Intercompany Notes, (ii) Yorkshire Finance is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other tax, duties or other governmental charges, (iii) Interest Payments on the Junior Subordinated Debentures are not, or within 90 days of the date thereof will not be, deductible, in whole or in part for (as appropriate) US Federal or UK corporation income tax purposes, as they accrue by Yorkshire Finance or by a member of any tax group to which Yorkshire Group belongs or
(iv) interest payable with respect to the Intercompany Notes by Yorkshire Group or its affiliates is not, or within 90 days of the date thereof will not be, deductible, in whole or in part, for (as appropriate) US Federal or UK corporation income tax purposes, as it accrues by one of (as appropriate) Yorkshire Group, its shareholders or a member of any tax group to which Yorkshire Group belongs.

  "Investment Company Act Event" means that Yorkshire Group or Yorkshire Finance shall have received an opinion of independent counsel (which may be counsel to Yorkshire Group or its affiliates) experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (an "Investment Company Act Change"), there is more than an insubstantial risk that Yorkshire Finance or Yorkshire Group is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Investment Company Act Change becomes effective on or after the date of this Prospectus.

  "Special Event" means the occurrence of a Tax Event or an Investment Company Act Event.

  "Like Amount" means (i) with respect to a repayment or redemption of any Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously repaid or redeemed and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of the Trust Securities in connection with a dissolution and liquidation of the Trust or a payment of any Additional Amounts or Additional Interest on the Trust Securities, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed or such payment is being made.

  "Liquidation Amount" means the stated liquidation amount of $25 per Trust Security.

REDEMPTION PROCEDURES

  Trust Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous repayment or redemption of the Junior Subordinated Debentures. Redemptions of the Trust Securities shall be made, and the Redemption Price shall be deemed payable, on each

Redemption Date only to the extent that the Trust has sufficient funds available for the payment of such Redemption Price at 10:00 a.m., New York City time, on the Redemption Date.

  If the Property Trustee gives a notice of redemption in respect of any Trust Securities, then, by 12:00 noon, New York City time, on the Redemption Date, subject to the immediately preceding paragraph, the Property Trustee will deposit irrevocably with DTC, so long as the Trust Securities are in book-entry only form, funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Securities. See "--Book-Entry Issuance". If the Trust Securities are no longer in book-entry form, the Property Trustee, subject to the immediately preceding paragraph, will irrevocably deposit with the paying agent for the Trust Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Trust Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Securities called for redemption shall be payable to the holders of such Trust Securities as of the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except the right of the holders of such Trust Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Trust Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by Yorkshire Group pursuant to the Trust Securities Guarantee or the Debentures Guarantee, Distributions on such Trust Securities will continue to accumulate at the then applicable rate from the Redemption Date originally established by the Trust for such Trust Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, Rule 14e-1 under the Exchange Act and any other applicable US Federal securities law), Yorkshire Group, Yorkshire Finance, the US Affiliates or their affiliates may at any time and from time to time purchase outstanding Trust Securities by tender, in the open market or by private agreement.

  Payment of the Redemption Price on the Trust Securities and any distribution of Junior Subordinated Debentures to holders of Trust Securities shall be made to the holders of record as they appear on the register of the Property Trustee as of the relevant record date, which, as long as the Trust Securities remain in book-entry form, will be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that the Trust Securities are not in book-entry form, the relevant record date for the Trust Securities shall be the date 15 calendar days prior to the Redemption Date or liquidation date, as applicable.

  If less than all of the Trust Securities are to be redeemed on a Redemption Date, the particular Trust Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate, which shall provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Trust Securities of a denomination larger than $25. The Property Trustee shall promptly notify the transfer agent and registrar in writing of the Trust Securities selected for redemption and, in the case of any Trust Securities selected for partial redemption, the aggregate Liquidation Amount thereof to be redeemed.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

  The Control Party has the right, at any time, to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, as provided by applicable law, to cause a Like Amount of Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. Under current US Federal income tax law, provided the Trust is treated as a grantor trust at the time of such distribution, such distribution would not be a taxable event to holders of the Trust Securities. See "Description of the Junior Subordinated Debentures--Distribution of the Junior Subordinated Debentures" and "Material Income Tax Considerations--US Federal Income Tax Considerations--Receipt of Junior Subordinated Debentures or Cash in Certain Circumstances".

  After the date fixed for any distribution of Junior Subordinated Debentures upon liquidation of the Trust (i) the Trust Securities will no longer be deemed to be outstanding and the Trust Securities Guarantee will be discharged, (ii) DTC or its nominee, as the record holder of the Trust Securities, will receive Global Book-Entry Interests (as defined herein) representing a 100% beneficial interest in the Junior Subordinated Debentures to be delivered upon such distribution, or, if any Trust Securities are not held by DTC or its nominee, the certificates representing the Trust Securities will be deemed to represent Book-Entry Interests representing the Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Trust Securities until such certificates are presented to Yorkshire Finance or its agent for transfer or reissuance and (iii) Yorkshire Finance will use its reasonable efforts to list the Junior Subordinated Debentures on the NYSE or such other exchanges or other organizations, if any, on which the Trust Securities are then listed or traded.

  There can be no assurance as to the market price for the Junior Subordinated Debentures that may be distributed if a dissolution and liquidation of the Trust were to occur. Accordingly, the Junior Subordinated Debentures that an investor may receive upon a dissolution and liquidation of the Trust may trade at a discount to the price that such investor paid to purchase its Trust Securities offered hereby.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Trust Agreement, the Trust shall dissolve upon the first to occur of: (i) June 30, 2043, (ii) the delivery of written direction to the Property Trustee by the Control Party at any time to dissolve the Trust (which direction is optional and wholly within the discretion of Yorkshire Group) and to distribute the Junior Subordinated Debentures to the holders of the Trust Securities in liquidation of the Trust (see "--Distribution of Junior Subordinated Debentures"), (iii) the occurrence of a Bankruptcy Event (as defined in the Trust Agreement) in respect of Yorkshire Finance, dissolution or liquidation of Yorkshire Finance, or the dissolution of the Trust pursuant to a judicial decree or (iv) the payment at Stated Maturity or redemption of all of the Junior Subordinated Debentures and the consequent redemption of all of the Trust Securities.

  If an early dissolution occurs as described in clause (ii) or (iii) above, the Trust shall be liquidated, and the Property Trustee shall distribute to each holder of Trust Securities a Like Amount of Junior Subordinated Debentures, unless, in the case of an event described in clause (iii), such distribution is determined by the Administrative Trustees not to be practical, in which event such holders will be entitled to receive, out of the assets of the Trust available for distribution to holders after satisfaction of liabilities to creditors, an amount equal to the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Trust Securities shall be paid on a pro rata basis in proportion to the full Liquidation Distribution for which the Trust Securities would be entitled.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS

  The Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as

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described below or as otherwise described in the Trust Agreement. The Trust may, at the request of the Control Party, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Securities, merge with or into, convert into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any jurisdiction; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (b) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) such successor entity transfers to the Control Party, directly or indirectly, a control certificate (or similar instrument) or common securities relating to such successor entity, (iii) the Control Party expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder, directly or indirectly, of the Junior Subordinated Debentures, (iv) the Successor Securities are listed or traded, or any Successor Securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the Trust Securities are then listed, if any, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (vi) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, (vii) such successor entity has a purpose substantially identical to that of the Trust,
(viii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Control Party has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect, and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust, the Control Party, Yorkshire Finance nor such successor entity will be required to register as an "investment company" under the Investment Company Act and (ix) Yorkshire Group or any permitted successor or assignee guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Trust Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% of the Liquidation Amount of the Trust Securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into or replace it, if such consolidation, amalgamation, merger, conversion or replacement would cause (i) the Trust or the successor entity to be classified as other than a grantor trust for US Federal income tax purposes, (ii) the Trust or the successor entity to be classified as a company or other than as a trust whose beneficiaries are fully entitled to the underlying income of the Trust as it arises (a "Transparent Trust"), in either case, for purposes of UK tax law,
(iii) the Control Party, Yorkshire Finance, the Trust or the successor entity to be required to register as an "investment company" under the Investment Company Act or (iv) Yorkshire Finance to be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

  Except as provided below, under "--Events of Default" and under "Description of the Trust Securities Guarantee--Amendments and Assignment" and as otherwise required by law, in the Indenture and the Trust Agreement, the holders of the Trust Securities will have no voting rights.

  The Trust Agreement may be amended from time to time by the Securities Trustees, the Control Party and AEP Resources, as depositor, without the consent of the holders of the Trust Securities: (i) to cure any ambiguity, to correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement;
(ii) to modify, eliminate or add to

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

any provisions of the Trust Agreement to such extent as shall be necessary to ensure that (a) the Trust will be classified for US Federal income tax purposes as a grantor trust at all times that any of the Trust Securities are outstanding, (b) the Trust will be a Transparent Trust and will not be classified as a company, in either case, for purposes of UK tax law, (c) neither the Trust, Yorkshire Finance nor the Control Party will be required to register as an "investment company" under the Investment Company Act or (d) Yorkshire Finance will not be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes; or (iii) to effect the acceptance of appointment by a successor Property Trustee, provided, however, that, except in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and, in the case of clause (i), any such amendment of the Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Except as provided in the next succeeding paragraph, other amendments to the Trust Agreement may be made (i) with the consent of the holders of not less than 66 2/3% in aggregate Liquidation Amount of the Trust Securities then outstanding and (ii) upon receipt by the Securities Trustees of an opinion of independent counsel experienced in such matters to the effect that such amendment or the exercise of any power granted by the Securities Trustees in accordance with such amendment will not (A) affect the Trust's status as a grantor trust for US Federal income tax purposes, (B) affect the Trust's, Yorkshire Finance's or the Control Party's exemption from the Investment Company Act, (C) cause the Trust to be treated as a company for purposes of UK tax law or as a trust which is not a Transparent Trust, in either case, for purposes of UK tax law or (D) affect Yorkshire Finance's status as a partnership for US Federal income tax purposes.

  Notwithstanding the foregoing, no amendment or modification may be made to the Trust Agreement if such amendment or modification would cause (i) the Trust to be classified as other than a grantor trust for US Federal income tax purposes, (ii) the Trust to be classified as a company or as a trust which is not a Transparent Trust, in either case, for purposes of UK tax law, (iii) the Trust, Yorkshire Finance or the Control Party to be required to register as an "investment company" under the Investment Company Act or (iv) Yorkshire Finance to be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes.

  Notwithstanding the foregoing, without the consent of each affected holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date or (iii) change the consent required to amend the Trust Agreement.

  So long as any Junior Subordinated Debentures are held by or for the benefit of the Property Trustee, the Securities Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or executing any trust or power conferred on the Indenture Trustee with respect to such Junior Subordinated Debentures or the Debentures Guarantee, (ii) waive any past default that is waivable under the applicable provisions of the Indenture, (iii) exercise any right to rescind or annul a declaration that any Interest Payment or other payment with respect to the Junior Subordinated Debentures or the Debentures Guarantee shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, or take any other action under the Indenture without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Trust Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Securities Trustees without the prior written consent of each holder of the Trust Securities. The Securities Trustees shall not revoke any action previously authorized or approved by a vote of the Trust Securities except by subsequent vote of the holders of the Trust Securities. The Property Trustee shall notify all holders of Trust Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Securities, prior to taking any of the foregoing actions, the Securities Trustees shall obtain an opinion of independent counsel, designated by Yorkshire Group, experienced in such matters to the effect that (i) the Trust will not be classified as other than a

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

grantor trust for US Federal income tax purposes on account of such action,
(ii) the Trust will be a Transparent Trust and will not be classified as a company for purposes of UK tax law on account of such action, (iii) neither the Trust, Yorkshire Finance nor the Control Party will be required to register as an "investment company" under the Investment Company Act on account of such action and (iv) Yorkshire Finance will not be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes on account of such action.

  Any required approval of holders of Trust Securities may be given at a meeting of holders of Trust Securities convened for such purpose or pursuant to written consent. The Administrative Trustees will cause a notice of any meeting at which holders of Trust Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Trust Securities in the manner set forth in the Trust Agreement.

  No vote or consent of the holders of Trust Securities will be required for the Trust to redeem and cancel the Trust Securities in accordance with the Trust Agreement.

  Notwithstanding that holders of Trust Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Securities that are owned by Yorkshire Group, or any of its affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

EVENTS OF DEFAULT

  Any one of the following events constitutes an "Event of Default" under the Trust Agreement (a "Trust Agreement Event of Default") with respect to the Trust Securities issued thereunder (whatever the reason for such Trust Agreement Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of an Event of Default under the Indenture (see "Description of the Junior Subordinated Debentures--Indenture Events of Default"); or

    (ii) default by the Trust in the payment of any Distribution when it becomes due and payable (subject to an Extension Period) and the continuation of such default for a period of 60 days; or

    (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, of any covenant or warranty of the Securities Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which is covered by clause (ii) or
  (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to such Securities Trustees by the holders of at least 33% in aggregate Liquidation Amount of the outstanding Trust Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

  Within 90 days after the occurrence of any Trust Agreement Event of Default, the Property Trustee shall transmit notice of any default known to the Property Trustee to the holders of Trust Securities, the Control Party and Yorkshire Finance, unless such Trust Agreement Event of Default shall have been cured or waived.

  If a Trust Agreement Event of Default occurs and is continuing, then, pursuant to the Trust Agreement, holders of a majority in aggregate Liquidation Amount of Trust Securities have the right to direct the time, method and place of conducting any proceeding for remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee under the Trust Agreement to exercise the remedies available to it as indirect holder of the Junior Subordinated Debentures and as direct beneficiary of the Debentures Guarantee.

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

Furthermore, if the Property Trustee fails to enforce its rights under the Debentures Guarantee, a holder of Trust Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding directly against Yorkshire Group to enforce the Property Trustee's rights with respect to the Debentures Guarantee without first instituting any legal proceeding against or requesting or directing that action be taken by the Property Trustee or the Trust. Notwithstanding the foregoing, a holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group without first instituting a legal proceeding against the Property Trustee or any other person or entity for enforcement of payment to such holder under the Debentures Guarantee in respect of Interest Payments or any other payments due on the Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of the Trust Securities of such holder on or after the due dates specified in the Junior Subordinated Debentures. See "Relationship Among the Trust Securities, the Junior Subordinated Debentures, the Trust Securities Guarantee and the Debentures Guarantee".

  Unless an Event of Default under the Indenture shall have occurred and be continuing, any Securities Trustee may be removed at any time by act of the holder of the Control Certificate. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by act of the holders of a majority in aggregate Liquidation Amount of the Trust Securities. In no event will the holders of the Trust Securities have the right to vote, appoint, remove or replace the Administrative Trustees, which rights are vested exclusively with the Control Party. No resignation or removal of any Securities Trustee and no appointment of a successor shall be effective until the acceptance of appointment by the successor trustee in accordance with the requirements of the Trust Agreement.

PAYMENT AND PAYING AGENCY

  Payments in respect of Trust Securities held by DTC or its nominee shall be made as described under "--Book-Entry Issuance". If any Trust Securities are not held by DTC or its nominee, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of the Trust. The paying agent shall initially be The Bank of New York in New York, New York.

BOOK-ENTRY ISSUANCE

  DTC will act as initial securities depositary for the Trust Securities. The Trust Securities will be issued as fully-registered global securities in book-entry form registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates in book-entry form will be issued for the Trust Securities representing the aggregate total number of the Trust Securities and will be deposited with DTC or its custodian.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Trust Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Trust Securities on DTC's records. The ownership interest of each actual purchaser

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

of each Trust Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Trust Securities. Transfers of ownership interests in the Trust Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Securities, except in the event that use of the book-entry system for the Trust Securities is discontinued.

  To facilitate subsequent transfers, all of the Trust Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Trust Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Trust Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Trust Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Trust Securities are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its current procedures.

  Neither DTC nor Cede & Co. will consent or vote with respect to Trust Securities. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distribution payments on the Trust Securities will be made to DTC in immediately available funds. DTC's current practice, upon receipt of any payment in respect of securities such as the Trust Securities, is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Trust, Yorkshire Group or Yorkshire Finance, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  If (i) DTC discontinues providing its services as securities depositary with respect to the Trust Securities at any time by giving reasonable notice to the Trust or the Property Trustee, (ii) the Trust or the Control Party decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) and a successor securities depositary is not obtained or
(iii) the Trust fails to pay any amounts due and payable in respect of the Trust Securities or Yorkshire Group fails to pay any amounts payable in respect of the Trust Securities Guarantee or the Debentures Guarantee, as required by their respective terms, definitive Trust Securities certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and Yorkshire Finance believe to be accurate, but the Trust and Yorkshire Finance assume

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

no responsibility for the accuracy thereof. Neither the Trust nor Yorkshire Finance has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

REGISTRAR AND TRANSFER AGENT

  The Bank of New York will act as registrar and transfer agent for the Trust Securities.

  Registration of transfers of Trust Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Trust Securities after the date such Trust Securities have been called for redemption.

MISCELLANEOUS

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that (i) neither the Control Party, Yorkshire Finance nor the Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act, (ii) the Trust will not be classified other than as a grantor trust for US Federal income tax purposes, (iii) the Trust will be classified as a Transparent Trust and not as a company for purposes of UK tax law, (iv) Yorkshire Finance will not be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes and (v) the Junior Subordinated Debentures will be treated as indebtedness for US Federal income tax purposes. In this connection, the Control Party and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that each of the Control Party and the Administrative Trustees determine in their discretion consider to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Trust Securities.

  The Trust and the holders of Trust Securities (by acceptance of a beneficial interest in a Trust Security) will agree to treat the Junior Subordinated Debentures as indebtedness of Yorkshire Finance for all US Federal income tax purposes.

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

                 DESCRIPTION OF THE TRUST SECURITIES GUARANTEE

  The Trust Securities Guarantee will be executed and delivered by Yorkshire Group (concurrently with the issuance by the Trust of the Trust Securities) for the benefit of the holders from time to time of the Trust Securities. The Bank of New York will act as indenture trustee (the "Guarantee Trustee") under the Trust Securities Guarantee for the purposes of compliance with the 1939 Act. The Trust Securities Guarantee will be qualified as an indenture under the 1939 Act. This summary of material provisions of the Trust Securities Guarantee is subject to, and qualified in its entirety by reference to, all of the provisions of the Trust Securities Guarantee and the 1939 Act. The form of the Trust Securities Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Trust Securities Guarantee for the benefit of the holders of the Trust Securities.

GENERAL

  Yorkshire Group will fully and unconditionally agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the Trust to the holders of the Trust Securities, as and when due, regardless of any defense, right of set-off or counterclaim that Yorkshire Group may have or assert other than the defense of payment. The following payments or distributions with respect to the Trust Securities, to the extent not paid by or on behalf of the Trust, will be subject to the Trust Securities Guarantee (without duplication): (i) any accumulated and unpaid Distributions required to be paid on the Trust Securities, to the extent that the Trust has sufficient funds available therefor to make such payment, (ii) the Redemption Price with respect to any Trust Securities called for redemption to the extent that the Trust has sufficient funds available therefor to make such payment or
(iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (unless the Junior Subordinated Debentures are distributed to holders of the Trust Securities or the Trust Securities are redeemed in whole), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions on the Trust Securities to the date of payment, to the extent the Trust has sufficient funds available therefor, and
(b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Securities in liquidation of the Trust (the "Guarantee Payments"). Yorkshire Group's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Yorkshire Group to the holders of the Trust Securities or by causing the Trust to pay such amounts to such holders.

  The Trust Securities Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Trust Securities, but will apply only to the extent that the Trust has sufficient funds available to make such payments.

  If Yorkshire Finance does not make payments of principal of or interest on the Junior Subordinated Debentures or Yorkshire Group does not make payments pursuant to the Debentures Guarantee, it is expected that the Trust will not pay Distributions on the Trust Securities and will not have sufficient funds available therefor.

  The Trust Securities Guarantee, the Debentures Guarantee, the Indenture, the Junior Subordinated Debentures, the Trust Agreement and the Agreement as to Expenses and Liabilities, when taken together, will effectively provide a full and unconditional guarantee, on a subordinated basis, of the Trust's obligations under the Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Securities. See "Relationship Among the Trust Securities, the Junior Subordinated Debentures, the Trust Securities Guarantee and the Debentures Guarantee".

  During an Extension Period, Yorkshire Group's obligations to make payments under the Trust Securities Guarantee will be suspended. See "Description of the Junior Subordinated Debentures--Option to Defer Payment of Interest".

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

STATUS OF THE TRUST SECURITIES GUARANTEE

  Yorkshire Group's obligations under the Trust Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of Yorkshire Group and will rank (i) subordinate and junior in right of payment to all Senior Debt of Yorkshire Group (which excludes those obligations or liabilities made pari passu or subordinate by their terms), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Yorkshire Group and with any guarantee now or hereafter entered into by Yorkshire Group in respect of any preferred or preference securities of any affiliate of Yorkshire Group, and (iii) senior to all common stock of Yorkshire Group. The terms of the Trust Securities will provide that each holder of Trust Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Securities Guarantee.

  The Trust Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against Yorkshire Group to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

  The Trust Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by or on behalf of the Trust (without duplication) or upon distribution to the holders of the Trust Securities of the Junior Subordinated Debentures. The Trust Securities Guarantee does not place a limitation on the amount of additional Senior Debt that may be incurred by Yorkshire Group. Yorkshire Group expects from time to time to incur additional indebtedness constituting Senior Debt.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially and adversely affect the rights of holders of the Trust Securities (in which case no vote will be required), the Trust Securities Guarantee may not be amended without the prior approval of the holders of a majority of the aggregate Liquidation Amount of the outstanding Trust Securities. The manner of obtaining any such approval is set forth under "Description of the Trust Securities--Voting Rights; Amendment of Trust Agreement". All guarantees and agreements contained in the Trust Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Yorkshire Group and shall inure to the benefit of the holders of the Trust Securities then outstanding.

EVENTS OF DEFAULT

  An event of default under the Trust Securities Guarantee will occur upon the failure of Yorkshire Group to perform any of its payment obligations thereunder. The holders of a majority in aggregate Liquidation Amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Trust Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Trust Securities Guarantee.

  Any holder of the Trust Securities may institute a legal proceeding directly against Yorkshire Group to enforce its rights under the Trust Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, before the occurrence of an event of default under the Trust Securities Guarantee and after the curing or waiving of all events of default under the Trust Securities Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Securities Guarantee and, after an event of default with respect to the Trust Securities Guarantee has occurred (that has not been waived or cured), must exercise such of the rights and powers vested in it by the Trust Securities Guarantee and use the same degree of care and skill thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Notwithstanding this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Securities Guarantee at the request of any holder of the Trust Securities

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unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

  The Bank of New York, the Guarantee Trustee, also serves as the Property Trustee and the Indenture Trustee. Yorkshire Group and certain of its affiliates maintain banking relationships with The Bank of New York.

TERMINATION OF THE TRUST SECURITIES GUARANTEE

  The Trust Securities Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Trust Securities, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the Trust Securities. The Trust Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Securities must restore payment of any sums paid under the Trust Securities or the Trust Securities Guarantee.

GOVERNING LAW

  The Trust Securities Guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE AGREEMENT AS TO EXPENSES AND LIABILITIES

  Pursuant to an expense agreement ( the "Agreement as to Expenses and Liabilities"), the US Affiliates will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment, when and as due, of any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Trust Securities or other similar interests in the Trust, the amounts due such holders pursuant to the terms of the Trust Securities or such other similar interests, as the case may be.

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               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  The Junior Subordinated Debentures are to be issued under the Indenture with terms corresponding to the terms of the Trust Securities. This summary of material terms and provisions of the Junior Subordinated Debentures and the Indenture is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act.

GENERAL

  Concurrently with the issuance of the Trust Securities, the Trust will invest the proceeds thereof in the Junior Subordinated Debentures issued by Yorkshire Finance. The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt of Yorkshire Finance and will rank pari passu with any other series of Indenture Securities (as defined below) issued by Yorkshire Finance. Additional series of securities (together with the Junior Subordinated Debentures, the "Indenture Securities") may be issued, without limitation as to amount, under the Indenture and the Indenture does not limit the incurrence or issuance of other secured or unsecured securities of Yorkshire Finance, whether under the Indenture, any other indenture that Yorkshire Finance may enter into in the future or otherwise. See "--Subordination". Application will be made to list the Junior Subordinated Debentures on the Luxembourg Stock Exchange.

  The entire principal amount of the Junior Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2038.


INTEREST

  The Junior Subordinated Debentures will bear interest at the rate of 8.08% per annum of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998, initially, through a Paying Agent to the Book-Entry Depositary (as defined under "--Form, Book-Entry Procedures and Transfer"), as the holder of the Global Debentures (as defined under "--Form, Book-Entry Procedures and Transfer"), and, otherwise, as described under "--Form, Book-Entry Procedures and Transfer--Payments on the Junior Subordinated Debentures". The amount of interest payable for any full period will be computed on the basis of a 360-day year of twelve 30-day months and for any partial period shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months. In the event that any date on which an Interest Payment is payable on the Junior Subordinated Debentures is not a Business Day, then the Interest Payment payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Interest Payments that are in arrears for more than one quarter will accrue additional interest (to the extent permitted by law) at the rate of 8.08% per annum thereof, compounded quarterly. The term "interest" as used herein shall include quarterly Interest Payments, interest on quarterly Interest Payments in arrears, Additional Amounts and Additional Interest, as applicable.

OPTION TO DEFER PAYMENT OF INTEREST

  So long as no Event of Default under the Indenture has occurred and is continuing, Yorkshire Finance has the right under the Indenture during the term of the Junior Subordinated Debentures to defer Interest Payments, at any time or from time to time, for up to 20 consecutive quarters; provided, however, that Yorkshire Finance cannot defer Interest Payments beyond the Stated Maturity of the Junior Subordinated Debentures. Until all deferred Interest Payments together with interest thereon have been paid in full, interest will continue to accrue, together with interest thereon at the stated rate of interest on the Junior Subordinated Debentures, to the extent permitted by law.

  In the event that Yorkshire Finance exercises this right, until all deferred Interest Payments together with interest thereon have been paid in full, neither Yorkshire Finance nor Yorkshire Group may, directly or indirectly, (i) declare or pay any cash dividends or distributions on, or redeem, purchase, acquire, or make a

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liquidation payment with respect to, any of its capital stock, (ii) make any payments on, or repay, repurchase or redeem, any of its debt securities (including other Indenture Securities or other junior subordinated securities issued by Yorkshire Finance) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, (iii) make any payments with respect to any guarantee that ranks pari passu with or junior in interest to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, or (iv) make any payments on, or repay, repurchase or redeem, any of its debt securities held by, make any loans or advances to, or make any payments with respect to any guarantee of the debt of, any affiliate, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of Yorkshire Finance or Yorkshire Group and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by Yorkshire Group under the Trust Securities Guarantee (or any other guarantee by Yorkshire Group with respect to any securities issued by its direct or indirect subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase other Indenture Securities or other junior subordinated securities issued by Yorkshire Finance), (c) payments by Yorkshire Group under the Debentures Guarantee, (d) any dividend or payment by Yorkshire Group which is applied, directly or indirectly, to any Tax Payments, (e) payments by Yorkshire Group, directly or indirectly, on the Intercompany Notes or any other promissory notes held by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) evidencing loans made with the proceeds from the issuance by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) of securities guaranteed by Yorkshire Group or (f) the reinvestment of any proceeds received under clause (e) above by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) in additional debt securities of Yorkshire Group or any of its other direct or indirect wholly-owned subsidiaries.

  Prior to the termination of any such Extension Period, Yorkshire Finance may further extend the interest payment period; provided that, such Extension Period, together with all such previous and further extensions within such Extension Period, may not exceed 20 consecutive quarters or the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Yorkshire Finance may commence a new Extension Period, subject to the above requirements. As a result, there could be multiple Extension Periods of varying lengths throughout the term of the Junior Subordinated Debentures.

  Yorkshire Finance must give the Property Trustee and the Indenture Trustee notice of its intention to defer Interest Payments at least one Business Day prior to the earlier of (i) the next succeeding Interest Payment Date and (ii) the date Yorkshire Finance is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the Junior Subordinated Debentures of any record date or such Interest Payment Date, but in any event not less than one Business Day prior to such record date. The Property Trustee shall give notice of Yorkshire Finance's intention to defer Interest Payments to the holders of the Trust Securities within five Business Days of the receipt of notice thereof.

REDEMPTION

  The Junior Subordinated Debentures are redeemable prior to maturity at the option of Yorkshire Finance (i) on or after June 9, 2003, in whole at any time or in part from time to time, (ii) at any time, in whole (but not in part) within 90 days following the occurrence of a Special Event or (iii) at any time, in whole (but not in part), if Yorkshire Finance or Yorkshire Group has or will become obligated to pay Additional Amounts, as provided under "-- Optional Tax Redemption", in each case, at the Debenture Redemption Price.

  The proceeds of any such redemption will be used by the Trust to redeem the Trust Securities in accordance with their terms. Yorkshire Finance may not redeem less than all of the Junior Subordinated Debentures unless all accrued and unpaid interest, if any, has been paid in full on all outstanding Junior Subordinated Debentures for all interest periods terminating on or prior to the Redemption Date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Junior Subordinated Debentures to be redeemed at such holder's registered address. Unless Yorkshire Finance defaults in payment of the Debenture Redemption Price, on and after the Redemption Date interest shall cease to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.

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

ADDITIONAL AMOUNTS

  All payments in respect of the Junior Subordinated Debentures and all payments made pursuant to the Debentures Guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within a Taxing Jurisdiction or by or within any political subdivision thereof or any authority therein or thereof having power to tax ("Gross-Up Taxes"), unless such withholding or deduction is required by law. In the event of any such withholding or deduction, Yorkshire Finance or Yorkshire Group, as the case may be, shall pay to the relevant holder of Junior Subordinated Debentures the amount that would otherwise have been due to such holder in the absence of such withholding or deduction, except that no Additional Amounts shall be payable:

    (a) to, or to a person on behalf of, a holder who is liable for such Gross-Up Taxes in respect of the Junior Subordinated Debentures or the Debentures Guarantee by reason of such holder having some connection with the relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, such Taxing Jurisdiction) other than the mere holding of a Junior Subordinated Debenture or the receipt of any payment in respect thereof or in respect of the Debentures Guarantee;

    (b) to, or to a person on behalf of, a holder who presents a Junior Subordinated Debenture (whenever presentation is required) for payment more than 30 days after the Relevant Date (as defined below) except to the extent that such holder would have been entitled to such Additional Amounts on presenting such Junior Subordinated Debenture for payment on the last day of such period of 30 days;

    (c) to, or to a person on behalf of, a holder who presents a Junior Subordinated Debenture (where presentation is required) in the UK or Cayman Islands;

    (d) to, or to a person on behalf of, a holder who would not be liable or subject to the withholding or deduction by making a declaration of non-residence or similar claim for exemption to the relevant tax authority; or

    (e) to, or to a person on behalf of, a holder of a Definitive Registered Debenture (as defined under "--Form, Book-Entry Procedures and Transfer") issued pursuant to an Optional Definitive Security Request (as defined under "--Form, Book-Entry Procedures and Transfer").

  Such Additional Amounts will also not be payable where, had the beneficial owner of the Junior Subordinated Debentures (or any interest therein) been the holder of the Junior Subordinated Debentures, he would not have been entitled to payment of Additional Amounts by reason of any one or more of the clauses
(a) through (e) above. If Yorkshire Group or Yorkshire Finance, as applicable, shall determine that Additional Amounts will not be payable because of the immediately preceding sentence, Yorkshire Group or Yorkshire Finance, as applicable, will inform such holder promptly after making such determination setting forth the reason(s) therefor.

  "Relevant Date" means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received in The City of New York by the Book-Entry Depositary (as defined herein) or the Indenture Trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders in accordance with the Indenture.

  Any reference in this Prospectus to any payments with respect to the Junior Subordinated Debentures or pursuant to the Debentures Guarantee shall be deemed to include any such Additional Amounts payable in connection therewith.

OPTIONAL TAX REDEMPTION

  If (a) Yorkshire Group or Yorkshire Finance satisfies the Indenture Trustee prior to the giving of a notice as provided below that it has or will become obligated to pay Additional Amounts with respect to the Junior Subordinated Debentures or the Debentures Guarantee as a result of either (x) any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction or any political subdivision or any authority or agency thereof or

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

therein having power to tax or levy duties, or any change in the application or interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this Prospectus or (y) the issuance of Definitive Registered Debentures pursuant to an Optional Definitive Security Request or clause (i) or (ii) of the second sentence of "--Form, Book-Entry Procedures and Transfer--Definitive Registered Debentures" and (b) such obligation cannot be avoided by Yorkshire Group or Yorkshire Finance taking reasonable measures available to it, Yorkshire Finance may, at its option, on giving not more than 60 nor less than 30 days' notice to the holders, redeem, as a whole but not in part, the Junior Subordinated Debentures at the Debenture Redemption Price provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Yorkshire Group or Yorkshire Finance would be obligated to pay such Additional Amounts were a payment in respect of the Junior Subordinated Debentures then due. Prior to the publication of any notice of redemption pursuant to this paragraph, Yorkshire Finance shall deliver to the Indenture Trustee a certificate signed by a director of Yorkshire Finance stating that the obligation referred to in clause (a) above cannot be avoided by Yorkshire Group or Yorkshire Finance taking reasonable measures available to it, and the Indenture Trustee shall accept such certificate as sufficient evidence of the condition precedent set forth in clause (b) above, in which event it shall be conclusive and binding on the holders.

  In the event that the Global Debentures are redeemed in whole or in part pursuant to this provision or "--Redemption" above, the Book-Entry Depositary will redeem, from the amount received by it in respect of the redemption of the Global Debentures an equal amount of the related Book-Entry Interests initially held by the Property Trustee. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the Global Debentures.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

  At any time, the Control Party has the right at any time to dissolve the Trust, and, in such event, cause a Like Amount of Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust, if any, as provided by applicable law. See "Description of the Trust Securities--Distribution of Junior Subordinated Debentures". If distributed to holders of the Trust Securities in liquidation of the Trust, the Junior Subordinated Debentures will initially be issued as described under "--Form, Book-Entry Procedures and Transfer". If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities upon the dissolution and liquidation of the Trust, Yorkshire Finance will use its best efforts to list the Junior Subordinated Debentures on the NYSE or such other stock exchanges or other organizations, if any, on which the Trust Securities are then listed. There can be no assurance as to the market price of the Junior Subordinated Debentures that may be distributed to the holders of the Trust Securities.

INDENTURE EVENTS OF DEFAULT

  The Indenture provides that any one or more of the following described events with respect to a series of Indenture Securities that has occurred and is continuing constitutes an "Event of Default" with respect to such series of Indenture Securities:

    (i) failure for 60 days to pay any interest or similar payment on such series of Indenture Securities when due and payable (subject to Yorkshire Finance's right to defer such payment); or

    (ii) failure to pay principal of or premium, if any, on such series of Indenture Securities when due and payable; or

    (iii) failure to perform, or breach of, any covenant or warranty of Yorkshire Finance or Yorkshire Group contained in the Indenture for 60 days after written notice to Yorkshire Finance or Yorkshire Group from the Indenture Trustee or to Yorkshire Finance or Yorkshire Group and the Indenture Trustee by the holders of at least 33% in aggregate principal amount of such series of outstanding Indenture Securities as provided in the Indenture; or

    (iv) certain events in bankruptcy, insolvency or reorganization of Yorkshire Finance or Yorkshire Group; or


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    (v) the Debentures Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; or

    (vi) any other Event of Default specified with respect to such series of Indenture Securities.

  If an Event of Default due to the default in payment of principal of, or interest or similar payment on, any series of Indenture Securities or due to the default in the performance or breach of any other covenant or warranty of Yorkshire Finance or Yorkshire Group applicable to the Indenture Securities of such series but not applicable to all series occurs and is continuing, then either the Indenture Trustee or the holders of not less than 33% in aggregate principal amount of the outstanding Indenture Securities of such series may declare the principal of all of the Indenture Securities of such series and interest or other amounts accrued or accumulated thereon to be due and payable immediately (subject to the subordination provisions of the Indenture) and, in the case of the Junior Subordinated Debentures, should the Indenture Trustee or such holders of such Junior Subordinated Debentures fail to make such declaration, the holders of at least 33% in aggregate Liquidation Amount of the Trust Securities shall have such right. If an Event of Default due to the default in the performance of any covenants or agreements in the Indenture applicable to all outstanding Indenture Securities or due to certain events of bankruptcy, insolvency or reorganization of Yorkshire Finance has occurred and is continuing, either the Indenture Trustee or the holders of not less than 33% in aggregate principal amount of all outstanding Indenture Securities (or Trust Securities, as described above), considered as one class, and not the holders of the Indenture Securities (or Trust Securities) of any one of such series, may make such declaration of acceleration (subject to the subordination provisions of the Indenture).

  At any time after such a declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

    (a) Yorkshire Finance or Yorkshire Group has paid or deposited with the Indenture Trustee a sum sufficient to pay

      (1) all overdue interest and similar payments on all Indenture Securities of such series;

      (2) the principal of and premium, if any, on any Indenture Securities of such series which have become due otherwise than by such declaration of acceleration and interest or other amounts thereon at the rate or rates prescribed therefor in such Indenture Securities;

      (3) interest upon overdue interest or other amounts at the rate or rates prescribed therefor in such Indenture Securities, to the extent that payment of such interest or other amounts is lawful; and

      (4) all amounts due to the Indenture Trustee under the Indenture; and

    (b) any other Event or Events of Default with respect to Indenture Securities of such series, other than the nonpayment of the principal of the Indenture Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

  The holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding may waive compliance by Yorkshire Finance or Yorkshire Group with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may, on behalf of the holders of all the Indenture Securities of such series, waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of principal of or premium, if any, or interest or other amounts (unless such default has been cured and a sum sufficient to pay all matured installments of interest, principal and such other amounts due otherwise than by declaration of acceleration has been deposited with the Indenture Trustee) or a default in respect to a covenant or provision under the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. With respect to the Junior Subordinated Debentures, the Trust may not waive compliance by Yorkshire Finance or Yorkshire Group with certain restrictive provisions of the Indenture or waive any past defaults thereunder without the consent of a majority in aggregate Liquidation

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

Amount of the outstanding Trust Securities and, if the prior consent of the holder of each Junior Subordinated Debenture is required, the consent of each holder of the Trust Securities.

  In case an Event of Default shall occur and be continuing as to the Junior Subordinated Debentures, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures and any other amounts payable under the Indenture to be immediately due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures. Furthermore, a holder of Trust Securities may institute a proceeding directly against Yorkshire Group for enforcement of payment to such holder under the Debentures Guarantee in respect of Interest Payments or any other payments due on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Securities of such holder on or after the due dates specified in the Junior Subordinated Debentures. See "Description of the Trust Securities-- Voting Rights; Amendment of Trust Agreement" and "Description of the Trust Securities Guarantee".

MODIFICATION OF INDENTURE

  Without the consent of any holder of Indenture Securities, Yorkshire Group, Yorkshire Finance and the Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to Yorkshire Finance or Yorkshire Group of the covenants of Yorkshire Finance or Yorkshire Group, respectively, in the Indenture and in the Indenture Securities; (b) to add one or more covenants of Yorkshire Finance or Yorkshire Group or other provisions for the benefit of the holders of outstanding Indenture Securities or to surrender any right or power conferred upon Yorkshire Finance or Yorkshire Group by the Indenture;
(c) to add any additional Events of Default under the Indenture with respect to outstanding Indenture Securities; (d) to modify, eliminate or add provisions to the Indenture to such extent as shall be necessary to ensure that (1) Yorkshire Finance will not be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes or (2) Yorkshire Finance or Yorkshire Group will not be required to register as an "investment company" under the Investment Company Act; (e) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that such change, elimination or addition will become effective only as to the Indenture Securities of any series created by such supplemental indenture and Indenture Securities of any series subsequently created to which such change or elimination is made applicable by the subsequent supplemental indenture creating such series; (f) to provide collateral security for the Indenture Securities; (g) to establish the form or terms of Indenture Securities of any other series as permitted by the Indenture; (h) to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; (i) to evidence and provide for the acceptance of appointment of a separate or successor Indenture Trustee under the Indenture with respect to the Indenture Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; (j) to provide for the procedures required to permit the utilization of a noncertificated system of registration for the Indenture Securities of all or any series; (k) to change any place where (1) the principal of and premium, if any, and interest or other payments, if any, on all or any series of Indenture Securities shall be payable, (2) all or any series of Indenture Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon Yorkshire Finance or Yorkshire Group in respect to Indenture Securities and the Indenture may be served; or (l) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided that, except in the case of clause (d) above, such changes or additions shall not adversely affect the interests of the holders of Indenture Securities of any series in any material respect.

  The Indenture contains provisions permitting Yorkshire Finance and Yorkshire Group, with the consent of the holders of a majority in aggregate principal amount of each outstanding series of Indenture Securities affected, to modify the Indenture in a manner affecting the rights of the holders of such series of the Indenture Securities; provided, that no such modification may (i) change the maturity, if any, of any series of Indenture Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest

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thereon (except such extension as is contemplated thereby), (ii) reduce the percentage of principal amount of outstanding Indenture Securities of any series (or, if applicable, the Liquidation Amount of the Trust Securities), the holders of which are required to consent to any such modification of the Indenture, (iii) reduce any amount payable under, delay or defer the required time of payment under, or impair the right to institute suit to enforce any payment under the Debentures Guarantee, (iv) modify the provisions of the Indenture with respect to the subordination of the Indenture Securities of any series or the Debentures Guarantee or (v) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series, without the consent of the holder of each outstanding Indenture Security affected thereby, provided, that in the case of the Junior Subordinated Debentures, so long as any of the Trust Securities remain outstanding, no such modification may be made that adversely affects the holders of the Trust Securities, and no termination of the Indenture may occur, and no waiver of any Event of Default under the Indenture or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of a majority of the aggregate Liquidation Amount of such Trust Securities unless and until the principal of the Junior Subordinated Debentures and all accrued and unpaid interest or other amounts thereon have been paid in full and, if the prior consent of the holder of each outstanding Junior Subordinated Debenture is required, such modification or waiver shall not be effective until each holder of the Trust Securities shall have consented to such modification or waiver.

  Notwithstanding the foregoing, no amendment or modification may be made to the Indenture if such amendment or modification would cause (i) Yorkshire Finance to be classified as an association or publicly traded partnership taxable as a corporation for US Federal income tax purposes or (ii) Yorkshire Finance or Yorkshire Group to be required to register as an "investment company" under the Investment Company Act.

DEBENTURES GUARANTEE

  Pursuant to the Indenture, Yorkshire Group will irrevocably and unconditionally guarantee the Junior Subordinated Debentures as described under "Description of the Debentures Guarantee".

CERTAIN COVENANTS

  Each of Yorkshire Finance and Yorkshire Group will covenant in the Indenture that it will not, directly or indirectly, (i) declare or pay any cash dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (ii) make any payments on, or repay, repurchase or redeem, any of its debt securities (including other Indenture Securities or other junior subordinated securities issued by Yorkshire Finance) that rank pari passu with or junior in interest to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, (iii) make any payments with respect to any guarantee that ranks pari passu with or junior in interest to the Junior Subordinated Debentures or the Debentures Guarantee, respectively, or (iv) make any payments on, or repay, repurchase or redeem, any of its debt securities held by, make any loans or advances to, or make any payments with respect to any guarantee of the debt of, any affiliate, in each case other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Yorkshire Finance or Yorkshire Group and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by Yorkshire Group under the Trust Securities Guarantee (or any other guarantee by Yorkshire Group with respect to any securities of any of its direct or indirect subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase other Indenture Securities or other junior subordinated securities issued by Yorkshire Finance), (c) payments by Yorkshire Group under the Debentures Guarantee, (d) any dividend or payment by Yorkshire Group which is applied, directly or indirectly, to any Tax Payments, (e) payments by Yorkshire Group, directly or indirectly, on the Intercompany Notes or any other promissory notes held by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) evidencing loans made with the proceeds from the issuance by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) of securities guaranteed by Yorkshire Group or (f) the reinvestment of any proceeds received under clause (e) above by Yorkshire Finance (or any other direct or indirect wholly-owned subsidiary of Yorkshire Group) in additional debt securities of Yorkshire Group or any of its other direct or indirect wholly-owned subsidiaries, if at such time (i) there shall have occurred and be continuing a payment default (whether before or after expiration

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of any period of grace) or an Event of Default with respect to any series of
Indenture Securities, (ii) Yorkshire Group shall be in default with respect to its payment of any obligations under the Trust Securities Guarantee or the Debentures Guarantee or any other such guarantee as described above or (iii) Yorkshire Finance shall have given notice of its intention to defer payment of interest or other amounts as provided in the Indenture with respect to any series of Indenture Securities, shall not have rescinded such notice and such deferral shall be continuing until all deferred interest or similar payments together with interest thereon have been paid in full.

  Yorkshire Finance and Yorkshire Group also will covenant that so long as any Trust Securities remain outstanding, if the Trust shall be required to pay, with respect to its income derived from payments of principal of or interest on the Junior Subordinated Debentures or pursuant to the Debentures Guarantee, any amounts for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed by a Taxing Jurisdiction or any other taxing authority, then, in any such case, Yorkshire Finance or Yorkshire Group will pay as interest on the Junior Subordinated Debentures such amounts as may be necessary in order that the net amounts received and retained by the Trust after the payment of such taxes, duties, assessments or governmental charges shall result in the Trust having such funds as it would have had in the absence of the payment of such taxes, duties, assessments or governmental charges ("Additional Interest"). Furthermore, Yorkshire Finance and Yorkshire Group will covenant, so long as the Junior Subordinated Debentures remain outstanding, to keep effective and comply with the terms and conditions of the Demand Share Issue and Purchase Agreement, dated February 24, 1998, between Yorkshire Finance and Yorkshire Group.

  Yorkshire Group will also covenant to (i) ensure that a wholly-owned subsidiary of Yorkshire Group will retain the Control Certificate, provided that certain successors which are permitted pursuant to the Trust Agreement may succeed to the ownership of the Control Certificate and (ii) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause (a) the Trust not to be classified as anything other than a grantor trust for US Federal income tax purposes, (b) the Trust to remain a Transparent Trust and not to be treated as a company for purposes of UK tax law, (c) each of Yorkshire Group, Yorkshire Finance and the Trust not to be required to register as an "investment company" under the Investment Company Act, (d) Yorkshire Finance to not be classified as an association or a publicly traded partnership taxable as a corporation for US Federal income tax purposes and (e) Yorkshire Finance not, at any time, to be engaged in a US trade or business for US Federal income tax purposes. Furthermore, Yorkshire Group and Yorkshire Finance will covenant to treat the Junior Subordinated Debentures as indebtedness of Yorkshire Finance for all US Federal income tax purposes.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

  The Indenture provides that Yorkshire Group shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (i) in case Yorkshire Group consolidates with or merges into another corporation or conveys or transfers its properties and assets substantially as an entirety to any person, the successor corporation expressly assumes the performance of every covenant contained in the Indenture on the part of Yorkshire Group to be performed or observed, including the obligations of Yorkshire Group under the Debentures Guarantee; (ii) immediately after giving effect thereto, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the Indenture, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

  Yorkshire Finance may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below. Yorkshire Finance may, without the consent of the holders of the Junior Subordinated Debentures, consolidate, amalgamate, merge with or into, or be replaced by a limited partnership, limited liability company or trust organized under the laws of any state of the US; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of Yorkshire Finance under the Junior Subordinated Debentures or (b) substitutes for the Junior Subordinated Debentures other securities having substantially the same terms as the Junior Subordinated Debentures (the "Successor Debentures"), so long as the Successor Debentures are not junior to any other equity securities of the successor entity with respect to participation in the profits and

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distributions, and in the assets, of the successor entity, (ii) if the Junior
Subordinated Debentures are then so listed, the Junior Subordinated Debentures continue to be listed, or any Successor Debentures are or will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Junior Subordinated Debentures are then listed or quoted, (iii) such merger, consolidation, amalgamation or replacement does not cause the Trust Securities (or, in the event that the Trust is liquidated, the Junior Subordinated Debentures (including any Successor Debentures)) to be downgraded by any nationally recognized statistical securities rating organization, (iv) such merger, consolidation, amalgamation or replacement does not adversely affect the powers, preferences and other special rights of the holders of the Trust Securities or Junior Subordinated Debentures (including any Successor Debentures) in any material respect (other than, in the case of Junior Subordinated Debentures or Successor Debentures, with respect to any dilution of the holders' interest in the new resulting entity),
(v) such successor entity has a purpose substantially identical to that of Yorkshire Finance, (vi) Yorkshire Group guarantees the obligations of such successor entity under the Successor Debentures to the same extent as provided by the Debentures Guarantee and (vii) prior to such merger, consolidation, amalgamation or replacement, Yorkshire Group and Yorkshire Finance have received an Opinion of Counsel experienced in such matters to the effect that:
(A) such successor entity will be treated as a partnership and not as an association or publicly traded partnership taxable as a corporation for US Federal income tax purposes, (B) such merger, consolidation, amalgamation or replacement will not adversely affect the limited liability of the holders of the Junior Subordinated Debentures (or the Successor Debentures), (C) following such merger, consolidation, amalgamation or replacement, neither Yorkshire Group, Yorkshire Finance nor such successor entity will be required to register as an "investment company" under the Investment Company Act and
(D) such merger, consolidation, amalgamation or replacement would not cause the Trust to be classified as (x) other than as a grantor trust for US Federal income tax purposes and (y) other than as a Transparent Trust for purposes of UK tax law.

  In the event that any such successor entity is organized under the laws of a country located outside of a Taxing Jurisdiction and withholding or deduction is required by law for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within such country in which the successor entity is organized or by or within any political subdivision thereof or any authority therein or thereof having power to tax, the successor entity shall pay to the relevant holder of the Global Debentures or to the relevant holders of the Definitive Registered Debentures or to the relevant holder or holders of the Successor Debentures, as the case may be, such additional amounts, under the same circumstances and subject to the same limitations as are specified for "Gross-Up Taxes", as is set forth under "-- Additional Amounts" above, but substituting for the applicable Taxing Jurisdiction in each place the name of the country under the laws of which such successor entity is organized, managed and controlled or has a place of business. In addition, such successor entity shall be entitled to effect an optional tax redemption of the Junior Subordinated Debentures under the same circumstances and subject to the same limitations as are set forth under "-- Optional Tax Redemption" above, but substituting for the applicable Taxing Jurisdiction in each place the name of the country under the laws of which such successor entity is organized, managed and controlled or has a place of business.

  The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction, a change in control or other transaction involving Yorkshire Finance or Yorkshire Group that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

  Subject to the satisfaction of certain conditions contained in the Indenture, the principal amount of Junior Subordinated Debentures will be deemed to have been paid for purposes of the Indenture and the entire indebtedness of Yorkshire Finance in respect thereof will be deemed to have been satisfied and discharged, if there shall have been irrevocably deposited with the Indenture Trustee or any Paying Agent, in trust: (a) money in an amount which will be sufficient, or (b) Government Obligations (as defined herein), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide moneys which,

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

together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, or interest or other amounts, if any, due and to become due on the Junior Subordinated Debentures (including any Additional Amounts then known) that are outstanding. For this purpose, Government Obligations include direct obligations of, or obligations unconditionally guaranteed by, the US entitled to the benefit of the full faith and credit thereof and certificates, depository receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

SUBORDINATION

  In the Indenture, Yorkshire Finance has covenanted and agreed that any Indenture Securities issued thereunder will be subordinate and junior in right of payment to all Senior Debt of Yorkshire Finance to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Yorkshire Finance, the holders of Senior Debt of Yorkshire Finance will first be entitled to receive payment in full of principal of, premium, if any, and interest, if any, on such Senior Debt of Yorkshire Finance before the holders of Indenture Securities will be entitled to receive or retain any payment in respect of the principal of, premium, if any, or interest or other amounts, if any, on the Indenture Securities.

  In the event of the declaration of acceleration of any Indenture Securities, the holders of all Senior Debt of Yorkshire Finance outstanding at the time of such declaration will be entitled to receive payment in full of all amounts due thereon (including any amounts due upon such declaration) before the holders of Indenture Securities will be entitled to receive any payment upon the principal of, premium, if any, or interest, if any, on the Indenture Securities.

  No payments on account of principal, premium, if any, or interest or other amounts, if any, in respect of any Indenture Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt of Yorkshire Finance or an event of default remaining uncured with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

  The term "Senior Debt" means, with respect to any person, (i) any payment due in respect of indebtedness of such person, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such person that, by their terms, are senior or senior subordinated debt securities; (ii) all capital lease obligations of such person; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of such person for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person); provided, however, that Senior Debt shall not include (1) in the case of Yorkshire Finance, the Indenture Securities or any such indebtedness that is by its terms subordinated to or pari passu with (A) the Indenture Securities or (B) any other such indebtedness that is subordinated to or pari passu with the Indenture Securities and (2) any unsecured indebtedness between or among such person and its affiliates. Such Senior Debt shall continue to be Senior Debt and be entitled to the benefits of the subordination provisions contained in the Indenture irrespective of any amendment, modification or waiver of any term of such Senior Debt.

  The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by Yorkshire Finance or Yorkshire Group. Yorkshire Finance and Yorkshire Group expect from time to time to incur additional indebtedness constituting Senior Debt.

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FORM, BOOK-ENTRY PROCEDURES AND TRANSFER

 General

  The Junior Subordinated Debentures will be issued initially only as a Global Debenture in bearer form (the "Global Debenture") and will be payable only in US dollars. Title to such Global Debentures will pass by delivery. The Global Debentures will be deposited on issue with The Bank of New York in New York, New York, as book-entry depositary (the "Book-Entry Depositary"), which will hold the Global Debentures for the benefit of the Trust pursuant to the terms of the deposit agreement (the "Deposit Agreement") among Yorkshire Finance, the Book-Entry Depositary and the holders and beneficial owners from time to time of interests in the Book-Entry Interests. Pursuant to the Deposit Agreement, the Book-Entry Depositary will issue one or more certificateless depository interests (the "Book-Entry Interests"), which together will represent a 100% beneficial interest in the Global Debentures. Such Book-Entry Interests will initially be issued to the Property Trustee.

  If Book-Entry Interests are distributed to holders of Trust Securities in liquidation of such holders' interests in the Trust, the Global Debentures held by the Book-Entry Depositary and representing all of the Junior Subordinated Debentures will cease to be held for the benefit of the Trust and will, for all purposes under the Indenture and the Deposit Agreement, be held by the Book-Entry Depositary for the benefit of DTC and its Participants, and all of the Book-Entry Interests in the Global Debentures will be transferred by the Property Trustee to DTC, which will operate a book-entry system for interests in the Book-Entry Interests in global form (the "Global Book-Entry Interests"). DTC will initially credit Direct Participants holding Trust Securities with interests in the Global Book-Entry Interests (pro rata to their holding of Trust Securities) registered in the name of DTC or its nominee. Unless and until the Global Debentures are exchanged in whole for Definitive Registered Debentures, Global Book-Entry Interests held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. For a description of DTC and its book-entry system, see "Description of the Trust Securities--Book-Entry Issuance". As of the date of this Prospectus, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Securities will apply in all material respects to any Global Book-Entry Interests registered in the name of and held by DTC or its nominee. Yorkshire Finance may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary for the Global Book-Entry Interests.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such Global Book Entry Interests.

  So long as the Book-Entry Depositary, or its nominee, is the holder of the Global Debentures, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole holder of the Global Debentures (and the Junior Subordinated Debentures) for all purposes under the Indenture. Except as set forth below with respect to the issuance of Definitive Registered Debentures, if the Junior Subordinated Debentures (represented by Global Book-Entry Interests) are held through the facilities of DTC, Direct Participants or Indirect Participants will not be entitled to have Junior Subordinated Debentures registered in their names, will not receive or be entitled to receive physical delivery of Junior Subordinated Debentures in definitive bearer or registered form and will not be considered the owners or holders thereof under the Indenture or the Deposit Agreement. Accordingly, if the Junior Subordinated Debentures (represented by Global Book-Entry Interests) are held through the facilities of DTC, each person owning an interest in the Global Book-Entry Interests must rely on the procedures of the Book-Entry Depositary and DTC and, if such person is not a Direct Participant in DTC, on the procedures of the Direct Participant through which such person owns its interest, to exercise any rights and obligations of a holder under the Indenture or the Deposit Agreement.

  In addition to a Paying Agent in the Borough of Manhattan, The City of New York, Yorkshire Finance will, so long as Junior Subordinated Debentures are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, maintain a Paying Agent in Luxembourg.

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  Neither Yorkshire Finance, Yorkshire Group nor any agent of Yorkshire
Finance or Yorkshire Group will have any responsibility or liability for any aspect relating to payments made or to be made by the Book-Entry Depositary to the persons entitled thereto in respect of the Junior Subordinated Debentures or the Book-Entry Interests. None of Yorkshire Finance, Yorkshire Group, the Indenture Trustee, the Book-Entry Depositary or any agent of any of the foregoing will have any responsibility or liability for any aspect relating to payments made or to be made by DTC on account of a Direct Participant's or Indirect Participant's ownership of an interest in the Global Book-Entry Interests or for maintaining, supervising or reviewing any records relating to a Direct Participant's or Indirect Participant's interests in the Global Book-Entry Interests.

 Payments on the Junior Subordinated Debentures

  Payments of any amounts in respect of the Global Debenture will be made through a Paying Agent to the Book-Entry Depositary, as the holder thereof. Such payments shall be considered paid on the date they are due if the Paying Agent holds at 11:00 a.m. New York City time on that date money deposited by or on behalf of Yorkshire Group or Yorkshire Finance in immediately available funds, designated for and sufficient to pay the amount due in full. The Book-Entry Depositary will pay an amount equal to each such payment to the Property Trustee as the initial holder of the Book-Entry Interests, which will distribute such payments to DTC. If the Global Book-Entry Interests representing the Junior Subordinated Debentures are held through the facilities of DTC, such payments will be made by the Book-Entry Depositary to DTC, as holder of the Global Book-Entry Interests, which will distribute such payments to its Direct Participants.

  If any Definitive Registered Debentures have been issued, the interest payable on such Definitive Registered Debenture other than at maturity or earlier redemption will be paid to the holder in whose name such Definitive Registered Debenture is registered at the close of business on the fifteenth day (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (each a "Record Date"). The principal amount of a Definitive Registered Debenture will be payable to the person in whose name such Definitive Registered Debenture is registered at the close of business on the immediately preceding Record Date upon surrendering such Definitive Registered Debenture at the Indenture Trustee's office in New York City. Interest payable at maturity or earlier redemption will be payable to the person to whom principal is payable.

  If any Definitive Registered Debentures have been issued, Interest Payments on such Definitive Registered Debentures to be paid other than at maturity will be made by check to the person entitled thereto at such person's address appearing on the Security Register. Interest Payments on the Definitive Registered Debentures may also be made, in the case of a holder of at least US $1,000,000 aggregate principal amount of Junior Subordinated Debentures by wire transfer to a US Dollar account maintained by the payee with a bank in the US; provided that such holder elects payment by wire transfer by giving written notice to the Indenture Trustee or a Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Indenture Trustee may accept in its discretion).

  Any monies paid by Yorkshire Finance or Yorkshire Group to the Indenture Trustee or any Paying Agent, or held by Yorkshire Finance or Yorkshire Group in trust, or the payments of the principal of or any interest or Additional Amounts on any Junior Subordinated Debentures and remaining unclaimed at the end of two years after such principal, interest or Additional Amounts become due and payable will be paid to the US Affiliates, or released from the trust, upon its written request, and upon such payment or release all liability of Yorkshire Finance, Yorkshire Group, the Indenture Trustee and such Paying Agent with respect thereto will cease.

  All payments to the Book-Entry Depositary in respect of the Global Debenture, and all payments to the holders of the Definitive Registered Debentures, if issued, will be made without deduction or withholding for any Gross-Up Taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable law or regulation, except as described under "--Additional Amounts", such Additional Amounts will be paid as may be necessary in order that the net amounts received by any holder of the Global Debenture or of any Definitive Registered Debenture, after such deduction or withholding, will equal the amounts that such holder would have otherwise received in respect of the Global Debentures or of such Definitive Registered Debentures absent such deduction or withholding. If Definitive

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Registered Debentures are issued pursuant to an Optional Definitive Security
Request, neither Yorkshire Finance nor Yorkshire Group will be obligated to pay Additional Amounts in respect of such Definitive Registered Debentures.

  If the due date for any interest in respect of the Junior Subordinated Debentures is not a Business Day, the holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day and will not be entitled to any further interest or other payment in respect of any such delay.

 Redemption

  In the event the Global Debenture (or a portion thereof) is redeemed, the Book-Entry Depositary will deliver all amounts received by it in respect of the redemption of the Global Debenture to the persons entitled thereto and (in the case of redemption in full) surrender the Global Debenture to the Indenture Trustee for cancellation. The redemption price payable in connection with the redemption of interests in a Book-Entry Interest will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the Global Debentures (or a portion thereof). For any redemption of the Global Debenture in part, if the Junior Subordinated Debentures are held through the facilities of DTC, selection of interests in the related Global Book-Entry Interest to be redeemed will be made in accordance with the procedures of DTC. Once redeemed in part, the Global Debenture will be endorsed to reflect the principal amount equal to the unredeemed portion thereof.

 Action by Holders of Junior Subordinated Debentures

  As soon as practicable after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action with respect to the Book-Entry Interests or the Junior Subordinated Debentures, the Book-Entry Depositary will mail to the Property Trustee (or, if the Global Book-Entry Interests representing the Junior Subordinated Debentures are then held through the facilities of DTC, to DTC) a notice containing (a) such information as is contained in such notice, (b) a statement of the record date with respect to such consent, waiver or other action, (c) a statement that on or prior to a specified date (which specified date may be no later than 180 days after the record date) the Property Trustee (or DTC, as applicable) will be entitled, subject to the provisions of the Deposit Agreement or the Indenture, as the case may be, to instruct the Book-Entry Depositary as to such consent, waiver or other action and (d) a statement as to the manner in which such instructions may be given. Upon the written request of the Property Trustee (or DTC, as applicable), the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Junior Subordinated Debentures in accordance with any instructions set forth in such request. DTC is expected to follow procedures described under "Description of the Trust Securities--Book-Entry Issuance" with respect to soliciting instructions from Participants. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Deposit Agreement or the Indenture.

 Meetings of Holders of Junior Subordinated Debentures

  A meeting of the holders of Junior Subordinated Debentures may be called at any time from time to time pursuant to the Indenture to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be made given or taken by holders of the Junior Subordinated Debentures.

  To be entitled to vote at any meeting of holders of Junior Subordinated Debentures, a person shall be (a) a holder of Junior Subordinated Debentures or (b) a person appointed by an instrument in writing as proxy for a holder or holders of Junior Subordinated Debentures by such holder or holders. The only persons who shall be entitled to attend any meeting of holders of Junior Subordinated Debentures shall be the persons so entitled to vote at such meeting and their counsel, any representatives of the Indenture Trustee and its counsel, and any representatives of Yorkshire Finance and its counsel.

  At any meeting of holders of Junior Subordinated Debentures, the persons holding or representing Junior Subordinated Debentures in an aggregate principal amount sufficient under the appropriate provision of the Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a

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

quorum. No action at a meeting of holders shall be effective unless approved by persons holding or representing Junior Subordinated Debentures in the aggregate principal amount required by the provision of the Indenture pursuant to which such action is being taken. At any meeting of holders, each holder or proxy shall be entitled to one vote for each $25 principal amount of outstanding Junior Subordinated Debentures held or represented.

  Until such time as written instruments shall have been delivered to the Indenture Trustee evidencing the taking of any action at a meeting of holders by the holders of the percentage in aggregate principal amount of the Junior Subordinated Debentures specified in the Indenture in connection with such action, any holder of a Junior Subordinated Debenture the serial number of which is included in the Junior Subordinated Debentures the holders of which have consented to such action may, by filing written notice with the Indenture Trustee at its principal corporate trust office and upon proof of holding as provided in the Indenture, revoke such consent so far as concerns such Junior Subordinated Debentures. Except as aforesaid any such consent given by the holder of any Junior Subordinated Debentures shall be conclusive and binding upon such holder and upon all future holders and owners of such Junior Subordinated Debentures and of any securities issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such securities. Any action taken by the holders of the percentage in aggregate principal amount of the holders specified in the Indenture in connection with such action shall be conclusively binding upon Yorkshire Finance, the Indenture Trustee and the holders of all the Junior Subordinated Debentures.

 Reports and Notices

  So long as the Junior Subordinated Debentures are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange so require, notice to holders of the Junior Subordinated Debentures will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) in addition to notifying the Book-Entry Depositary. If any Junior Subordinated Debentures have been distributed to holders of Trust Securities, the Book-Entry Depositary will immediately send to DTC a copy of any notices, reports and other communications received by it relating to Yorkshire Finance, Yorkshire Group or the Junior Subordinated Debentures. In the case of Definitive Registered Debentures, all notices regarding the Junior Subordinated Debentures will, in addition to publication as referred to above, be mailed to holders by first-class mail at their respective addresses as they appear on the registration books of the registrar.

 Amendment and Termination of the Deposit Agreement

  The Deposit Agreement may be amended by agreement between Yorkshire Finance and the Book-Entry Depositary, and the consent of the Property Trustee or DTC (if any Junior Subordinated Debentures (represented by Global Book-Entry Interests) are held through the facilities of DTC) shall not be required in connection with any amendment to the Deposit Agreement (i) to cure any formal defect, omission, inconsistency or ambiguity in the Deposit Agreement, (ii) to add to the covenants and agreements of Yorkshire Finance or the Book-Entry Depositary, (iii) to effect the assignment of the Book-Entry Depositary's rights and duties to a qualified successor as provided in the Deposit Agreement, (iv) to comply with the requirements of the Securities Act, the Exchange Act, the 1939 Act or the Investment Company Act, or any other applicable securities laws, (v) to modify the Deposit Agreement in connection with an amendment of the Indenture that does not require the consent of the holders of Junior Subordinated Debentures or (vi) to modify, alter, amend or supplement the Deposit Agreement in any other respect not inconsistent with such agreement which, in the opinion of counsel acceptable to Yorkshire Finance, is not materially adverse to the Property Trustee or DTC (if any Junior Subordinated Debentures (represented by Global Book-Entry Interests) are then held through the facilities of DTC) or the beneficial owners of the interests in the Book-Entry Interests. Except as provided in the preceding sentence, no amendment that materially adversely affects any holder or beneficial owner of an interest in the Book-Entry Interests may be made to the Deposit Agreement without the consent of such holder or beneficial owner.

  If Definitive Registered Debentures are issued by Yorkshire Finance in exchange for the entire Global Debenture, the Book-Entry Depositary, as holder of the Global Debenture, will surrender the Global Debenture against receipt of the Definitive Registered Debentures and distribute the Definitive Registered Debentures to the

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

holders of Book-Entry Interests (or such other persons as the Book-Entry Depositary becomes aware are entitled thereto), whereupon the Deposit Agreement will terminate. The Deposit Agreement may also be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days.

 Resignation of Book-Entry Depositary

  The Book-Entry Depositary may at any time resign as Book-Entry Depositary with respect to the Global Debenture upon 60 days' prior written notice. If a successor depository meeting the requirements specified in the Deposit Agreement has agreed to enter into arrangements with the same effect as the Deposit Agreement, the Book-Entry Depositary shall deliver the Global Debenture to that successor. If no such successor has so agreed within 120 days, the terms of the Deposit Agreement provide that the Property Trustee or DTC (if any Junior Subordinated Debentures (represented by Global Book-Entry Interests) are held through the facilities of DTC) may request Yorkshire Finance to issue Definitive Registered Debentures with respect to the Global Debenture. On receipt of such Definitive Registered Debentures, the Book-Entry Depositary will surrender the Global Debenture and distribute such Definitive Registered Debentures to the persons entitled thereto. The Deposit Agreement will then terminate.

 Obligation of Book-Entry Depositary

  The Book-Entry Depositary will assume no obligation or liability under the Deposit Agreement other than to act in good faith without negligence or willful misconduct in the performance of its duties thereunder.

 Definitive Registered Debentures

  Beneficial owners of the Book-Entry Interests shall be entitled to receive definitive Junior Subordinated Debentures in registered form ("Definitive Registered Debentures") only in the limited circumstances set forth in this paragraph. The Book-Entry Depositary will promptly notify the Indenture Trustee and request in writing that Yorkshire Finance issue and the Indenture Trustee authenticate and deliver Definitive Registered Debentures in exchange for the Global Debenture, as a whole but not in part, in such names and authorized denominations as DTC shall specify, if: (i) DTC notifies Yorkshire Finance and the Book-Entry Depositary that it is unwilling or unable to continue to hold the Global Book-Entry Interests related to the Global Debenture or DTC at any time ceases to be a "clearing agency" registered as such under the Exchange Act and, in either case, a successor is not appointed by Yorkshire Finance within 120 days; (ii) the Book-Entry Depositary notifies Yorkshire Finance that it is unwilling or unable to continue as Book-Entry Depositary with respect to the Global Debenture and no successor Book-Entry Depositary is appointed within 120 days; or (iii) Yorkshire Finance, in its sole discretion, executes and delivers to the Indenture Trustee an officers' certificate providing that the Global Debentures shall be so exchangeable. In addition, if an Event of Default shall have occurred and be continuing with respect to the Junior Subordinated Debentures, any beneficial owner of interests in Book-Entry Interests in the Global Debenture shall, upon written request, be entitled to receive Definitive Registered Debentures in exchange for such interests (an "Optional Definitive Security Request"). In no event will an owner of beneficial interests in the Book-Entry Interests be entitled to receive definitive Junior Subordinated Debentures in bearer form on account of such ownership.

  Definitive Registered Debentures so issued will be issued only in minimum denominations of $25 and integral multiples thereof and will be issued in registered form only, without coupons, and shall have the same interest rate, terms and the same aggregate principal amount as the Global Debenture for which they are exchanged. Such Definitive Registered Debentures shall be registered in the name or names of such persons as the Book-Entry Depositary shall notify the Trustee based on the instructions of DTC. It is expected that such instructions may be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in the Book-Entry Interests.

  PARTICIPANTS AND INDIRECT PARTICIPANTS SHOULD BE AWARE THAT, UNDER CURRENT UK TAX LAW, UPON THE ISSUANCE TO SUCH PARTICIPANTS AND INDIRECT PARTICIPANTS OF DEFINITIVE REGISTERED DEBENTURES, SUCH PARTICIPANTS AND INDIRECT PARTICIPANTS, AS HOLDERS OF DEFINITIVE REGISTERED DEBENTURES, WILL

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

BECOME SUBJECT TO UK INCOME TAX (CURRENTLY AT THE RATE OF 20%) THAT MUST BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES AS SET FORTH UNDER "MATERIAL INCOME TAX CONSIDERATIONS--UK INCOME TAX CONSIDERATIONS". IF SUCH DEFINITIVE REGISTERED DEBENTURES ARE ISSUED FOLLOWING AN EVENT OF DEFAULT WITH RESPECT TO JUNIOR SUBORDINATED DEBENTURES PURSUANT TO THE REQUEST OF BENEFICIAL OWNERS OF INTERESTS IN THE BOOK-ENTRY INTERESTS IN ALL OF THE GLOBAL DEBENTURES, NEITHER YORKSHIRE FINANCE NOR YORKSHIRE GROUP WILL BE OBLIGATED TO PAY ANY ADDITIONAL AMOUNTS IN RESPECT OF SUCH DEFINITIVE REGISTERED DEBENTURES.

  However, holders of Definitive Registered Debentures may be entitled to receive a refund of withheld amounts from the UK Inland Revenue in certain circumstances. See "Material Income Tax Considerations--UK Tax Considerations". In addition, if an owner of a beneficial interest in a Book-Entry Interest receives Definitive Registered Debentures other than pursuant to its request, such owner will be entitled to receive Additional Amounts with respect to such Definitive Registered Debentures. See "--Additional Amounts".

 Transfer and Exchange of Definitive Registered Debentures

  In the event that Definitive Registered Debentures are issued, a holder may transfer or exchange the Definitive Registered Debentures in accordance with the Indenture. Yorkshire Finance and the transfer agent and registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and may require a holder to pay a sum sufficient to cover any taxes, other governmental charges and fees required by law or permitted by the Indenture. Yorkshire Finance is not required to issue, register the transfer of or exchange Definitive Registered Debentures of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption as required by the Indenture and ending at the close of business on the day of such mailing, or to register the transfer of or exchange any Definitive Registered Debentures so selected for redemption in whole or in part, except that Yorkshire Finance shall be required to register the transfer of or exchange the unredeemed portion of any Definitive Registered Debentures being redeemed in part. Upon the issuance of Definitive Registered Debentures, holders will be able to transfer and exchange Definitive Registered Debentures at the offices of the transfer agent and registrar; provided that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the Security Register maintained by the transfer agent and registrar.

GOVERNING LAW; SUBMISSION TO JURISDICTION

  The Indenture, the Junior Subordinated Debentures and the Debentures Guarantee will be governed by and construed in accordance with the laws of the State of New York. Any legal suit, action or proceeding against Yorkshire Finance or Yorkshire Group or the properties, assets or revenues with respect to their respective obligations, liabilities or any other matter relating to Yorkshire Finance or Yorkshire Group arising out of or in connection with the Indenture, a Junior Subordinated Debenture or the Debentures Guarantee may be brought in the Supreme Court of New York, New York County or in the United States District Court for the Southern District of New York and any appellate court from either thereof. Yorkshire Finance and Yorkshire Group have submitted to the non-exclusive jurisdiction of such courts for the purposes of any such proceeding and have irrevocably waived, to the fullest extent that they may effectively do so, any objection to the laying of venue of any such proceeding in any such court and the defense of an inconvenient forum.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

  The Indenture Trustee shall have, and shall be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the 1939 Act. Subject to such provisions, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


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

                    DESCRIPTION OF THE DEBENTURES GUARANTEE

  Pursuant to the Indenture, Yorkshire Group will irrevocably and unconditionally guarantee all payments on the Junior Subordinated Debentures when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. The Debentures Guarantee will be a direct and unsecured obligation of Yorkshire Group and will rank subordinate and junior to all Senior Debt that may be issued by Yorkshire Group. As of December 31, 1997, Senior Debt of Yorkshire Group aggregated approximately (Pounds)1,034 million ($1,699 million), a portion of which will be repaid with proceeds of this offering. Yorkshire Group is a non-operating holding company, conducting substantially all of its business through Yorkshire and its subsidiaries. Except to the extent that Yorkshire Group receives funds from the US Parents in the future, Yorkshire Group will rely on dividends, indirectly, from Yorkshire to meet its obligations for payment of its outstanding obligations, including any payments necessary pursuant to the Debentures Guarantee, and corporate expenses. Furthermore, Yorkshire Group's obligations under the Debentures Guarantee will effectively be subordinated to all existing and future indebtedness and liabilities of the subsidiaries of Yorkshire Group, including Yorkshire. As a result, the rights of holders of the Trust Securities in respect of claims on the assets of each of the Yorkshire Group's subsidiaries upon any liquidation or administration are structurally subordinated to, and therefore will be subject to the prior claims of, the creditors of Yorkshire and its subsidiaries (including trade creditors), except to the extent that Yorkshire Group may itself be a creditor with recognized claims against Yorkshire and its subsidiaries. At December 31, 1997, the direct and indirect subsidiaries of Yorkshire Group had total indebtedness (excluding indebtedness owed to Yorkshire Group) of approximately (Pounds)476 million ($782 million) and such subsidiaries may incur additional indebtedness in the future.

  During an Extension Period, Yorkshire Group's obligations to make payments under the Debentures Guarantee will be suspended. See "Description of the Junior Subordinated Debentures--Option to Defer Payment of Interest".

  Under the terms of the Indenture and the Debentures Guarantee, if the Property Trustee fails to enforce the Trust's rights with respect to the Debentures Guarantee, a holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group to enforce the Trust's rights with respect to the Debentures Guarantee to the fullest extent permitted by law, without first instituting any legal proceeding against the Property Trustee or the Trust. Notwithstanding the foregoing, a holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group for enforcement of payment to such holder under the Debentures Guarantee in respect of principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Securities of such holder on or after the due dates specified in the Junior Subordinated Debentures, without first instituting any legal proceeding against the Property Trustee or any other person.

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

                   RELATIONSHIP AMONG THE TRUST SECURITIES,
                      THE JUNIOR SUBORDINATED DEBENTURES,
                      THE TRUST SECURITIES GUARANTEE AND
                           THE DEBENTURES GUARANTEE

  As long as Interest Payments and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate Liquidation Amount of the Trust Securities, (ii) the interest rate and Interest Payment Dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution Dates and other payment dates for the Trust Securities; (iii) the Agreement as to Expenses and Liabilities provides that the US Affiliates shall pay for all and any costs, expenses and liabilities of the Trust (except the obligations of the Trust to pay holders of the Trust Securities the amounts due such holders pursuant to the terms of the Trust Securities); and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

  Payments of Distributions and other amounts due on the Trust Securities (to the extent the Trust has sufficient funds available for the payment of such Distributions) are irrevocably guaranteed by Yorkshire Group as and to the extent set forth under "Description of the Trust Securities Guarantee". If and to the extent that Yorkshire Finance does not make payments on the Junior Subordinated Debentures or Yorkshire Group does not make payments pursuant to the Debentures Guarantee, the Trust will not pay Distributions or other amounts due on the Trust Securities. The Trust Securities Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds available to pay such Distributions.

  If the Trust has sufficient funds available to make Distribution payments, but does not make such payments and Yorkshire Group fails to make payments under the Trust Securities Guarantee, the Trust Securities Guarantee provides a mechanism whereby the holders of the Trust Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group to enforce the Guarantee Trustee's rights under the Trust Securities Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

  Furthermore, if Yorkshire Finance fails to make Interest Payments or other payments which are due on the Junior Subordinated Debentures or Yorkshire Group does not make payments which are due pursuant to the Debentures Guarantee, the Trust Agreement provides a mechanism whereby the holders of the Trust Securities may direct the Property Trustee to enforce its rights under the Junior Subordinated Debentures and the Debentures Guarantee, including proceeding directly against Yorkshire Finance to enforce the Junior Subordinated Debentures and proceeding directly against Yorkshire Group to enforce the Debentures Guarantee. If the Property Trustee fails to enforce its rights under the Debentures Guarantee, to the fullest extent permitted by applicable law, any holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group to enforce the Property Trustee's rights under the Debentures Guarantee without first instituting any legal proceeding against or requesting or directing that action be taken by the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Trust Securities may institute a legal proceeding directly against Yorkshire Group, without first instituting a legal proceeding against or requesting or directing that action be taken by the Property Trustee or any other person or entity, for enforcement of payment to such holder under the Debentures Guarantee in respect of Interest Payments or any other payments due on the Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of the Trust Securities of such holder on or after the due dates specified in the Junior Subordinated Debentures.

  The Debentures Guarantee, the Trust Securities Guarantee, the Indenture, the Junior Subordinated Debentures, the Trust Agreement and the Agreement as to Expenses and Liabilities, when taken together, effectively provide a full and unconditional guarantee, on a subordinated basis, of the Trust's obligations under the Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the

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

other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Securities.

  Notwithstanding anything to the contrary in the Indenture and the Debentures Guarantee, Yorkshire Group has the right to set-off any payment it is otherwise required to make under the Debentures Guarantee with and to the extent Yorkshire Finance has theretofore made, or is concurrently on the date of such payment making, a payment under the Indenture.

  Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust not involving the distribution of the Junior Subordinated Debentures, after satisfaction of creditors of the Trust, if any, as provided by the Delaware Act, the holders of Trust Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Trust Securities--Liquidation Distribution upon Dissolution". Upon any voluntary or involuntary liquidation or bankruptcy of Yorkshire Finance, the Property Trustee, as beneficial owner of the Junior Subordinated Debentures, would be a subordinated creditor of Yorkshire Finance, subordinated in right of payment to all Senior Debt, but entitled to receive all payments in full due on the Junior Subordinated Debentures, before any stockholders of Yorkshire Finance receive payments or distributions. Because Yorkshire Group is the guarantor under the Debentures Guarantee and the Trust Securities Guarantee, the positions of a holder of Trust Securities and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of Yorkshire Group in the event of liquidation or bankruptcy of Yorkshire Group would be substantially the same.

  A default or event of default under any Senior Debt would not constitute a default or Event of Default with respect to the Junior Subordinated Debentures. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any Junior Subordinated Debentures would constitute an Event of Default under the Indenture.

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

                      MATERIAL INCOME TAX CONSIDERATIONS

  PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF STATE, LOCAL OR FOREIGN LAWS, INCLUDING UK TAX LAWS, TO WHICH THEY MAY BE SUBJECT.

UK TAX CONSIDERATIONS

  The comments below are based on UK law and UK Inland Revenue practice as of the date of this Prospectus and represent the opinion of Allen & Overy, UK counsel to Yorkshire Group, Yorkshire Finance and the Trust, so far as such comments relate to matters of law or legal conclusions. They relate only to holders of Junior Subordinated Debentures who are the absolute beneficial owners thereof and related interest and may not apply to certain classes of persons, including persons who do not hold such securities as capital assets and special classes of investors such as dealers in securities. The UK inheritance tax is not discussed. The UK tax position of a holder of the Trust Securities is not addressed because the Trust is not a UK entity and is not intended to be resident in the UK for UK tax purposes and the Trust Securities will not be offered to UK-resident persons. Moreover, these comments do not address the tax position of UK-resident holders of Junior Subordinated Debentures (or of holders of such Junior Subordinated Debentures who carry on a trade profession or vocation in the UK through a branch or agency to which the holding of such Junior Subordinated Debentures is attributable). Any prospective holders of Junior Subordinated Debentures or Trust Securities who are in any doubt as to their tax position should consult their professional advisers.

 Payments on the Junior Subordinated Debentures

  For UK tax purposes, provided that the Junior Subordinated Debentures (i) remain represented by the Global Debenture, (ii) are in bearer form and (iii) continue to be listed on the Luxembourg Stock Exchange or some other stock exchange recognized under Section 841 UK Income and Corporation Taxes Act 1988 by the UK Inland Revenue, Interest Payments by Yorkshire Finance to the Trust or any other holder of the Junior Subordinated Debentures may be made without withholding or deduction for or on account of UK income tax for so long as the paying agent of Yorkshire Finance, the Book-Entry Depositary, and the Trust is not in the UK. In the event that Yorkshire Finance becomes liable to make any withholding or deduction in respect of Interest Payments on the Junior Subordinated Debentures, Additional Amounts will become payable to the extent set out above under "Description of the Junior Subordinated Debentures-- Additional Amounts".

  In other cases (subject to any direction to the contrary by the UK Inland Revenue under an applicable double-taxation treaty), and in particular if Definitive Registered Debentures are issued, Interest Payments will be made after deduction of UK income tax (currently at the rate of 20%). A US-resident holder of Junior Subordinated Debentures may be eligible to recover in full any UK tax withheld from Interest Payments to which such holder is beneficially entitled by making a claim under the US/UK- Double Tax Treaty on the appropriate form. Alternatively, a claim may be made by such a US holder in advance of an Interest Payment. If the claim is accepted by the UK Inland Revenue, they will usually authorize subsequent payments to that US holder to be made without withholding of UK income tax. Claims for repayment of UK tax withheld must be made within six years of the end of the UK year of assessment (generally April 5 in each year) to which the Interest Payments relate and must be accompanied by the original statement provided by Yorkshire Finance when the Interest Payment was made showing the amount of UK income tax deducted. Because a claim is not considered made until the UK tax authorities receive the appropriate form from the IRS, forms should be sent to the IRS, in the case of an advance claim, well before the relevant Interest Payment Date or, in the case of a claim for the repayment of the tax, well before the end of the appropriate limitation period.

  Where a person in the UK acts as a collecting agent, i.e. either:

    (i) acts as custodian of the Junior Subordinated Debentures and receives Interest Payments on the Junior Subordinated Debentures or directs that Interest Payments on the Junior Subordinated Debentures be paid to another person, or consents to such payment; or

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

    (ii) collects or secures payment of, arranges to secure or collect payment of or receives Interest Payments on, the Junior Subordinated Debentures for a holder (except by means of clearing a cheque or arranging for the clearing of a cheque), the collecting agent will be required to withhold on account of UK income tax at the lower rate (currently 20%) unless the person who is the beneficial owner of the Junior Subordinated Debentures and beneficially entitled to the interest is not resident in the UK, and a declaration to that effect in the required form has been given to the collecting agent, or the Inland Revenue has issued a notice to the collecting agent, or one of the other exceptions to the withholding obligation applies and, in each case, the conditions imposed by regulations which need to be satisfed for the exemption from withholding to apply have been complied with.

  The above collecting agent rules apply to the Trust Securities as they apply to the Junior Subordinated Debentures. The Trust does not intend to appoint a UK collecting agent in respect of Interest Payments on the Junior Subordinated Debentures. The above section may become relevant in relation to the Junior Subordinated Debentures if they are distributed to the holders of the Trust Securities in a liquidation of the Trust.

  In the event that the Junior Subordinated Debentures are distributed to the holders of the Trust Securities in a liquidation of the Trust, holders of Junior Subordinated Debentures in other jurisdictions may be entitled to a refund of all or part of any UK income tax deducted or withheld or to make a claim for interest on the Junior Subordinated Debentures to be paid without, or subject to a reduced rate of, deduction or withholding under the provisions of an applicable double tax treaty.

  A credit in respect of all or part of any UK income tax deducted or withheld may, depending on individual circumstances, be available to a holder of Junior Subordinated Debentures who is resident in the UK or who carries on a trade, profession or vocation in the UK through a branch or agency to which the Junior Subordinated Debentures are attributable.

  Holders of Trust Securities should be aware that under current UK tax law upon the issuance of Definitive Registered Debentures, the Interest Payments on such Definitive Registered Debentures will (subject to any entitlement to make a claim under the provisions of an applicable double tax treaty as described above) become subject to UK withholding tax, currently at the rate of 20%. Holders of Definitive Registered Debentures (including the Trust) will be entitled to the payment of Additional Amounts in respect of the tax withheld, except as set forth under "Description of the Junior Subordinated Debentures--Additional Amounts" and under "Description of the Junior Subordinated Debentures--Form, Book-Entry Procedures and Transfer--Definitive Registered Debentures", and then subject to the right of Yorkshire Finance in certain circumstances to redeem the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Optional Tax Redemption".

  Interest Payments on the Junior Subordinated Debentures constitute UK-source income and, as such, may be subject to UK income tax by direct assessment even where paid without deduction or withholding. However, UK tax chargeable on such income from a UK source beneficially owned by persons not regarded as resident in the UK for tax purposes will normally be limited to the tax, if any, deducted at source on payment of such income. This limitation on the UK tax charge will not apply if such income is beneficially owned by a person who is not resident for tax purposes in the UK if that person carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the income is received or to which the Junior Subordinated Debentures are attributable. There are in any case exemptions for certain types of income received by certain categories of UK agent (such as some brokers and investment managers) on behalf of non-UK resident persons.

  Where the Junior Subordinated Debentures are held by the Trust and any holder of Trust Securities is a UK resident, special considerations apply.
Section 128(5) Finance Act 1995 provides "This section [i.e. the section providing the limitation on the UK tax charge referred to in the second sentence of the previous paragraph above] shall NOT apply to the income tax chargeable for any year of assessment on the income of trustees NOT resident in the United Kingdom if there is a relevant beneficiary of the trust who is either: (a) an individual ordinarily resident in the United Kingdom; or (b) a company resident in the United Kingdom". It is not entirely clear, as a matter of law, whether Section 128(5) applies where the trust in question is one under the terms of which the beneficiaries are entitled to the underlying income of the trust as and when it arises. However, as a matter of practice, it is understood that the UK Inland Revenue does not currently seek to apply
Section 128(5) to such trusts. Consequently, if the holders of Trust Securities are entitled to the underlying income of the Trust as and when it arises, it is not anticipated that the UK Inland Revenue will seek to assess the Trust directly even if any holder of Trust Securities is UK-resident.

  No stamp duty or stamp duty reserve tax ("SDRT") will be payable on the issue or transfer by delivery of the Junior Subordinated Debentures.

US FEDERAL INCOME TAX CONSIDERATIONS

  The following opinion of Dewey Ballantine LLP, counsel to Yorkshire Group, Yorkshire Finance and the Trust ("Tax Counsel"), describes the material US Federal income tax consequences of the acquisition, ownership and disposition of the Trust Securities by purchasers upon original issuance that are US citizens or residents, corporations, partnerships or other entities created or organized in or under the laws of the US or any state thereof, an estate, the income of which is subject to US Federal income taxation regardless of its source or a trust, the administration of which is subject to the primary supervision of a US court and for which one or more US persons have the authority to control all substantial decisions, in each case that are resident in the US and not resident in the UK for purposes of the current double taxation convention between the US and the UK ("US Holders") and that hold their beneficial interest in the Trust Securities as capital assets. This opinion so far as it relates to matters of law or legal conclusions is based upon the provisions of the US Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof now in effect, all of which are subject to change, possibly with retroactive effect. This opinion does not discuss all aspects of US Federal income taxation (for example, alternative minimum tax consequences) that may be relevant to particular investors in light of their particular investment circumstances, nor does it discuss any aspects of state, local or foreign tax laws or any estate or gift tax considerations. This opinion does not deal with certain classes of US persons subject to special treatment under the US Federal income tax laws (for example, dealers in securities, banks, regulated investment companies, life insurance companies, tax exempt organizations or persons whose functional currency is not the US dollar).

  The Trust Securities are not being marketed to persons that would not constitute US Holders ("non-United States Persons") and, consequently, the following discussion does not discuss the tax consequences that might be relevant to non-United States Persons. NON-UNITED STATES PERSONS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC US FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRUST SECURITIES.

  Tax Counsel has advised that there is no authority directly on point dealing with securities such as the Trust Securities or transactions of the type described herein and that the opinions expressed herein are not binding on the IRS or the courts, either of which could take a contrary position. No rulings have been or will be sought from the IRS. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

  PROSPECTIVE PURCHASERS OF TRUST SECURITIES SHOULD CONSULT, AND SHOULD RELY UPON, THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN US FEDERAL OR OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE TRUST SECURITIES OR REDEMPTION OF THE JUNIOR SUBORDINATED DEBENTURES UPON THE OCCURRENCE OF CERTAIN TAX EVENTS, SEE "DESCRIPTION OF THE TRUST SECURITIES--REDEMPTIONS" AND "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES--OPTIONAL TAX REDEMPTION", RESPECTIVELY.

 Classification of the Trust

  Tax Counsel is of the opinion that, under current law, and assuming full compliance with the terms of the Indenture and the Trust Agreement, the Trust will be classified as a grantor trust for US Federal income tax purposes and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, for US Federal income tax purposes, each US Holder will be considered the beneficial owner of a pro rata undivided interest in the Junior Subordinated Debentures held by the Trust, and each US Holder will be required to include in its gross income its allocable share of the entire income attributable to the Junior Subordinated Debentures. Each US Holder generally will determine its net income or loss with respect to the Trust in accordance with its own method of accounting, although income arising from OID, if any, must be taken into account under the accrual method of accounting even if the US Holder otherwise would use the cash receipts and disbursements method.

 Classification of the Junior Subordinated Debentures

  Yorkshire Group, Yorkshire Finance, the Trust and the holders of Trust Securities (by acceptance of a beneficial interest in a Trust Security) will agree to treat the Junior Subordinated Debentures as indebtedness of Yorkshire Finance for all US Federal income tax purposes. Tax Counsel is of the opinion that, under current law, and assuming full compliance with the terms of the Indenture, the Junior Subordinated Debentures will be classified as indebtedness of Yorkshire Finance for US Federal income tax purposes.

 Original Issue Discount

  Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), it is the opinion of Tax Counsel that, for the reasons described in the immediately following paragraph, the Junior Subordinated Debentures will not be treated as issued with OID.

  The terms of the Junior Subordinated Debentures permit Yorkshire Finance to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for up to 20 consecutive quarters with respect to each Extension Period; provided, however, that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Under the Regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. Yorkshire Finance believes that the likelihood of its exercising its option to defer Interest Payments is "remote" since exercising that option would prevent Yorkshire Finance and Yorkshire Group from declaring dividends on any class of its equity securities. Accordingly, it is the opinion of Tax Counsel, and Yorkshire Finance intends to take the position, that interest on the Junior Subordinated Debentures generally will be taxable to a US Holder as ordinary income at the time it is paid or accrued in accordance with such holder's method of accounting. It should be noted that the Regulations have not yet been addressed in any rulings or other interpretations by the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretations described herein.

  Under the Regulations, if Yorkshire Finance were to exercise its option to defer Interest Payments, the Junior Subordinated Debentures would at that time be treated as reissued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remain outstanding. In such event, all of a US Holder's taxable interest income with respect to the Junior Subordinated Debentures would thereafter be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a US Holder would be required to include in gross income OID even though Yorkshire Finance would not make actual cash payments during an Extension Period. Moreover, under the Regulations, if the option to defer Interest Payments was determined not to be "remote," the Junior Subordinated Debentures would be treated as having been originally issued with OID. In such event, all of a US Holder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income.

  The Regulations have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to Tax Counsel's interpretation herein.

  Because income on the Trust Securities will constitute interest or OID, corporate holders of the Trust Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Trust Securities. In the case of a US Holder other than a corporation, such income in general will also constitute "investment income" for purposes of determining the deduction allowable for investment interest expense.

  A US Holder, subject to certain limitations, may be eligible to claim as a credit or deduction for purposes of computing its US Federal income tax liability UK taxes withheld (if any). For that purpose, interest income and Additional Amounts will generally be treated as foreign source passive income or, if income were subject to a foreign withholding tax of five percent or more, high withholding tax interest (or, in the case of certain US Holders, financial services income). The rules relating to foreign tax credits are extremely complex, and US Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit rules to their particular situation.

 Market Discount

  A US Holder of a Trust Security at a discount from face (or the adjusted issue price if the Trust Security bears OID) of such purchaser's pro rata share of the Junior Subordinated Debentures acquires such Trust Security with "market discount." However, market discount with respect to a Trust Security will be considered to be zero if it is de minimis. Market discount will be de minimis with respect to a Trust Security if it is less than the product of (i) 0.25% of the adjusted issue price of the purchaser's pro rata share of the Junior Subordinated Debentures multiplied by (ii) the number of complete years to maturity of such Junior Subordinated Debentures after the date of purchase. The purchaser of a Trust Security with more than a de minimis amount of market discount generally will be required to treat any gain on the sale, exchange, redemption or other disposition of all or part of the Trust Securities (or related Junior Subordinated Debentures) as ordinary income to the extent of accrued (but not previously taxed) market discount. Market discount generally will accrue ratably during the period from the date of purchase of such Trust Security to the maturity date of the Junior Subordinated Debentures, unless the US Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

  A US Holder who has acquired a Trust Security at a market discount generally will be required to defer any deductions of interest expense attributable to any indebtedness incurred or continued to purchase or carry the Trust Security, to the extent such interest expense exceeds the related interest income. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of all or a portion of a Trust Security or the related Junior Subordinated Debentures (including redemptions thereof), a US Holder may make an election (which may not be revoked without the IRS's consent) to include market discount income as it accrues on all market discount instruments acquired by the US Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

 Disposition of Trust Securities

  A US Holder will recognize capital gain or loss on a sale, exchange or other disposition of Trust Securities, including a redemption for cash, equal to the difference between the amount realized and the US Holder's adjusted tax basis in the Trust Securities. Gain or loss recognized by a US Holder on the sale, exchange or other disposition of Trust Securities held for more than one year will generally be taxable as long-term capital gain or loss, except to the extent of any accrued market discount. See "--Market Discount". The maximum effective US Federal income tax rate applicable to gains resulting from the sale of capital assets held by individuals for more than one year but not more than 18 months is 28%. The maximum effective tax rate on long-term capital gain will decrease to 20% if the Trust Securities are held for more than 18 months.

  A US Holder that sells, exchanges or otherwise disposes of Trust Securities during a period of deferral of Interest Payments on the Junior Subordinated Debentures, and prior to the record date for the date on which Distributions of such amounts are made, will increase its adjusted tax basis in its Trust Securities by the amount of OID included in income in respect of such deferral and, to the extent that the adjusted tax basis exceeds the amount realized on the sale or other disposition of such holder's Trust Securities, recognize a capital loss. If the US Holder disposes of a Trust Security prior to the occurrence of an Extension Period, any portion of the amount received from the purchaser that is attributable to accrued interest will be treated as interest income to the US Holder (that will only be includible as income to the extent it previously has not been included in the US Holder's taxable income) and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Trust Security. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for US Federal income tax purposes.

  For foreign tax credit limitation purposes, gain realized on the sale, exchange or other disposition of a Trust Security generally will be US source income. At this time, the source of loss is uncertain because the US Treasury Department has not yet issued final regulations with respect to the allocation between foreign and US source income of losses from the sale, exchange or other disposition of securities such as the Trust Securities.

  A US Holder's tax basis in its Trust Securities generally will be equal to
(i) the amount paid by such holder for its Trust Securities, increased by (ii) the amount includible in income by such holder with respect to its Trust Securities, including any related accrued OID and market discount included in taxable income by the US Holder, and reduced by (iii) the amount of cash or other property distributed to such holder with respect to amounts included in the holder's tax basis pursuant to clause (ii) hereof. A US Holder that acquires Trust Securities at different prices may be required to maintain a single aggregate adjusted tax basis in all of its Trust Securities and, upon sale or other disposition of some of such Trust Securities, to allocate a pro rata portion of such aggregate tax basis to the Trust Securities sold or disposed of (rather than maintaining a separate tax basis in each Trust Security for purposes of computing gain or loss upon a sale or other disposition of that Trust Security).

 Receipt of Junior Subordinated Debentures or Cash In Certain Circumstances

  Yorkshire Finance has the right, at any time, to dissolve the Trust and to cause Junior Subordinated Debentures to be distributed to the US Holders in liquidation of the Trust. Such liquidating distribution will generally be tax-free to each US Holder and will result in each US Holder receiving an aggregate tax basis in its Junior Subordinated Debentures equal to such holder's aggregate tax basis in its Trust Securities. A US Holder's holding period in the Junior Subordinated Debentures will include the holding period for which the US Holder held the related Trust Securities. If a liquidation of the Trust occurs following a determination that the Trust is subject to US Federal income tax with respect to the amounts received on the Junior Subordinated Debentures, then such liquidation will be taxable to the US Holders. In that event, gain or loss would be recognized in the amount measured by the difference between the fair market value of the Junior Subordinated Debentures received in the liquidation and the US Holder's aggregate tax basis in its Trust Securities. In such a case, the holding period for the Junior Subordinated Debentures received in the liquidation would not include the period during which the Trust Securities were held.

  The Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to US Holders in redemption of their Trust Securities. Such redemption of the Trust Securities would, for US Federal income tax purposes, constitute a taxable disposition of the redeemed Trust Securities, and a US Holder would recognize gain or loss as if it had sold such redeemed Trust Securities for an amount of cash equal to the proceeds received upon the redemption. See "--Disposition of Trust Securities".

  The redemption of only part of a Trust Security will require an allocation of the US Holder's tax basis in the related Junior Subordinated Debentures between the portion of the Junior Subordinated Debentures redeemed and the portion retained by the US Holder in order to determine gain or loss.

 Information Reporting and Backup Withholding

  Income on the Trust Securities will be reported to US Holders on IRS Form 1099, which should be mailed to US Holders by January 31 following each calendar year. Payments made on and proceeds from the sale of Trust Securities may be subject to a "backup withholding" tax of 31% unless the US Holder complies with certain identification requirements. Any withheld amount generally will be allowed as a credit against the US Holder's US Federal income tax, provided the required information is timely filed with the IRS. In addition, recently adopted US Treasury regulations, which generally are effective for payments made after December 31, 1998, subject to certain transition rules, modify in certain respects the backup withholding and information reporting rules. In general, the new regulations do not significantly alter the substantive requirements of these rules, but unify current procedures and forms and clarify reliance standards. Prospective purchasers are urged to consult their own tax advisors regarding the new regulations.

CAYMAN ISLANDS TAXATION

  It is the opinion of Maples and Calder, Cayman Islands counsel for Yorkshire Finance, that, under existing Cayman Islands laws:

    (i) payments in respect of the Junior Subordinated Debentures will not be subject to taxation in the Cayman Islands and no withholding will be required on such payments to any holder of the Junior Subordinated Debentures and gains derived from the sale of the Junior Subordinated Debentures, if distributed, will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income tax or taxation in the nature of a withholding tax, corporate or capital tax and no estate duty, inheritance tax or gift tax; and

    (ii) the holder of a Junior Subordinated Debenture in bearer form (or the legal personal representative of such holder) whose Junior Subordinated Debenture in bearer form is brought into the Cayman Islands in original form may be liable to pay stamp duty imposed under the laws of the Cayman Islands in respect of such Junior Subordinated Debenture in bearer form (currently up to CI $250 (U.S. $305) per Junior Subordinated Debenture in bearer form (unless duty of CI$500 is paid in respect of the series of such Junior Subordinated Debentures)). Definitive Registered Debentures and any Global Debentures which are evidence of entitlement only and title to which passes by entry in the relevant register, will not be subject to Cayman Islands stamp duty. Any instrument transferring title to any Junior Subordinated Debenture in registered form may be subject to Cayman Islands stamp duty of CI$100 if brought to or executed in the Cayman Islands.

  Yorkshire Finance has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, has obtained an undertaking dated September 9, 1997 from the Governor-in-Council of the Cayman Islands that, for a period of twenty years from the date of the undertaking, no law enacted in the Cayman Island imposing any tax to be levied on profits, income, gains or appreciations shall apply to Yorkshire Finance or its operations and, in addition, that no tax to be levied on profits, income, gains, or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by Yorkshire Finance on or in respect of the shares, debentures or other obligations of Yorkshire Finance or by way of the withholding in whole or in part of any relevant payments (as defined in Section 6(3) of the Tax Concessions Law (1995 Revisions)).

                             ERISA CONSIDERATIONS

  A fiduciary of a pension, profit-sharing or other employee benefit plan (an "ERISA Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the Trust Securities. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether the investment is appropriate for the ERISA Plan in view of its overall investment policy and diversification of its portfolio.

  Certain provisions of ERISA and the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to section 4975 of the Code (collectively, "Plans"), from engaging in certain "prohibited" transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. The acquisition of Trust Securities by a Plan, the payment to a Plan of Distributions or payments to a Plan on liquidation of the Trust or redemption of the Trust Securities could be prohibited transactions if any of the US Parents, Yorkshire Group, Yorkshire Holdings, Yorkshire Finance, Yorkshire, the Administrative Trustees, the Indenture Trustee, Securities Trustees or Guarantee Trustee, or certain of their affiliates, is a party in interest or disqualified person with respect to the Plan. Any prohibited transaction could be treated as exempt under ERISA and the Code if the Trust Securities were acquired and held pursuant to and in accordance with one or more "class exemptions" issued by the US Department of Labor ("DOL"), such as Prohibited Transaction Class Exemption ("PTCE") 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), or PTCE 84-14 (for certain transactions determined by independent qualified asset managers). Any purchaser or holder of the Trust Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

  If the Trust assets were determined under ERISA or the Code to be "plan assets" of Plans holding the Trust Securities, fiduciaries of such Plans might under certain circumstances be subject to liability for actions taken by the Trust. Moreover, fiduciaries with responsibilities to Plans might be deemed to have improperly delegated their fiduciary responsibilities to the Trust in violation of ERISA. Although under certain circumstances ERISA and the Code, as interpreted by the DOL in currently effective regulations, apply a "look-through" rule under which the assets of an entity in which a Plan has made an equity investment may generally constitute "plan assets," the applicable regulations except investments in certain publicly registered securities from the application of the "look-through" principle.

  In order to qualify for the exception described above, the securities in question must be: (i) freely transferable; (ii) owned by at least 100 investors independent of the issuer and of one another; and (iii) either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold as part of a public offering pursuant to an effective registration statement under the Securities Act and registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the issuer's fiscal year during which the offering occurred.

  The Trust currently anticipates that the Trust Securities will be "freely transferable" within the meaning of the DOL regulations, and will be owned by at least 100 investors independent of the issuer and of one another. Finally, no Trust Securities will be sold except pursuant to an effective registration statement under the Securities Act, and the Trust intends to make any required filings under the Exchange Act. Therefore, the Trust should qualify for the exception, so that the Trust assets should not be "plan assets" of any Plan holding the Trust Securities.

  Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of Trust Securities with Plan assets consult with its counsel regarding the consequences under ERISA and the Code of the acquisition and ownership of Trust Securities and the availability of exemptive relief under the class exemptions listed above. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S. Ct. 517 (1993), the Supreme Court ruled that assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances. Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) generally are not subject to ERISA requirements.

                                 UNDERWRITING

  Subject to the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated and Smith Barney Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Trust, the number of Trust Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                        TRUST
     UNDERWRITERS                                                     SECURITIES
     ------------                                                     ----------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated ..........................................  1,375,000
     A.G. Edwards & Sons, Inc. ......................................  1,355,000
     Morgan Stanley & Co. Incorporated...............................  1,355,000
     PaineWebber Incorporated........................................  1,355,000
     Prudential Securities Incorporated..............................  1,355,000
     Smith Barney Inc. ..............................................  1,355,000
     ABN AMRO Incorporated...........................................    100,000
     BT Alex. Brown Incorporated.....................................    100,000
     Robert W. Baird & Co. Incorporated..............................    100,000
     Bear, Stearns & Co. Inc. .......................................    100,000
     CIBC Oppenheimer Corp. .........................................    100,000
     Cowen & Company.................................................    100,000
     Dain Rauscher Wessels...........................................    100,000
     Donaldson, Lufkin & Jenrette Securities Corporation.............    100,000
     EVEREN Securities, Inc. ........................................    100,000
     Legg Mason Wood Walker, Incorporated............................    100,000
     McDonald & Company Securities, Inc. ............................    100,000
     OLDE Discount Corporation.......................................    100,000
     Piper Jaffray Inc. .............................................    100,000
     Raymond James & Associates, Inc. ...............................    100,000
     Tucker Anthony Incorporated.....................................    100,000
     Wheat First Securities, Inc. ...................................    100,000
     J.C. Bradford & Co. ............................................     50,000
     Craigie Incorporated............................................     50,000
     Crowell, Weedon & Co. ..........................................     50,000
     Fahnestock & Co. Inc. ..........................................     50,000
     Fidelity Capital Markets........................................     50,000
     First Albany Corporation........................................     50,000
     First of Michigan Corporation...................................     50,000
     Gibraltar Securities Co. .......................................     50,000
     Gruntal & Co., L.L.C. ..........................................     50,000
     Hilliard Lyons Inc. ............................................     50,000
     Wayne Hummer & Co. .............................................     50,000
     Interstate/Johnson Lane Corporation.............................     50,000
     Janney Montgomery Scott Inc. ...................................     50,000
     Kirkpatrick, Pettis, Smith, Polian Inc. ........................     50,000
     Mesirow Financial, Inc. ........................................     50,000
     Morgan Keegan & Company, Inc. ..................................     50,000
     The Ohio Company................................................     50,000
     The Robinson-Humphrey Company, LLC..............................     50,000
     Roney Capital Markets...........................................     50,000
     Scott & Stringfellow, Inc. .....................................     50,000
     Stephens Inc. ..................................................     50,000
     Stifel, Nicolaus & Company, Incorporated........................     50,000
     Stone & Youngberg...............................................     50,000
     Trilon International Inc. ......................................     50,000
     Utendahl Capital Partners, L.P. ................................     50,000
                                                                      ----------
          Total...................................................... 11,000,000
                                                                      ==========

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Trust Securities offered hereby, if any are taken. Default by one Underwriter would not relieve any non-defaulting Underwriter from its several obligation, and in the event of such a default, the non-defaulting Underwriters may be required by the Trust to purchase the Trust Securities that they have severally agreed to purchase and, in addition, to purchase the Trust Securities that the defaulting Underwriter or Underwriters shall have failed to purchase up to an amount equal to one-ninth of the Trust Securities that such non-defaulting Underwriter or Underwriters have otherwise agreed to purchase.

  The Trust has been advised by the Representatives that the Underwriters propose to offer the Trust Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of not to exceed $.50 per Trust Security. The Underwriters may allow, and such dealers may reallow, a concession of not to exceed $.30 per Trust Security to certain brokers and dealers. After the Trust Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  In view of the fact that the proceeds from the sale of the Trust Securities will be used to purchase the Junior Subordinated Debentures, the Underwriting Agreement provides that Yorkshire Finance will pay as Underwriters' Compensation for the Underwriters arranging the investment therein of such proceeds an amount of $.7875 per Trust Security (or $8,662,500 in the aggregate).

  Prior to this offering, there has been no public market for the Trust Securities. The Trust Securities have been approved for listing on the NYSE, subject to official notice of issuance. In order to meet one of the requirements for listing the Trust Securities on the NYSE, the Underwriters have undertaken to sell lots to a minimum of 400 beneficial holders. Trading of the Trust Securities on the NYSE is expected to commence within the 30-day period after the initial delivery of the Trust Securities. The Underwriters have advised Yorkshire Group that they intend to make a market in the Trust Securities prior to commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Trust Securities.

  In connection with the sale of the Trust Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Trust Securities. Specifically, the Underwriters may bid for, and purchase, the Trust Securities in the open market to cover syndicate short positions or to stabilize the price of the Trust Securities, and in connection therewith impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Trust Securities in the open market to reduce any short position or to stabilize the price of the Trust Securities, they may reclaim the amount of the selling concession from the Underwriter or Underwriters and selling group members who sold those Trust Securities as part of this offering. Any of these activities may stabilize or maintain the market price of the Trust Securities above independent market levels. The Underwriters will not be required to engage in these activities and may end any of these activities at any time.

  Yorkshire Group, Yorkshire Finance and the Trust have agreed, during the period of 30 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any trust securities, any security convertible into or exchangeable into or exercisable for Trust Securities or the Junior Subordinated Debentures or debt securities substantially similar to the Junior Subordinated Debentures or equity securities substantially similar to the Trust Securities (except for the Junior Subordinated Debentures and the Trust Securities issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives.

  Each Underwriter has also agreed that (a) it has not offered or sold and, prior to the date six months after the date of issuance of the Trust Securities, will not offer or sell any Trust Securities to persons in the UK except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the UK within the meaning of the Public Offers of Securities

Regulations 1995, (b) it has complied, and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the Trust Securities in, from or otherwise involving the UK, and (c) it has only issued or passed on, and will only issue or pass on, in the UK any document received by it in connection with the issuance of the Trust Securities to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

  Each of the Underwriters has severally represented and agreed that it has not and will not make any invitation to the public in the Cayman Islands to purchase any Junior Subordinated Debentures or any Trust Securities, whether directly or indirectly.

  It is expected that the delivery of the Trust Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus, which is the fourth business day following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trust Securities on the date hereof will be required, by virtue of the fact that the Trust Securities initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Trust Securities who wish to trade Trust Securities on the date hereof should consult their own advisor.

  Yorkshire Group and Yorkshire Finance have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to Yorkshire Group and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                LEGAL OPINIONS

  Certain matters of Delaware law will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to Yorkshire Group, Yorkshire Finance and the Trust. Certain matters of English law will be passed upon by Allen & Overy, London, England, special UK counsel to Yorkshire Group, Yorkshire Finance and the Trust. Certain matters of New York and US Federal law including US Federal income tax considerations, will be passed upon by Dewey Ballantine LLP, New York, New York, special US counsel to Yorkshire Group, Yorkshire Finance and the Trust. Certain matters of Cayman Islands law will be passed upon by Maples and Calder, special Cayman Islands counsel for Yorkshire Finance. Certain matters of New York and US Federal law will be passed upon by Winthrop, Stimson, Putnam & Roberts, New York, New York, counsel for the Underwriters.

  Dewey Ballantine LLP and Winthrop, Stimson, Putnam & Roberts may rely, without independent investigation, upon Allen & Overy with respect to matters relating to English law and upon Maples and Calder with respect to matters relating to Cayman Islands law.

                                    EXPERTS

  The consolidated balance sheets of Yorkshire Electricity Group plc as of March 31, 1996 and 1997, consolidated statements of income, cash flows and changes in shareholders' equity for the three years ended March 31, 1995, 1996 and 1997 and the consolidated balance sheet or Yorkshire Power Group Limited as of April, 1 1997 included in this Prospectus have been audited by Deloitte & Touche, independent chartered accountants, as stated in their reports appearing herein.

                        NATURE OF FINANCIAL INFORMATION

  The financial information in respect of the Successor Company and the Predecessor Company set forth in "Summary--Summary Financial Information", "Capitalization", "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein does not constitute statutory accounts under Section 240 of the Companies Act 1985. Statutory accounts for the Fiscal Year 1997 to which such financial information relates have been delivered to the Registrar of Companies in England and Wales. The auditors of the Successor Company and the Predecessor Company have made a report under Section 236 of the Companies Act 1985 on the statutory accounts for such Fiscal Year which was not qualified within the meaning of Section 262 of the Companies Act 1985 and did not contain a statement made under Section 237(2) or 237(3) of that Act.

                         INDEX TO FINANCIAL STATEMENTS

YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
  Independent Auditors' Report.............................................  F-2
  Consolidated Statements of Income........................................  F-3
  Consolidated Balance Sheets..............................................  F-4
  Consolidated Statements of Changes in Shareholders' Equity...............  F-6
  Consolidated Statements of Cash Flows....................................  F-7
  Notes to the Consolidated Financial Statements...........................  F-8
YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
  Unaudited Pro Forma Consolidated Statement of Income..................... F-20
YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
  Independent Auditors' Report............................................. F-21
  Consolidated Balance Sheet............................................... F-22
  Notes to the Consolidated Balance Sheet.................................. F-24
YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
  Independent Accountants' Review Report................................... F-33
  Condensed Consolidated Statements of Income.............................. F-34
  Condensed Consolidated Balance Sheets.................................... F-35
  Condensed Consolidated Statement of Changes in Shareholders' Equity...... F-36
  Condensed Consolidated Statements of Cash Flows.......................... F-37
  Notes to the Condensed Consolidated Financial Statements................. F-38

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES

                         INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors of Yorkshire Electricity Group plc

  We have audited the accompanying consolidated balance sheets of Yorkshire Electricity Group plc and its subsidiaries (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended March 31, 1997 (all expressed in pounds sterling). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yorkshire Electricity Group plc and its subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles in the United States of America.

Deloitte & Touche

Leeds
United Kingdom
July 15, 1997
(December 31, 1997 as to Note 14)

                YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                                       YEAR ENDED MARCH 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
                                                    (Pounds) (Pounds) (Pounds)
OPERATING REVENUES.................................  1,331    1,431    1,464
COST OF SALES......................................    932    1,013    1,025
GROSS MARGIN.......................................    399      418      439
OPERATING EXPENSES
Maintenance........................................     76       77       64
Depreciation.......................................     50       42       41
Provision for uneconomic gas and electricity
 contracts.........................................     78      --       --
Selling, general and administrative................     93       85      111
Systems development costs (Note 9).................     50      --       --
Restructuring charges..............................    --       --         8
                                                     -----    -----    -----
Income from operations.............................     52      214      215
                                                     -----    -----    -----
OTHER INCOME (EXPENSE)
National Grid transaction (Note 12):
  Realized gain on sale of National Grid Group
   plc.............................................      1      215      --
  Realized gain on sale of PSB Holdings Limited....      6       56      --
  Special dividend.................................    --       118      --
  Customer discounts awarded.......................    --       (85)     --
  Administrative costs.............................    --        (4)     --
Dividend income....................................      2       21       18
Equity in loss of associates.......................     (4)      (6)     (19)
Gain on sale of associate..........................     15      --       --
Loss on sale of subsidiary.........................    --        (2)     --
Compensation payment-Stockholm Stadhus AB..........    --       --        17
                                                     -----    -----    -----
Total other income, net............................     20      313       16
                                                     -----    -----    -----
Interest expense...................................    (55)     (46)     (23)
Interest income....................................     22       26       11
                                                     -----    -----    -----
Net interest expense...............................    (33)     (20)     (12)
                                                     -----    -----    -----
INCOME BEFORE INCOME TAXES.........................     39      507      219
PROVISION FOR INCOME TAXES.........................     13      114       78
                                                     -----    -----    -----
NET INCOME.........................................     26      393      141
                                                     =====    =====    =====

  The accompanying notes are an integral part of these consolidated financial statements.

                YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS
               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 MARCH 31,
                                                             -----------------
                                                               1997     1996
                           ASSETS                            -------- --------
                                                             (Pounds) (Pounds)
FIXED ASSETS
Property, plant and equipment, net of accumulated
 depreciation of (Pounds)500 and (Pounds)458................    765      735
Construction work in progress...............................     31       34
                                                              -----    -----
  Total fixed assets........................................    796      769
                                                              -----    -----
OTHER ASSETS
Investments, long-term......................................    109      103
Long-term receivables.......................................    --        15
Prepaid pension asset.......................................      6        4
                                                              -----    -----
  Total other assets........................................    115      122
                                                              -----    -----

CURRENT ASSETS
Cash and cash equivalents...................................    221      252
Investments.................................................     29       37
Customer receivables, less provision for uncollectible
 accounts of (Pounds)6 and (Pounds)7........................     90       89
Unbilled revenue............................................     84       99
Other receivables...........................................     21       26
Other.......................................................     19       14
                                                              -----    -----
  Total current assets......................................    464      517
                                                              -----    -----
  Total assets..............................................  1,375    1,408
                                                              =====    =====


  The accompanying notes are an integral part of these consolidated financial statements.

                YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS
               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  MARCH 31,
                                                              -----------------
                                                                1997     1996
                                                              -------- --------
                                                              (Pounds) (Pounds)
            SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
Share capital, 68 2/11 pence par value common shares,
 220,000,000 shares, authorized, 159,131,326 in 1997 and
 158,555,100 in 1996 issued and outstanding..................    108      108
Additional paid-in capital...................................     92       89
Unrealized gain on available-for-sale investments............     13       14
Retained earnings............................................    146      188
                                                               -----    -----
  Total shareholders' equity.................................    359       399
                                                               -----    -----
LONG-TERM DEBT...............................................    419      424

OTHER NON-CURRENT LIABILITIES
Deferred income taxes........................................    136      158
Provision for uneconomic gas and electricity contracts.......     78      --
Other........................................................     15       23
                                                               -----    -----
  Total other non-current liabilities........................    229      181
                                                               -----    -----
CURRENT LIABILITIES
Current portion of long-term debt............................      5        5
Short-term debt..............................................     82       85
Accounts payable.............................................     15       17
Electricity purchases payable................................     64       75
Payments received in advance.................................     14       55
Accrued liabilities and deferred income......................     69       52
Income taxes payable.........................................     51       45
Other current liabilities....................................     68       70
                                                               -----    -----
  Total current liabilities..................................    368      404
                                                               -----    -----
  Total liabilities..........................................  1,016    1,009
                                                               -----    -----
COMMITMENTS AND CONTINGENCIES (NOTE 4)
  Total shareholders' equity and liabilities.................  1,375    1,408
                                                               =====    =====

  The accompanying notes are an integral part of these consolidated financial statements.

                YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995
               (IN MILLIONS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                                    UNREALIZED
                                                                      GAIN ON
                             SHARE CAPITAL      ADDITIONAL           AVAILABLE
                          ---------------------  PAID-IN   RETAINED  FOR SALE
                            SHARES      AMOUNT   CAPITAL   EARNINGS INVESTMENTS  TOTAL
                          -----------  -------- ---------- -------- ----------- --------
                                       (Pounds)  (Pounds)  (Pounds)  (Pounds)   (Pounds)
Balance, April 1, 1994..  207,865,920    104        74        434       --         612
Common shares issued....    1,141,446    --          3        --        --           3
Reduction in shares from
 reverse shares
 split(1)...............  (25,109,191)   --        --         --        --         --
Net income..............          --     --        --         141       --         141
Dividends declared......          --     --        --        (239)      --        (239)
                          -----------    ---       ---       ----      ----       ----
Balance, March 31,
 1995...................  183,898,175    104        77        336       --         517
Common shares issued....    5,537,644      4        12        --        --          16
Reduction in shares from
 reverse shares
 split(2)...............  (30,880,719)   --        --         --        --         --
Revaluation of NGG
 shares to fair market
 value..................          --     --        --         --        233        233
Realization of gain on
 distribution of NGG
 shares.................          --     --        --         --       (215)      (215)
Deferred tax on
 revaluation of NGG
 shares.................          --     --        --         --         (4)        (4)
Revaluation of PSB
 shares to fair market
 value..................          --     --        --         --         56         56
Realization of gain on
 sale of PSB............          --     --        --         --        (56)       (56)
Net income..............          --     --        --         393       --         393
NGG special dividend....          --     --        --        (298)      --        (298)
Dividends declared......          --     --        --        (243)      --        (243)
                          -----------    ---       ---       ----      ----       ----
Balance, March 31,
 1996...................  158,555,100    108        89        188        14        399
Common shares issued....      576,226    --          3        --        --           3
Gain on sale of NGG
 shares.................          --     --        --         --         (1)        (1)
Revaluation of PSB
 shares to fair market
 value..................          --     --        --         --          6          6
Realization of gain on
 sale of PSB............          --     --        --         --         (6)        (6)
Net income..............          --     --        --          26       --          26
Dividends declared......          --     --        --         (68)      --         (68)
                          -----------    ---       ---       ----      ----       ----
Balance, March 31,
 1997...................  159,131,326    108        92        146        13        359
                          ===========    ===       ===       ====      ====       ====

(1) In January 1995 the share capital was consolidated on the basis of 22 new 56 9/11 pence ordinary shares for every 25 existing 50 pence ordinary shares.
(2) In January 1996 the share capital was consolidated on the basis of 5 new 68 2/11 pence ordinary shares for every 6 existing 56 9/11 pence shares.

  The accompanying notes are an integral part of these consolidated financial statements.

                YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                 (IN MILLIONS)

                                                        YEAR ENDED MARCH 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     -------- -------- --------
                                                     (Pounds) (Pounds) (Pounds)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.........................................     26      393      141
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation.......................................     50       42       41
 Write off of capitalized system costs..............     22      --       --
 Deferred income taxes..............................    (24)      23       23
 Gain on disposal of investments....................     (7)    (271)     --
 Equity in loss of associates.......................      4        6       19
 Gain on sale of associate..........................    (15)     --       --
 Changes in assets and liabilities:
 Receivables........................................     14       21      (44)
 Provision for uneconomic gas and electricity
  contracts.........................................     78      --       --
 Electricity purchases..............................    (11)      15        6
 Payments received in advance.......................    (41)      25      (26)
 Other..............................................    --       (32)      41
                                                       ----     ----     ----
 Net cash provided by operating activities..........     96      222      201
                                                       ----     ----     ----
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures...............................   (103)    (101)     (89)
 Proceeds from sale of fixed assets.................     29       33        3
 Proceeds from sale of subsidiary...................    --        33      --
 Purchases of associates............................    --       --       (11)
 Proceeds from sale of associate....................     26      --       --
 Loans (advanced to) repaid by associate............     (3)       2      (24)
 Purchases of long-term investments.................    (18)     (25)     (30)
 Proceeds from sale of PSB..........................     10       53      --
 Sales (purchases) of short-term investments........      8       (3)      50
                                                       ----     ----     ----
 Net cash used in investing activities..............    (51)      (8)    (101)
                                                       ----     ----     ----

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt...........    --       163      196
 Proceeds from issuance of common stock.............      3       11        3
 Repayments of long-term debt.......................     (5)     (47)     (17)
 Net change in short-term debt......................     (3)       2      (10)
 Dividends paid.....................................    (71)    (243)    (239)
                                                       ----     ----     ----
 Net cash used in financing activities..............    (76)    (114)     (67)
                                                       ----     ----     ----
 (Decrease) increase in cash and cash equivalents...    (31)     100       33
 Beginning of period cash and cash equivalents......    252      152      119
                                                       ----     ----     ----
 End of period cash and cash equivalents............    221      252      152
                                                       ====     ====     ====
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest.............................     42       46       19
                                                       ====     ====     ====
 Cash paid for income taxes.........................     30       98       23
                                                       ====     ====     ====

  The accompanying notes are an integral part of these consolidated financial statements.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

  Yorkshire Electricity Group plc ("YEG" or the "Company") is one of the twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute, and to a limited extent, generate electricity. The RECs were created as a result of the privatization of the UK electricity industry in 1990 after the state owned low voltage distribution networks were allocated to the then existing twelve regional boards. The Company's main business, the distribution and supply of electricity to customers in its franchise area (the "Franchise Area") in the North of England, is regulated under the terms of a Public Electricity Supply License ("PES License") by the Office of Electricity Regulation ("OFFER").

  The Company operates primarily in its Franchise Area in Northern England. The Franchise Area covers approximately 10,000 square kilometers, encompassing parts of the counties of West Yorkshire, Humberside, South Yorkshire, Derbyshire, Nottinghamshire, Lincolnshire and Lancashire. The Franchise Area has a resident population of approximately 4.4 million.

  The Company purchases power primarily from the wholesale trading market for electricity in England and Wales (the "Pool"). The Pool monitors supply and demand between generators and suppliers, sets prices for generation and provides for centralized settlement of accounts due between generators and suppliers.

BASIS OF PRESENTATION

  The consolidated financial statements of the Company are presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States of America. The Company is not subject to rate regulation but rather, is subject to price cap regulation and, therefore, the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" do not apply.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries and have been prepared from records maintained by the Company in the UK. Significant intercompany items are eliminated in consolidation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNBILLED REVENUE

  The Company records revenue net of value added tax ("VAT") and accrues revenues for service provided but unbilled at the end of each reporting period.

RECOVERY OF REGULATED INCOME

  Charges for distribution of electricity and for supply to customers with a maximum demand under 100 kW are subject to a price control formula set out in the Company's PES License which allows a maximum charge per unit of electricity. Differences in the charges, or in the purchase cost of electricity, can result in the under or overrecovery of revenues in a particular period.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Where there is an overrecovery of supply or distribution business revenues against the regulated maximum allowable amount, revenues are deferred in an amount equivalent to the overrecorded amount. The deferred amount is deducted from operating revenues and included in other current liabilities.

FINANCIAL INSTRUMENTS

  The Company enters into contracts for differences ("CFDs") primarily to hedge its supply business against the price risk of electricity purchases from the Pool. Use of these CFDs is carried out within the framework of the Company's purchasing strategy and hedging guidelines. CFDs are accounted for as hedges and, consequently, gains and losses are deferred and recognized over the same period as the item hedged. The Company recognizes gains (losses) on CFDs when settlement is made, which is generally monthly. Gains (losses) on CFDs are recognized as a decrease (increase) to cost of sales based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for the period. Gains (losses) based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for future electricity purchases are not recognized until the period of such settlements.

  The Company enters into interest rate swaps as a part of its overall risk management strategy and does not hold or issue material amounts of derivative financial instruments for trading purposes. The Company accounts for its interest rate swaps in accordance with Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts" and various Emerging Issues Task Force pronouncements. If the interest rate swaps were to be sold or terminated, any gain or loss would be deferred and amortized over the remaining life of the debt instrument being hedged by the interest rate swap. If the debt instrument being hedged by the interest rate swap were to be extinguished, any gain or loss attributable to the swap would be recognized in the period of the transaction.

  The Company considers the carrying amounts of financial instruments classified as current assets and current liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.

CASH AND CASH EQUIVALENTS

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is stated at original cost, which includes materials, labor and appropriate overhead costs, and the estimated cost of borrowed funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense.

  The Company records book depreciation expense on a straight-line basis, except for distribution network assets which are charged at 3% for 20 years and 2% for the remaining 20 years. Assets are depreciated using the following estimated useful lives:

                                                                         YEARS
                                                                        --------
   Distribution network................................................       40
   Generation..........................................................       20
   Buildings........................................................... Up to 60
   Fixtures and equipment.............................................. Up to 10
   Vehicles and mobile plant........................................... Up to 10

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

INVESTMENTS

  The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, "Investments in Certain Debt and Equity Securities" ("SFAS 115"). The Company's investments are classified as available-for-sale under SFAS 115. Securities whose fair market values are readily determinable are reported at fair value. Securities whose fair market values are not readily determinable are recorded at the lower of cost or net realizable value.

INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This standard requires that deferred income taxes be recorded for temporary differences between the financial statement basis and the tax basis of assets and liabilities and loss carryforwards and that deferred tax balances be based on enacted tax laws at rates that are expected to be in effect when the temporary differences reverse.

2. RETIREMENT BENEFITS

PENSION PLANS

  The Company operates two schemes, one based on defined contributions and a second based on defined benefits.

DEFINED CONTRIBUTION

  The defined contribution plan was established on December 1, 1991. From April 1, 1995 new employees are only eligible to join this plan. The assets of the defined contribution plan are held and administered by an independent trustee. The cost recognized for this plan was less than (Pounds)1 million for each of the three fiscal years ended March 31, 1997.

DEFINED BENEFITS

  The Company participates in the Electricity Supply Pension Scheme, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the UK.

  The Company uses the projected unit credit actuarial method for accounting purposes. Amounts funded to the pension are primarily invested in equity and fixed income securities.

  Statement of Financial Accounting Standards No. 87 "Employers' Accounting For Pensions" ("SFAS 87") was effective for fiscal years beginning after December 15, 1988. The provisions of SFAS No. 87 were initially adopted by the Company on April 1, 1992. The amount of the unrecognized net transition obligation on April 1, 1992 was (Pounds)51 million.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheet (in millions):

                                                                   MARCH 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Accumulated benefit obligation:
     Vested benefits..........................................    590      570
     Nonvested benefits.......................................     35       40
                                                                 ----     ----
                                                                  625      610
                                                                 ----     ----
   Fair value of plan assets..................................    725      666
   Projected benefit obligation...............................   (664)    (648)
                                                                 ----     ----
   Assets in excess of projected benefit obligation...........     61       18
   Unrecognized net transition obligation.....................     37       40
   Unrecognized prior service cost............................     10       10
   Other unrecognized net gain................................   (102)     (64)
                                                                 ----     ----
   Prepaid pension asset......................................      6        4
                                                                 ====     ====

  The weighted average rates assumed in the actuarial calculations as of the following dates were:

                                                            MARCH 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
                                                       %        %        %
   Discount rate...................................   8.0       8.5     7.5
   Annual salary rate increase.....................   6.0       6.5     5.5
   Long-term rate of return on plan assets.........   9.0       9.0     9.0

  The components of the plan's net periodic pension cost during the periods are shown below (in millions):

                                                            MARCH 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
                                                    (Pounds) (Pounds) (Pounds)
   Service cost (benefits earned during the
    period)........................................    10         9      11
   Interest cost on projected benefit obligation...    52        49      45
   Actual return on plan assets....................   (89)     (113)      1
   Net amortization and deferral...................    33        65     (52)
                                                      ---      ----     ---
   Net periodic pension cost.......................     6        10       5
                                                      ===      ====     ===

3. REGULATORY MATTERS

  The distribution business of the Company is regulated under its PES License, pursuant to which revenue of the distribution business is controlled by the Distribution Price Control Formula (the "DPCF"). The DPCF determines the maximum average price per unit of electricity (expressed in kilowatt hours) that the Company can charge. The DPCF is usually set for a five-year period, subject to more frequent adjustments as determined necessary by the Director General of Electricity Supply (the "Regulator"). At each review, the Regulator can adjust the value of certain elements in the DPCF. The Company's allowed distribution revenues were reduced by a 14% below inflation reduction and a 13% below inflation reduction on April 1, 1995 and 1996, respectively, following a review by the Regulator. On April 1, 1997 and April 1, 1998, the Company's allowed distribution revenues were decreased by an additional 3% below inflation reduction and there will be a further annual 3% below inflation reduction on April 1, 1999.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company's supply business is also regulated by the Regulator, and prices are established based upon the Supply Price Control Formula which is similar to the DPCF; however, it currently allows full pass through for all properly incurred costs.

  The non-franchise supply market, which typically includes larger commercial and industrial customers was opened to competition for all customers with usage above 1MW upon privatization of the industry in 1990. The non-franchise supply markets of 100 kW or more were opened to full competition in April 1994.

  Currently, the Company, under its PES License, has the exclusive right to supply residential and small commercial and industrial customers within its Franchise Area. However, it is anticipated that the supply market will become fully competitive over a several month period beginning September 1998.

4. COMMITMENTS AND CONTINGENCIES

ELECTRICITY AND GAS PURCHASE AGREEMENTS

  The Company and its subsidiaries have entered into contracts for purchases of electricity and gas for a period of up to 2009. A provision of (Pounds)78 million has been made for the net present value of expected future payments in excess of anticipated recoverable amounts, reflecting management's current expectations of market prices for electricity following the opening of the competitive market for franchise supply customers and future gas prices. The actual net costs are highly sensitive to movements in future prices. The Company's provision includes amounts in respect of contracts with a non wholly-owned subsidiary.

  The Company has additional contracts with unaffiliated parties relating to the purchase of gas which expire by October 2005, the terms of which are immaterial with respect to quantity and price, both annually and in the aggregate.

LEGAL PROCEEDINGS

  The Company is a party to legal proceedings arising in the ordinary course of business which are not material, either individually or in the aggregate, nor is it currently aware of any threatened material legal proceedings.

OPERATING LEASES

  The Company has commitments under operating leases with various terms and expiration dates. At March 31, 1997 estimated minimum rental commitments for noncancelable operating leases were (Pounds)2 million and (Pounds)1 million for the fiscal years ending March 31, 1998 and 1999, respectively. Rental expenses incurred for operating leases were (Pounds)4 million, (Pounds)5 million, and (Pounds)8 million during fiscal years 1997, 1996 and 1995, respectively.

LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

  The majority of the Company's employees are subject to one of three collective bargaining agreements. Such agreements are ongoing in nature, and the Company's employees' participation level is consistent with that of the electric utility industry in the UK.

5. SEGMENT REPORTING

  The Company is primarily engaged in two electric industry segments; distribution, which involves the transmission of electricity across its network to its customers, and supply, which involves bulk purchase of electricity from the Pool for delivery to the distribution networks. Included in "Other" are insignificant operating

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) subsidiaries of the Company as well as various corporate activities, and non-allocated corporate assets. Intersegment sales primarily represent sales from distribution to supply for use of the distribution networks. A summary of information about the Company's operations by segments follows (in millions):

                                                  MARCH 31, 1997
                             --------------------------------------------------------
                             DISTRIBUTION  SUPPLY   OTHER   ELIMINATIONS CONSOLIDATED
                             ------------ -------- -------- ------------ ------------
                               (Pounds)   (Pounds) (Pounds)   (Pounds)     (Pounds)
   Operating revenues......      308       1,178     172        (327)       1,331
   Operating income
    (loss).................      127        (132)     10          47           52
   Depreciation............       30           1      19         --            50
   Total assets employed at
    period end.............      643         178     554         --         1,375
   Capital expenditures....       87           8      31         --           126
                                                  MARCH 31, 1996
                             --------------------------------------------------------
                             DISTRIBUTION  SUPPLY   OTHER   ELIMINATIONS CONSOLIDATED
                             ------------ -------- -------- ------------ ------------
                               (Pounds)   (Pounds) (Pounds)   (Pounds)     (Pounds)
   Operating revenues......      334       1,309     163        (375)       1,431
   Operating income........      164          30      20         --           214
   Depreciation............       28           1      13         --            42
   Total assets employed at
    period end.............      589         212     607         --         1,408
   Capital expenditures....       70           8      13         --            91
                                                  MARCH 31, 1995
                             --------------------------------------------------------
                             DISTRIBUTION  SUPPLY   OTHER   ELIMINATIONS CONSOLIDATED
                             ------------ -------- -------- ------------ ------------
                               (Pounds)   (Pounds) (Pounds)   (Pounds)     (Pounds)
   Operating revenues......      362       1,343     162        (403)       1,464
   Operating income........      176          23      16         --           215
   Depreciation............       25           1      15         --            41
   Total assets employed at
    period end.............      556         198     613         --         1,367
   Capital expenditures....       55          11      25         --            91

6. INCOME TAXES

  The Company's income tax expense consists of the following (in millions):

                                                         YEAR ENDED MARCH 31,
                                                      --------------------------
                                                        1997     1996     1995
                                                      -------- -------- --------
                                                      (Pounds) (Pounds) (Pounds)
   Current...........................................    37       91       55
   Deferred..........................................   (24)      23       23
                                                        ---      ---      ---
   Total.............................................    13      114       78
                                                        ===      ===      ===

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  The following is a reconciliation of the difference between the amount of income taxes computed by multiplying book income before income taxes by the statutory rate, and the amount of income taxes reported (in millions):

                                                              YEAR ENDED
                                                               MARCH 31,
                                                      --------------------------
                                                        1997     1996     1995
                                                      -------- -------- --------
                                                      (Pounds) (Pounds) (Pounds)
Pre-tax income.......................................    39      507      219
                                                        ---      ---      ---
Income taxes computed at statutory rate..............    13      167       72
National Grid transactions:
  Gain on sale of PSB excluded from taxable income...    (2)     (19)     --
  Effect of difference between statutory rate (33%)
   and rate on dividends received (20%)..............   --       (21)      (3)
Permanent differences................................     6      (11)       8
Other................................................    (4)      (2)       1
                                                        ---      ---      ---
Total income tax expense.............................    13      114       78
                                                        ===      ===      ===

  The tax effect of temporary differences between the carrying amounts of assets and liabilities in the consolidated balance sheets and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows (in millions):

                                   MARCH 31,
                               -----------------
                                 1997     1996
                               -------- --------
                               (Pounds) (Pounds)
   Deferred tax liabilities:
     Property related
      temporary differences..    172      164
     Provision for uneconomic
      gas and electricity
      contracts..............    (26)     --
     Other...................     (6)     --
                                 ---      ---
   Net deferred tax
    liability................    140      164
   Portion included in
    current liabilities......     (4)      (6)
                                 ---      ---
   Long-term deferred tax
    liability................    136      158
                                 ===      ===

  The tax years since fiscal year 1993 are currently under review by the Inland Revenue in the UK. In the opinion of management, the final settlement of open years will not have a material effect on the financial position or results of operations.

7. FINANCIAL INSTRUMENTS

  The Company utilizes contracts for differences ("CFDs") to mitigate its exposure to volatility in the prices of electricity purchased through the Pool. Such contracts allow the Company to effectively convert the majority of its anticipated Pool purchases from market prices to fixed prices. CFDs are in place to hedge a portion of electricity purchases on approximately 30,662 GWh through the year 2009. Accordingly, the gains and losses on such contracts are deferred and recognized as electricity is purchased. Management's estimate of the fair value of CFDs outstanding at March 31, 1997 is a net liability of (Pounds)22 million. This estimate is based on management's projections of future prices of electricity. The net liability will be recovered through electricity costs passed through to franchise customers during the fiscal year ended March 31, 1998.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company is exposed to losses in the event of non-performance by counterparties to its CFDs. To manage this credit risk, the Company selects counterparties based on their credit ratings, limits its exposure to any one counterparty under defined guidelines, and monitors the market position of the programs and its relative market position with each counterparty.

  As part of its risk management policy, the Company enters into interest rate swap agreements under which counterparties have agreed to pay amounts to the Company equal to variable interest obligations in consideration of amounts payable by the Company equivalent to fixed rates of interest. If the counterparty to the interest rate swap was to default on contractual payments, the Company could be exposed to increased costs related to replacing the original agreement. At March 31, 1996, the Company was party to interest rate swap agreements with a notional value of (Pounds)89 million which were at fixed interest rates varying between 6.64% and 10.98%. During the fiscal year ended March 31, 1997, the Company terminated these agreements at a cost of (Pounds)7 million.

  The estimated fair value of the Company's financial instruments are as follows (in millions):

                                              MARCH 31, 1997    MARCH 31, 1996
                                             ----------------- -----------------
                                             CARRYING   FAIR   CARRYING   FAIR
                                              AMOUNT   VALUE    AMOUNT   VALUE
                                             -------- -------- -------- --------
                                             (Pounds) (Pounds) (Pounds) (Pounds)
   Long-term debt...........................   424      438      429      421
   Interest rate swap agreements............   --       --       --        (9)

  The fair value of long-term debt is estimated based on quoted market prices for the same or similar issues or the current rates offered to the Company for debt of the same maturities. The fair values of interest rate swap agreements are estimated by obtaining quotes from brokers.

8. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, at cost, consisted of the following (in millions):

                                                                   MARCH 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Distribution network.......................................  1,163    1,073
   Generation.................................................    132      128
   Non-network land and buildings.............................     72       93
   Other......................................................    154      128
   Consumer contributions.....................................   (256)    (229)
                                                                -----    -----
                                                                1,265    1,193
   Accumulated depreciation...................................   (500)    (458)
                                                                -----    -----
   Property, plant and equipment, net.........................    765      735
                                                                =====    =====

  Arrangements have been put in place to entitle the British Government to a proportion of any property gain (above certain thresholds) accruing as a result of disposals, or events treated as disposals for these purposes, occurring after March 31, 1990 in relation to land in which the Company had an interest at that date (and, in certain circumstances, land in which the Company acquires an interest thereafter from other members of the electricity industry) and any buildings on that land. These arrangements will last until March 31, 2000.

                YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  A provision in respect of these property disposals is made only to the extent that it is probable that a liability will be incurred.

9. SYSTEMS DEVELOPMENT COSTS

  During the year ended March 31, 1997, a (Pounds)50 million charge to earnings was recorded for costs incurred related to information systems development costs pertaining to the opening up of the competitive electricity market in 1998. It is management's opinion that, at this stage in the development of the future commercial and regulatory environment, it would not be prudent to capitalize these costs.

10. LONG-TERM DEBT

  Long-term debt consisted of the following (in millions):

                                                                   MARCH 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
   8.625% Eurobonds, due 2005.................................   149      149
   9.25% Eurobonds, due 2020..................................   197      197
   European Investment Bank:
     7.52% credit facility, due 1999-2002.....................    15       15
     6.55% credit facility, due 1997-2000.....................    15       15
     8.05% amortizing term loan, due 2009.....................    48       50
   Unsecured loan stock, LIBOR minus .5%, due 2007............   --         3
                                                                 ---      ---
   Total......................................................   424      429
   Less current maturities....................................    (5)      (5)
                                                                 ---      ---
   Long-term debt, net of current maturities..................   419      424
                                                                 ===      ===

  Long-term debt outstanding at March 31, 1997 is payable as follows (in millions):

                                                                        (Pounds)
                                                                        --------
   For the fiscal years ended March 31
     1998..............................................................     5
     1999..............................................................     6
     2000..............................................................    11
     2001..............................................................    12
     2002..............................................................     7
     Thereafter........................................................   383
                                                                          ---
       Total...........................................................   424
                                                                          ===

11. SHORT-TERM DEBT

  Short-term debt consisted of the following (in millions):

                                                                   MARCH 31,
                                                               -----------------
                                                                 1997     1996
                                                               -------- --------
                                                               (Pounds) (Pounds)
   Commercial paper...........................................    81       77
   Bank loans and overdrafts..................................     1        8
                                                                 ---      ---
   Total......................................................    82       85
                                                                 ===      ===
   Year-end weighted average interest rate....................   6.2%     6.1%

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  At March 31, 1997 and 1996 unused committed bank facilities were available to the Company in the amount of (Pounds)250 million. Commitment fees of approximately 1/10 of 1% of the unused committed bank facilities are required to maintain the facilities which have expiration dates between 2000 and 2002. In addition, the Company has commercial paper programs (denominated in US dollars) which provide for the issuance of up to $550 million in commercial paper with short-term maturities (up to 364 days) issued at a discount to face value.

12. DISTRIBUTION OF NATIONAL GRID INVESTMENT

  At April 1, 1995, the Company's investment in the issued share capital of National Grid Group plc ("NGG"), formerly National Grid Holdings plc, was recorded at (Pounds)72 million, the estimated fair value at privatization. During December 1995 the following transactions relating to the Company's NGG investment occurred:

    a) Special dividends of (Pounds)118 million (pre-tax) were paid by NGG to the Company and recognized in other income. The Company reinvested (Pounds)16 million of this dividend in additional NGG shares.

    b) NGG became listed on the London Stock Exchange and therefore, the Company revalued its investment in NGG to its fair market value of (Pounds)321 million.

    c) The Company distributed, in kind, approximately 90% of its NGG shares to its shareholders and recognized a gain of (Pounds)210 million within other income.

    d) A (Pounds)50 discount to each of the Company's residential customers was provided. The net effect of the customer discount in the amount of (Pounds)85 million has been recorded as other expense during the year ended March 31, 1996.

  In November 1995, NGG also distributed to the RECs its ownership shares in PSB Holdings Limited ("PSB") based on their respective ownership percentages of NGG. The PSB shares were revalued at their estimated market value of (Pounds)56 million. In December 1995 this investment was sold and a gain on sale of (Pounds)56 million was recognized. In the year to March 31, 1997 further consideration of (Pounds)6 million was received.

  In order that holders of options in the Company's shares were not disadvantaged by the NGG transactions, the Company's Directors established a new employee share trust. The Company contributed (Pounds)9 million to the trust which was used to purchase NGG shares from the Company. This contribution was recorded as a dividend. A corresponding gain of (Pounds)5 million was recognized upon distribution of NGG shares from the trust to option holders during the year ended March 31, 1996.

13. EMPLOYEE OPTION AND SHARE PLANS

  The Company operates various employee option and share plans. During the fiscal year 1995, an Executive Long Term Share Incentive Scheme for certain eligible Executive Directors was introduced. Under the scheme amounts (as determined by the earnings per share and market value growth of YEG) were paid to a trust to be utilized to purchase Company shares. After the final determination of the amounts in the first cycle of 1998, the shares were to have been released to participants. Amounts transferred were expensed. 54,025 shares and 23,951 shares were held in trust at March 31, 1997 and 1996, respectively.

  On July 1, 1996 a trust related to the Company's Profit Sharing Scheme purchased 243,356 ordinary shares of the Company for (Pounds)1,769,198 or (Pounds)7.27 per share. 64 shares were allocated to each eligible employee. The net cost of acquiring the shares and maintaining the trust was borne by the Company.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the acquisition (note 14), all shares held in the above trusts were transferred to employees in accordance with the provisions of the schemes.

  The Company had two option plans, the Executive Share Option Scheme and the Savings-Related Share Option Scheme. The Executive Share Option Scheme provides for the granting of stock options to purchase ordinary shares to certain key executives of the Company at the discretion of the Renumeration Committee of the Company. The options vest three years from the date of grant and expire ten years after the date of grant. Options to purchase ordinary shares of the Company have been granted to employees under the Savings-Related Share Option Schemes adopted in 1996 and 1997. The options vest five years from date of grant and expire five and a half years after the date of grant.

  The following table summarizes the transactions of the share option scheme for the three year period ended March 31, 1997:

                                                                        WEIGHTED
                                                               NUMBER   AVERAGE
                                                                 OF     EXERCISE
                                                               SHARES    PRICE
                                                              --------- --------
                                                                        (Pounds)
   Unexercised options outstanding-March 31, 1994............ 7,853,647   2.26
   Granted...................................................    45,636   7.82
   Exercised................................................. 1,141,446   2.58
   Forfeited.................................................   313,686   1.75
                                                              ---------   ----
   Unexercised options outstanding-March 31, 1995............ 6,444,151   2.26
   Granted................................................... 1,650,259   5.58
   Exercised................................................. 5,536,659   1.99
   Forfeited.................................................   105,934   1.75
                                                              ---------   ----
   Unexercised options outstanding-March 31, 1996............ 2,451,817   5.13
   Granted................................................... 1,059,218   5.97
   Exercised.................................................   576,226   4.05
   Forfeited.................................................   118,865   4.01
   Expired...................................................       642   1.75
                                                              ---------   ----
   Unexercised options outstanding-March 31, 1997............ 2,815,302   5.72
                                                              =========   ====
   Exercisable options-March 31, 1997........................   129,781   4.78
                                                              =========   ====
   Exercisable options-March 31, 1996........................   590,379   4.64
                                                              =========   ====

  In connection with the acquisition, holders of any outstanding options were given the opportunity to exercise their options and sell their shares to Yorkshire Holdings plc at a price of (Pounds)9.27 per share. If the holders of the options did not exercise their options, such options were cash cancelled and the holders were paid (Pounds)9.27 per share less the option's exercise price.

  The Company accounts for its share-based compensation schemes in accordance with Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees". Compensation expense of (Pounds)1 million was recognized in 1997, 1996 and 1995. Because of the change in control of the Company and the immaterial impact on net income of applying the fair value method, the disclosures required by Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", have not been presented.

               YORKSHIRE ELECTRICITY GROUP PLC AND SUBSIDIARIES
                             (PREDECESSOR COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SUBSEQUENT EVENTS

  On February 24, 1997 the Boards of American Electric Power Company, Inc. ("AEP") and Public Service Company of Colorado ("PS Colorado") announced the terms of a cash offer for Yorkshire Electricity Group plc to be made by Yorkshire Holdings plc, a subsidiary of Yorkshire Power Group Limited. The offer was declared wholly unconditional on April 1, 1997. On April 16, 1997 notices were issued by Yorkshire Holdings plc in accordance with section 429 of the Companies Act 1985 to acquire all those Yorkshire Electricity Group plc shares outstanding at the end of the requisite notice period.

  Yorkshire Holdings plc completed its purchase of the shares of YEG during April and May 1997 through payment of cash consideration of (Pounds)1.457 billion and the issuance of loan notes to former YEG shareholders in the amount of (Pounds)22 million.

WINDFALL TAX

  On July 2, 1997 the British Government announced a "windfall tax" to be applied at that date to companies privatized by flotation and regulated by relevant privatization statutes. A decrease in the UK statutory income tax rate from 33% to 31% was also included in the legislation. The Company will record a charge to income of (Pounds)134 million for the windfall tax and an income tax benefit as a result of the change in the UK statutory income tax rate of approximately (Pounds)12 million during the quarter ending September 30, 1997. The windfall tax is not deductible for UK income tax purposes and is payable in two equal installments on or before December 1, 1997 and 1998.

BUSINESS RESTRUCTURING

  On December 4, 1997 a planned business restructuring was announced. The restructuring will result in the Company's main divisions (electricity distribution and energy supply) becoming self sufficient businesses within the group structure. A separate ownership structure will be pursued for the generation business. As a result of the restructuring approximately 160 positions will no longer be required. The estimated cost of this restructuring is (Pounds)10 million.

IONICA

  Following a profits warning issued by Ionica Group plc ("Ionica") in November 1997, the fair value of the Company's investment in Ionica decreased from (Pounds)54 million at April 1, 1997 to (Pounds)30 million at December 31, 1997. The reduction is not regarded by management as a permanent diminution in value.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

 UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED MARCH
                                   31, 1997

  The following unaudited pro forma consolidated statement of income is based upon the consolidated statement of income for the year ended March 31, 1997 of Yorkshire Electricity Group plc (the "Predecessor Company") adjusted to reflect the items described in notes (1) through (4) below as if the indirect acquisition of the Predecessor Company (the "Acquisition") by Yorkshire Power Group Limited (the "Successor Company") had occurred at April 1, 1996.

                                            (IN MILLIONS)
                          -----------------------------------------------------
                          PREDECESSOR PERIOD                     PRO FORMA FOR
                           APRIL 1, 1996 TO                      THE YEAR ENDED
                            MARCH 31, 1997     ADJUSTMENTS       MARCH 31, 1997
                          ------------------ ------------------  --------------
                               (Pounds)      (1)  (2)  (3)  (4)  (Pounds) $(5)
Operating revenues......        1,331        --   --   --   --    1,331   2,183
                                -----        ---  ---  ---  ---   -----   -----
Income from operations..           52        --   (24)  (6)  84     106     174
                                -----        ---  ---  ---  ---   -----   -----
Other income
 Gain on sale of
  associate.............           15        --   --   --   --       15      25
 Other..................            5        --   --   --   --        5       8
                                -----        ---  ---  ---  ---   -----   -----
 Total other income.....           20        --   --   --   --       20      33
                                -----        ---  ---  ---  ---   -----   -----
Interest expense........          (55)       (74) --   --     7    (122)   (200)
Interest income.........           22        --   --   --   --       22      36
                                -----        ---  ---  ---  ---   -----   -----
Net interest expense....          (33)       (74) --   --     7    (100)   (164)
                                -----        ---  ---  ---  ---   -----   -----
Income before income
 taxes..................           39        (74) (24)  (6)  91      26      43
Provision for income
 taxes..................          (13)        24  --     2  (30)    (17)    (28)
                                -----        ---  ---  ---  ---   -----   -----
Net income..............           26        (50) (24)  (4)  61       9      15
                                =====        ===  ===  ===  ===   =====   =====

--------
(1) To reflect the interest expense recorded in connection with the Acquisition financed by (Pounds)22 million loan notes issued by Yorkshire Holdings plc ("Yorkshire Holdings") and (Pounds)1,034 million in short-term debt incurred by the Successor Company and share capitalization of (Pounds)440 million. The loan notes issued by Yorkshire Holdings are redeemable at the option of the bond holder until 2000. An interest rate of 7% has been assumed for both types of debt. The impact of a 1/8% change in the assumed interest rate would affect net income by (Pounds)1 million.
(2) Amortization of goodwill recorded in connection with the Acquisition.
(3) Additional depreciation expense that would have been recorded in connection with the Acquisition.
(4) To remove the effect of recording the provision for uneconomic gas and electricity contracts ((Pounds)78 million), loss on interest rate swap agreements ((Pounds)7 million) and write-down of non-operational properties ((Pounds)6 million). If the Acquisition had occurred on April 1, 1996, these items would have been accounted for as fair value adjustments at that date.
(5) Solely for convenience of the reader, UK pound sterling amounts have been translated into US dollars at the Noon Buying Rate on December 31, 1997 of $1.64=(Pounds)1. See "Presentation of Certain Information and Exchange Rates" in this Offering Memorandum.

  During the pro forma fiscal year ended March 31, 1997, the Predecessor Company incurred expenses of (Pounds)8.0 million relating to the Acquisition.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES

                         INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors of Yorkshire Power Group Limited

  We have audited the accompanying consolidated balance sheet of Yorkshire Power Group Limited and its subsidiaries (the "Company") as of April 1, 1997 (expressed in pounds sterling). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

  In our opinion, such consolidated balance sheet presents fairly, in all material respects, the consolidated financial position of Yorkshire Power Group Limited and its subsidiaries as of April 1, 1997 in conformity with generally accepted accounting principles in the United States of America.

  Our audit also comprehended the translation of the pounds sterling amounts into US dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. The translation of the financial statement amounts into US dollars has been made solely for the convenience of readers in the United States of America.

Deloitte & Touche
Leeds
United Kingdom
July 15, 1997
(December 31, 1997 as to Note 13)

                 YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

                           CONSOLIDATED BALANCE SHEET

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                         (Pounds)      $
                                                         -------- ------------
                                                                  (SEE NOTE 1)
                         ASSETS
FIXED ASSETS
Property, plant and equipment...........................    908      1,489
Construction work in progress...........................     31         51
                                                          -----      -----
  Total fixed assets....................................    939      1,540
                                                          -----      -----
OTHER ASSETS
Goodwill (Note 11)......................................    994      1,630
Investments, long-term..................................    133        218
Other non-current assets................................     61        100
                                                          -----      -----
  Total other assets....................................  1,188      1,948
                                                          -----      -----
CURRENT ASSETS
Cash and cash equivalents...............................    221        362
Investments.............................................     29         47
Customer receivables, less provision for uncollectibles
 of (Pounds)6...........................................     90        148
Unbilled revenue........................................     84        138
Other...................................................     40         66
                                                          -----      -----
  Total current assets..................................    464        761
                                                          -----      -----
  Total assets..........................................  2,591      4,249
                                                          =====      =====


The accompanying notes are an integral part of this consolidated balance sheet.

                 YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

                           CONSOLIDATED BALANCE SHEET

               (IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                           (Pounds)      $
                                                           -------- ------------
                                                                    (SEE NOTE 1)
          SHAREHOLDERS' EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY (NOTE 11)
Share capital, (Pounds)1 par value common shares,
 436,000,100 shares authorized, 2 issued and
 outstanding.............................................     --         --
Share capital subscribed but not yet issued..............     --         --
Retained earnings........................................     --         --
                                                            -----      -----
  Total shareholders' equity.............................     --         --
                                                            -----      -----
LONG-TERM DEBT...........................................     433        710
OTHER NON-CURRENT LIABILITIES
Deferred income taxes....................................     204        335
Provision for electricity and gas contracts..............      78        128
Other....................................................      13         21
                                                            -----      -----
  Total other non-current liabilities....................     295        484
                                                            -----      -----
CURRENT LIABILITIES
Current portion of long-term debt........................       5          8
Short-term debt..........................................      82        134
Accounts payable.........................................      15         25
Electricity purchases payable............................      64        105
Payments received in advance.............................      14         23
Accrued liabilities and deferred income..................      69        113
Income taxes payable.....................................      51         84
Accrued liability to purchase Yorkshire Electricity Group
 plc (Note 11)...........................................   1,496      2,453
Other current liabilities................................      67        110
                                                            -----      -----
  Total current liabilities..............................   1,863      3,055
                                                            -----      -----
  Total liabilities......................................   2,591      4,249
                                                            -----      -----
COMMITMENTS AND CONTINGENCIES (NOTE 4)
  Total shareholders' equity and liabilities.............   2,591      4,249
                                                            =====      =====

The accompanying notes are an integral part of this consolidated balance sheet.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

                    NOTES TO THE CONSOLIDATED BALANCE SHEET

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

  Yorkshire Power Group Limited ("YPG" or the "Company") is a joint venture formed by subsidiaries of American Electric Power Company, Inc. and Public Service Company of Colorado for the purpose of acquiring the entire issued share capital of Yorkshire Electricity Group plc ("YEG"). The acquisition of YEG was made effective as of April 1, 1997 by Yorkshire Holdings plc, a wholly-owned subsidiary of YPG.

  YEG is one of the twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute, and to a limited extent, generate electricity. The RECs were created as a result of the privatization of the UK electricity industry in 1990 after the state owned low voltage distribution networks were allocated to the then existing twelve regional boards. YEG's main business, the distribution and supply of electricity to customers in its franchise area (the "Franchise Area"), is regulated under the terms of YEG's Public Electricity Supply License ("PES License") by the Office of Electricity Regulation ("OFFER").

  YEG operates primarily in its Franchise Area in Northern England. YEG's Franchise Area covers approximately 10,000 square kilometers, encompassing parts of the counties of West Yorkshire, Humberside, South Yorkshire, Derbyshire, Nottinghamshire, Lincolnshire and Lancashire. The Franchise Area has a resident population of approximately 4.4 million.

  The Company purchases power primarily from the wholesale trading market for electricity in England and Wales (the "Pool"). The Pool monitors supply and demand between generators and suppliers, sets prices for generation and provides for centralized settlement of accounts due between generators and suppliers.

BASIS OF PRESENTATION

  On February 24, 1997, the joint venture partners of the Company announced the terms of a cash tender offer for Yorkshire Electricity Group plc to be made by Yorkshire Holdings plc, a subsidiary of the Company. The offer was declared wholly unconditional on April 1, 1997. On April 16, 1997 notices were issued by Yorkshire Holdings plc in accordance with section 429 of the Companies Act 1985 to acquire all YEG shares outstanding at the end of the requisite notice period.

  The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" ("APB 16"). The purchase price of YEG has been allocated to the underlying assets and liabilities based on preliminary estimated fair values at the acquisition date (April 1, 1997). The final purchase price allocation report has not yet been completed; however, the Company does not anticipate any material changes based on currently available information.

  The consolidated balance sheet of the Company is presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States of America. The Company is not subject to rate regulation but rather, is subject to price cap regulation and, therefore, the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71") do not apply.

  The consolidated balance sheet and certain information in the notes to the consolidated balance sheet are presented in pounds sterling ((Pounds)) and in US dollars ($) solely for the convenience of the reader, at the exchange rate of (Pounds)1= $1.6427, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1997. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". No representation is made that the pounds sterling amounts have been, could have been, or could be converted into US dollars at that or any other rate of exchange.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED)

PRINCIPLES OF CONSOLIDATION

  The consolidated balance sheet includes the accounts of the Company and its wholly-owned and majority-owned subsidiaries and has been prepared from records maintained by the Company in the UK. Significant intercompany items are eliminated in consolidation.

USE OF ESTIMATES

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

UNBILLED REVENUE

  The Company records revenue net of value added tax ("VAT") and accrues revenues for service provided but unbilled at the end of each reporting period.

RECOVERY OF REGULATED INCOME

  Charges for distribution of electricity and for supply to customers with a maximum demand under 100kW are subject to a price control formula set out in YEG's PES license which allows a maximum charge per unit of electricity. Differences in the charges, or in the purchase cost of electricity, can result in the under or over recovery of revenues in a particular period.

  Where there is an overrecovery of supply or distribution business revenues against the regulated maximum allowable amount, revenues are deferred in an amount equivalent to the overrecorded amount and included in other current liabilities.

FINANCIAL INSTRUMENTS

  YEG enters into contracts for differences ("CFDs") primarily to hedge its supply business against the price risk of electricity purchases from the Pool. Use of these CFDs is carried out within the framework of YEG's purchasing strategy and hedging guidelines. CFDs are accounted for as hedges and, consequently, gains and losses are deferred and recognized over the same period as the item hedged. The Company recognizes gains (losses) on CFDs when settlement is made, which is generally monthly. Gains (losses) on CFDs are recognized as a decrease (increase) to cost of sales based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for the period. Gains (losses) based upon the difference between fixed prices in the CFD compared to variable prices paid to the Pool for future electricity purchases are not recognized until the period of such settlements.

  The Company enters into interest rate swaps as a part of its overall risk management strategy and does not hold or issue material amounts of derivative financial instruments for trading purposes. The Company accounts for its interest rate swaps in accordance with Statement of Financial Accounting Standards No. 80, "Accounting for Futures Contracts" and various Emerging Issues Task Force pronouncements. If the interest rate swaps were to be sold or terminated, any gain or loss would be deferred and amortized over the remaining life of the debt instrument being hedged by the interest rate swap. If the debt instrument being hedged by the interest rate swaps were to be extinguished, any gain or loss attributable to the swap would be recognized in the period of the transaction.

  The Company considers the carrying amounts of financial instruments classified as current assets and liabilities to be a reasonable estimate of their fair value because of the short maturity of these instruments.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED)

CASH AND CASH EQUIVALENTS

  The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment is recorded at fair market value as adjusted at the acquisition date in accordance with APB 16. Items capitalized subsequent to the acquisition will be recorded at original cost, which includes materials, labor and appropriate overhead costs, and the estimated cost of borrowed funds used during construction.

  The Company's policy is to record depreciation on a straight-line basis, except for distribution network assets which are charged at 3% for 20 years and 2% for the remaining 20 years. Assets are depreciated using the following estimated useful lives:

                                                                         YEARS
                                                                        --------
   Distribution network................................................       40
   Generation..........................................................       20
   Buildings........................................................... Up to 60
   Fixtures and equipment.............................................. Up to 10
   Vehicles and mobile plant........................................... Up to 10

GOODWILL

  The Company's policy is to amortize costs in excess of fair value of net assets of the business acquired using the straight-line method over a period of 40 years. Recoverability (evaluated on the basis of undiscounted operating cash flow analysis) is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value, in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Goodwill shown in the accompanying consolidated balance sheet relates to the acquisition of YEG (Note 11).

INVESTMENTS

  The Company accounts for investments in debt and equity securities in accordance with Statement of Financial Accounting Standards No. 115, "Investments in Certain Debt and Equity Securities" ("SFAS 115"). The Company's investments are classified as available-for-sale under SFAS 115. Securities whose fair market values are readily determinable are reported at fair value. Securities whose fair market values are not readily determinable are recorded at the lower of cost or net realizable value.

INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This standard requires that deferred income taxes be recorded for temporary differences between the financial statement basis and the tax basis of assets and liabilities and loss carryforwards and that deferred tax balances be based on enacted tax laws at rates that are expected to be in effect when the temporary differences reverse.

2. RETIREMENT BENEFITS

PENSION PLANS

  The Company operates two schemes, one based on defined contributions and a second based on defined benefits.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED)

DEFINED CONTRIBUTION

  The defined contribution plan was established on December 1, 1991. From April 1, 1995 new employees are only eligible to join this plan. The assets of the defined contribution plan are held and administered by an independent trustee.

DEFINED BENEFITS

  The Company participates in the Electricity Supply Pension Scheme, which provides pension and other related defined benefits, based on final pensionable pay, to substantially all employees throughout the electricity supply industry in the UK.

  The Company uses the projected unit credit actuarial method for accounting purposes. Amounts funded to the pension are primarily invested in equity and fixed income securities.

  The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet at April 1, 1997 (in millions):

                                                               (Pounds)   $
                                                               -------- ------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION:
  Accumulated benefit obligation, including vested benefits of
   (Pounds)590 ($968).........................................    625    1,025
                                                                 ====   ======
  Fair value of plan assets...................................    725    1,189
  Projected benefit obligation for service rendered to date...   (664)  (1,089)
                                                                 ----   ------
  Prepaid pension asset.......................................     61      100
                                                                 ====   ======

  The weighted average discount rate, expected rate of increase in future compensation, and the expected long-term rate of return on plan assets used to determine the plan's funded status were, 8.0%, 6.0% and 9.0%, respectively.

3. REGULATORY MATTERS

  The distribution business of YEG is regulated under its PES License, pursuant to which revenue of the distribution business is controlled by the Distribution Price Control Formula ("DPCF"). The DPCF determines the maximum average price per unit of electricity (expressed in kilowatt hours) that YEG can charge. The DPCF is usually set for a five-year period, subject to more frequent adjustments as determined necessary by the Director General of Electricity Supply (the "Regulator"). At each review, the Regulator can adjust the value of certain elements in the DPCF. YEG's allowed distribution revenues were reduced by a 14% below inflation reduction and a 13% below inflation reduction on April 1, 1995 and 1996, respectively, following a review by the Regulator. On April 1, 1997 and April 1, 1998, YEG's allowed distribution revenues were decreased by an additional 3% below inflation reduction, and there will be a further annual 3% below inflation reduction on April 1, 1999.

  The supply business of YEG is also regulated by the Regulator, and prices are established based upon the Supply Price Control Formula which is similar to the DPCF; however, it currently allows full pass through for all properly incurred costs.

  The non-franchise supply market, which typically includes larger commercial and industrial customers was opened to competition for all customers with usage above 1 MW upon privatization of the industry in 1990. The non-franchise supply markets of 100 kW or more were opened to full competition in April 1994.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED)

  Currently, YEG, under its PES License has the exclusive right to supply residential and small commercial and industrial customers within its Franchise Area. However, it is anticipated that the supply market will become fully competitive over a several month period beginning September 1998.

4. COMMITMENTS AND CONTINGENCIES

ELECTRICITY AND GAS PURCHASE AGREEMENTS

  The Company and its subsidiaries have entered into contracts for purchases of electricity and gas for a period of up to 2009. A provision of (Pounds)78 million ($128 million) has been made for the net present value of expected future payments in excess of anticipated recoverable amounts, reflecting management's current expectations of market prices for electricity following the opening of the competitive market to franchise supply customers and future gas prices. The actual net costs are highly sensitive to movements in future prices. The Company's provision includes amounts in respect of contracts with a non wholly-owned subsidiary.

  The Company has additional contracts with unaffiliated parties relating to the purchase of gas which expire by October 2005, the terms of which are immaterial with respect to quantity and price, both annually and in the aggregate.

LEGAL PROCEEDINGS

  The Company is a party to legal proceedings arising in the ordinary course of business which are not material, either individually or in the aggregate, nor is it currently aware of any threatened material legal proceedings.

OPERATING LEASES

  The Company has commitments under operating leases with various terms and expiration dates. At April 1, 1997 estimated minimum rental commitments for noncancelable operating leases were (Pounds)2 million ($3 million) and (Pounds)1 million ($2 million) for the fiscal years ending March 31, 1998 and 1999, respectively.

LABOR SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

  A majority of the Company's employees are subject to one of three collective bargaining agreements. Such agreements are ongoing in nature, and the Company's employees participation level is consistent with that of the electric utility industry in the UK.

5. SEGMENT REPORTING

  The Company is primarily engaged in two electric industry segments; distribution, which involves the transmission of electricity across its network to its customers, and supply, which involves bulk purchase of electricity from the Pool for delivery to the distribution networks. Included in "Other" are insignificant operating subsidiaries of the Company as well as various corporate activities, and non-allocated corporate assets. The Company's assets in these individual segments as of April 1, 1997 are as follows (in millions):

                                                                  (Pounds)   $
                                                                  -------- -----
   Distribution..................................................  1,802   2,955
   Supply........................................................    187     307
   Other.........................................................    602     987
                                                                   -----   -----
   Total.........................................................  2,591   4,249
                                                                   =====   =====

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED)

6. INCOME TAXES

  The tax effect of temporary differences between the carrying amounts of assets and liabilities in the consolidated balance sheet and their respective tax bases, which give rise to deferred tax assets and liabilities, at April 1, 1997 are as follows (in millions):

                                                                   (Pounds)  $
                                                                   -------- ---
   Deferred tax liabilities:
     Property related temporary differences.......................   217    356
     Pension......................................................    20     33
     Provision for electricity and gas contracts..................   (26)   (43)
     Other........................................................    (3)    (5)
                                                                     ---    ---
   Net deferred tax liability.....................................   208    341
   Portion included in current liabilities........................    (4)    (6)
                                                                     ---    ---
   Long-term deferred tax liability...............................   204    335
                                                                     ===    ===

  The tax years since 1993 are currently under review by the Inland Revenue in the UK. In the opinion of management, the final settlement of open years will not have a material effect on financial position.

7. FINANCIAL INSTRUMENTS

  YEG utilizes contracts for differences ("CFDs") to mitigate its exposure to volatility in the prices of electricity purchased through the Pool. Such contracts allow YEG to effectively convert the majority of its anticipated Pool purchases from market prices to fixed prices. CFDs are in place to hedge a portion of electricity purchases on approximately 30,662 GWh through the year 2009. Accordingly, the gains and losses on such contracts are deferred and recognized as electricity is purchased. Management's estimate of the fair value of CFDs outstanding at March 31, 1997 is a net liability of (Pounds)22 million. This estimate is based on management's projections of future prices of electricity. The net liability will be recovered through electricity costs passed through to franchise customers during the fiscal year ended March 31, 1998.

  YEG is exposed to losses in the event of non-performance by counterparties to its CFDs. To manage this credit risk, YEG selects counterparties based on their credit ratings, limits its exposure to any one counterparty under defined guidelines, and monitors the market position of the programs and its relative market position with each counterparty.

8. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at April 1, 1997 consisted of the following (in millions):

                                                                 (Pounds)   $
                                                                 -------- -----
   Distribution network.........................................    882   1,446
   Generation...................................................    112     184
   Non-network land and buildings...............................     57      93
   Other........................................................     57      93
   Consumer contributions.......................................   (200)   (327)
                                                                   ----   -----
   Total........................................................    908   1,489
                                                                   ====   =====

  Arrangements have been put in place to entitle the British Government to a proportion of any property gain (above certain thresholds) accruing as a result of disposals, or events treated as disposals for clawback purposes,

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED) occurring after March 31, 1990 in relation to land in which YEG had an interest at that date (and, in certain circumstances, land in which YEG acquires an interest thereafter from other members of the electricity industry) and any buildings on that land. These arrangements will last until March 31, 2000.

  A provision for clawback in respect of property disposals is made only to the extent that it is probable that a liability will be incurred.

9. LONG-TERM DEBT

  Long-term debt at April 1, 1997 consisted of the following (in millions):

                                                                   (Pounds)  $
                                                                   -------- ---
   8.625% Eurobonds, due 2005.....................................   152    249
   9.25% Eurobonds, due 2020......................................   208    340
   European Investment Bank:
     7.52% credit facility, due 1999-2002.........................    15     25
     6.55% credit facility, due 1997-2000.........................    15     25
     8.05% amortizing term loan, due 2009.........................    48     79
                                                                     ---    ---
   Total..........................................................   438    718
   Less current maturities........................................    (5)    (8)
                                                                     ---    ---
   Long-term debt, net of current maturities......................   433    710
                                                                     ===    ===

  Long-term debt outstanding at April 1, 1997 is payable as follows (in millions):

                                                                    (Pounds)  $
                                                                    -------- ---
   For the fiscal years ending March 31
     1998..........................................................     5      8
     1999..........................................................     6     10
     2000..........................................................    11     18
     2001..........................................................    12     20
     2002..........................................................     7     11
     Thereafter....................................................   397    651
                                                                      ---    ---
   Total...........................................................   438    718
                                                                      ===    ===

10. SHORT-TERM DEBT

  Short-term debt at April 1, 1997 consisted of the following (in millions):

                                                                    (Pounds)  $
                                                                    -------- ---
   Commercial paper................................................    81    132
   Bank loans and overdrafts.......................................     1      2
                                                                      ---    ---
   Total...........................................................    82    134
                                                                      ===    ===

  The weighted average interest rate on short-term debt instruments was 6.2% at April 1, 1997.

  At April 1, 1997 unused committed bank facilities were available to YEG in the amount of (Pounds)250 million ($410 million). Commitment fees of approximately 1/10 of 1% of the unused committed bank facilities are

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED) required to maintain the facilities which have expiration dates between 2000 and 2002. In addition, YEG has commercial paper programs (denominated in US dollars) which provide for the issuance of up to $550 million in commercial paper with short-term maturities (up to 364 days) issued at a discount to face value.

11. ACQUISITION

  On February 24, 1997 the joint venture partners of the Company announced the terms of a cash offer for YEG to be made by Yorkshire Holdings plc, a subsidiary of the Company. The offer was declared wholly unconditional on April 1, 1997. On April 16, 1997 notices were issued by Yorkshire Holdings plc in accordance with section 429 of the Companies Act 1985 to acquire all those YEG shares outstanding at the end of the requisite notice period.

  Yorkshire Holdings plc completed its purchase of the shares of YEG during April and May 1997 through payment of cash consideration of (Pounds)1.457 billion ($2.393 billion) and the issuance of loan notes to former YEG shareholders in the amount of (Pounds)22 million ($36 million).

  The acquisition was financed by cash contributions of (Pounds)220 million ($361 million) from each of the joint venture partners, against which shares in the Company were subsequently allotted, and borrowings under a (Pounds)1.140 billion ($1.873 billion) term loan and revolving facility agreement. The term loan and revolving facility agreement provided for a revolving credit facility of (Pounds)50 million ($82 million) and a term loan facility in the aggregate amount of (Pounds)1.090 billion ($1.790 billion).

  Effective July 31, 1997 the term loan and revolving credit facility agreement was replaced with a (Pounds)1.085 billion ($1.782 billion) credit facility. This credit facility consists of two parts which are Facility A (term loan facility) for (Pounds)1.034 billion ($1.699 billion) and Facility B (revolving credit facility) for (Pounds)50 million ($82 million). Facility A is repayable on July 30, 1998. The interest rates on the facilities are based on LIBOR plus a margin which ranges from 0.125% to 0.5% dependent on the time elapsed since the Facility became available, plus a defined margin which is based on a bank cost of funds. The Facilities contain certain restrictive covenants which include a maximum consolidated net debt to capitalization ratio and minimum earnings to interest ratio. The Company intends to partly repay Facility A, in 1998, through issue, by subsidiaries of the Company, of bonds and preferred securities, the proceeds of which will be loaned to the Company.

  The acquisition was accounted for using the purchase method of accounting in accordance with APB 16. The purchase price of YEG has been allocated to the underlying assets and liabilities based on preliminary estimated fair values at the acquisition date. The final purchase price allocation report has not yet been completed; however, the Company does not anticipate any material changes based on currently available information. The acquisition cost exceeded the fair market value of net assets acquired, including (Pounds)17 million ($28 million) of acquisition related costs, by (Pounds)994 million ($1.630 billion) and is considered goodwill.

  The net purchase price of (Pounds)1.496 billion ($2.453 billion) was allocated as follows at April 1, 1997 (in millions):

                                                                (Pounds)   $
                                                                -------- ------
   Property, plant and equipment...............................    939    1,540
   Prepaid pension asset.......................................     61      100
   Current assets..............................................    464      761
   Investments.................................................    133      218
   Goodwill....................................................    994    1,630
   Current liabilities.........................................   (367)    (602)
   Other liabilities...........................................   (728)  (1,194)
                                                                 -----   ------
   Purchase price..............................................  1,496    2,453
                                                                 =====   ======

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 APRIL 1, 1997

             NOTES TO THE CONSOLIDATED BALANCE SHEET--(CONTINUED)
12. EMPLOYEE OPTION AND SHARE PLANS

  Prior to the acquisition of YEG by the Company, employees of YEG were eligible to participate in the 1997 and 1996 Savings-Related Share Option Schemes, Executive Share Option Scheme, Profit Sharing Scheme, and/or the Long Term Incentive Scheme. In connection with the acquisition, employees were given the opportunity to exercise their options granted under the Savings-Related Share Option Schemes and the Executive Share Option Scheme and sell their shares to Yorkshire Holdings plc at a price of (Pounds)9.27 ($15.20) per share. If the holders of the options did not exercise their options, such options were cash cancelled and the holders were paid (Pounds)9.27 ($15.20) per share less the option's exercise price. There were 2,815,302 options outstanding, which were all exercised or cash cancelled subsequent to April 1, 1997.

  Prior to April 1, 1997, the following shares of stock were held in trust on behalf of employees:

                                                                         SHARES
                                                                         -------
   Profit Sharing Scheme................................................ 236,525
   Long-Term Incentive Scheme...........................................  54,025

  In connection with the acquisition, all shares of YEG issued under the Profit Sharing Scheme, Long-Term Incentive Scheme, as well as the NGG shares held in trust for the benefit of certain option holders, were transferred to employees in accordance with vesting rights as previously established and the related schemes and trusts were terminated.

13. SUBSEQUENT EVENTS

  On July 2, 1997 the British Government announced a "windfall tax" to be applied at that date to companies privatized by flotation and regulated by relevant privatization statutes. A decrease in the UK statutory income tax rate, from 33% to 31% was also included in the legislation. The Company will record a charge to income of (Pounds)134 million ($220 million) for the windfall tax and an income tax benefit as a result of the change in the UK statutory income tax rate of approximately (Pounds)12 million ($20 million) during the quarter ending September 30, 1997. The windfall tax is not deductible for UK income tax purposes and is payable in two equal installments on or before December 1, 1997 and 1998.

  On December 4, 1997 a planned business restructuring was announced. The restructuring will result in the Company's main divisions (electricity distribution and energy supply) becoming self-sufficient businesses within the group structure. A separate ownership structure will be pursued for the generation business. As a result of the restructuring approximately 160 positions will no longer be required. The estimated cost of this restructuring is (Pounds)10 million ($16 million).

  Following a profits warning issued by Ionica Group plc ("Ionica") in November 1997, the fair value of the Company's investment in Ionica decreased from (Pounds)54 million ($89 million) at April 1, 1997 to (Pounds)30 million ($49 million) at December 31, 1997. The reduction is not regarded by management as a permanent diminution in value.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES

                    INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To the Shareholders and Board of Directors of Yorkshire Power Group Limited

  We have reviewed the accompanying condensed consolidated balance sheet of Yorkshire Power Group Limited and subsidiaries (the "Company") as of December 31, 1997 and the related condensed consolidated statements of income, changes in shareholders' equity and cash flows (all expressed in pounds sterling) for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

  We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles in the United States of America.

Deloitte & Touche
Leeds, United Kingdom
April 30, 1998

                 YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                  (UNAUDITED)

                                                                   PREDECESSOR
                                                                   (SEE NOTE 1)
                                         NINE MONTHS  NINE MONTHS  NINE MONTHS
                                            ENDED        ENDED        ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1997         1996
                                         ------------ ------------ ------------
                                           (Pounds)        $         (Pounds)
                                         ------------ ------------ ------------
                                                      (SEE NOTE 2) (SEE NOTE 2)
Operating revenues......................     909         1,493         974
Cost of sales...........................     618         1,015         681
Operating expenses......................     168           276         173
                                             ---         -----         ---
Income from operations..................     123           202         120
Other income ...........................       2             3          17
Net interest expense....................      78           128          20
                                             ---         -----         ---
Income before income taxes..............      47            77         117
Provision for income taxes..............       5             8          40
                                             ---         -----         ---
Income before extraordinary item........      42            69          77
Extraordinary loss-UK windfall tax......     134           220         --
                                             ---         -----         ---
Net (loss) income.......................     (92)         (151)         77
                                             ===         =====         ===


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                  (UNAUDITED)

                                                    DECEMBER DECEMBER  APRIL
                                                    31, 1997 31, 1997 1, 1997
                                                    -------- -------- --------
                                                    (Pounds)    $     (Pounds)
                                                    -------- -------- --------
                                                           (SEE NOTE 2)
                      ASSETS
Fixed Assets, net..................................  1,001    1,644      939
Goodwill, net of accumulated amortization of
 (Pounds)18, $30 and (Pounds)0.....................    976    1,603      994
Investments........................................     90      148      133
Other non-current assets...........................     88      145       61
Current assets:
  Cash and cash equivalents........................    118      194      221
  Customer receivables and unbilled revenue........    168      276      174
  Other current assets.............................     81      133       69
                                                     -----    -----    -----
    Total assets...................................  2,522    4,143    2,591
                                                     =====    =====    =====
       SHAREHOLDERS' EQUITY AND LIABILITIES
Shareholders' Equity:
  Share capital....................................    440      723      --
  Retained earnings................................    (92)    (151)     --
  Unrealized loss on available-for-sale
   investments.....................................    (18)     (30)     --
                                                     -----    -----    -----
    Total shareholders' equity.....................    330      542      --
                                                     -----    -----    -----
Liabilities:
  Current liabilities:
   Liability to purchase Yorkshire Electricity
    Group plc......................................    --       --     1,496
   Other...........................................    385      632      280
  Short-term debt and current portion of long-term
   debt............................................  1,081    1,776       87
  Long-term debt...................................    429      705      433
  Long-term deferred income taxes..................    203      334      204
  Other non-current liabilities....................     94      154       91
                                                     -----    -----    -----
    Total liabilities..............................  2,192    3,601    2,591
                                                     -----    -----    -----
    Total shareholders' equity and liabilities.....  2,522    4,143    2,591
                                                     =====    =====    =====

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

      CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                          (IN MILLIONS, EXCEPT SHARES)

                                  (UNAUDITED)

                                                           UNREALIZED
                                                             LOSS ON
                                                           AVAILABLE-
                                                  RETAINED  FOR-SALE
                                SHARE CAPITAL     EARNINGS INVESTMENTS  TOTAL
                             -------------------- -------- ----------- --------
                               SHARES    (Pounds) (Pounds)  (Pounds)   (Pounds)
BALANCE, APRIL 1, 1997.....            2   --       --         --        --
Net income.................          --    --       (92)       --        (92)
Issuance of ordinary
 shares....................  440,000,000   440      --         --        440
Market value adjustments on
 investments...............          --    --       --         (18)      (18)
                             -----------   ---      ---        ---       ---
BALANCE, DECEMBER 31,
 1997......................  440,000,002   440      (92)       (18)      330
                             ===========   ===      ===        ===       ===



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                  (UNAUDITED)

                                                                   PREDECESSOR
                                                                   (SEE NOTE 1)
                                         NINE MONTHS  NINE MONTHS  NINE MONTHS
                                            ENDED        ENDED        ENDED
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1997         1997         1996
                                         ------------ ------------ ------------
                                           (Pounds)        $         (Pounds)
                                         ------------ ------------ ------------
                                                      (SEE NOTE 2) (SEE NOTE 2)
CASH FLOWS FROM OPERATING ACTIVITIES...
  Net (loss) income....................        (92)        (151)        77
  Depreciation.........................         40           65         31
  Deferred income taxes................         (7)         (11)         8
  Equity in (profit) loss of
   associates..........................         (1)          (2)         1
  Gain on sale of associate............        --           --         (15)
  Goodwill amortization................         18           30        --
  Change in assets and liabilities:
  Receivables..........................          6           10         21
  Electricity Purchases................         33           54          6
  Income tax payable...................         64          105         31
  Other................................          2            3        (11)
                                            ------       ------        ---
Net cash provided by operating
 activities............................         63          103        149
                                            ------       ------        ---
INVESTING ACTIVITIES:
  Capital expenditures.................       (129)        (212)       (72)
  Loans repaid by (advanced to)
   associates..........................          1            2         (4)
  Proceeds from property, plant and
   equipment sales.....................         20           33         28
  Proceeds from sale of associate......        --           --          26
  Purchases of long-term investments...         (8)         (13)        (7)
  Proceeds from sale of long-term
   investments.........................         25           41          6
  Purchase of Yorkshire Electricity
   Group plc...........................     (1,474)      (2,421)       --
  Purchase of short-term investments...        (10)         (16)       (76)
                                            ------       ------        ---
Net cash used in investing activities..     (1,575)      (2,586)       (99)
                                            ------       ------        ---
FINANCING ACTIVITIES:
  Issuance of common stock.............        440          723          2
  Repayment of long-term debt..........         (4)          (7)        (4)
  Change in short-term debt............        973        1,598         (1)
  Dividends paid.......................        --           --         (46)
                                            ------       ------        ---
Net cash provided by (used in)
 financing activities..................      1,409        2,314        (49)
                                            ------       ------        ---
Net (decrease) increase in cash and
 cash equivalents......................       (103)        (169)         1
Cash and cash equivalents, beginning of
 period................................        221          363        252
Cash and cash equivalents, end of
 period................................        118          194        253
                                            ======       ======        ===
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for interest...............         66          108         12
  Cash paid for income taxes...........         71          117        --

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

  The Company issued (Pounds)22 million ($36 million) of loan notes, during the nine months ended December 31, 1997, to former YEG shareholders (see Note
3).

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

           NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS

  Yorkshire Power Group Limited and Subsidiaries ("YPG" or "the Company") is a joint venture formed by subsidiaries of American Electric Power Company, Inc. and New Century Energies, Inc. for the purpose of acquiring Yorkshire Electricity Group plc ("YEG" or the "Predecessor"). The acquisition of YEG was made effective as of April 1, 1997 by Yorkshire Holdings plc, a wholly-owned subsidiary of YPG.

  YEG is one of the twelve regional electricity companies ("RECs") in England and Wales licensed to supply, distribute, and to a limited extent, generate electricity. The RECs were created as a result of the privatization of the UK electricity industry in 1990 after the state owned low voltage distribution networks were allocated to the then existing twelve regional boards. YEG's main business, the distribution and supply of electricity to customers in its Franchise Area, is regulated under the terms of YEG's Public Electricity Supply License by the Office of Electricity Regulation ("OFFER").

  YEG operates primarily in its Franchise Area in Northern England. YEG's Franchise Area covers approximately 10,000 square kilometers, encompassing parts of the counties of West Yorkshire, Humberside, South Yorkshire, Derbyshire, Nottinghamshire, Lincolnshire and Lancashire. The Franchise Area has a resident population of approximately 4.4 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The condensed consolidated balance sheet of the Company is presented in pounds sterling ((Pounds)) and in conformity with accounting principles generally accepted in the United States of America.

  The condensed consolidated financial statements and certain information in the notes to the condensed consolidated financial statements are presented in pounds sterling ((Pounds)) and in US dollars ($), solely for the convenience of the reader, at the exchange rate of (Pounds)1=$1.6427, the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1997. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". No representation is made that the pounds sterling amounts have been, could have been, or could be converted into US dollars at that or any other rate of exchange.

PRINCIPLES OF CONSOLIDATION

  The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries and has been prepared from records maintained by the Company in the UK. All significant intercompany accounts and transactions have been eliminated in consolidation. In the opinion of the management of the Company, the condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for the fair presentation of the financial position and results of operations for the periods presented. Such unaudited interim financial statements should be read in conjunction with the audited balance sheet of the Company and financial statements of YEG contained elsewhere in this Offering Memorandum.

PREDECESSOR COMPANY FINANCIAL STATEMENTS

  The Predecessor company unaudited condensed financial statements for the nine month period ended December 31, 1996 are presented for comparison purposes only. Those financial statements do not reflect any of the effects of the purchase accounting adjustments and financing transactions described in
Note 3. Those effects

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

     NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
consist primarily of the amortization of goodwill, depreciation of fixed assets valued at a historical cost which is less than the fair value recorded by the Successor company and interest expense on the borrowings incurred to finance the acquisition.

3. ACQUISITION

  On February 24, 1997 the joint venture partners of the Company announced the terms of a cash offer for YEG to be made by Yorkshire Holdings plc, a subsidiary of the Company. The offer was declared wholly unconditional on April 1, 1997. On April 16, 1997 notices were issued by Yorkshire Holdings plc in accordance with section 429 of the Companies Act 1985 to acquire all YEG shares outstanding at the end of the requisite notice period.

  Yorkshire Holdings plc completed its purchase of the shares of YEG during April and May 1997 through payment of cash consideration of (Pounds)1.457 billion ($2.393 billion) and the issuance of loan notes to former YEG shareholders in the amount of (Pounds)22 million ($36 million).

  The acquisition was financed by cash contributions of (Pounds)220 million ($361 million) from each of the joint venture partners, against which shares in the Company were subsequently allotted, and borrowings under a (Pounds)1.140 billion ($1.873 billion) term loan and revolving facility agreement. The term loan and revolving facility agreement provided for a revolving credit facility of (Pounds)50 million ($82 million) and a term loan facility in the aggregate amount of (Pounds)1.090 billion ($1.790 billion).

  Effective July 31, 1997 the term loan and revolving credit facility agreement was replaced with a (Pounds)1.085 billion ($1.782 billion) credit facility. This credit facility consists of two parts which are Facility A (term loan facility) for (Pounds)1.034 billion ($1.699 billion) and Facility B (revolving credit facility) for (Pounds)50 million ($82 million). Facility A is repayable on July 30, 1998. The interest rates on the facilities are based on LIBOR plus a margin which ranges from 0.125% to 0.5% dependent on the time elapsed since the facility became available, plus a defined margin which is based on a bank cost of funds. The facilities contain certain restrictive covenants which include a maximum consolidated net debt to capitalization ratio and minimum earnings to interest ratio. The Company intends to partly repay Facility A, in 1998, through issue, by subsidiaries of the Company, of bonds and preferred securities, the proceeds of which will be loaned to the Company.

  The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations". The purchase price of YEG has been allocated to the underlying assets and liabilities based on estimated fair values at the acquisition date. The acquisition cost exceeded the fair market value of net assets acquired by (Pounds)994 million ($1.630 billion), including (Pounds)17 million ($28 million) of acquisition related costs, and is considered goodwill.

  The net purchase price of (Pounds)1.496 billion ($2.453 billion) was allocated as follows at April 1, 1997 (in millions):

                                                                (Pounds)   $
                                                                -------- ------
   Property, plant and equipment...............................    939    1,540
   Prepaid pension asset.......................................     61      100
   Current assets..............................................    464      761
   Investments.................................................    133      218
   Goodwill....................................................    994    1,630
   Current liabilities.........................................   (367)    (602)
   Other liabilities...........................................   (728)  (1,194)
                                                                 -----   ------
   Purchase price..............................................  1,496    2,453
                                                                 =====   ======

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

     NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

4. BUSINESS RESTRUCTURING CHARGES

  On December 4, 1997, a planned business restructuring was announced. The restructuring will result in the Company's main divisions (electricity distribution and energy supply) becoming self-sufficient businesses. A separate ownership structure will be pursued for the generation business. As a result of the restructuring, approximately 160 positions within the head office and corporate services division will no longer be required. The estimated cost of this restructuring charged to operating expenses is (Pounds)10 million ($16 million). As at December 31, 1997, the actual amount of termination benefits paid was (Pounds)1 million ($2 million) relating to 4 employees.

5. SYSTEM DEVELOPMENT COSTS

  During the nine month period ended December 31, 1996, a (Pounds)24 million ($39 million) charge to earnings was recorded for costs incurred related to information systems development costs pertaining to the opening up of the competitive electricity market in 1998. It is management's opinion that, at this stage in the development of the future commercial and regulatory environment, it would not be prudent to capitalize these costs.

6. INTEREST RATE SWAPS

  As part of its risk management policy, the Company enters into interest rate swap agreements under which counterparties have agreed to pay amounts to the Company equal to variable interest obligations in consideration of amounts payable by the Company equivalent to fixed rates of interest. If the counterparty to the interest rate swap was to default on contractual payments, the Company could be exposed to increased costs related to replacing the original agreement. At December 31, 1997, the Company was party to interest rate swap agreements with a notional value of (Pounds)650 million ($1.068 billion) which were at fixed interest rates varying between 7.13% and 7.50%. Had the Company terminated its interest rate swap agreements on December 31, 1997, it would have incurred a loss of (Pounds)31 million ($51 million).

  In January 1998, the Company issued (Pounds)200 million ($329 million) of 7.25% Eurobonds which are due in 2028 and paid (Pounds)14 million ($23 million) to terminate interest rate swaps with a notional value of (Pounds)200 million ($329 million). The termination payments will be deferred and amortized over the remaining life of the debt instruments being hedged.

  In February 1998, the Company issued $350 million aggregate principal amount of 6.154% Senior Notes due 2003 and $300 million aggregate principal amount of 6.496% Senior Notes due 2008. Upon issuance of these notes, (Pounds)300 million of the above mentioned swaps and (Pounds)100 million new swap agreements were consolidated with cross currency swaps to hedge the currency exposure related to having sterling cash flows and dollar interest payments.

7. EXTRAORDINARY LOSS--WINDFALL TAX

  In July 1997, the British Government announced a "windfall tax" to be applied at that date to companies privatized by floatation and regulated by relevant privatization statutes. A decrease in the UK statutory income tax rate from 33% to 31% was also included in the legislation. The Company recorded an extraordinary loss of (Pounds)134 million ($220 million) for the windfall tax and an income tax benefit as a result of the change in the UK statutory income tax rate of approximately (Pounds)12 million ($20 million) during the quarter ended September 1997. The windfall tax is not deductible for UK corporation tax purposes and is payable in two equal instalments on or before December 1, 1997 and 1998.

                YORKSHIRE POWER GROUP LIMITED AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)

     NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

8. SUBSEQUENT EVENTS

  Following a profits warning issued by Ionica Group plc ("Ionica") in November 1997, the fair value of the Company's investment in Ionica decreased from (Pounds)54 million ($89 million) at April 1, 1997 to (Pounds)30 million ($49 million) at December 31, 1997 and an unrealized loss of (Pounds)18 million ($30 million), net of tax has been recorded. At April 30, 1998, the fair value of the Company's investment in Ionica is valued at (Pounds)19 million ($31 million). This reduction of the fair value has not been included as a charge against earnings as it is not considered that the diminution in value is permanent.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST, YORKSHIRE FINANCE, YORKSHIRE GROUP OR THE UNDER-WRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE TRUST, YORKSHIRE FINANCE OR YORKSHIRE GROUP SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AU-THORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUAL-IFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SO-LICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    4
Enforceability of Civil Liabilities.......................................    4
Presentation of Certain Information and Exchange Rates....................    5
UK Selling Restrictions...................................................    5
Forward Looking Statements................................................    6
Summary...................................................................    7
Risk Factors..............................................................   20
Yorkshire Group and the US Parents........................................   29
Yorkshire Capital Trust I.................................................   32
US Accounting Treatment...................................................   32
Use of Proceeds...........................................................   33
Capitalization............................................................   33
Selected Consolidated Financial Data......................................   34
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   40
Business..................................................................   52
The Electric Utility Industry in Great Britain............................   61
Management................................................................   73
Certain Relationships and Related Transactions............................   75
Security Ownership........................................................   75
Description of the Trust Securities.......................................   76
Description of the Trust Securities Guarantee.............................   88
Description of the Junior Subordinated Debentures.........................   91
Description of the Debentures Guarantee...................................  107
Relationship Among the Trust Securities, the Junior Subordinated
 Debentures, the Trust Securities Guarantee and the Debentures Guarantee..  108
Material Income Tax Considerations........................................  110
ERISA Considerations......................................................  117
Underwriting..............................................................  119
Legal Opinions............................................................  121
Experts...................................................................  121
Nature of Financial Information...........................................  122
Index to Financial Statements.............................................  F-1

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                                  11,000,000

                            8.08% TRUST SECURITIES

                           YORKSHIRE CAPITAL TRUST I

                          (LIQUIDATION AMOUNT $25 PER
                                TRUST SECURITY)

         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY

                                YORKSHIRE POWER
                                 GROUP LIMITED

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                          MORGAN STANLEY DEAN WITTER

                           PAINEWEBBER INCORPORATED

                      PRUDENTIAL SECURITIES INCORPORATED

                             SALOMON SMITH BARNEY

                                 JUNE 3, 1998

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